Form 10-K, Exhibit 13
period 1994-12-31
AIRTOUCH COMMUNICATIONS
filed 1995-03-22
CIK 904255

                                                                  EXHIBIT 13

   -------------------------------------------------------------------------
   SELECTED FINANCIAL DATA, MANAGEMENT'S DISCUSSION & ANALYSIS AND FINANCIAL STATEMENTS
   -------------------------------------------------------------------------

   10  SELECTED FINANCIAL DATA

   11  Summary Consolidated Statements of Income

   11  Summary Consolidated Balance Sheets

   12  Selected Proportionate Results of Operations

   14  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
       FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   26  AIRTOUCH COMMUNICATIONS, INC.
       AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS

   26  Report of Management

   27  Report of Independent Accountants

   28  Consolidated Statements of Income
       for the years ended December 31, 1994, 1993, and 1992

   29  Consolidated Balance Sheets
       as of December 31, 1994 and 1993

   30 Consolidated Statements of Stockholders' Equity for the years ended December 31, 1994, 1993, and 1992

   31  Consolidated Statements of Cash Flows
       for the years ended December 31, 1994, 1993, and 1992

   33  Notes to Consolidated Financial Statements

   56  Supplementary Selected Proportionate Financial Data

- --------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
- --------------------------------------------------------------------------------

CONSOLIDATED AND PROPORTIONATE FINANCIAL RESULTS
- --------------------------------------------------------------------------------

The Company uses consolidation and proportionate principles of accounting to present certain financial information. Proportionate financial information is not required by generally accepted accounting principles ("GAAP") or intended to replace the Consolidated Financial Statements prepared in accordance with GAAP. Under GAAP, the Company consolidates the entities in which it has a controlling interest, and uses the equity method to account for entities when the Company has significant influence but does not have a controlling interest. In contrast, proportionate accounting reflects the Company's relative ownership interests in operating revenues and expenses for both its consolidated and equity method entities.

Because significant assets of the Company are not consolidated, and because of the substantial effect of the formation of certain joint ventures on the year-to-year comparability of the Company's consolidated financial results, the Company believes that proportionate financial and operating data facilitate the understanding and assessment of its Consolidated Financial Statements. For example, domestic cellular proportionate results present the Company's share - its percentage ownership - for all the significant domestic cellular operations, including those joint ventures and partnerships where the Company does not own more than 50 percent. Similarly, total proportionate results show the Company's share of all its significant worldwide operations but exclude certain international investments for which the Company does not receive timely detailed income statements.

FIVE-YEAR FINANCIAL SUMMARY
- --------------------------------------------------------------------------------

The following table sets forth selected consolidated financial data of the Company for each of the five years in the period ended December 31, 1994. The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and related Notes appearing elsewhere herein.

The selected consolidated financial data at December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, have been derived from the Consolidated Financial Statements included elsewhere herein and audited by Coopers & Lybrand as set forth in their report also included elsewhere herein. The selected consolidated financial data for the year ended December 31, 1991 has been derived from audited Consolidated Financial Statements not included herein. The selected consolidated financial data as of December 31, 1990 has been derived from unaudited Consolidated Financial Statements not included herein.

  ------------------------------------------------------------------------------
  SELECTED FINANCIAL DATA
  ------------------------------------------------------------------------------

  AIRTOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES CONSOLIDATED FIVE-YEAR FINANCIAL SUMMARY

  SUMMARY CONSOLIDATED STATEMENTS OF INCOME
  ------------------------------------------------------------------------------

                                                                        For the Year Ended December 31,
                                                           ---------------------------------------------------------
  (Dollars in millions, except per share amounts)               1994        1993(a)     1992        1991(a)     1990
  ------------------------------------------------------------------------------------------------------------------
  Operating revenues                                       $ 1,235.4    $1,057.7     $ 880.2     $ 781.1    $  699.6
  Total operating expenses                                   1,162.8       929.5       784.3       644.5       532.9
  ------------------------------------------------------------------------------------------------------------------
  Operating income                                              72.6       128.2        95.9       136.6       166.7
  Interest expense                                             (10.3)      (22.1)      (52.9)      (37.6)      (21.7)
  Minority interests in net income of consolidated
   wireless systems                                            (16.3)      (46.4)      (45.5)      (45.2)      (38.1)
  Equity in net income (loss) of unconsolidated
   wireless systems:
    Domestic                                                   125.4        70.4        41.1        15.5         5.3
    International                                              (14.7)      (37.5)      (38.5)      (21.4)      (11.2)
  Other income                                                  49.7        15.3        14.3        45.0         0.7
  ------------------------------------------------------------------------------------------------------------------
  Income before income taxes, extraordinary item,
   and cumulative effects of accounting changes                206.4       107.9        14.4        92.9       101.7
  Income taxes                                                 108.3        67.8        24.5        49.8        51.7
  ------------------------------------------------------------------------------------------------------------------
  Income (loss) before extraordinary item and
   cumulative effects of accounting changes                     98.1        40.1       (10.1)       43.1        50.0
  Extraordinary item: loss from retirement of debt,
   net of income tax benefit of $5.1                              --          --        (7.6)         --          --
  Cumulative effect of accounting change for
   postretirement costs in 1993, net of income
   tax benefit of $3.5, and income taxes in 1992                  --       ( 5.6)       27.9          --          --

  ------------------------------------------------------------------------------------------------------------------
  Net income                                               $    98.1    $   34.5     $  10.2     $  43.1    $   50.0
  ==================================================================================================================
  Income (loss) per share before extraordinary item
   and cumulative effects of accounting changes            $    0.20    $   0.09     $ (0.02)    $  0.10    $   0.12
  ==================================================================================================================
  Weighted average shares outstanding (In millions)            493.4       429.6       424.0       424.0       424.0
  ==================================================================================================================

  SUMMARY CONSOLIDATED BALANCE SHEETS
  ------------------------------------------------------------------------------------------------------------------
                                                                            December 31,
                                                --------------------------------------------------------------------
  (Dollars in millions)                              1994           1993(a)       1992           1991(a)        1990
  ------------------------------------------------------------------------------------------------------------------
  Total assets                                  $ 4,488.0      $ 4,076.7      $2,371.1       $1,900.1      $ 1,433.2
  Total long-term obligations(b)                $   130.1      $    78.9      $  257.3       $  276.0      $   225.1
  Total stockholders' equity                    $ 3,459.6      $ 3,337.3      $  752.1       $  635.2      $   644.6
  Working capital (deficit)                     $   736.5      $ 1,346.8      $ (698.4)      $ (426.3)     $  (147.4)
  Capital expenditures, excluding acquisitions
    and capital calls(c)                        $   408.7      $   225.9      $  231.0       $  230.2      $   241.3
  ------------------------------------------------------------------------------------------------------------------

(a) The Company contributed net cellular assets totaling $206.0 million to the CMT Partners joint venture in 1993 and net cellular assets totaling $330.0 million to the New Par joint venture in 1991. The effect of these transactions was a reduction in the individual asset, liability, and income statement accounts and the reporting of income and expense associated with these assets in the line item entitled "Equity in net income (loss) of unconsolidated wireless systems: Domestic." See Note F, "Joint Ventures and Acquisitions," in the Consolidated Financial Statements for further information.

(b) Includes the current portion of long-term debt.

(c) For the year ended December 31.

- -------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
- -------------------------------------------------------------------------------
SELECTED PROPORTIONATE RESULTS OF OPERATIONS
- -------------------------------------------------------------------------------

The following table is not required by GAAP or intended to replace the Consolidated Financial Statements prepared in accordance with GAAP. It is presented to provide supplemental data. The Company believes that proportionate financial and operating data facilitate the understanding and assessment of its Consolidated Financial Statements.

AIRTOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES PROPORTIONATE FINANCIAL
INFORMATION

TOTAL COMPANY
- -----------------------------------------------------------------------------------------------------------------
                                                                     For the Year Ended December 31,
                                                         --------------------------------------------------------
OPERATING RESULTS (Dollars in millions)                       1994                   1993                    1992
- -----------------------------------------------------------------------------------------------------------------
Total proportionate net operating revenues(1)            $ 1,781.3               $1,226.1                $  873.2
Total proportionate operating income(1)                  $   171.5               $   97.6                $   11.3
Total proportionate operating cash flow (1)(2)           $   506.1               $  351.5                $  191.5
                                                                               December 31,
                                                         --------------------------------------------------------
OPERATING DATA (In thousands)                                 1994                   1993                    1992
- -----------------------------------------------------------------------------------------------------------------
Total proportionate cellular POPs (3)(6)                    99,508                 75,290                  69,468
Total proportionate cellular subscribers (7)                 1,948                  1,206                     779
Total proportionate paging units in service                  1,647                  1,269                     899
PROPORTIONATE CELLULAR OPERATIONS
- -----------------------------------------------------------------------------------------------------------------
                                                                     For the Year Ended December 31,
                                                         --------------------------------------------------------
DOMESTIC OPERATING RESULTS (Dollars in millions)              1994                   1993                    1992
- -----------------------------------------------------------------------------------------------------------------
Service and other revenues                               $ 1,149.6                $ 892.0                $  699.4
Equipment sales                                               74.6                   40.2                    24.8
Cost of equipment sales                                      (82.0)                 (42.2)                  (23.9)
- -----------------------------------------------------------------------------------------------------------------
Net operating revenues                                     1,142.2                  890.0                   700.3
- -----------------------------------------------------------------------------------------------------------------
Cost of revenues                                             126.0                  116.3                    98.7
Selling, general, administrative and other expenses          537.2                  394.1                   322.5
Depreciation expense                                         163.5                  147.0                   109.0
Amortization expense                                          22.2                   17.7                    15.1
- -----------------------------------------------------------------------------------------------------------------
Total costs and expenses                                     848.9                  675.1                   545.3
- -----------------------------------------------------------------------------------------------------------------
Operating income                                         $   293.3                $ 214.9                $  155.0
=================================================================================================================
Operating cash flow(2)                                   $   479.0                $ 379.6                $  279.1
Operating cash flow margin                                    41.9%                  42.7%                   39.9%
Capital expenditures, excluding acquisitions             $   296.7                $ 198.4                $  199.8
                                                                               December 31,
                                                         --------------------------------------------------------
OPERATING DATA  (In thousands)                                1994                   1993                    1992
- -----------------------------------------------------------------------------------------------------------------
Domestic:      Total POPs(3)                                35,390                 34,889                  34,121
               Proportionate subscribers                     1,560                  1,046                     744
International: Total POPs (3)(6)                            64,118                 40,401                  35,347
               Proportionate subscribers (4)(7)                388                    160                      35
- -----------------------------------------------------------------------------------------------------------------

(See footnotes on page 13)
12

- --------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
- --------------------------------------------------------------------------------



   PAGING OPERATIONS
   -----------------------------------------------------------------------------------------------------------------
                                                                         For the Year Ended December 31,
                                                              ------------------------------------------------------
   DOMESTIC OPERATING RESULTS(5)  (Dollars in millions)          1994                   1993                    1992
   -----------------------------------------------------------------------------------------------------------------
   Service and other revenues                                 $ 183.5                $ 145.7                $  113.5
   Equipment sales                                               43.4                   35.2                    22.2
   Cost of equipment sales                                      (38.0)                 (31.9)                  (19.2)
   -----------------------------------------------------------------------------------------------------------------
   Net operating revenues                                       188.9                  149.0                   116.5
   -----------------------------------------------------------------------------------------------------------------
   Total operating expenses before depreciation and
     amortization expense                                       122.5                   98.7                    74.0
   Depreciation and amortization expense                         36.8                   30.6                    26.3
   -----------------------------------------------------------------------------------------------------------------
   Operating income                                           $  29.6                $  19.7                $   16.2
   =================================================================================================================
   Operating cash flow(2)                                     $  66.4                $  50.3                $   42.5
   Operating cash flow margin                                    35.2%                  33.8%                   36.5%
   Capital expenditures, excluding acquisitions               $  61.3                $  53.4                $   42.9
                                                                                   December 31,
                                                              ------------------------------------------------------
   OPERATING DATA  (In thousands)                                1994                   1993                    1992
   -----------------------------------------------------------------------------------------------------------------
   Domestic:     Units in service(5)                            1,525                  1,167                     821
   International:   Proportionate units in service(4)             122                    102                      78
   -----------------------------------------------------------------------------------------------------------------

(1) Total proportionate results do not include certain international investments and some small domestic cellular investments for which the Company does not have timely detailed income statements. Net loss associated with these international investments was approximately $6.3 million for the year ended December 31, 1994.

(2) Operating cash flow is defined as operating income plus depreciation and amortization and is not the same as cash flow from operating activities in the Company's Consolidated Statements of Cash Flows. Proportionate operating cash flow represents the Company's ownership interest in the respective entities multiplied by the entities' operating cash flow. As such, proportionate operating cash flow does not represent cash available to the Company.

(3) POPs are the estimated market population multiplied by the Company's ownership interest in that market and includes markets in which the networks are under construction.

(4) Reflects total subscribers of all cellular systems and total units in service of all paging systems outside the United States in which the Company owns an interest multiplied by the Company's ownership interest.

(5) Domestic paging is wholly owned by the Company.

(6) Year-end 1994 data includes POPs for Italy, Spain, South Korea and the Kyushu and Chugoku regions of Japan, where licenses are currently being finalized or the systems are under construction. Excluding Spain, where the license was awarded but not yet finalized, international POPs would be 57,948,000 and total proportionate POPs would be 93,338,000.

(7) 1994 data reflects the Company's 25% ownership interest in Belgium and an increase in the Company's ownership interest in Germany from 29.2% to 32.7%.

   -----------------------------------------------------------------------------
   MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
   -----------------------------------------------------------------------------

   GENERAL

   The following discussion is intended to assist in the understanding and assessment of significant changes and trends related to the results of operations and financial condition of AirTouch Communications, Inc., together with its consolidated subsidiaries and partnerships (the "Company"). This discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and Notes.

   Under generally accepted accounting principles ("GAAP"), the Company reports revenues and expenses in its consolidated income statement for each subsidiary and partnership in which it has a controlling interest. The Company uses the equity method to account for the operating results of entities over which the Company has significant influence but in which it does not have a controlling interest. See Note A, "Summary of Significant Accounting Policies," in the Notes to the Consolidated Financial Statements. A discussion of the Company's domestic cellular results of operations on a proportionate basis follows the GAAP presentation in "Proportionate Results of Domestic Cellular Operations." Proportionate accounting is not required by GAAP or intended to replace the Consolidated Financial Statements prepared in accordance with GAAP.

   RESULTS OF OPERATIONS

   The following discussions compare the results of operations for the years ended December 31, 1994, 1993 and 1992. The Company cannot assess the future impact of the Company's joint venture with U S WEST ("ATI/USW") on the Company's results of operations due to the uncertain timing of the phases of the transaction. Additionally, the Company is unable to estimate the impact that the ATI/USW's joint venture with Bell Atlantic and NYNEX will have on the Company's future results of operations, given the early stage of development for domestic broadband personal communications services ("PCS"). See Note F "Joint Ventures and Acquisitions - U S WEST Joint Venture, and Bell Atlantic/NYNEX Consortium," in the Notes to
   Consolidated Financial Statements.

   CMT PARTNERS AND NORDICTEL

   While net income is comparable, consolidated cellular service revenues and operating expenses for 1994 are not comparable to 1993 and 1992. Until the formation of the Company's partnership with McCaw ("CMT Partners") on September 1, 1993, the San Francisco/San Jose cellular system was consolidated. Once formed, the Company used the equity method of accounting to report CMT Partners' results. If the revenues and expenses from such system were not included in the 1993 and 1992 consolidated amounts, the Company's operating revenues would have increased by 32.9% in 1994 and 30.1% in 1993, and operating expenses would have increased by 36.2% in 1994 and 24.4% in 1993. Hereafter, the discussions are based on 1993 and 1992 amounts as adjusted to give retroactive effect to the adoption of equity accounting for CMT Partners.

   Additionally, the comparability of operating revenue and operating expenses is affected by NordicTel Holdings AB ("NordicTel") which was acquired in October 1993. In 1993, operations for NordicTel were included in Consolidated Financial Statements for three months, while in 1994 operations were included for the entire year.

   OPERATING REVENUES

   The following table sets forth the components of the Company's operating revenues for each of the last three years.
   -----------------------------------------------------------------------------

    ---------------------------------------------------------
                              For the Year Ended December 31,
                              -------------------------------
    (Dollars in millions)          1994      1993       1992
    ---------------------------------------------------------
                                              Proforma(a)
                                          -------------------
    Wireless services and
     other revenues:
      Cellular service        $   884.9   $ 661.7    $ 518.2
      Paging service              188.0     148.7      117.9
      Vehicle location
       service                      6.2       4.0        2.4
      Other revenues               59.9      46.9       32.4
    --------------------------------------------------------
                                1,139.0     861.3      670.9
    Cellular and paging
     equipment sales               96.4      68.2       43.5
    --------------------------------------------------------
    Operating revenues        $ 1,235.4   $ 929.5    $ 714.4
    --------------------------------------------------------

(a) Adjusted to give effect to the adoption of the equity method of accounting for CMT Partners; see "CMT Partners and NordicTel."

   ----------------------------------------------------------------------------
   MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
   ----------------------------------------------------------------------------

   CELLULAR SERVICE

   Cellular service revenues primarily consist of air time, access fees, and in-bound roaming charges. Cellular service revenues increased by 33.7% from 1993 to 1994 and 27.7% from 1992 to 1993. The number of domestic subscribers grew by 49.3%, and 42.1%, while the average revenue per subscriber declined 10.3%, and 8.0%, from 1993 to 1994 and from 1992 to 1993, respectively. NordicTel comprised 3.2% and 0.1% of cellular revenues in 1994 and 1993, respectively.

   The increase in cellular service revenues in both 1994 and 1993 was primarily due to continued domestic subscriber growth. Domestic subscribers are customers in the Company's six managed markets: Los Angeles, Atlanta, Sacramento, San Diego, Wichita, and Topeka. The 1994 increase is attributable to the penetration of the domestic consumer market particularly during the last half of the year. The growth was achieved through advertising, increasing the number of distribution points, new sales channels and the availability of low-cost handsets and service plans designed to meet the needs of less frequent users. The consumer market is the fastest growing segment of the subscriber base.

   The increase in cellular service revenues did not keep pace with subscriber growth primarily because of declining average revenue per subscriber. The change in the customer mix between the business and consumer segments of the subscriber base is the primary reason average revenue per subscriber has continued to decline. New consumer customers typically use their phones less than business subscribers, resulting in lower average revenue per subscriber. The Company expects that average revenue per subscriber will follow the industry trend and continue to decline as it adds new subscribers. Since much of the subscriber growth occurred late in 1994, increases in revenues from the new subscribers is expected to be realized more fully during 1995. The Company expects the rate of growth for new subscribers to decline as more customers are acquired, primarily due to the increasing size of the customer base.

   PAGING SERVICE

   Paging service revenues primarily consist of paging service charges and rentals of paging units in the United States and, to a small extent, Thailand. Paging service revenues increased 26.4% in 1994 and 26.1% in 1993, as compared to the previous year. Such increases in paging service revenues primarily resulted from 30.7% and 42.1% increases in the number of domestic paging units in service in 1994 and 1993, respectively, as compared to the previous year. The increases in domestic paging units in service reflect increased penetration in existing markets, primarily through successful retail and reseller pager sales programs, and an acquisition of new paging operations during 1993.

   The effect of the growth in paging units in service on revenues was offset in part by a decrease in the average revenue per paging unit, due to an increase in customer-owned and maintained units (i.e., a corresponding loss in lease and maintenance revenues) as pager prices declined, and reduced contract prices to match competition. Late in 1994, the Company expanded its paging operations to five new cities: Cincinnati, Cleveland and Columbus, Ohio; Chicago, Illinois; and Denver, Colorado. Revenue from start-up of operations in these cities is expected during 1995. The Company expects that average revenue per paging unit will follow the industry trend, and continue to decline as it adds new units.

   The increase between 1992 and 1993 was partially due to the purchase of Front Page, which added approximately 22,000 units. With the acquisition of Front Page, the Company entered the Salt Lake City paging market and expanded its existing substantial customer base in northern California, San Diego, Los Angeles, Phoenix, and Tucson.

   -----------------------------------------------------------------------------
   MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
   -----------------------------------------------------------------------------

   CELLULAR AND PAGING EQUIPMENT

   Equipment sales consist of revenues from sales of cellular telephones and pagers. Equipment sales are not a primary part of the Company's cellular and paging businesses. Equipment sales increased 41.3% from 1993 to 1994 and 56.8% from 1992 to 1993. The increase in equipment sales in both 1994 and 1993 was attributable to the availability of low-cost handsets. However, the revenue from increased number of handsets sold was offset by the declining selling price. Despite significant increases in revenues for equipment sales, gross margins have declined as the Company sold cellular telephones at or below cost in order to meet competition. The Company expects contribution margins of equipment sales to remain negative as it responds to competitive market pressure.

   OPERATING EXPENSES

   The following table sets forth the components of the Company's operating expenses for each of the last three years.

    ------------------------------------------------------------
                                 For the Year Ended December 31,
                                 -------------------------------
    (Dollars in millions)              1994      1993       1992
    ------------------------------------------------------------
                                                 Proforma(a)
                                              ------------------
    Cost of revenues              $   155.9   $ 127.7    $ 121.3
    Cost of cellular and
     paging equipment sold             99.2      67.5       39.9
    Selling and customer
     operations expenses              389.8     263.1      222.8
    General, administrative,
     and other expenses               312.6     235.9      177.3
    Depreciation and
     amortization                     205.3     159.5      124.8
    ------------------------------------------------------------
    Total operating
     expenses                     $ 1,162.8   $ 853.7    $ 686.1
    ------------------------------------------------------------

(a) Adjusted to give effect to the adoption of the equity method of accounting for CMT Partners; see "CMT Partners and NordicTel."

    COST OF REVENUES

    Cost of revenues primarily consists of interconnection charges with wireline telephone companies for cellular and paging operations, other network-related expenses, and equipment costs for credit-card verification terminals. Costs associated with credit-card verification terminals amounted to 6.3%, 5.5%, and 4.3% of the cost of revenues for 1994, 1993 and 1992, respectively. Cost of revenues as a percentage of wireless services and other revenues was 13.0%, 14.2% and 17.6% for 1994, 1993 and 1992, respectively, after eliminating amounts related to credit-card verification terminals.

    Interconnection costs have variable and fixed components. The variable portion directly relates to the number of calls, and therefore costs increase as more calls occur. However, the fixed interconnection costs remain constant over a given volume of calls, resulting in economies of scale. Accordingly, the declines reflect these economies as well as effective cost management and technical efficiencies, partially offset by costs related to paging system capacity expansion, and the effects of acquiring NordicTel. NordicTel comprised 4.3% and 0.3% of cost of revenues for 1994 and 1993, respectively. Cost of revenues is expected to continue to decline as a percentage of wireless services and other revenues.

    SELLING AND CUSTOMER OPERATIONS EXPENSES

    Selling and customer operations expenses primarily consist of compensation to sales channels, salaries, wages, and related benefits for sales and customer service personnel, and billing, advertising, and promotional expenses. As a percentage of operating revenues, these expenses were 31.6%, 28.3%, and 31.2% in 1994, 1993, and 1992, respectively. NordicTel comprised 7.7% and 1.3% of selling and customer operations expenses for 1994 and 1993, respectively.

   ----------------------------------------------------------------------------
   MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
   ----------------------------------------------------------------------------

   The 1994 increase reflects aggressive growth strategies employed primarily during the second half of the year to attract new domestic cellular subscribers. As a result, the Company experienced increases in commissions paid for new cellular subscribers, and advertising and other promotional expenses associated with new marketing efforts. A large portion of these costs were incurred during the fourth quarter. However, the acquisition cost per net domestic cellular subscriber gain declined by 20.1% from 1993 to 1994, and 24.0% from 1992 to 1993. This decline is expected to continue as new subscribers are acquired, since distribution costs have significant fixed components and certain commission rates are based on the declining average revenue per subscriber.

   Customer operations during 1994 were expanded to support the significant customer growth. To meet the needs of a growing customer base, a new customer support system is under development to significantly improve the handling of customer calls. Once the system is fully operational, the Company expects the increase in the cost of customer operations expenses to grow at a lesser rate. Additionally, the Company expects to invest in billing systems to support subscriber growth, as well as new cellular products and services. This investment is not expected to result in higher per subscriber costs.

   However, the total selling and customer operations expenses are expected to increase as a percentage of operating revenues as the Company continues its promotional programs and marketing efforts to increase the number of subscribers and invests in more efficient customer support and billing systems.

   The decrease in these expenses as a percentage of operating revenue, between 1992 and 1993, was primarily attributable to increased revenues from the larger subscriber base and cost containment initiatives particularly in the Company's domestic billing operations. This was partially offset by an increase in agent commissions resulting from the increase in new cellular subscribers and the increase in marketing and promotional expenses that commenced in late 1992.

   GENERAL, ADMINISTRATIVE, AND OTHER EXPENSES

   General, administrative, and other expenses primarily consist of salaries, wages and related benefits for general and administrative personnel, international license application costs, and other overhead expenses. As a percentage of operating revenues, general, administrative, and other expenses were 25.3%, 25.4%, and 24.8% in 1994, 1993, and 1992, respectively. NordicTel comprised 6.2% and 0.8% of general, administrative, and other expenses for 1994 and 1993, respectively.

   On April 1, 1994, the Company was spun-off ("spin-off") from Pacific Telesis Group ("Telesis"). Approximately 5% of general, administrative, and other expenses in 1994 related to additional expenses for certain corporate functions previously provided by Telesis. Other increases from 1993 to 1994 were primarily due to costs related to research and development, the costs associated with developing and acquiring foreign licenses, an increase in bad debt expense due to the larger subscriber base, expenses for NordicTel, and legal expenses for defending several antitrust suits brought against the Company and other cellular operators. The Company expects to continue to incur costs defending itself against these actions, but does not expect these costs to be significant to its financial position. The increases were partially offset by higher billing of shared joint costs for developing and acquiring foreign licenses with international joint ventures, and capitalized license costs. Additionally, cost containment efforts at AirTouch Teletrac included reducing staff by 30% to approximately 200 employees. General, administrative, and other expenses are expected to decline as a percentage of operating revenue.

   -----------------------------------------------------------------------------
   MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
   -----------------------------------------------------------------------------

   The increase in 1993 from 1992 was primarily due to organizational and other costs associated with the spin-off. In 1993, the Company provided approximately $9.2 million ($5.0 million after tax) in reserve for spin-off related expenses. The reserve was substantially utilized during 1994. Costs incurred relate to expenditures for changing the Company's corporate identity, for physical assets, legal, and other expenses associated with the spin-off. Other increases were for start-up expenses related to the development of wireless data services. This, combined with the costs of supporting the Company's growth, including entry into new business opportunities, caused the general, administrative, and other expenses to increase as a percentage of operating revenues.

   DEPRECIATION AND AMORTIZATION

   Depreciation and amortization primarily consist of depreciation expense on the Company's domestic cellular and paging networks, as well as amortization of intangibles such as Federal Communications Commission ("FCC") license costs and goodwill. Depreciation and amortization as a percentage of operating revenues was 16.6%, 17.2%, and 17.5% in 1994, 1993, and 1992,
   respectively. NordicTel comprised 8.4% and 1.3% of depreciation and amortization for 1994 and 1993, respectively.

   As a percentage of operating revenue, the decline between 1994 and 1993 is primarily the result of economies of scale as more subscribers are added to the existing network. The increase in the amount of depreciation and amortization expense in both 1994 and 1993 mainly reflects increased capital investment in the Company's domestic cellular and paging networks.

   The Company is currently deploying CDMA (Code Division Multiple Access) equipment in the northern Los Angeles area, and plans to commence commercial services by mid-1995. Completion of the remaining build-out in Los Angeles is expected during 1996. Since this represents the initial deployment of the CDMA digital technology, there can be no assurance that it will be commercially successful. Additionally, the Company must continue its current investment in its analog network in order to support the subscriber growth and to maintain the quality of the existing service. More importantly, both analog and digital technological standards will coexist and appear seamless to the customer. Accordingly, both technologies will continue to serve the existing and future customer base. However, the Company expects the investment in digital technology will continue to increase, and eventually pass and replace the investment in analog technology.

   The planned deployment of digital technology in the Company's domestic cellular markets is expected to have minimal impact on depreciation expense. Additionally, the Company expects to make a change in the accounting estimate for the useful lives of certain analog assets from seven to ten years in 1995, which is expected to improve 1995 net income by approximately $15 million to $25 million. Depreciation and amortization is expected to continue to decline as a percentage of operating revenues.

   NON-OPERATING INCOME (EXPENSE)

   The following table sets forth the components of the Company's non-operating income (expense) for each of the last three years.



   ---------------------------------------------------------
                             For the Year Ended December 31,
                             -------------------------------
    (Dollars in millions)          1994      1993       1992
    --------------------------------------------------------
                                             Proforma(a)
                                          ------------------
    Interest income             $  54.7   $  11.4    $  12.5
    ========================================================
    Interest expense            $ (10.3)  $ (21.3)   $ (51.7)
    ========================================================
    Minority interests
     in net income
     of consolidated
     wireless systems           $ (16.3)  $ (25.5)   $ (17.3)
    ========================================================
    Equity in net income
     (loss) of unconsolidated
     wireless systems:
      Domestic                  $ 125.4   $ 101.5    $  79.7
    International               $ (14.7)  $ (37.5)   $ (38.5)
    ========================================================

(a) Adjusted to give effect to the adoption of the equity method of accounting for CMT Partners; see "CMT Partners and NordicTel."

   ----------------------------------------------------------------------------
   MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
   -----------------------------------------------------------------------------

   INTEREST

   Interest expense in 1994 is primarily due to debt incurred by NordicTel and bank promissory notes in Japan. The debt outstanding for NordicTel was $97.5 million and $50.1 million at December 31, 1994 and 1993, respectively. See Note H, "Debt and Credit Facilities - Long-term Debt," in the Notes to Consolidated Financial Statements. In 1993, the Company used the $1,179.8 million of equity contributions received from Telesis to substantially eliminate its indebtedness to a Telesis subsidiary, PacTel Capital Resources ("PTCR"). As a result, interest expense decreased $30.4 million in 1993 when compared to 1992.

   In 1994, interest income is primarily from the earnings on investments of held-to-maturity, and available-for-sale securities purchased with the proceeds of the Company's initial public offering ("IPO") in December 1993.

   Interest expense and income during each of the periods presented will not be indicative of 1995. The Company will utilize the proceeds from the IPO by mid-1995, and will need additional funding thereafter. See "Liquidity and Capital Resources."

   MINORITY INTERESTS IN NET INCOME OF CONSOLIDATED WIRELESS SYSTEMS

   The minority partners' portions of net income in consolidated partnerships and corporations are reported as "Minority interests in net income of consolidated wireless systems." The decrease for 1994 is primarily the result of operating losses incurred by NordicTel.

   EQUITY IN NET INCOME (LOSS) OF UNCONSOLIDATED WIRELESS SYSTEMS

   DOMESTIC. Domestic equity earnings increased in 1994 and 1993 over the prior year period primarily as a result of the increased earnings of CMT Partners and New Par.

   INTERNATIONAL. The improvement for international unconsolidated wireless systems was primarily due to the reduction of equity losses in 1994 when compared to 1993. The improvement can be attributed to the profitability of Mannesmann Mobilfunk GmbH ("MMO") and reduced losses in Portugal, partially offset by losses from Japan operations, losses from Belgium operations acquired during the year, and by the costs of start-up joint ventures which acquired new licenses in Italy and South Korea. The improvement in international equity losses in 1993 was primarily due to lower losses incurred by MMO, partially offset by higher losses for cellular operations in Portugal and cellular systems under construction in Japan, and paging systems in Portugal and Spain.

   The international equity losses were partially offset by tax benefits of $27.3 million, $20.7 million, and $32.0 million in 1994, 1993, and 1992, respectively, recognized as a result of the adoption of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." See "Income Taxes." The Company expects that its international equity earnings in 1995 will be negatively affected by substantial operating losses associated with construction and build-out of new cellular systems in Italy, South Korea, and Spain.

   In 1994, the tax benefit related to international equity investments was $27.3 million, and approximately 90% ($24.7 million) is attributable to the tax benefits recorded by the Company's investment in the three cellular networks in Japan for their net operating losses ("NOLs"). These tax benefits for equity method investees are shown in the "Equity in net income (loss) of unconsolidated wireless systems: International" on the consolidated statements of income. These tax benefits are recorded as an asset that represents the future realization to be gained by deducting the current operating losses from future taxable income. While the Company believes that it is more likely than not that the recorded deferred tax benefits will be fully realized, there can be no

   -----------------------------------------------------------------------------
   MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
   -----------------------------------------------------------------------------

   assurance that this will happen as certain factors beyond control of the joint ventures and the Company, such as worsening local economic conditions and increasing competition, can affect future levels of taxable income.

   MMO had accumulated NOLs of approximately $265.9 and $384.6 million of which the Company's share was approximately $86.9 and $109.5 million in 1994 and 1993, respectively. The Company's share of MMO's 1994 net income was approximately $19 million. The Company and MMO believe it is more likely than not that MMO will continue to generate sufficient income to utilize its accumulated NOLs by early 1996.

   Since the Company does not hedge the net income of international equity earnings, fluctuations in currency exchange rates will affect equity earnings and losses from the Company's international ventures. For example, a significant weakening against the dollar of the currency of a country in which the Company's venture is generating net income would adversely affect the Company's results.

   INCOME TAXES

   The Company's income tax expenses and effective tax rates for 1994, 1993, and 1992 were $108.3 million (52.5%), $67.8 million (62.8%), and $24.5 million
   (170.1%), respectively. The effective tax rates for all such periods were primarily affected by the international equity losses of unconsolidated wireless systems. See Note K, "Income Taxes," in the Notes to Consolidated Financial Statements for a detailed reconciliation of the effective tax rates to statutory rates. At December 31, 1994, the Company had net deferred tax assets of $41.1 million and deferred tax liabilities of $212.7 million. A valuation allowance of $10.5 million has been provided for deferred tax assets. The Company believes that it is more likely than not that the future benefits from the remaining deferred tax assets will be realized in full.

   In August 1993, the United States government enacted the Omnibus Budget Reconciliation Act of 1993, which incorporates new business tax provisions. These include an increase in the corporate tax rate from 34% to 35% retroactive to January 1, 1993. The Company's adjustment for the change in tax rate reduced net income by $4.4 million in 1993.

   OTHER ITEMS AFFECTING THE RESULTS OF OPERATIONS

   START-UP COSTS

   In connection with the eleven broadband PCS licenses the Company's partnership recently won, the Company will incur start-up expenses that, at least in the short-term, are expected to have a dilutive effect on the Company's future earnings. See "Liquidity and Capital Resources."

   COST OF FRAUD

   Like most other carriers, the Company experiences fraud in its cellular markets. Costs of fraud include variable interconnect costs, capacity costs, administrative costs, costs related to preventive measures, and payments to other carriers for unbillable fraudulent roaming activity. The Company is unable to quantify all of the costs associated with fraud. The incidence of cellular telephone fraud is generally increasing, particularly in the Los Angeles market. The Company tracks the percentage of fraudulent minutes of use and excludes the related revenues from cellular revenues and related receivables. The Company will continue to develop and invest in anti-fraud measures to prevent cellular fraud.

   ---------------------------------------------------------------------------
   MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
   ---------------------------------------------------------------------------

   TELETRAC

   Teletrac (including International Teletrac Systems) reported pre-tax losses of $26.1 million, $41.6 million, and $49.1 million during 1994, 1993, and 1992, respectively. In its current mode of operations, the Company does not expect Teletrac's operations to be profitable for the foreseeable future. In February 1994, the Company reduced Teletrac's staff by 30% to approximately 200 employees. The Company intends to continue cost containment to minimize Teletrac's operating losses and does not intend to expand Teletrac's operations significantly unless the Company expects Teletrac's current or future services will achieve a higher level of commercial acceptance. The Company is evaluating its alternatives, from considering other commercial applications of Teletrac's technology and radio location spectrum to determining Teletrac's fit within the Company's long-term investment objectives. The Company expects the FCC to issue rules for Location and Monitoring Systems shortly. Licenses not built-out by April 1996 will be forfeited. See Note Q, "Subsequent Events," in the Notes to Consolidated Financial Statements for further discussion of Teletrac regulatory matters.

   PROPORTIONATE RESULTS OF DOMESTIC CELLULAR OPERATIONS

   The following table is not required by GAAP or intended to replace the Consolidated Financial Statements prepared in accordance with GAAP. It is presented to provide supplemental data. However, because significant assets of the Company are not consolidated, and because of the substantial effect of the formation of certain joint ventures on the year-to-year comparability of the Company's consolidated financial results, the Company believes that proportionate financial and operating data facilitate the understanding and assessment of its Consolidated Financial Statements. The following proportionate accounting table reflects the relative weight of the Company's ownership interests in its consolidated domestic cellular subsidiaries and in New Par (Ohio/Michigan), Cellular Communications, Inc. (Ohio and Michigan), and CMT Partners (California, Texas, Missouri, and Kansas).

   SELECTED PROPORTIONATE DOMESTIC CELLULAR OPERATING DATA


   OPERATING RESULTS        For the Year Ended December 31,
                            -------------------------------
   (Dollars in millions)          1994       1993      1992
   --------------------------------------------------------
   Service and other
     revenues                 $1,149.6    $ 892.0   $ 699.4
   Equipment sales                74.6       40.2      24.8
   Cost of equipment sales       (82.0)     (42.2)    (23.9)
   --------------------------------------------------------
   Net operating revenues      1,142.2      890.0     700.3
   --------------------------------------------------------
   Cost of revenues              126.0      116.3      98.7
   Selling, general
     and administrative
     expenses                    537.2      394.1     322.5
   Depreciation and
     amortization                185.7      164.7     124.1
   --------------------------------------------------------
   Total operating
     expenses                    848.9      675.1     545.3
   --------------------------------------------------------
   Operating income           $  293.3    $ 214.9   $ 155.0
   ========================================================
   Operating cash flow(1)     $  479.0    $ 379.6   $ 279.1
   ========================================================
   Capital expenditures,
     excluding
     acquisitions             $  296.7    $ 198.4   $ 199.8
   ========================================================



   OPERATING DATA                       December 31,
                              -----------------------------
   (In thousands)                 1994       1993      1992
   --------------------------------------------------------
   POPs(2)                      35,390     34,889    34,121
   Proportionate cellular
     subscribers(3)              1,560      1,046       744
   --------------------------------------------------------

(1) Operating cash flow is defined as operating income plus depreciation and amortization and is not the same as cash flow from operating activities in the Company's Consolidated Statements of Cash Flows. Proportionate operating cash flow represents the Company's ownership interest in the respective domestic cellular entities multiplied by the entities' operating cash flow. As such, proportionate operating cash flow does not represent cash available to the Company.

(2) POPs are the estimated market population multiplied by the Company's ownership interest in the cellular system in that market.

(3) Cellular subscriber data includes only those cellular systems that are included in the operating results shown in Selected Proportionate Domestic Cellular Operating Data multiplied by the Company's ownership interest.

   -----------------------------------------------------------------------------
   MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
   -----------------------------------------------------------------------------

   The overall comparison between 1994, 1993, and 1992 reflects the increase of operating income of 36.5% in 1994 and 38.6% in 1993, which is attributable to the growth of 49.1% and 40.6% in the number of subscribers from 1993 to 1994, and from 1992 to 1993, respectively.

   Cellular service and other revenues increased 28.9% from 1993 to 1994, and 27.5% from 1992 to 1993. In 1994, growth strategies were directed at the consumer market to attract new domestic subscribers. This program was in effect throughout 1994 for CMT Partners and New Par, and during the second half of the year for its consolidated markets. Increases in cellular service revenues have not kept pace with subscriber growth because of declining average revenue per subscriber, which is primarily due to the change in customer mix between the business and consumer segments of the subscriber base. The penetration into the consumer cellular market is due to the availability of low-cost handsets and service plans designed to meet the needs of less frequent users. New consumer customers typically use their phones less often, which generates less average revenue per subscriber than business subscribers. In 1993, fixed-term discount plans and various promotional programs reduced customer disconnects in all of the Company's cellular markets and accounted for the increase in subscriber growth. The Company expects that average revenue per subscriber will follow the industry trend, and continue to decline as it adds new subscribers.

   Equipment sales consist of revenues from sales of cellular telephones. Equipment sales are not a primary part of the Company's cellular business. Accordingly, the costs associated with these sales have been reclassified to the revenue section from operating expenses in the proportionate results of operations. Equipment sales increased 85.6% in 1994 over 1993 and 62.1% in 1993 over 1992, primarily due to higher volumes of direct sales from retail sales locations in managed markets, and focus on equipment pricing as a part of the New Par growth initiative to increase the subscriber base. The lower selling price of handsets contributed to the increased penetration into the consumer cellular market. However, this increase is offset by the competitive pressure to sell telephone handsets at or below cost. The Company expects contribution margins of retail equipment sales to remain negative as it responds to competitive market pressure.

   Cost of revenues declined as a percentage of net operating revenues, and was 11.0%, 13.1%, and 14.1% in 1994, 1993, and 1992, respectively. The decrease reflects economies of scale as fixed network costs are spread over a larger subscriber base and cost containment efforts continue in each of the Company's markets. Additionally, 1993 reflected the reassessment of property taxes and lower interconnection charges.

   Selling, general, and administrative expenses as a percentage of net operating revenues were 47.0%, 44.3%, and 46.1% in 1994, 1993, and 1992, respectively. The 1994 increase reflects an increase in sales commissions, advertising, promotional expenses, and billing expenses associated with the increased number of domestic cellular subscribers, partially offset by the effects of cost containment initiatives. The 1993 decrease reflects a decrease in the rate of subscriber growth and related selling expenses.

   Depreciation and amortization as a percentage of net operating revenues were 16.3%, 18.5%, and 17.7% in 1994, 1993, and 1992, respectively. The decline in depreciation and amortization expense in each year during the three-year period ended December 31, 1994, reflects the Company's significant increase in subscriber growth that allows the increase of capital expenditures in its cellular systems to be spread over a larger customer base. In 1994, CMT Partners completed its initial phase for the deployment of digital technology in the San Francisco Bay Area.

   ----------------------------------------------------------------------------
   MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
   ----------------------------------------------------------------------------

   BUSINESS ENVIRONMENT

   COMPETITION AND REGULATION

   The Company's domestic and international wireless operations are facing increasing levels of competition. For example, in the domestic markets, the recently completed narrowband and broadband PCS auctions will increase the number of competitors and the level of competition in the Company's cellular and paging markets. The Company is unable to estimate the impact of such potentially competitive services on the Company's operations which could be significant. For an extensive discussion of competition, see Item 1 "Business," in the Company's 1994 Form 10-K.

   The Company's domestic operations are highly regulated and its results of operations may be significantly affected by new regulatory developments. For example, in January 1995, the Department of Justice ("DOJ") concluded that the Company is subject to the Modification of Final Judgment ("MFJ"). The MFJ prohibits Bell Operating Companies from offering long-distance telephone service or manufacturing telecommunications equipment. While the Company believes that the short term impact of this decision is not significant, compliance with the MFJ's line-of-business restrictions would mean halting the Company's entry into long-distance and satellite services businesses, as well as limiting its MFJ-prohibited design and development work on wireless equipment. The Company disagrees with the DOJ's conclusion and is seeking a prompt decision from the U.S. District Court that the Company is not subject to the MFJ. Until this decision is made, the DOJ has agreed not to enforce the restrictions in the MFJ on the Company, and the Company has agreed not to undertake any new business activities which would be restricted under the MFJ. See Note O, "Regulatory Matters," in the Notes to the Consolidated Financial Statements. For an extensive discussion of regulation, see Item 1 "Business," in the Company's 1994 Form 10-K.

   CONTINGENCIES

   The Company is party to various legal proceedings including certain antitrust litigation. See Note P, "Commitments and Contingencies," in the Notes to Consolidated Financial Statements. For an extensive discussion of legal matters, see Item 3 "Legal Proceedings," in the Company's 1994 Form 10-K.

   LIQUIDITY AND CAPITAL RESOURCES

   The Company defines liquidity as its ability to generate resources to finance business expansion, construct capital assets, and pay its current obligations. The Company requires substantial capital to expand and operate its existing wireless systems, to construct new wireless systems, and to acquire interests in existing wireless systems. During 1994, funding needs were satisfied by cash generated through operations, distributions received from joint venture interests, use of the IPO net proceeds, and interest income from investments.

   In December 1993, the Company sold to the public 68.5 million shares of common stock for net proceeds of $1,489.2 million. Prior to the IPO, the Company met its funding requirements primarily through short-term borrowings and equity contributions from Telesis.

   During 1994, the Company made capital expenditures of $399.5 million for additions to its cellular and paging networks, and other capital improvements. The investment in property, plant, and equipment primarily expanded the cellular and paging networks to increase capacity and to support the rapid customer growth. Other investments primarily included $84.6 million of capital contributions to unconsolidated wireless systems, and $417.7 million for the cost of acquiring interests in wireless systems. These expenditures included: investments in Globalstar; the investment in new international ventures in Italy, South Korea, Belgium, and Spain; an option for an indirect equity

   -----------------------------------------------------------------------------
   MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
   -----------------------------------------------------------------------------

   interest in a cellular system in Russia; and the successful award of national and regional PCS paging licenses. Additionally, the Company purchased additional shares of Cellular Communications, Inc. ("CCI") common stock, and increased its equity interest in MMO to approximately 32.7 percent.

   The Company will be required to make substantial expenditures in connection with its efforts to expand its wireless business. In March 1995, PCS PrimeCo, in which the Company, U S WEST, Bell Atlantic and NYNEX are partners, was the high bidder for eleven PCS broadband licenses for Major Trading Areas ("MTA") in the FCC's auction. The Company's share of the cost of the licenses is approximately $277 million. The cost of the MTA licenses and expected capital expenditures are included in the estimates that follow. The remainder of the auctions will take place later in 1995 and are expected to conclude by early 1996. The potential expenditures for the cost of the remaining licenses and related capital expenditures are excluded from the estimates in the discussion below because the Company is not able to estimate such costs until the auctions are completed.

   At December 31, 1994, the Company was committed to spend approximately $160 million for the acquisition of property, plant, and equipment. In addition to these commitments, the Company expects to make capital expenditures of approximately $920 million during 1995 and 1996 to increase the capacity of the existing analog network, and to deploy digital technology. The Company expects to make capital contributions to its existing international and domestic joint ventures, including the recently acquired PCS broadband licenses and the associated market build-out, of approximately $880 million through the end of 1996. Also, approximately $720 million will be spent for the purchase of additional CCI shares as described below.

   Under the terms of a merger agreement with CCI, the Company is obligated to purchase up to 10.04 million CCI shares in October 1995 at $60 per share, and to purchase from CCI shares or stock options representing in the aggregate approximately 2.4 million shares at a price of $60 per share, less the exercise price in the case of stock options (the "Mandatory Redemption Obligation" or "MRO"). The Company's funding obligation in connection with the MRO will not exceed $720 million. To support the MRO obligation, the Company obtained a revolving line of credit for $600 million and a $600 million irrevocable letter of credit under the credit facility for the benefit of CCI that expires in 1996. In addition, beginning in August 1996, the Company may be obligated to make payments to CCI stockholders in the event that the Company does not elect to purchase CCI's interest in New Par at an appraised value. See Note H, "Debt and Credit Facilities - Revolving Lines of Credit," in the Notes to Consolidated Financial Statements.

   The amount of cash available including cash and cash equivalents, investments in securities, available unused financial arrangements, off balance sheet financing, and cash from 1995 operations, will not be sufficient to fund the Company's capital needs beyond mid-1995. Further, the Company does not expect its operations to generate sufficient cash to meet its capital requirements for the next several years. Accordingly, the Company will need to raise additional funds through bank borrowings or public or private sales of debt or equity securities. The Company believes that it will be able to access the capital markets on terms and in amounts adequate to meet its objectives. However, because of changes in market conditions or other occurrences, there can be no certainty that such funding will be available in quantities and terms that are favorable to the Company.

   ----------------------------------------------------------------------------
   MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS
   ----------------------------------------------------------------------------

   FOREIGN CURRENCY RISKS

   The Company engages in foreign exchange forward contracts for hedging foreign currency denominated investment asset values. Currently, none of these forward exchange positions contain more than one contract, nor have any derivative instruments been layered on to these forward exchange positions. Since the forward foreign exchange market is developed for major and minor currencies into multi-year periods, to the extent allowed by those markets, the Company's forward hedges can be adjusted to fit the changed circumstances of the underlying assets being hedged, provided that the Company continues to adhere to consistent accounting practices for hedges. In addition, the Company does not currently have any interest rate swaps or interest rate risk management arrangements.

   The Company invests in joint ventures in Germany, Sweden, Portugal, Spain, France, Japan, South Korea, Belgium, Italy, and Thailand. Such investments take the form of equity interests in foreign joint ventures and are viewed as long-term assets valued in the local currency, translated into United States dollars and reported in the Company's financial statements under the equity or consolidation method. The Company hedges these investments with long-term forward contracts because of the long-term nature of the underlying investment. These hedges are in accordance with the Company's objective to neutralize the United States dollar values of foreign currency denominated assets and liabilities. As a result of hedging, the Company is limited in its ability to benefit from favorable fluctuations in foreign exchange rates unless any of the underlying investments are liquidated. The accounting treatment is described in Note D, "Financial Instruments," in the Notes to Consolidated Financial Statements. At December 31, 1994, the Company did not have in place any hedges of firm commitments or anticipated transactions.

   To date, there have been no disruptions to the foreign-exchange markets that would prevent market activities from proceeding. Generally, the currencies in which the Company has foreign exchange forward contracts have numerous market makers to provide ample depth for hedging activities.

   Approximately 98% of the Company's hedges qualify as hedges under accounting rules. The remaining 2% of the hedges are non-qualifying hedges under accounting rules. Non-qualifying hedges consist either of mismatches of the hedge instrument to the hedged investment due to equity losses of the joint ventures during project build-out, or of cost method investments that do not qualify for hedge accounting treatment. All gains and losses pertaining to hedges that do not qualify as such are included in net income. As of December 31, 1994, the Company's investment in international ventures of $750.2 million was 89% hedged. Translation gains and losses related to the unhedged portion of these net international investments are recorded in the cumulative translation adjustment account and have no effect on net income.

   The Company is not presently aware of any economic, political, or competitive conditions in countries in which it is operating that would have a material adverse effect on the Company.

- --------------------------------------------------------------------------------
REPORT OF MANAGEMENT
- --------------------------------------------------------------------------------

To the Stockholders of AirTouch Communications, Inc.:

FINANCIAL STATEMENTS

The management of AirTouch Communications, Inc. prepared the accompanying financial statements and is responsible for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated as a result of material fraud or error. The financial statements include amounts based on management's best estimates and judgments, where necessary. Management also prepared the other information in this annual financial review and is responsible for its accuracy and consistency with the financial statements.

The Company's financial statements have been audited by Coopers & Lybrand, independent accountants, whose appointment has been ratified by the Board of Directors. Management has made available to Coopers & Lybrand all the Company's financial records and related data, as well as the minutes of meetings of the Board of Directors. Furthermore, management believes that all of the representations made to Coopers & Lybrand during its audit were valid and appropriate.

INTERNAL CONTROL SYSTEM

AirTouch Communications, Inc. maintains a system of internal controls over financial reporting, one of the purposes of which is to provide reasonable assurance to the Company's management and Board of Directors regarding the preparation of reliable published financial statements. The Audit Committee of the Board of Directors is responsible for overseeing the Company's financial reporting process on behalf of the Board. During 1994, the Audit Committee met regularly with management, internal audit and the independent accountants to review internal controls, accounting, auditing, and financial reporting matters.

The system of internal controls contains self-monitoring mechanisms, and actions are taken to correct deficiencies as they are identified. Even an effective internal control system, no matter how well designed, has inherent limitations - including the possibility of the circumvention or overriding of controls - and therefore can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, internal control system effectiveness may vary over time.

The Company assessed its internal control system in its consolidated operations throughout the year ended December 31, 1994 in relation to criteria for effective internal control over financial reporting described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). To assess the internal control systems in its unconsolidated partnerships and corporations, management relied on reports issued by various external public accountants who performed audits of those entities, where such reports were available. Based on these assessments, the Company believes that, as of December 31, 1994, its overall system of internal control over financial reporting was effective.


/s/ Sam Ginn

Sam Ginn
Chairman and Chief Executive Officer


/s/ Lydell L. Christensen

Lydell L. Christensen
Executive Vice President and Chief Financial Officer

March 13, 1995

- --------------------------------------------------------------------------------
REPORT OF INDEPENDENT ACCOUNTANTS
- --------------------------------------------------------------------------------

To the Board of Directors and Stockholders of AirTouch Communications, Inc.:

We have audited the accompanying consolidated balance sheets of AirTouch Communications, Inc. and Subsidiaries (the "Company") as of December 31, 1994 and 1993 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the 1994 and 1993 financial statements of Mannesmann Mobilfunk GmbH ("MMO"), an equity investee of the Company, which statements reflect total assets of $1,623,192,000 and $1,221,135,000 as of December 31, 1994 and 1993, respectively, and net income
(loss) of $69,072,000 and ($67,655,000) for the years ended December 31, 1994 and 1993, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for MMO, is based solely on the reports of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of AirTouch Communications, Inc. and Subsidiaries as of December 31, 1994 and 1993 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Notes B and M, in 1993 the Company adopted the provisions of Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions."

We have also audited the Supplementary Selected Proportionate Financial Data for each of the three years in the period ended December 31, 1994 presented on Page 56, certain of which data includes amounts derived from financial statements of MMO, which statements are audited by other auditors as stated above. As described on Page 56, the Supplementary Selected Proportionate Financial Data have been prepared by management to present relevant financial information that is not provided by the consolidated financial statements and is not intended to be a presentation in accordance with generally accepted accounting principles.

In our opinion, the Supplementary Selected Proportionate Financial Data referred to above presents fairly, in all material respects, the information set forth therein on the basis of accounting described on Page 56.


/s/ Coopers & Lybrand L.L.P.

San Francisco, California

March 13, 1995

- --------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF INCOME
- --------------------------------------------------------------------------------
AirTouch Communications, Inc. and Subsidiaries

=================================================================================================================
                                                                              For the Year Ended December 31,
                                                                        -----------------------------------------
(Dollars in millions, except per share amounts)                              1994           1993            1992
- -----------------------------------------------------------------------------------------------------------------
Operating Revenues:
  Wireless services and other revenues                                  $ 1,139.0      $   987.3         $  834.8
  Cellular and paging equipment sales                                        96.4           70.4             45.4
- -----------------------------------------------------------------------------------------------------------------
Operating Revenues                                                        1,235.4        1,057.7            880.2
- -----------------------------------------------------------------------------------------------------------------
Operating Expenses:
  Cost of revenues                                                          155.9          144.0            132.7
  Cost of cellular and paging equipment sales                                99.2           69.7             41.7
  Selling, general, administrative, and other expenses                      702.4          541.6            466.5
  Depreciation and amortization                                             205.3          174.2            143.4
- -----------------------------------------------------------------------------------------------------------------
Total Operating Expenses                                                  1,162.8          929.5            784.3
- -----------------------------------------------------------------------------------------------------------------
Operating Income                                                             72.6          128.2             95.9
Interest expense                                                            (10.3)         (22.1)           (52.9)
Minority interests in net income of consolidated
  wireless systems                                                          (16.3)         (46.4)           (45.5)
Equity in net income (loss) of unconsolidated
  wireless systems:
   Domestic                                                                 125.4           70.4             41.1
   International                                                            (14.7)         (37.5)           (38.5)
Interest income                                                              54.7           12.0             13.3
Miscellaneous income (expense)                                               (5.0)           3.3              1.0
- -----------------------------------------------------------------------------------------------------------------
Income before income taxes, extraordinary item, and
  cumulative effects of accounting changes                                  206.4          107.9             14.4
Income taxes                                                                108.3           67.8             24.5
- -----------------------------------------------------------------------------------------------------------------
Income (loss) before extraordinary item and
  cumulative effects of accounting changes                                   98.1           40.1            (10.1)
Extraordinary item: Loss from retirement of debt,
  net of income tax benefit of $5.1 (Note H)                                   --             --             (7.6)
Cumulative effect of accounting change for other
  postretirement benefits, net of income tax benefit of $3.5
  (Notes B and M)                                                              --           (5.6)              --
Cumulative effect of accounting change for
  income taxes (Note B)                                                        --             --             27.9
- -----------------------------------------------------------------------------------------------------------------
Net Income                                                              $    98.1      $    34.5         $   10.2
=================================================================================================================
Per Share Amounts:
  Income (loss) before extraordinary item and
   cumulative effects of accounting changes                             $    0.20      $    0.09         $  (0.02)
  Extraordinary item                                                           --             --            (0.02)
  Cumulative effects of accounting changes                                     --          (0.01)            0.06
- -----------------------------------------------------------------------------------------------------------------
Net Income                                                              $    0.20      $    0.08         $   0.02
=================================================================================================================
Weighted average shares outstanding (In millions)                           493.4          429.6            424.0
==================================================================================================================

The accompanying Notes are an integral part of the Consolidated Financial Statements.

- --------------------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS
- --------------------------------------------------------------------------------
AirTouch Communications, Inc. and Subsidiaries

=================================================================================================================
                                                                                               December 31,
                                                                                       --------------------------
(Dollars in millions, except share and per share amounts)                                  1994             1993
- -----------------------------------------------------------------------------------------------------------------
Assets
  Cash and cash equivalents                                                            $   429.0        $   646.7
  Accounts receivable, net of allowance for uncollectibles
   of $10.1 and $9.2 in 1994 and 1993, respectively                                        173.3            137.0
  Held-to-maturity investments                                                             310.1            814.0
  Available-for-sale securities                                                            101.3               --
  Other receivables                                                                        128.2             15.1
  Due from affiliates                                                                       25.9               --
  Other current assets                                                                      98.5             48.0
- -----------------------------------------------------------------------------------------------------------------
Total Current Assets                                                                     1,266.3          1,660.8
- -----------------------------------------------------------------------------------------------------------------
Property, plant, and equipment                                                           1,560.7          1,175.5
Less: accumulated depreciation                                                             585.4            433.4
- -----------------------------------------------------------------------------------------------------------------
Net property, plant, and equipment                                                         975.3            742.1
Investments in unconsolidated wireless systems                                           1,697.9          1,154.5
Intangible assets, net                                                                     470.5            413.2
Deferred charges and other noncurrent assets                                                78.0            106.1
- -----------------------------------------------------------------------------------------------------------------
Total Assets                                                                           $ 4,488.0        $ 4,076.7
=================================================================================================================
Liabilities and Stockholders' Equity
  Accounts payable                                                                     $   202.9        $   185.2
  Short-term borrowings                                                                     80.0              2.4
  Other current liabilities                                                                246.9            126.4
- -----------------------------------------------------------------------------------------------------------------
Total Current Liabilities                                                                  529.8            314.0
Long-term debt                                                                             120.2             68.6
Deferred income taxes                                                                      209.2            197.6
Deferred credits                                                                            39.4             54.1
- -----------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                          898.6            634.3
- -----------------------------------------------------------------------------------------------------------------

Commitments and contingencies. (Note P)

Minority interests in consolidated wireless systems                                        129.8            105.1
- -----------------------------------------------------------------------------------------------------------------
Stockholders' Equity
  Preferred stock ($.01 par value; 50,000,000 shares authorized;
   no shares issued or outstanding)                                                           --               --
  Common stock ($.01 par value; 1,100,000,000 shares authorized;
   493,915,064 shares issued and 493,792,104 shares outstanding at December 31, 1994; 492,622,960 shares issued and
   492,500,000 shares outstanding at December 31, 1993)                                      4.9              4.9
  Additional paid-in capital                                                             3,730.4          3,719.5
  Accumulated deficit                                                                     (290.0)          (387.9)
  Cumulative translation adjustment                                                         11.1              0.8
  Other                                                                                      3.2              --
- -----------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                               3,459.6          3,337.3
- -----------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                             $ 4,488.0        $ 4,076.7
=================================================================================================================

The accompanying Notes are an integral part of the Consolidated Financial Statements.

- --------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
- --------------------------------------------------------------------------------
AirTouch Communications, Inc. and Subsidiaries

====================================================================================================================
                                           Common Stock      Additional               Cumulative
                                         ----------------     Paid-in    Accumulated  Translation
(In millions)                            Shares    Amount     Capital      Deficit    Adjustment    Other     Total
- --------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1991              424.0    $ 4.2    $  839.0    $ (210.7)      $  2.7        --   $   635.2
  Net income                                                                 10.2                               10.2
  Dividends paid to Telesis                                                (108.3)                            (108.3)
  Equity infusion by Telesis                                    212.2                                          212.2
  Foreign currency translation gain                                                        2.8                   2.8
- --------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1992              424.0      4.2     1,051.2      (308.8)         5.5        --       752.1
  Net income                                                                 34.5                               34.5
  Dividends paid to Telesis                                                (113.6)                            (113.6)
  Equity infusion by Telesis                                  1,179.8                                        1,179.8
  Shares issued under initial
   stock offering                           68.5      0.7     1,488.5                                        1,489.2
  Foreign currency translation loss                                                       (4.7)                 (4.7)
- --------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1993              492.5      4.9     3,719.5      (387.9)         0.8        --     3,337.3
  Net income                                                                 98.1                               98.1
  Shares exercised under
   incentive programs                        1.3                 10.9                                           10.9
  Foreign currency translation gain                                                       10.1                  10.1
  Minimum pension liability                                                                        $(0.6)       (0.6)
  Unrealized holding gain on
   available-for-sale securities, net                                                                3.8         3.8
  Other                                                                      (0.2)         0.2                   --
- --------------------------------------------------------------------------------------------------------------------
Balances at December 31, 1994              493.8    $ 4.9    $3,730.4    $ (290.0)      $ 11.1     $ 3.2   $ 3,459.6
====================================================================================================================

The accompanying Notes are an integral part of the Consolidated Financial Statements.

- --------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
- --------------------------------------------------------------------------------
AirTouch Communications, Inc. and Subsidiaries

=================================================================================================================
                                                                              For the Year Ended December 31,
                                                                         ----------------------------------------
(Dollars in millions)                                                        1994            1993           1992
- -----------------------------------------------------------------------------------------------------------------
Cash from (Used for) Operating Activities:
  Net income                                                             $    98.1      $    34.5       $    10.2
  Adjustments to reconcile net income for items currently
   not affecting operating cash flows:
     Depreciation and amortization                                           205.3          174.2           143.4
     Deferred income taxes                                                   (28.5)          23.9            36.0
     Minority interests in net income of consolidated
      wireless systems                                                        16.3           46.4            45.5
     Equity in net income of unconsolidated
      wireless systems                                                      (110.7)         (32.9)           (2.6)
     Distributions received from equity investments                           80.3           42.2            17.0
     (Gain) loss on sale of assets                                            (1.1)           3.4             3.9
     Cumulative effect of accounting change for
      postretirement costs                                                      --            9.1              --
     Cumulative effect of accounting change for
      income taxes                                                              --             --           (27.9)
     Loss from retirement of debt                                               --             --            12.7
     Changes in assets and liabilities:
      Accounts receivable, net                                               (35.1)         (30.4)          (21.8)
      Other current assets and receivables                                  (167.1)         130.5          (126.8)
      Deferred charges and other noncurrent assets                           (51.1)          (1.3)           47.7
      Accounts payable and other current liabilities                         130.1           18.7            62.4
      Deferred credits and other liabilities                                 (20.4)          28.3            (0.8)
- -----------------------------------------------------------------------------------------------------------------
 Cash from Operating Activities                                              116.1          446.6           198.9
- ------------------------------------------------------------------------------------------------------------------
 Cash from (Used for) Investing Activities:
  Investment in unconsolidated wireless systems                             (502.3)        (386.9)         (233.8)
  Additions to property, plant, and equipment, net                          (383.4)        (216.8)         (225.4)
  Maturity (purchase) of held-to-maturity investments                        500.5         (814.0)             --
  Purchase of available-for-sale securities                                 (110.9)            --              --
  Increase (decrease) in short-term borrowings from
   Telesis affiliate                                                          (0.3)        (773.1)          275.5
  Loan repayments from Telesis affiliate                                        --          106.5             5.5
  Issuance of loan to Telesis affiliate                                         --           (6.8)          (30.0)
  Retirement of long-term debt from Telesis affiliate                           --         (234.5)             --
  Proceeds from non-current Telesis affiliate borrowings                        --             --            85.0
  Other investing activities                                                  24.8          (28.9)          (32.7)
- -----------------------------------------------------------------------------------------------------------------
Cash Used for Investing Activities                                          (471.6)      (2,354.5)         (155.9)
- -----------------------------------------------------------------------------------------------------------------

                                                        (Continued on next page)

- --------------------------------------------------------------------------------
CONSOLIDATED STATEMENTS OF CASH FLOWS
- --------------------------------------------------------------------------------
AirTouch Communications, Inc and Subsidiaries

(Continued from previous page)

=================================================================================================================
                                                                                For the Year Ended December 31,
                                                                             ------------------------------------
(Dollars in millions)                                                        1994            1993           1992
- -----------------------------------------------------------------------------------------------------------------
Cash from (Used for) Financing Activities:
  Increase (decrease) in short-term borrowings                                77.8           (2.6)            4.5
  Proceeds from issuing long-term debt                                        45.9           13.8             1.2
  Contributions from minority interests in consolidated wireless systems      36.7            2.8             3.3
  Distributions to minority interests in consolidated wireless systems       (32.0)         (30.3)          (41.5)
  Retirement of notes and obligations payable                                 (5.5)          (1.0)         (100.7)
  Proceeds from shares issued                                                 10.9        1,489.2              --
  Equity infusion by Telesis                                                    --        1,179.8           212.2
  Dividends paid to Telesis                                                     --         (113.6)         (108.3)
  Other financing activities                                                  (0.1)          (0.1)          (13.6)
- -----------------------------------------------------------------------------------------------------------------
Cash from (Used for) Financing Activities                                    133.7        2,538.0           (42.9)
- -----------------------------------------------------------------------------------------------------------------
Effect of Exchange Rate Changes on Cash and Cash Equivalents                   4.1           (0.5)             --
- -----------------------------------------------------------------------------------------------------------------
Increase (Decrease) in Cash and Cash Equivalents                            (217.7)         629.6             0.1
Beginning Cash and Cash Equivalents                                          646.7           17.1            17.0
- -----------------------------------------------------------------------------------------------------------------
Ending Cash and Cash Equivalents                                           $ 429.0        $ 646.7          $ 17.1
=================================================================================================================
Supplemental Cash Flow Information:
  Cash payments for:
   Interest, net of amounts capitalized of $0.4,
   $3.7, and $3.6 for 1994, 1993,
   and 1992, respectively                                                  $   9.4        $  26.4          $ 51.4
   Income taxes                                                            $ 151.2        $  51.5          $ 16.3
  Noncash transactions:
   Contribution of assets to CMT Partners at book value                         --        $ 206.0              --
   Assumption of liabilities in exchange for net assets
     of International Teletrac Systems                                          --             --          $ 80.0
=================================================================================================================

The accompanying Notes are an integral part of the Consolidated Financial Statements.

- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
- --------------------------------------------------------------------------------

BASIS OF PRESENTATION

AirTouch Communications, Inc. and its subsidiaries (the "Company") provide wireless telecommunications services in the United States, Europe, and Asia. The Company is a holding company and its principal subsidiaries are AirTouch Cellular, AirTouch Paging, AirTouch International, and AirTouch Teletrac. These subsidiaries principally provide cellular, paging, and vehicle location services.

Prior to April 1, 1994, the Company was an 86.1% owned subsidiary of Pacific Telesis Group ("Telesis"), a reporting company under the Securities Exchange
Act of 1934. On April 1, 1994, Telesis distributed to its shareowners all of the common stock of the Company owned by Telesis (the "spin-off"). In 1993, the Company provided a reserve of $9.2 million ($5.0 million after tax) for anticipated incremental costs directly attributable to the spin-off and, as of December 31, 1994, the Company had substantially utilized this reserve. Management believes that the consolidated financial statements of the Company reasonably reflect the historical relationships with Telesis and its affiliates and reflect all of the Company's costs of doing business. Management believes there would not have been any material difference from the amounts presented in the historical financial statements had the Company operated on a stand-alone basis.

The Consolidated Financial Statements include the accounts of the Company and its subsidiaries and partnerships in which the Company has controlling interests. All significant intercompany balances and transactions have been eliminated. Certain prior period items have been reclassified to conform with the 1994 format; however, these reclassifications did not affect previously reported net income or accumulated deficit. The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles applicable in the United States.

CASH EQUIVALENTS

Cash equivalents are short-term, highly liquid held-to-maturity investments with original maturities of ninety days or less from the date of purchase.

INVESTMENTS IN DEBT AND EQUITY SECURITIES

Held-to-maturity investments are carried at amortized cost and consist principally of highly liquid debt securities with contractual maturities in excess of three months.

Available-for-sale investments are carried at fair value and consist principally of highly liquid debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies and generally have contractual maturities in excess of three months.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

Results of operations for foreign investments are translated using average exchange rates during the period, while assets and liabilities are translated using end-of-period rates. The resulting exchange gains or losses are accumulated in the "Cumulative translation adjustment" account (the "CTA account"), a component of stockholders' equity. All significant gains and losses resulting from foreign currency transactions are included in operations.

- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

Gains or losses associated with forward exchange contracts that qualify as accounting hedges ("qualifying hedges") are recorded in the CTA account, with a corresponding adjustment to a deferred asset or liability account. For forward exchange contracts that are not qualifying hedges, gains or losses are recorded in "Miscellaneous income/(expense)" in the income statement.

Gains and losses related to qualifying hedges of firm commitments are deferred and are recognized as adjustments of carrying amounts when the hedged transaction occurs.

PROPERTY, PLANT, AND EQUIPMENT

Assets of businesses purchased are recorded at their fair values at the date of acquisition. All other property, plant, and equipment are recorded at cost. Depreciation is computed using the straight-line method over the related assets' estimated useful lives ranging from three to forty years except land, which is not depreciated. Gains and losses on disposals are included in income at amounts equal to the difference between net book value of the disposed assets and proceeds received upon disposal. Expenditures for replacements and betterments are capitalized, while expenditures for maintenance and repairs are charged against earnings as incurred.

INTANGIBLE ASSETS

The Company uses modeling techniques on new acquisitions and long-range business plans, revised annually, to assess whether a revision of the existing estimated useful lives of intangible assets is necessary.

FCC AND INTERNATIONAL LICENSES. The Federal Communications Commission ("FCC") issues cellular licenses that enable domestic cellular carriers to provide service in specific Cellular Geographic Service Areas. A cellular license is issued conditionally for ten years. Historically, the FCC has routinely granted license renewals providing the licensees have complied with applicable commission rules, policies, and the Communications Act of 1934. The Company believes it has complied and intends to continue to comply with these standards
and is amortizing the related costs using the   straight-line method over forty
years.

FCC licenses for domestic paging operations are amortized on a straight-line basis over forty years, and FCC licenses for vehicle location operations are amortized on a straight-line basis over twenty years.

FCC licenses acquired by the Company through business combinations are stated at appraised values as of the date of acquisition and amortized using the straight-line method over forty years.

International licenses for the Company's international cellular and paging operations are amortized on a straight-line basis over the expected term of the license, which generally ranges from twenty to forty years.

SUBSCRIBER LISTS. Subscriber lists acquired through business combinations are stated at appraised values as of the date of acquisition. Amortization is computed using the straight-line method over estimated average customer service length, typically consisting of up to thirty-six months.

- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

GOODWILL. The excess of the purchase price paid over the fair value of net assets acquired in business combinations is recorded as goodwill and is amortized using the straight-line method over twenty to forty years.

INVESTMENTS IN UNCONSOLIDATED WIRELESS SYSTEMS

The equity method is used to account for all domestic cellular markets and international consortia in which the Company has significant influence but is not the controlling or managing general partner, even though the ownership percentage may be less than 20%. Limited partnership interests and joint ventures in which the Company does not have significant influence are accounted for using the cost method.

EARNINGS PER SHARE

Earnings per share are calculated by using weighted average common shares outstanding. The dilutive effect of common stock equivalents is determined using the treasury stock method. However, common stock equivalents do not have a significant impact on earnings per share.

INCOME TAXES

The Company uses the liability method of accounting for income taxes. Deferred income taxes are provided to reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Until March 31, 1994, the Company was included in the consolidated federal and combined state income tax returns of Telesis.

B. ACCOUNTING CHANGES
- --------------------------------------------------------------------------------

Effective January 1, 1994, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 112, "Employers' Accounting for Postemployment Benefits." Implementation did not materially impact the Company's financial condition or its results of operations.

Effective January 1, 1994, the Company adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"). Implementation did not materially impact the Company's financial condition or its results of operations.

Effective January 1, 1993, the Company adopted the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" ("SFAS 106"). The implementation of SFAS 106 required the Company to record a one-time after-tax transition obligation of $5.6 million ($9.1 million pre-tax) in the first quarter of 1993. In addition, the Company recorded $2.0 million pre-tax expense for the periodic SFAS 106 charge for 1993. The income tax benefits related to these expenses totaled $4.4 million.

Effective January 1, 1992, the Company adopted the provisions of SFAS No. 109, "Accounting for Income Taxes" ("SFAS 109"). Use of the new rules resulted in a $59.8 million tax benefit to 1992 earnings. Of this amount, $32.0 million is included in "Equity in net income (loss) of unconsolidated wireless systems:
International" and $27.9 million is reported within "Cumulative effect of accounting change for income taxes." These amounts were offset by $0.1 million included in "Income taxes."

    ----------------------------------------------------------------------------
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    ----------------------------------------------------------------------------

    C. PROPERTY, PLANT, AND EQUIPMENT
    ----------------------------------------------------------------------------

    Property, plant, and equipment consists of the following:
    ----------------------------------------------------------------------------

                                                December 31,
                                           --------------------
                            Depreciable
   (Dollars in millions)   Lives (Years)     1994        1993
    -----------------------------------------------------------
    Land, buildings
     and leasehold
     improvements               5-40       $  156.7   $   128.2
    Cellular plant
     and equipment              5-15          814.2       647.3
    Pagers, paging
     terminals, and other
     paging equipment           3-15          181.4       165.0
    Office furniture and
     other equipment            3-7           247.2       172.8
    Construction in
     progress                                 161.2        62.2
    -----------------------------------------------------------
                                            1,560.7     1,175.5

    Less: accumulated
     depreciation                             585.4       433.4
    -----------------------------------------------------------
                                           $  975.3   $   742.1
    ===========================================================

    Depreciation and amortization expense relating to property, plant, and equipment for the years ended December 31, 1994, 1993, and 1992 was $184.0 million, $161.7 million, and $132.4 million, respectively. The Company expects to make a change in the accounting estimate for useful lives of certain cellular assets from seven to ten years in 1995.

    D. FINANCIAL INSTRUMENTS
    ----------------------------------------------------------------------------

    Effective December 31, 1994, the Company adopted the provisions of SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments."

    INVESTMENTS IN DEBT AND EQUITY SECURITIES

    The Company's held-to-maturity investment portfolio consists principally of highly liquid debt instruments with contractual maturities in excess of three months. The portfolio, carried at amortized cost which approximates fair value, is summarized as follows:

    ----------------------------------------------------------------------------

                                           December 31,
                                        -----------------
    (Dollars in millions)                 1994        1993
    ------------------------------------------------------
    United States government
      debt securities                  $ 181.6    $  661.3
    State and local government
      debt securities                     89.1       113.1
    Auction rate reset
      type securities(a)                  34.8        10.0
    Municipal commercial paper              --        16.7
    ------------------------------------------------------
                                         305.5       801.1
    Accrued interest                       4.6        12.9
    ------------------------------------------------------
                                       $ 310.1    $  814.0
    ======================================================

(a) Auction rate reset type securities are shares in variable rate preferred municipal funds with contractual reset periods greater than 90 days.

    The Company's available-for-sale investment portfolio of $110.9 million consists of $101.3 million included in current assets and $9.6 million included in "Deferred charges and other noncurrent assets" at December 31, 1994. The portfolio included in current assets consists of debt securities issued by the U.S. Treasury and other U.S. government corporations and agencies. At December 31, 1994, the current asset portfolio is carried at fair value, has an amortized cost of $100.9 million, includes a $0.7 million unrealized holding loss, and includes accrued interest of $1.1 million. The contractual maturities of the securities in this portfolio are generally in excess of three months. The portion included in "Deferred charges and

- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

other noncurrent assets" consists of the Company's investment in Qualcomm, a publicly held developer of digital mobile communications technology. Effective January 1, 1994, the Company reclassified its investment in Qualcomm at fair value to an available-for-sale security to comply with the provisions of SFAS 115 and recorded a corresponding unrealized holding gain as a separate component of stockholders' equity. At December 31, 1994, the Company's unrealized holding gain in Qualcomm was $4.5 million, net of tax, and its amortized cost was $2.0 million. At December 31, 1993, the Company's investment of $2.0 million in Qualcomm was included at cost in "Investments in unconsolidated wireless systems" and had a market value of $10.6 million.

FOREIGN EXCHANGE RISK MANAGEMENT

The Company enters into forward exchange contracts to reduce exposures of its long-term investments in foreign subsidiaries and international joint ventures to market risks from changes in foreign exchange rates. In addition, the Company enters into forward exchange contracts to reduce exposures of firm capital commitments denominated in foreign currencies. The Company does not hold or issue financial instruments for trading or speculative purposes.

At December 31, 1994, the Company did not have any hedges of firm capital commitments or anticipated transactions in place.

As of December 31, 1994 and 1993, the Company had outstanding forward exchange contracts principally in Portuguese Escudo, Belgian Francs, German Marks, Swedish Krona, and Japanese Yen with face amounts totaling $638.4 million and $291.2 million, respectively, with maturities through 2001. The amounts exchanged are calculated on the basis of the face amounts of the financial instruments.

CONCENTRATION OF CREDIT RISK

The off-balance-sheet risk in outstanding forward exchange contracts involves both the risk of a counterparty not performing under the terms of the contract and the risk associated with changes in market value. The Company monitors its positions, the credit ratings of counterparties, and the level of contracts the Company enters with any one party. The counterparties to these contracts are major financial institutions. The Company has a policy of entering into contracts with parties that have at least "B" (or equivalent) credit rating as well as other stringent qualifications and, given the high level of credit quality of its derivative counterparties, the Company does not believe it necessary to obtain collateral arrangements. The Company believes that losses from counterparty nonperformance on settlements of these transactions would not have any material adverse effect upon the Company's financial position or results of operations. The Company does not have any significant exposure to any individual counterparty.

Financial instruments that potentially subject the Company to concentrations of credit risk are trade receivables and interest-bearing investments. Due to the large number and diversity of the Company's customer base, concentrations of credit risk with respect to trade receivables are limited. The Company avoids concentrations of credit risk in its interest- bearing investment portfolio by investing in securities issued by the United States Government and its agencies, and by limiting other investments in interest- bearing securities to those rated in the highest category by nationally recognized statistical rating agencies.

- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

FAIR VALUE

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The Company uses available market information and appropriate valuation methods to determine fair value amounts.

- ------------------------------------------------------------------------------------------------------------------
                                                                              December 31,
                                                     -------------------------------------------------------------
                                                                 1994                             1993
                                                     -----------------------------      --------------------------
                                                      Carrying           Estimated       Carrying       Estimated
(Dollars in millions)                                   Value           Fair Value         Value        Fair Value
- ----------------------------------------------------------------------------------      --------------------------
Financial assets
  Held-to-maturity investments                       $  310.1            $ 310.1        $ 814.0           $ 814.0
  Available-for-sale securities                      $  110.9            $ 110.9             --                --
  Investments at cost:
   Practicable to estimate fair value                      --                 --        $   2.0           $  10.6
   Not practicable to estimate fair value            $   52.8                 --        $  25.3                --
  Off-balance-sheet financial instruments                  --            $  19.2             --           $  18.1
Financial liabilities
  Current obligations                                $   89.9            $  89.9        $  12.7           $  12.7
  Deposit liabilities                                $   31.6            $  31.6        $  22.4           $  22.4
  Long-term debt, including leases                   $  120.2            $ 120.2        $  68.6           $  70.0
  Off-balance-sheet financial instruments                  --            $  19.5             --           $   4.3
- ------------------------------------------------------------------------------------------------------------------

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Held-to-maturity securities and current obligations: due to the short-term character of the securities and obligations portfolios, carrying amounts are a reasonable approximation of fair value.

Available-for-sale securities: carrying amounts are valued at quoted market prices.

Investments at cost: it is not practicable to estimate the fair value of the Company's cost-based investments because quoted market prices are not available and, since certain of these ventures are in the start-up mode, other valuation techniques are not appropriate. At December 31, 1994, the Company's ownership interest in these ventures' assets and stockholders' equity was approximately $105 million and $25 million, respectively. In addition, the Company's ownership interest in 1994 revenues and net income was approximately $53 million and $2 million, respectively.

Long-term debt: interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues that are not quoted on an exchange.

Off-balance-sheet financial instruments: fair value of forward exchange contracts is based upon the current value in the market for transactions with similar terms and adjusted for the holding period. Warrants to purchase additional shares of common stock are valued using a warrant pricing model. The Company has letters of responsibility and letters of support for various credit facilities and financing activities of certain of its subsidiaries and affiliates (see Note P for further information). Fair value is based on estimated fees to enter into similar arrangements.

- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

E. INVESTMENTS IN UNCONSOLIDATED WIRELESS SYSTEMS
- -------------------------------------------------------------------------------

Interests owned in cellular and other telecommunications systems of unconsolidated wireless systems are as follows:

- ---------------------------------------------------------

                                         December 31,
- ---------------------------------------------------------
(Dollars in millions)                   1994       1993
- ---------------------------------------------------------
Investments at equity                $ 1,645.1  $ 1,127.2
Investments at cost                       52.8       27.3
- ---------------------------------------------------------
                                     $ 1,697.9  $ 1,154.5
=========================================================

- ---------------------------------------------------------------
                                        Percentage of Ownership
                                        -----------------------
                                              December 31,
                                        -----------------------
                                        1994               1993
- ---------------------------------------------------------------
COST INVESTMENTS
  Cellular:
   GTE Mobilnet of Santa Barbara
     Limited Partnership
     (Santa Barbara, California)        10%                  10%
   Cal-One Cellular Limited
     Partnership (Eureka, California)    6%                   6%
   Digital TU-KA Chugoku Co.,
     Ltd. (Japan)                        4%                  --
   Digital TU-KA Kyushu Co.,
     Ltd. (Japan)                        4%                  --
   Fresno MSA Limited Partnership
     (Fresno, California)                1%                   1%
  Other:
   International Digital
     Communications, Inc. (Japan)       10%                  10%
   Globalstar                            8%                  --
- ---------------------------------------------------------------

- ------------------------------------------------------------
                                     Percentage of Ownership
                                     -----------------------
                                           December 31,
                                     -----------------------
                                      1994              1993
- ------------------------------------------------------------
EQUITY INVESTMENTS
  Cellular:
   New Par (Ohio/Michigan)              50%               50%
   CMT Partners (California,
     Texas, Missouri, and Kansas)       50%               50%
   Nevada RSA2 Ltd. Partnership
     (Lander, Nevada)                   50%               50%
   Muskegon Cellular Partnership
     (Muskegon, Michigan)               41%               41%
   Mannesmann Mobilfunk
     GmbH (Germany)                     33%               29%
   Centel Cellular Company
     of Nevada Limited Partnership
     (Las Vegas, Nevada)                28%               28%
   Telecel Comunicacoes Pessoais,
     S.A. (Portugal)                    23%               23%
   Belgacom Mobile (Belgium)            25%               --
   PCS Nucleus                          50%               --
   Airtel, S.A. (Spain)                 16%               --
   Tokyo Digital Phone Co. (Japan)      15%               15%
   Kansai Digital Phone Co. (Japan)     13%               13%
   Central Japan Digital
     Phone Co. (Japan)                  13%               13%
   Cellular Communications, Inc.
     (Ohio/Michigan)                    13%               12%
   Shinsegi Mobile Communication
     Co., Ltd. (South Korea)            11%               --
   Omnitel-Pronto Italia,
     S.p.A. (Italy)                     10%               --
   Tucson Cellular Telephone
     Company (Tucson, Arizona)           6%                6%
  Paging:
   Telechamada-Servico de Pessoas,
     S.A. (Portugal)                    23%               23%
   Sistelcom, S.A. (Spain)              25%               25%
   Infomobile (formerly Omnicom)
     (France)                           19%               19%
- -------------------------------------------------------------

Cellular Communications, Inc. ("CCI"), which represents the only equity method investment for which a quoted market price is available, had a market value of $304.0 million at December 31, 1994 and $235.8 million at December 31, 1993. The Company has an obligation to purchase additional shares of CCI in a multi-step transaction, the majority of which would be at a price reflecting private market value (see Note F for further information).

- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

During 1994, the Company's consortia acquired three cellular licenses, including licenses in Spain, Italy, and South Korea. Additionally, the Company acquired an interest in an existing cellular venture in Belgium and an interest in Globalstar. The Company increased its investment in MMO and CCI, and funded PCS Nucleus in alliance with U S WEST.

The Company expects to purchase either an additional 5% or, under certain circumstances, may be obligated to purchase an additional 10% interest in its Spain cellular consortium. The purchase is expected during 1998. The purchase of the full 10% interest could require an investment of as much as $200 million.

Condensed combined financial information for unconsolidated wireless systems accounted for under the equity method is summarized as follows:

- --------------------------------------------------------------------------------------------------------------------------
                                                                                 December 31,
                                                        ------------------------------------------------------------------
                                                                    1994                                1993
                                                         ----------------------------         ----------------------------
(Dollars in millions)                                    Domestic       International         Domestic       International
- --------------------------------------------------------------------------------------------------------------------------
Current assets                                          $   448.5           $   978.8        $   350.4           $   370.0
Noncurrent assets                                         1,605.6             2,952.7          1,513.7             1,631.5
Current liabilities                                        (168.5)             (819.7)          (116.3)             (373.0)
Noncurrent liabilities                                     (380.1)           (1,620.0)          (420.1)             (630.8)
- --------------------------------------------------------------------------------------------------------------------------
Total partners' and stockholders' capital                 1,505.5             1,491.8          1,327.7               997.7
Other partners' and stockholders'
  share of capital                                          777.3             1,103.1            753.4               732.8
- --------------------------------------------------------------------------------------------------------------------------
Company's share of capital                                  728.2               388.7            574.3               264.9
Goodwill and other intangible items                         191.6               336.6            255.8                32.2
- --------------------------------------------------------------------------------------------------------------------------
Equity investments in unconsolidated
  wireless systems                                      $   919.8           $   725.3        $   830.1           $   297.1
==========================================================================================================================

                                                                          For the Year Ended December 31,
                                                  --------------------------------------------------------------------------------
                                                            1994                        1993                        1992
                                                  ------------------------    ------------------------    ------------------------
(Dollars in millions)                             Domestic   International    Domestic   International    Domestic   International
- ----------------------------------------------------------------------------------------------------------------------------------
Net operating revenues                            $1,090.1       $ 1,401.0     $ 697.5         $ 527.7     $ 501.6         $  75.9
Cost of revenues                                     292.3           451.9       223.0           194.7       154.6            97.8
- ----------------------------------------------------------------------------------------------------------------------------------
Gross profit (loss)                                  797.8           949.1       474.5           333.0       347.0           (21.9)
Selling, general, administrative,
  and other expenses, net                            500.1         1,200.3       277.3           555.8       226.2           244.7
Interest expense (income)                              2.0            48.6        10.8            10.7        11.8           (20.3)
Income tax expense (benefit)                          10.8          (144.4)        6.5           (93.3)        2.2          (114.0)
- ----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before accounting changes              284.9          (155.4)      179.9          (140.2)      106.8          (132.3)
Cumulative effect of accounting changes                 --              --         8.5             --           --            51.4
- ----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                    284.9          (155.4)      188.4          (140.2)      106.8           (80.9)
Other partners' and stockholders' share
  of net income (loss)                               153.7          (144.7)      110.4          (103.5)       60.0           (56.6)
- ----------------------------------------------------------------------------------------------------------------------------------
Company's share of net income (loss)                 131.2           (10.7)       78.0           (36.7)       46.8           (24.3)
Cumulative effect of accounting change
  for income taxes recorded by the Company              --              --         --              --           --           (13.7)
Amortization of goodwill and other
  intangible items(a)                                 (5.8)           (4.0)       (7.6)           (0.8)       (5.7)           (0.5)
- ----------------------------------------------------------------------------------------------------------------------------------
Equity in net income (loss) of uncon-
  solidated wireless systems                      $  125.4       $   (14.7)    $  70.4         $ (37.5)    $  41.1         $ (38.5)
==================================================================================================================================

(a) Goodwill and other intangible items are amortized primarily over forty years.

- -------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

SUMMARY FINANCIAL INFORMATION

Condensed operating results for the Company's significant equity investments are as follows:

- --------------------------------------------------------------------------
                                         For the Year Ended December 31,
                                       -----------------------------------
(Dollars in millions)                      1994        1993           1992
- --------------------------------------------------------------------------
Mannesmann Mobilfunk GmbH
   Net revenues                        $1,126.0     $ 518.5        $  84.8
   Operating income (loss)             $  146.1     $(104.8)       $(211.5)
   Net income (loss)                   $   69.1     $ (67.7)       $ (53.0)
New Par
   Operating revenues                  $  578.9     $ 435.8        $ 340.3
   Operating income                    $  117.6     $  92.1        $  69.9
   Net income                          $  114.9     $  92.6        $  69.3
CMT Partners
   Operating revenues                  $  404.2     $ 110.8 (a)         --
   Operating income                    $  128.8     $  25.7 (a)         --
   Net income                          $  140.2     $  28.3 (a)         --
- --------------------------------------------------------------------------

(a) For the four month period from September 1, 1993 (inception) to December 31, 1993

F. JOINT VENTURES AND ACQUISITIONS
- --------------------------------------------------------------------------------

U S WEST JOINT VENTURE

On July 25, 1994, the Company and U S WEST, Inc. ("U S WEST") announced an agreement to combine their domestic cellular properties in a two-phase transaction.

The initial phase involves the formation of a partnership known as WMC Partners, L.P. ("WMC"), in which the Company and U S WEST will hold initial equity interests of approximately 70 percent and 30 percent, respectively. The closing of this initial phase (the "Closing"), which is conditioned on certain federal and state regulatory approvals, is expected to occur in the third quarter of 1995. After the Closing, WMC will provide services to the partners and their domestic cellular properties. During this phase, the cellular properties of the parties will continue to be owned by the individual partners.

Simultaneous with the formation of WMC, the parties formed an equally owned partnership to pursue new personal communications services ("PCS") opportunities. In conjunction with the partnership described below under "Bell Atlantic/NYNEX Consortium," the PCS partnership will construct and operate PCS systems in areas where the partners currently do not have cellular operations. WMC will also provide services to the PCS partnership.

In the next phase, the partners will contribute their domestic cellular properties to WMC. This contribution is expected to occur upon the lifting of certain restrictions imposed by the Modification of Final Judgment (the "MFJ"), or earlier, at the Company's option, but will occur in any event no later than July 25, 1998. The PCS partnership also will be merged into WMC, either at the time the cellular properties are contributed or three years after it acquires its first PCS license, whichever is later.

U S WEST has the right, which is exercisable after full relief from the MFJ has been obtained but which expires on July 25, 2004, to exchange its interest in WMC for up to 19.9% of the Company's common stock outstanding at the time of the exchange. Any such exchange would be made at a ratio reflecting the appraised private market value of U S WEST's interest in WMC and the appraised public market value of the shares of the Company's common stock to be acquired by U S WEST in the exchange. In the event that the value of U S WEST's interest in WMC determined by such appraisals would result in the issuance to U S WEST of more than 19.9% of the Company's then outstanding common stock, U S WEST is entitled to receive the excess in the form of non-voting preferred stock. The Company has amended its stockholder rights agreement so that U S WEST will not be deemed to be an "Acquiring Person," as defined therein, by reason of its rights in connection with the exchange.

- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

U S WEST also has the right, exercisable between July 25, 1999, and July 25, 2009, to exchange its interest in WMC for common stock of the Company to be held by a trust for purposes of systematic sale to the public. Any such exchange would be made at a ratio reflecting the appraised private market value of US WEST's interest in WMC and the average trading price of the Company's common stock during a period prior to U S WEST's exercise of the right.

The Company has the right to cause the exchange to occur either (a) after the later of full MFJ relief and July 25, 2004, if there is a deadlock with U S WEST regarding the management of WMC or (b) at any time after full MFJ relief has been obtained, if at such time U S WEST holds less than a 5% interest in WMC.

Upon the exercise by U S WEST of its right to exchange its interest in WMC for capital stock of the Company, U S WEST will be entitled to certain governance rights (including representation on the Company's board of directors) as well as registration rights. U S WEST is subject to certain standstill restrictions with respect to the Company through July 25, 2004, unless such restrictions are earlier terminated or suspended.

BELL ATLANTIC/NYNEX CONSORTIUM

On October 20, 1994, the Company and U S WEST announced the formation of a consortium between their wireless joint venture ("ATI/USW") and the wireless joint venture announced in June of 1994, between Bell Atlantic Corporation ("BA") and NYNEX Corporation ("NYNEX") ("BA/NYN"). This consortium consists of two partnerships, each equally owned by ATI/USW and BA/NYN.

The first partnership (the "Combined PCS Partnership") is intended to bid for, construct and operate PCS licenses and systems in areas which complement the existing domestic cellular franchises of the Company, U S WEST, BA and NYNEX. This entity will be governed by a board composed of three members from each of ATI/USW and BA/NYN.

The second partnership is intended to provide services to the existing cellular businesses of the four parties and to any PCS properties acquired by the consortium. It also is chartered to develop technical and service standards for wireless properties, adopt a national brand and marketing strategy, develop information technology and create a national distribution strategy. The entity will be governed by a board composed of three members from each of ATI/USW and BA/NYN, as well as one independent member.

Unlike the Company's joint venture with U S WEST, the agreements with BA/NYN do not provide for further merger of cellular properties. Accordingly, each of ATI/USW and BA/NYN will continue to hold such properties separately. In addition, after seven years either such joint venture may cause the Combined PCS Partnership to be dissolved and any PCS properties owned by it to be allocated as equally as possible between them. BA and NYNEX each are subject to certain standstill restrictions with respect to the Company through October 20, 2001, unless such restrictions are earlier terminated or suspended.

Under the agreements with BA/NYN, the Company as a partner in ATI/USW may be responsible for a portion of any tax liability that BA and NYNEX might incur by divesting cellular properties in territories that overlap with those of the Company or U S WEST. The Company is unable to estimate the impact, if any, of this provision at this time.

CELLULAR COMMUNICATIONS, INC.

The Company's operations in Ohio and Michigan are conducted through New Par, a General Partnership. The Company and CCI are each 50% partners in New Par. Pursuant to the agreements which established New Par in 1991, the Company purchased approximately 5% of CCI for $90 million, agreed to purchase additional equity in CCI, and obtained the right to acquire all of CCI's remaining equity in

- -------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

stages over the next several years. At December 31, 1994, the Company owned 11.5% of the fully diluted equity in CCI and has the right to purchase up to an additional 16% of CCI's fully diluted equity in the open market, through privately negotiated transactions or otherwise, through October 1995.

In October 1995, CCI will offer to redeem up to 10.04 million shares of its redeemable stock at $60 per share. The Company is obligated to purchase from CCI a like number of newly issued shares at the same price. In addition, CCI is obligated to redeem or buy back options held by CCI management an aggregate 2.4 million shares at $60 per share (less the exercise price in the case of the options). The Company is obligated to purchase from CCI a like number of newly issued shares at the same price. If the maximum number of shares and options are redeemed by CCI, the total obligation of the Company to purchase CCI shares would be approximately $720 million, and the Company will have purchased an additional 25% of CCI.

Beginning in August 1996, the Company has the right to acquire (through a redemption process similar to that discussed above) any remaining interests in CCI at a price to be determined by an appraisal process. Should the Company not accept the results of the appraisal process by February 1998 and not exercise its right to purchase CCI, CCI is obligated to seek alternative buyers (and if directed by the Company, also seek buyers for the Company's interest in New
Par), or may purchase the Company's interest in CCI or CCI and New Par, at a price based on the appraised values. If CCI or its interest in New Par is sold within a two year period for a price less than the values determined in the appraisal process, the Company is obligated to pay to the other CCI shareholders a specified percentage of such shortfall.

The Company has obtained a $600 million irrevocable letter of credit, expiring in 1996, for the benefit of CCI (see Note H for further information). In addition, the Company has pledged its shares of CCI to CCI and must continue to pledge any additional shares it acquires and must vote such shares in the same proportion as the votes of the other shareholders.

MCCAW CELLULAR COMMUNICATIONS, INC.

In September 1993, the Company and McCaw Cellular Communications, Inc. ("McCaw") contributed their respective cellular operations in San Francisco, San Jose, Dallas, Kansas City (Missouri/Kansas) and certain adjoining areas to a joint venture with equal ownership by each company. In a related transaction, the Company purchased McCaw's Wichita and Topeka systems for $100.0 million.

NORDICTEL

In October 1993, the Company acquired a 51% interest in NordicTel Holdings AB ("NordicTel"), one of three providers of Global System for Mobile
Communications ("GSM") cellular service in Sweden, for $153.0 million. The Company also contributed $5.4 million to NordicTel's equity capital at the time of acquisition.

G. INTANGIBLE ASSETS
- --------------------------------------------------------------------------------

Intangible assets consist of the following:

- -------------------------------------------------------------------------------
                                                               December 31,
                                                          ---------------------
(Dollars in millions)                                       1994           1993
- -------------------------------------------------------------------------------
FCC and international licenses,
  at cost, less accumulated
  amortization of $43.6 and $36.9
  for 1994 and 1993, respectively                         $186.1         $143.7
Goodwill, at cost, less accumulated
  amortization of $16.4 and $8.4
  for 1994 and 1993, respectively                          272.4          262.3
Other intangible assets, at cost,
  less accumulated amortization
  of $15.5 and $9.6 for 1994
  and 1993, respectively                                    12.0            7.2
- -------------------------------------------------------------------------------
                                                          $470.5         $413.2
===============================================================================

- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

In 1994, FCC licenses increased approximately $47.3 million as result of purchasing three regional 50/12.5 KHz licenses in the FCC auction of regional narrowband PCS licenses. These licenses, covering the northeast, central, and western regions of the United States will be used to expand services in existing and new markets.

Amortization expense relating to intangible assets for the years ended December 31, 1994, 1993, and 1992 was $21.3 million, $12.5 million, and $11.0 million, respectively.

H. DEBT AND CREDIT FACILITIES
- --------------------------------------------------------------------------------

SHORT-TERM DEBT

Short-term borrowings of $80.0 million at December 31, 1994 consist of unsecured bank loans with a weighted average interest rate of 6.7%. Short-term borrowings of $2.4 million at December 31, 1993 primarily consisted of a bank note payable with a weighted average interest rate of 8.0%.

LONG-TERM DEBT

Long-term debt consists of the following:

- -----------------------------------------------------------------------
                                                        December 31,
                                                     ------------------
(Dollars in millions)                                  1994        1993
- -----------------------------------------------------------------------
Revolving credit facility, due 1997                  $ 52.5          --
Revolving credit facility, due 1998                    45.0       $50.1
Bank promissory notes                                  29.8        24.1
Various other notes and obligations                     2.8         4.7
- -----------------------------------------------------------------------
                                                      130.1        78.9
Less portion due within one year                        9.9        10.3
- -----------------------------------------------------------------------
                                                     $120.2       $68.6
=======================================================================

The revolving credit facilities support cellular equipment purchases by NordicTel. Borrowings bear interest at the Stockholm Interbank Borrowing Rate plus a margin. At December 31, 1994, the weighted average interest rate of these facilities was 8.1%. If the borrowing was made in the United States, the interest rate would have been approximately 6.8%. Borrowings are collateralized by certain of the equipment purchased thereunder and by shares of a wholly owned subsidiary of NordicTel. In addition, NordicTel is restricted in making distributions or interest payments on its common stock or stockholders' contributions.

The bank promissory notes represent, in 1993, two notes with a Japanese bank which were refinanced with a single note in 1994. The new note is due in 1997 with options to extend for two additional years. The note bears interest at the Euroyen rate plus a margin which is dependent upon the Company's Standard and Poor's rating. At December 31, 1994, the interest rate was 2.8%. If the borrowing was made in the United States, the interest rate would have been approximately 6.6%.

Annual maturities of long-term debt, including capital leases, are as follows:
1996, $13.0 million; 1997, $63.6 million; 1998, $13.8 million; and 1999, $29.8 million.

REVOLVING LINES OF CREDIT

In March 1994, the Company signed a definitive bank loan agreement for a $600 million non-amortizing revolving line of credit (the "Facility"). The Facility provides the Company with funding for general corporate purposes and with standby letters of credit to support its obligations to purchase shares in CCI. The Facility is available in the form of committed advances or standby letters of credit and expires in March 1997. Interest on advances accrues at a rate equal to an index selected by the Company plus a margin which is based upon the Company's long-term senior unsecured debt rating. Interest on outstanding but undrawn standby letters of credit accrues at a margin which is based upon the Company's long-term senior unsecured debt rating. The Company also has the option to pledge United States Treasury and agency securities in exchange for a significantly reduced margin. At December 31, 1994, the Company had voluntarily

- -------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

pledged approximately $600 million of securities classified as cash equivalents, held-to-maturity, and available-for-sale. Provided the Company is not in default under the Facility, these securities are immediately, obtained without restriction, available for redemption by the Company.

Under the terms of a merger agreement with CCI, the Company is obligated to purchase up to 10.04 million CCI shares in October 1995 at $60 per share (see Note F for further information). To support this obligation, the Company has obtained a $600 million irrevocable letter of credit under the Facility for the benefit of CCI. This letter of credit expires in 1996. As of December 31, 1994, there have been no draws against the letter of credit.

The Company has various other lines of credit with certain banks. For the most part, these arrangements do not require compensating balances or commitment fees and, accordingly, are subject to continued review by the lending institutions. At December 31, 1994 and 1993, the total unused amount under these lines of credit available were approximately $130.0 million and $86.2 million, respectively.

OTHER

In 1992, the Company prepaid $100 million of long-term debt. The early redemption expense related to the prepayment was $12.7 million and carried an income tax benefit of $5.1 million. The net expense was recorded as an extraordinary item in the second quarter of 1992 and reduced net income by $7.6 million.

I. CAPITAL STOCK
- --------------------------------------------------------------------------------

In December 1994, the Company changed its state of incorporation from California to Delaware.

In December 1993, the Company completed a public offering of 68,500,000 shares of newly issued common stock for proceeds of $1,489.2 million, net of underwriting discounts and direct stock issuance costs.

In addition to the common shares outstanding, a subsidiary of the Company owns 122,960 shares of the Company's common stock. Because the accounting treatment for subsidiary-held shares is similar to that for treasury stock, the subsidiary-held shares are not considered outstanding.

PREFERRED STOCK

Of the 50,000,000 authorized shares of preferred stock, 6,000,000 shares have been designated as Series A Participating Preferred Stock. There are no outstanding shares of Series A Participating Preferred Stock. The remaining authorized preferred stock may be issued in one or more series, and the Board of Directors is authorized to designate the series and fix the relative rights, preferences, and limitations of the respective series without any further vote or action of the stockholders.

STOCKHOLDER RIGHTS PLAN

The Company's stockholder rights plan (the "Rights Plan") provides for the distribution of rights ("Rights") to holders of outstanding shares of common stock. Except as set forth below, each Right, when exercisable, entitles the stockholder to purchase from the Company one one-hundredth of a share of Series A Participating Preferred Stock at a price of $80 per share, subject to adjustment.

- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

The Rights are not currently exercisable, but would become exercisable if certain events occurred related to a person or group ("Acquiring Party") acquiring or attempting to acquire 10% or more of the Company's common stock. In the event that the Rights become exercisable, each holder of a Right (other than an Acquiring Party) would be entitled to purchase, for the exercise price then in effect, shares of the Company's common stock having a market value at the time of such transaction of two times the exercise price for each Right.

The Board of Directors, at its option, may at any time after a person becomes an Acquiring Party (but not after the acquisition by such person of 50% or more of the outstanding common stock) exchange on behalf of the Company all or part of the then outstanding and exercisable Rights for shares of common stock at an exchange ratio of one share of common stock for each Right.

At any time prior to the earlier of the occurrence of either (i) a person becoming an Acquiring Party or (ii) the expiration of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right.

J. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
- --------------------------------------------------------------------------------

The Company has a Long-Term Stock Incentive Plan ("the Plan"), under which it has reserved 24.0 million shares of common stock. Awards to eligible employees under the plan can take the form of incentive ("ISOs") or non qualified ("NSOs") stock options, stock appreciation rights ("SARs"), restricted stock, stock units or a combination of these forms. Each award has specific terms, including vesting provisions, at the discretion of the Company.

The plan requires that the exercise price be equal to the fair market value of the stock at the grant date for ISOs and at the discretion of the Company for NSOs. The exercise price may be paid in cash, stock already owned by the holder, or a combination. SARs may be settled in cash or stock at the discretion of the Company. The settlement of SARs issued in conjunction with NSOs require the related unexercised NSOs to be canceled. Restricted stock is held in escrow until the vesting provisions are satisfied although such shares have full voting and other rights. Stock units represent shares of common stock. Holders of stock units are not required to pay for such units and have no voting or other rights as a stockholder. Settlement of stock unit awards may be in cash, shares, or a combination at the discretion of the Company.

Notwithstanding the general vesting provisions of restricted stock awards, early vesting can occur for certain awards if the Company's initial public offering stock price ($23 per share) is doubled within a specified period of time.

Compensation expense for NSOs issued at prices less than fair market value at the grant date, Restricted Stock, and Stock Units is measured at the grant date and charged to income over the vesting period. Compensation for SARs is recorded over the vesting period at amounts equal to the excess of the current stock price over the fair market value of the stock at the grant date.

At December 31, 1994, the Company had accrued $14.9 million of deferred compensation expense (classified as a reduction of "Additional paid-in capital") related to awards under the plan. Compensation expense in connection with awards charged to income in 1994 was $1.5 million.

The following table summarizes award activity in 1994:

- -----------------------------------------------------------
                                            Price Range
                               Shares        Per Share
- -----------------------------------------------------------
Options and SARs
  granted and replaced
  (Telesis)                  6,369,662   $  8.51  -  $24.00
Restricted stock issued        840,075   $ 20.88  -  $28.50
Stock units granted            201,773   $ 20.88  -  $28.50
Options exercised             (256,315)  $  8.51  -  $18.90
Awards forfeited              (120,792)  $ 20.38  -  $28.50
- -----------------------------------------------------------
Shares issuable under
  outstanding awards
  at December 31, 1994       7,034,403   $  8.51  -  $28.50
- -----------------------------------------------------------

- -------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

There were options to purchase 3.1 million shares of common stock exercisable at December 31, 1994, and 16.7 million shares available for future awards.

In addition, the Company granted SARs to an investment firm that advised Telesis and the Company at the time of the spin-off. The Company and Telesis each granted SARs covering 350,000 shares of their respective common stock. The exercise price for the Company's shares is $20 per share for one half the shares and $24 per share for the remaining shares ($30 per share and $36 per share, respectively for the Telesis shares). The SARs are exercisable through April, 1997. The SARs may be exercised as to the Telesis shares or the Company's shares in any order, however, once SARs with an aggregate value of $6 million have been exercised, the remaining rights are canceled. At December 31, 1994, SARs with respect to 100,000 shares of the Company's common stock (representing $0.9 million in value) had been exercised. The Company has accrued the excess of fair market value over the exercise price for the remaining shares applicable to the Company.

K. INCOME TAXES
- --------------------------------------------------------------------------------

The components of income tax expense for each year ended December 31 are as follows:
- --------------------------------------------------------------------------------

- ------------------------------------------------------
(Dollars in millions)           1994     1993     1992
- ------------------------------------------------------
Current:
  Federal                    $  92.6   $ 48.8   $  1.5
  State and other taxes         20.2      9.4     (4.4)
- ------------------------------------------------------
Total current                  112.8     58.2     (2.9)
- ------------------------------------------------------
Deferred:
  Federal                       (2.5)     8.5     19.1
  Change in federal enacted
   tax rate                        --     4.4       --
  State and other taxes         (2.0)    (3.3)     8.4
- ------------------------------------------------------
Total deferred                  (4.5)     9.6     27.5
- ------------------------------------------------------
Amortization of investment
  tax credits, net                --       --     (0.1)
- ------------------------------------------------------
Total income taxes           $ 108.3   $ 67.8   $ 24.5
======================================================

In state and other taxes, the Company recorded international tax expense on its consolidated foreign subsidiaries of $1.3 million, $1.6 million, and $1.3 million, for 1994, 1993, and 1992, respectively.

Significant components of the Company's deferred tax liabilities and assets are as follows:
- --------------------------------------------------------------------------------

                                        December 31,
                                     -----------------
(Dollars in millions)                   1994      1993
- ------------------------------------------------------
Deferred tax liabilities:

  Depreciation and amortization      $ 121.6   $ 124.6
  Equity investments                    69.8      59.0
  Other                                 21.3      22.3
- ------------------------------------------------------
                                       212.7     205.9
- ------------------------------------------------------
Deferred tax assets:
  Postretirement benefits obligation     2.2       4.4
  Foreign tax benefits in
   consolidated subsidiaries            10.5       4.8
  Equity investments                    18.5        --
  Accruals deductible for tax
   purposes when paid                   18.3      16.0
  Other                                  2.1       8.2
- ------------------------------------------------------
                                        51.6      33.4
Valuation allowance                    (10.5)     (4.8)
- ------------------------------------------------------
Total deferred taxes recorded
  in consolidated balance sheets     $ 171.6   $ 177.3
======================================================
Current                              $ (33.8)  $ (13.1)
Non-current                            205.4     190.4
- ------------------------------------------------------
Net deferred tax liabilities         $ 171.6   $ 177.3
======================================================

The net change in the valuation allowance for deferred tax assets was an increase of $5.7 million relating to benefits arising from foreign net operating loss carryforwards of consolidated subsidiaries. At December 31, 1994, the Company had unused tax benefits of $10.5 million related to foreign net operating loss carryforwards. Of this amount, $5.9 million can be carried forward indefinitely and the balance expires at various dates through 2002. The loss before income tax expense on the Company's con-solidated foreign subsidiaries was $10.0 million and $5.2 million in 1994 and 1993, respectively.

- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

The reasons for differences each year between the statutory federal income tax rate and the effective income tax rate are provided in the following reconciliations:

- ---------------------------------------------------------
                                  1994     1993      1992
- ---------------------------------------------------------
Statutory federal
  income tax rate                 35.0%    35.0%     34.0%
Increase (decrease) in taxes
  resulting from:
   Equity losses of unconsol-
     idated wireless systems       7.0     11.5     101.0
   State income taxes, net of
     federal tax benefit           5.3      3.7      (9.3)
   Partner share of tax benefit    2.6       --        --
   Nondeductible
     amortization                  1.5      3.0       4.6
   Tax on international income     0.7      1.5       8.9
   Tax exempt interest            (2.4)      --        --
   Change in deferred taxes
     due to tax rate change         --      4.1        --
   Nondeductible amortiza-
     tion of investment
     tax credits                    --       --      (0.6)
   International Teletrac
     Systems losses prior to
     March 31, 1992                 --       --      36.8
   Other                           2.8      4.0      (5.3)
- ---------------------------------------------------------
Effective income tax rate         52.5%    62.8%    170.1%
- ---------------------------------------------------------

At December 31, 1994, deferred tax liabilities totaling $11.6 million relating to cumulative unrepatriated earnings on consolidated foreign subsidiaries were excluded from recognition under SFAS 109 because such earnings are intended to be reinvested indefinitely. Federal income and foreign withholding tax expense of $3.3 million would be due if this income were repatriated.

At December 31, 1994, defered tax liabilities relating to items which were credited directly to stockholders' equity totaled $12.0 million.

In August 1993, the United States government enacted the Omnibus Budget Reconciliation Act of 1993 which incorporated new business tax provisions. These included an increase in the corporate tax rate from 34% to 35% retroactive to January 1, 1993. The Company's adjustment for this change reduced net income by $4.4 million in 1993.

L. RETIREMENT PLANS
- --------------------------------------------------------------------------------

DEFINED CONTRIBUTION PLAN

The Company sponsors a defined contribution plan, the AirTouch Communications Retirement Plan ("Retirement Plan"), which covers substantially all full-time employees. The Company's contributions to the Retirement Plan are based on a combination of percentage of pay and on matching a portion of employee contributions. The cost recognized for the plan was $16.3 million, $12.9 million, and $9.8 million for 1994, 1993, and 1992, respectively.

DEFINED BENEFIT PENSION PLAN

The Company maintains a defined benefit plan under which individuals who were employees at December 31, 1986, and transferees from Telesis, receive pension, death and survivor benefits based on a percentage of final five year average pay and years of service. An accrual of service credit was discontinued in 1986 for most of the Company's employees and for the former Telesis employees. Currently, benefits only increase for changes in compensation because the accrual of service credit was discontinued.

In 1993, the plan was amended to include approximately 130 employees of a joint venture of Telesis to be included in the Company's defined benefit plan. This increased the reported plan assets and actuarial present value of projected plan benefit obligations by $3.7 million and $2.1 million, respectively. Also in 1993, approximately 85% of the such employees elected early retirement or termination benefits. This was accounted for as a plan curtailment in accordance with SFAS No. 88, "Employers' Accounting for

    --------------------------------------------------------------------------
    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
    ---------------------------------------------------------------------------
    Settlements and Curtailments of Defined Benefit Plans and for Termination Benefits," and resulted in one-time $3.0 million net gain. This gain has not been included in the following annual pension income table:

    --------------------------------------------------------
    (Dollars in millions)              1994    1993     1992
    --------------------------------------------------------
    Actual return on assets          $  0.2  $ 10.2   $  0.6
    Net amortization and deferral
      of items subject to delayed
      recognition(a)                    6.2    (4.8)     3.4
    Interest cost on projected
      benefit obligations              (2.6)   (2.6)    (1.6)
    Service cost-benefits earned
      during the year                  (0.1)   (0.1)    (0.3)
    --------------------------------------------------------
    Pension income recognized        $  3.7  $  2.7   $  2.1
    --------------------------------------------------------

(a) Under SFAS No. 87, "Employers' Accounting for Pensions," ("SFAS 87"), differences between actual returns and losses on assets and assumed returns, which are based on an expected long-term rate of return, are deferred and included with other "unrecognized net gain" (see following table). During 1994, actual returns were less than assumed returns by $5.6 million. During 1993, actual returns exceeded assumed returns by $5.8 million. During 1992, actual returns were less than assumed returns by $3.5 million. Recognition of these differences has been deferred.

    The following table sets forth the status of the plan's assets and obligations and the amounts recognized in the Company's consolidated balance sheets:

                                               December 31,
                                             ---------------
    (Dollars in millions)                      1994     1993
                                             ---------------
    Plan assets at estimated fair value      $ 73.9   $ 68.3
    Actuarial present value of projected
      benefit obligations                      26.6     31.1
    --------------------------------------------------------
    Plan assets in excess of projected
      benefit obligations                      47.3     37.2
    Less items subject to delayed
      recognition:
       Unrecognized net gain(a)                16.8     15.4
       Unrecognized transition amount(b)        4.8      5.3
       Unrecognized prior service cost          1.0      1.1
    --------------------------------------------------------
    Prepaid pension cost recognized
      in the consolidated balance sheets     $ 24.7   $ 15.4
    --------------------------------------------------------

(a) Gains or losses from actual returns on assets different from assumed returns, as well as from demographic experience different from assumed and the effects of changes in other assumptions, are recognized through amortization, over time, when the cumulative gains or losses exceed certain limits.

(b) The $10.2 million excess of the fair value of the plan's assets over projected benefit obligations as of the January 1, 1987 adoption of SFAS 87 is being recognized through amortization over approximately 17 years. Recognition has been accelerated due to the settlement of pension obligations through lump sum benefit payments.

    The assets of the plan are primarily composed of common stocks, United States government and corporate obligations, and index funds. The plan's projected benefit obligations for employee service to date reflect the company's expectations of the effects of future salary progressions of 5.5% per year. As of December 31, 1994 and 1993, the actuarial present value of the plan's accumulated benefit obligations, which do not anticipate future salary increases, were $22.1 million and $26.1 million, respectively. Of these amounts, $19.0 million and $23.2 million, respectively, were vested. The assumptions used in computing the present values of benefit obligations include a discount rate of 9.0%, 7.5%, and 8.5% for December 31, 1994, 1993, and 1992, respectively. An 8.5% long-term rate of return on assets was assumed in calculating pension costs in 1994 and an 8.0% rate was used for 1993.

    M. OTHER POSTRETIREMENT BENEFITS
    ----------------------------------------------------------------------------

    The Company provides health care benefits for retired employees and their eligible dependents and provides life insurance benefits to retired employees. Employees become eligible for these benefits upon retirement with eligibility for a service pension under the defined benefit pension plan or attainment of "retirement status" under the defined contribution plan. Substantially all retirees and their dependents are covered under the Company's plans for medical, dental, and life insurance benefits. Approximately 41 retirees were eligible to receive benefits as of January 1, 1994. The Company retains the right, subject to applicable legal requirements, to amend or terminate these benefits.

    The Company currently pays a portion of the cost of these benefits, with retirees paying monthly contributions for medical and dental costs based on the individual's family status. Commencing in 1994, the Company has implemented managed care in order to reduce and contain medical costs. The terms of this cost sharing have been reflected in the Company's consolidated financial statements. Through 1992, postretirement health care costs were expensed as claims were incurred. Postretirement life insurance benefits were expensed as premiums were paid.

   -----------------------------------------------------------------------------
   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   -----------------------------------------------------------------------------

   On January 1, 1993, the Company implemented SFAS 106 on an immediate recognition basis resulting in a one-time, noncash expense of $9.1 million before a tax benefit of $3.5 million. The projected unit credit actuarial method was used to determine the cost of these benefits.

   A discount rate of 9.0% was used to measure the accumulated postretirement benefit obligation ("APBO") at December 31, 1994. A discount rate of 7.5% was assumed in calculating the 1993 net periodic postretirement benefit cost. At December 31, 1994, the postretirement benefit plans were principally unfunded.

   The annual net periodic postretirement benefit cost consisted of the following:

   ------------------------------------------------------
                                            December 31,
                                          ---------------
   (Dollars in millions)                    1994     1993
   ------------------------------------------------------
   Service cost                            $ 2.5    $ 1.2
   Interest cost on accumulated
     postretirement benefit obligation       1.2      0.8
   ------------------------------------------------------
   Postretirement benefit cost             $ 3.7    $ 2.0
   ------------------------------------------------------

   The following table sets forth the status of the plans and the amounts recognized in the Company's consolidated balance sheets:

   ------------------------------------------------------
                                            December 31,
                                         ----------------
   (Dollars in millions)                   1994      1993
   ------------------------------------------------------
   Retirees                              $  2.3    $  3.5
   Eligible active employees                1.9       1.0
   Other active employees                   4.8       7.9
   ------------------------------------------------------
   Total accumulated postretirement
     benefit obligation                     9.0      12.4
   Less fair value of plan assets           0.2        --
   ------------------------------------------------------
   Plan assets less than accumulated
     benefit obligation                     8.8      12.4
   Unrecognized net loss (gain), subject
     to delayed recognition(a)             (6.1)      1.1
   ------------------------------------------------------
   Accrued postretirement benefit cost   $ 14.9    $ 11.3
   ------------------------------------------------------


 (a) Gains or losses from actual returns on assets different than assumed returns, as well as from demographic experience different than assumed and the effects of changes in other assumptions, are recognized through amortization, over time, when the cumulative gains or losses exceed certain limits.

     A 10% annual increase in health care costs is assumed in 1994. The rate of increase is assumed to decline to an ultimate 6% by the year 2002. Should the health care cost trend rate increase by 1% each year, the 1994 impact increases the APBO by $10.8 million and the aggregate of the service and interest cost components of the net period cost by $4.4 million.

     N. TRANSACTIONS WITH FORMER AFFILIATES
     ---------------------------------------------------------------------------
     SEPARATION AND TRANSITION AGREEMENTS

     Prior to the spin-off, the Company and Telesis entered into a separation agreement that provided for complete separation of all properties after the spin-off as well as transition agreements that disengaged the affairs of the Company and Telesis in an orderly manner.

     The separation agreement provided that the Company will continue to join in filing consolidated federal income tax returns with Telesis for all taxable periods in which the parties are required or permitted to file a consolidated return. In each taxable period, the Company must pay Telesis an amount equal to the Company's share of the consolidated tax liability based on the Company's separate taxable income and an amount equal to the Company's contribution to Telesis' state tax liability. If the Company were to report a net operating loss for any such year, Telesis would pay an amount equal to its reduction in tax liability attributable to such loss. A similar method of allocation would be applied to state income taxes filed pursuant to a combined return.

- --------------------------------------------------------------------------------
NOTES CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

The separation agreement also provided for the transfer of a limited number of employees' and retirees' accounts and for indemnification against certain claims. Telesis and the Company have exchanged such payroll data, service records, tax-related information, and other employee information necessary for the effective administration of Company benefit plans and compliance with governmental reporting requirements.

In general, the separation agreement allocated non-tax liabilities that become certain after the spin-off according to the origin of the claim and acts by, or benefits to, Telesis or the Company.

FINANCIAL AND ADMINISTRATIVE SERVICES

Equity contributions from Telesis totaled $1,179.8 million in 1993 and $212.2 million in 1992.

Prior to the spin-off, the Company obtained certain administrative services and other additional services from Telesis and its affiliates ("former affiliates"). Service costs that were specifically attributable to the Company were directly charged to the Company by Telesis. Other service costs and corporate charges were allocated proportionately among former affiliates, including the Company.

Prior to the spin-off, in the ordinary course of business, the Company participated with former affiliates in the following transactions:

- -------------------------------------------------------------------------------------------------------------------------
                                                                                        For the
                                                                                     Three Months          For the Year
                                                                                    Ended March 31,    Ended December 31,
                                                                                    -------------------------------------
(Dollars in millions)                                                                    1994             1993       1992
- -------------------------------------------------------------------------------------------------------------------------
Provided by the Company:
  Revenues from cellular services                                                       $ 0.6           $  2.7    $   2.3
  Revenues from paging services                                                         $ 0.4           $  1.7    $   1.4
Provided to the Company:
  Expenses from telephone services                                                      $ 5.5           $ 28.5    $  29.0
  Expenses from administrative, research and development, and insurance services        $ 6.0           $ 16.3    $  17.4
  Expenses from lending services                                                           --           $ 19.6    $  46.6
- -------------------------------------------------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

O. REGULATORY MATTERS
- --------------------------------------------------------------------------------

CELLULAR REGULATION

The California Public Utilities Commission ("CPUC") regulates the Company's California markets and ventures and has several ongoing investigations. First, in an interim decision, issued on August 3, 1994, the CPUC exercised its option under federal law to file a petition with the FCC to retain regulatory authority over the rates and entry of cellular carriers for an interim period of 18 months beginning September 1, 1994. The Company filed its opposition to the CPUC's petition on September 19, 1994. The FCC will make a final determination regarding whether the CPUC will be permitted to regulate cellular rates or entry by August 10, 1995. Second, the CPUC stated it was adopting, as an interim measure, the unbundling of wholesale network elements from other service functions. This limited measure requires no cost-of-service determination as it continues to allow cellular carriers to charge market rates for these unbundled services, the sum of which cannot exceed the current wholesale rates. The Company does not believe this order will have a material adverse effect on its financial position or results of operations. The Company filed an Application for Rehearing of this decision stating that the CPUC exceeded its authority by ordering that cellular carriers must unbundle their wholesale rates and allow a reseller's switch to be interconnected. Third, the CPUC deferred to later phases of its ongoing investigation any other issues not decided in its August 3, 1994 order. At this time, the Company is unable to predict the financial effects of this ongoing investigation.

P. COMMITMENTS AND CONTINGENCIES
- --------------------------------------------------------------------------------

CONTINGENCIES

A class action complaint was filed in November 1993 naming the Company as general partner for Los Angeles SMSA Limited Partnership. The plaintiff alleges that Los Angeles Cellular Telephone Company and the Company conspired to fix the price of wholesale and retail cellular service in the Los Angeles market. The plaintiff alleges damages for the class "in a sum in excess of $100 million." The Company has answered the complaint and intends to defend itself vigorously. The Company is attempting to coordinate for discovery several other class actions (see below) and antitrust cases brought by individual plaintiffs. The Company does not believe that these proceedings will have a material adverse effect on the Company's financial position.

In four separate class action complaints filed during October and November 1994 in Los Angeles, Orange County, San Diego and San Francisco, all brought by the same counsel, plaintiffs allege similar facts and circumstances as the complaint described in the previous paragraph. The Company does not believe that these proceedings will have a material adverse effect on the Company's financial position.

The California State Attorney General has been investigating the pricing of cellular telephone service in the Los Angeles market in the mid- to late 1980s. The Company has had meetings with the Attorney General's office and is cooperating fully in connection with this matter. The Company believes that its pricing and marketing practices were and are in compliance with the antitrust laws. The Company does not believe that the investigation will have a material adverse effect on the Company's financial position.

The Company is party to various other legal proceedings in the ordinary course of business. Although the ultimate resolution of these proceedings cannot be ascertained, management does not believe they will have a materially adverse effect on the results of operations or financial position of the Company.

LEASE COMMITMENTS

The Company leases various facilities and equipment under noncancelable lease arrangements. Most leases contain renewal options for varying periods. Rent expense under all operating leases was approximately $35.3 million, $33.3 million, and $31.9 million in 1994, 1993, and 1992, respectively.

- -------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -------------------------------------------------------------------------------

Future minimum lease payments under noncancelable operating leases with an initial term of one year or more are as follows at December 31, 1994:

- -----------------------------------------
(Dollars in millions)
- -----------------------------------------
1995                             $   43.2
1996                                 39.7
1997                                 36.7
1998                                 33.3
1999                                 29.4
Thereafter                           74.5
- -----------------------------------------
Total minimum lease payments     $  256.8
=========================================

OTHER

In the ordinary course of business, the Company has various letters of responsibility and letters of support for performance guarantees, refundable security deposits and credit facilities of certain subsidiaries and affiliates. These letters of responsibility and letters of support provide varying degrees of recourse to the Company, but in the aggregate they would not have a material adverse impact on the Company's financial position or results of operations. Separately, as of December 31, 1994, the Company guaranteed approximately $10.6 million owed by a third party. The Company believes that the likelihood of having to pay under the guarantee is remote. A subsidiary of the Company guarantees the liabilities of a third party, for which the subsidiary is indemnified by minority stockholders unaffiliated with the Company. The Company provided a letter supporting the commercial paper program entered into by Telecel Comunicacoes Pessoais, S.A. If certain loan covenants are not met, the Company may be liable for its proportionate share of the loans, approximately $7.2 million. The Company believes it is remote that it will be required to pay under these various arrangements.

Commitments for future acquisitions of property, plant, and equipment at December 31, 1994, are approximately $160 million.

Q. SUBSEQUENT EVENTS
- --------------------------------------------------------------------------------

In January 1995, the Department of Justice ("DOJ") concluded that the Company is subject to the Modification of Final Judgment ("MFJ"). The MFJ is the 1982 consent decree that governs the Bell Operating Companies ("BOC") which were divested by AT&T in 1984. The MFJ prohibits BOCs from offering long-distance telephone service or manufacturing telecommunications equipment. Compliance with the MFJ's line-of-business restrictions would mean halting the Company's long-distance and satellite services businesses, as well as limiting its design and development work on wireless equipment. The Company has determined this decision does not significantly impact its short term operations. The Company disagrees with the DOJ's conclusion and is seeking a prompt decision from U.S. District Court Judge Harold Greene that the Company is not subject to the MFJ. Until this decision is made, the DOJ has agreed not to enforce the restrictions in the MFJ on the Company, and the Company has agreed not to undertake any new business activities which would be restricted under the MFJ.

Globalstar received a license in January 1995 from the FCC, authorizing it to begin construction of its low earth orbit satellite system. See the preceding paragraph for a discussion of the DOJ conclusions with respect the Company's ability to participate in long-distance telephone service.

In February 1995, the FCC issued permanent rules for Location and Monitoring Systems in the 902-928 megahertz band in which AirTouch Teletrac ("Teletrac") operates. Under a grandfathering clause in the new rules, Teletrac can continue to operate its existing systems, with modifications as necessary by April 1, 1998 to conform to the sub-band frequencies specified in the

- -----------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- -----------------------------------------------------------------------------

order. To maintain the licenses it holds for markets in which systems have not yet been constructed, Teletrac must file with the FCC a list of markets it intends to build-out. Teletrac will have until April 1996 to construct these licenses, or forfeit such licenses not built-out. Exclusive licenses for multilateration systems within a Major Trading Area ("MTA") will be available for purchase through competitive bidding for each of three sub-bands in the FCC order. Licenses will be made available for purchase in MTAs in which Teletrac systems are grandfathered. Teletrac will continue to share its spectrum with government and amateur radio users.

On March 13, 1995, PCS PrimeCo, one of the Company's alliances with U S WEST, BA, and NYNEX, was the high bidder in eleven MTAs in the FCC's auctions for PCS broadband licenses. The Company's share of the cost of the licenses was approximately $277 million.

R. ADDITIONAL FINANCIAL INFORMATION
- -------------------------------------------------------------------------------

                                                  December 31,
                                              -------------------
(Dollars in millions)                            1994        1993
- -----------------------------------------------------------------
Accounts payable:
  Trade                                       $ 135.5    $  110.8
  Other                                          67.4        74.4
- -----------------------------------------------------------------
Total                                         $ 202.9    $  185.2
=================================================================
Miscellaneous other current liabilities:
  Accrued taxes payable                       $  54.4    $   28.2
  Deferred gain                               $  31.9    $    1.1
  Advance billings and
   customer deposits                          $  31.6    $   22.4
  Accrued expenses                            $  25.4    $   16.4
Other receivables:
  Income taxes receivable                     $  64.3          --
- -----------------------------------------------------------------


- -----------------------------------------------------------------
                                  For the Year Ended December 31,
                                  -------------------------------
(Dollars in millions)                   1994      1993       1992
- -----------------------------------------------------------------
Miscellaneous income
  (expense):
   Foreign exchange
     activity, net                  $   (3.5)  $  (3.4)  $    2.2
   Gain on sale of telecom-
     munications interests                --       3.8         --
   Defined benefit plan
     settlement gain, net                 --       3.0         --
   Other                                (1.5)     (0.1)      (1.2)
- -----------------------------------------------------------------
Total                               $   (5.0)  $   3.3   $    1.0
=================================================================
Wireless services and
  other revenues:
   Cellular service                $   884.9   $ 787.0   $  681.7
   Paging service                      188.0     148.7      117.9
   Vehicle location service              6.2       4.0        2.4
   Other revenues                       59.9      47.6       32.8
- -----------------------------------------------------------------
Total                              $ 1,139.0   $ 987.3   $  834.8
=================================================================

54

- --------------------------------------------------------------------------------
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
- --------------------------------------------------------------------------------

S. QUARTERLY FINANCIAL DATA (UNAUDITED)
- --------------------------------------------------------------------------------

(Dollars in millions, except per share amounts)
- -----------------------------------------------------------------------------------------------------------------
1994                                                                     First      Second      Third      Fourth
- -----------------------------------------------------------------------------------------------------------------
Operating revenues                                                     $ 276.2    $  300.2    $ 317.8    $  341.2
Operating income (loss)                                                $  33.9    $   28.6    $  16.1    $   (6.0)
Net income                                                             $  27.5    $   33.1    $  34.4    $    3.1
Per share data:
  Net income                                                           $  0.06    $   0.07    $  0.07    $   0.01
- -----------------------------------------------------------------------------------------------------------------
1993                                                                     First      Second      Third      Fourth
- -----------------------------------------------------------------------------------------------------------------
Operating revenues                                                     $ 252.4    $  275.9    $ 271.9    $  257.5
Operating income                                                       $  28.2    $   42.4    $  47.9    $    9.7
Income (loss) before cumulative effect of accounting change            $  (2.3)   $   12.5    $  15.3    $   14.6
Net income (loss)                                                      $  (7.9)   $   12.5    $  15.3    $   14.6
Per share data:
  Income (loss) before cumulative effect of accounting change          $ (0.01)   $   0.03    $  0.04    $   0.03
  Net income (loss)                                                    $ (0.02)   $   0.03    $  0.04    $   0.03
- -----------------------------------------------------------------------------------------------------------------


The operating loss in the fourth quarter of 1994 was the result of an increase in operating expenses, principally due to increased selling expenses for commissions, advertising and other promotional expenses that were associated with the rapid growth of domestic cellular subscribers.

In 1993, the Company implemented SFAS No. 106 which reduced net income by $5.6 million in the first quarter of 1993.

- --------------------------------------------------------------------------------
SUPPLEMENTARY SELECTED PROPORTIONATE FINANCIAL DATA
- --------------------------------------------------------------------------------

SELECTED PROPORTIONATE RESULTS OF OPERATIONS
- --------------------------------------------------------------------------------

The following table is not required by generally accepted accounting principles ("GAAP") or intended to replace the Consolidated Financial Statements prepared in accordance with GAAP. It is presented to provide supplemental data. However, because significant assets of the Company are not consolidated, and because of the substantial effect of the formation of certain joint ventures on the year-to-year comparability of the Company's consolidated financial results, the Company believes that proportionate financial and operating data facilitate the understanding and assessment of its Consolidated Financial Statements.
The following proportionate accounting table reflects the relative weight of the Company's ownership interests in its domestic and international systems and excludes certain investments for which the Company does not receive timely detailed income statements.

- -----------------------------------------------------------------------------------------------------------
                                                                         For the Year Ended December 31,
                                                                      -------------------------------------
    (Dollars in millions)                                                  1994           1993         1992
    -------------------------------------------------------------------------------------------------------
    TOTAL COMPANY
      Total proportionate net operating revenues(1)                   $ 1,781.3      $ 1,226.1     $  873.2
      Total proportionate operating income(1)                         $   171.5      $    97.6     $   11.3
      Total proportionate operating cash flow(1)(2)                   $   506.1      $   351.5     $  191.5
    =======================================================================================================
    DOMESTIC CELLULAR OPERATING RESULTS
      Service and other revenues                                      $ 1,149.6      $   892.0     $  699.4
      Equipment sales                                                      74.6           40.2         24.8
      Cost of equipment sales                                             (82.0)         (42.2)       (23.9)
    -------------------------------------------------------------------------------------------------------
      Net operating revenues                                            1,142.2          890.0        700.3
    -------------------------------------------------------------------------------------------------------
      Cost of revenues                                                    126.0          116.3         98.7
      Selling, general, administrative and other expenses                 537.2          394.1        322.5
      Depreciation expense                                                163.5          147.0        109.0
      Amortization expense                                                 22.2           17.7         15.1
    -------------------------------------------------------------------------------------------------------
      Total costs and expenses                                            848.9          675.1        545.3
    -------------------------------------------------------------------------------------------------------
      Operating income                                                 $  293.3      $   214.9     $  155.0
    =======================================================================================================
      Operating cash flow(2)                                           $  479.0      $   379.6     $  279.1
    =======================================================================================================

(1) Total proportionate results do not include certain international investments and some small domestic cellular investments for which the Company does not have timely detailed income statements. Net loss associated with these international investments was approximately $6.3 million for the year ended December 31, 1994.

(2) Operating cash flow is defined as operating income plus depreciation and amortization and is not the same as cash flow from operating activities in the Company's Consolidated Statements of Cash Flows. Proportionate operating cash flow represents the Company's ownership interest in the respective entities multiplied by the entities' operating cash flow. As such, proportionate operating cash flow does not represent cash available to the Company.


56