Form 10-K, Exhibit 13
period 1995-12-31
AIRTOUCH COMMUNICATIONS
filed 1996-03-26
CIK 904255

                                                                     Exhibit 13

                 AIRTOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

                            SELECTED FINANCIAL DATA,
                       MANAGEMENT'S DISCUSSION & ANALYSIS,
                            AND FINANCIAL STATEMENTS

           2  SELECTED FINANCIAL DATA
                  2  Selected Five-Year Consolidated Data

                  3  Selected Five-Year Proportionate Data

           6  MANAGEMENT'S DISCUSSION & ANALYSIS OF
                FINANCIAL CONDITION & RESULTS OF OPERATIONS

          27  CONSOLIDATED FINANCIAL STATEMENTS

                 27  Report of Management

                 28  Report of Independent Accountants

                 29  Consolidated Statements of Income
                       for the years ended December 31, 1995, 1994, and 1993

                 30  Consolidated Balance Sheets
                       as of December 31, 1995 and 1994

                 31  Consolidated Statements of Stockholders' Equity
                       for the years ended December 31, 1995, 1994, and 1993

                 32  Consolidated Statements of Cash Flows
                       for the years ended December 31, 1995, 1994, and 1993

                 34  Notes to Consolidated Financial Statements

                 58  Selected Proportionate Results of Operations

SELECTED FINANCIAL DATA

SELECTED FIVE-YEAR CONSOLIDATED DATA
--------------------------------------------------------------------------------------------------------------------------------
                                                                                 For the Year Ended December 31
                                                                ----------------------------------------------------------------
(Dollars in millions, except per share amounts)                   1995         1994(a)       1993(b)        1992          1991(c)
--------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
    Operating revenues (d)                                      $1,618.6      $1,246.9      $1,057.7      $  880.2      $  781.1
    Operating income                                            $  112.8      $   72.6      $  128.2      $   95.9      $  136.6
    Equity in net income (loss) of unconsolidated
      wireless systems:
        Domestic                                                $  188.2      $  125.4      $   70.4      $   41.1      $   15.5
        International                                           $  (35.9)     $  (14.7)     $  (37.5)     $  (38.5)     $  (21.4)
    Interest:
      Income                                                    $   34.9      $   54.7      $   12.0      $   13.3      $   13.8
      Expense                                                   $  (13.0)     $  (10.3)     $  (22.1)     $  (52.9)     $  (37.6)
    Income (loss) from operations                               $  131.9      $   98.1      $   40.1      $  (10.1)     $   43.1
    Per share data:
      Income (loss) from operations                             $   0.27      $   0.20      $   0.09      $  (0.02)     $   0.10

--------------------------------------------------------------------------------------------------------------------------------

                                                                                           December 31
                                                                ----------------------------------------------------------------
BALANCE SHEET DATA (Dollars in millions)                          1995         1994(a)       1993(b)        1992          1991(c)
--------------------------------------------------------------------------------------------------------------------------------
    Investments in unconsolidated
       wireless systems                                         $3,076.3      $1,697.9      $1,154.5      $  935.4      $  676.6
    Total assets                                                $5,647.9      $4,488.0      $4,076.7      $2,371.1      $1,900.1
    Long-term obligations (e)                                   $  906.4      $  130.1      $   78.9      $  257.3      $  276.0
    Total stockholders' equity                                  $3,750.7      $3,459.6      $3,337.3      $  752.1      $  635.2

    Working capital (deficit)                                   $   18.5      $  736.5      $1,346.8      $ (698.4)     $ (426.3)
    Capital expenditures, excluding acquisitions
       and capital calls (f)                                    $  530.3      $  408.7      $  225.9      $  231.0      $  230.2
================================================================================================================================

(a) Prior to April 1, 1994, AirTouch Communications, Inc. and its subsidiaries (the "Company") was an 86.1% owned subsidiary of Pacific Telesis Group ("Telesis"). On April 1, 1994, the Company was spun off from Telesis.

(b) In December 1993 the Company completed a public offering of 68,500,000 shares of newly issued common stock for proceeds of $1,489.2 million. In addition, in September 1993 the Company entered into a joint venture with AT&T Wireless, formerly McCaw Cellular Communications, Inc., ("CMT Partners") and contributed net cellular assets totaling $206.0 million. The effect of the formation of CMT Partners on the Company's Consolidated Financial Statements was a reduction in the individual asset, liability, and income statement accounts and the reporting of income and expense associated with these assets in the line item entitled "Equity in net income (loss) of unconsolidated wireless systems: Domestic." See Note E, "Investments in Unconsolidated Wireless Systems," to the Consolidated Financial Statements for further information.

(c) In 1991 the Company entered into a joint venture with Cellular Communications, Inc. ("New Par") and contributed net cellular assets totaling $330.0 million. The effect of the formation of New Par on the Company's Consolidated Financial Statements was a reduction in the individual asset, liability, and income statement accounts and the reporting of income and expense associated with these assets in the line item entitled "Equity in net income (loss) of unconsolidated wireless systems: Domestic." See Note E, "Investments in Unconsolidated Wireless Systems," to the Consolidated Financial Statements for further information.

(d) Presentation for 1994 has been restated to conform to current year presentation. See Note A, "Summary of Significant Accounting Policies - Basis of Presentation," to the Consolidated Financial Statements.

(e)  Includes the current portion of long-term debt.

(f)  For the year ended December 31.

SELECTED FIVE-YEAR PROPORTIONATE DATA

The following table is not required by generally accepted accounting principles ("GAAP") and is not intended to replace the Consolidated Financial Statements prepared in accordance with GAAP. It is presented to provide supplemental data. Because significant assets of the Company are not consolidated and because of the substantial effect of the formation of certain joint ventures on the year-to-year comparability of the Company's consolidated financial results, the Company believes that proportionate financial and operating data facilitates the understanding and assessment of its Consolidated Financial Statements.

Under GAAP, the Company consolidates the entities in which it has a controlling interest and uses the equity method to account for entities over which the Company has significant influence but does not have a controlling interest. In contrast, proportionate accounting reflects the Company's relative ownership interests in operating revenues and expenses for both its consolidated and equity method entities. For example, domestic cellular proportionate results present the Company's share - its percentage ownership - for all significant domestic cellular operations, including those joint ventures and partnerships where the Company does not own more than 50 percent. Similarly, total proportionate results show the Company's share of all its significant worldwide operations.

TOTAL COMPANY (1)
---------------------------------------------------------------------------------------------------------------------------------
    PROPORTIONATE                                                                  For the Year Ended December 31
    OPERATING RESULTS (Dollars in millions)                     1995          1994            1993            1992          1991
    -----------------------------------------------------------------------------------------------------------------------------
    Total net operating revenues (a)                          $2,605.2      $1,791.8        $1,226.1        $ 873.2       $ 687.0
    Total operating income                                    $  296.7      $  171.5        $   97.6        $  11.3       $  98.8
    Total operating cash flow (2)                             $  702.3      $  506.1        $  351.5        $ 191.5       $ 223.9

    PROPORTIONATE                                                                       December 31
    OPERATING DATA (In thousands)                                1995          1994            1993           1992          1991
    -----------------------------------------------------------------------------------------------------------------------------
    Total cellular POPs (3)                                    164,908        99,508          75,290         69,468        57,551
    Total cellular subscribers                                   3,059         1,948           1,206            779           558
    Cellular subscriber net adds in period,
       excluding acquisitions                                      974           713             409            221           140
    Total paging units in service                                2,474         1,647           1,269            899           669
    Paging units in service net adds in period,
       excluding acquisitions                                      477           378             348            230           136

PROPORTIONATE CELLULAR OPERATIONS (1)
---------------------------------------------------------------------------------------------------------------------------------
    DOMESTIC CELLULAR                                                               For the Year Ended December 31
    OPERATING RESULTS (Dollars in millions)                     1995           1994            1993          1992           1991
    -----------------------------------------------------------------------------------------------------------------------------
    Service and other revenues (a)                            $1,523.3       $1,160.1       $  892.0       $  699.4       $ 564.6
    Equipment sales                                               78.9           74.6           40.2           24.8          19.3
    Cost of equipment sales                                     (125.6)         (82.0)         (42.2)         (23.9)        (18.4)
    --------------------------------------------------------------------------------------------------------------------------
    Net operating revenues                                     1,476.6        1,152.7          890.0          700.3         565.5
    --------------------------------------------------------------------------------------------------------------------------
    Cost of revenues (a)                                         188.4          136.5          116.3           98.7          80.0
    Selling and customer operations (4)                          544.0          415.2          297.2             --            --
    General, administrative, and other expenses (4)              139.0          122.0           96.9          322.5         238.6
    Depreciation and amortization expenses                       189.2          185.7          164.7          124.1          93.7
    --------------------------------------------------------------------------------------------------------------------------
    Total operating expenses                                   1,060.6          859.4          675.1          545.3         412.3
    --------------------------------------------------------------------------------------------------------------------------
    Operating income                                          $  416.0       $  293.3       $  214.9       $  155.0       $ 153.2
    ==========================================================================================================================
    Operating cash flow (2)                                   $  605.2       $  479.0       $  379.6       $  279.1       $ 246.9
    Operating cash flow margin (b)                               41.0%          41.6%          42.7%          39.9%         43.7%
    Capital expenditures, excluding acquisitions              $  475.0       $  296.7       $  198.4       $  199.8       $ 159.6

See footnotes.

    DOMESTIC CELLULAR                                                               December 31
    OPERATING DATA (In thousands)                                1995      1994        1993      1992      1991
    ------------------------------------------------------------------------------------------------------------
    Total POPs (3)                                              37,739    35,390      34,889    34,121    32,560
    Subscribers                                                  2,262     1,560       1,046       744       558
    Subscriber net adds in period, excluding
       acquisitions                                                591       514         286       186       140

    INTERNATIONAL CELLULAR                                                For the Year Ended December 31
    OPERATING RESULTS (Dollars in millions)                      1995      1994        1993      1992      1991
    ------------------------------------------------------------------------------------------------------------
    Existing operations (5):
       Net operating revenues                                 $  841.0   $ 352.8     $  88.3        __        __
       Operating income (loss)                                $   62.7   $  10.0     $ (17.3)       __        __
       Operating cash flow (2)                                $  203.7   $  87.4     $   6.5        __        __
       Income (loss)                                          $   (0.5)  $ (13.2)    $ (18.9)       __        __
    Start-up systems (6):
       Income (loss)                                          $  (51.6)  $ (26.1)    $ (20.9)       __        __
    Total income (loss)                                       $  (52.1)  $ (39.3)    $ (39.8)       __        __

    INTERNATIONAL CELLULAR                                                          December 31
    OPERATING DATA (In thousands)                               1995       1994        1993      1992      1991
    ------------------------------------------------------------------------------------------------------------
    Total POPs (3)                                             112,869    64,118      40,401    35,347    24,991
    Subscribers                                                    797       388         160        35        __
    Subscriber net adds in period, excluding
       acquisitions                                                383       199         123        35        __

    DOMESTIC PAGING OPERATIONS (7)
    OPERATING RESULTS                                                     For the Year Ended December 31
    (Dollars in millions)                                      --------------------------------------------------
                                                                  1995     1994        1993      1992      1991
    ------------------------------------------------------------------------------------------------------------
    Service and other revenues                                $  219.4   $ 183.5     $ 145.7   $ 113.5   $  92.6
    Equipment sales                                               45.5      43.4        35.2      22.2       9.7
    Cost of equipment sales                                      (39.5)    (38.0)      (31.9)    (19.2)     (7.4)
    ---------------------------------------------------------------------------------------------------------
    Net operating revenues                                       225.4     188.9       149.0     116.5      94.9
    ---------------------------------------------------------------------------------------------------------
    Total operating expenses before depreciation and
       amortization                                              150.8     122.5        98.7      74.0      56.2
    Depreciation and amortization expenses                        42.8      36.8        30.6      26.3      23.4
    ---------------------------------------------------------------------------------------------------------
    Operating income                                          $   31.8   $  29.6     $  19.7   $  16.2   $  15.3
    =========================================================================================================
    Operating cash flow (2)                                   $   74.6   $  66.4     $  50.3   $  42.5   $  38.7
    Operating cash flow margin                                   33.1%     35.2%       33.8%     36.5%     40.8%
    Capital expenditures, excluding acquisitions              $   72.0   $  61.3     $  53.4   $  42.9   $  34.8

                                                                                    December 31
                                                              --------------------------------------------------
    OPERATING DATA (In thousands)                                1995      1994        1993      1992      1991
    ------------------------------------------------------------------------------------------------------------
    Units in service                                             2,338     1,525       1,167       821       601
    Units in service net adds in period, excluding
       acquisitions                                                463       358         324       220       127
================================================================================================================

See footnotes.

Footnotes:

(a) Presentation for 1994 has been restated to conform to current year presentation. See Note A, "Summary of Significant Accounting Policies - Basis of Presentation," to the Consolidated Financial Statements.

(b) If net losses on equipment sales were reclassified as operating expenses, operating cash flow margins would be 39.7%, 41.3%, 42.6%, 39.9%, and 43.7% for the years 1995, 1994, 1993, 1992, and 1991, respectively.

(1) Reflects proportionate results, total subscribers of all cellular systems, and total units in service of all paging systems in which the Company owns an interest, multiplied by the Company's ownership interest, exclusive of cost-based investments and certain equity-based investments that are not material to the Consolidated Financial Statements taken as a whole.

(2) Operating cash flow is defined as operating income plus depreciation and amortization and is not the same as cash flow from operating activities in the Company's Consolidated Statements of Cash Flows. Proportionate operating cash flow represents the Company's ownership interests in the respective entities' operating cash flows. As such, proportionate operating cash flow does not represent cash available to the Company.

(3) POPs are the estimated market population multiplied by the Company's ownership interest in a licensee operating in that market and includes markets in which the networks are under construction and the markets of certain cost-based investments not included in proportionate operating results. In 1995, total Company cellular POPs included 14,300 personal communications services ("PCS") POPs; international cellular POPs (and therefore total Company cellular POPs) included 36,943 POPs for recently formed ventures in India and 7,469 POPs for Poland where the Company's consortium was awarded a national cellular license in February 1996.

(4) For periods prior to 1993, selling and customer operations expenses were reported on a combined basis with general, administrative, and other expenses.

(5) Represents the Company's share of operating results (after foreign taxes where applicable) for international cellular systems which have completed 12 months of commercial service, as follows:

                   1995: Germany, Portugal, Sweden, Belgium, and Japan
                   1994: Germany, Portugal, Sweden, and Belgium (6 months) 1993: Germany (6 months), Portugal (3 months), and Sweden
                         (3 months)

(6) Represents the Company's share of income or loss (after foreign taxes where applicable) for international cellular systems which have not yet completed 12 months of commercial service, as follows:

                   1995: Italy, South Korea, Spain, and India (4 months) 1994: Japan, Italy (3 months), and South Korea (3 months) 1993: Japan, Germany (6 months), and Portugal (9 months)

(7) Domestic paging is wholly owned by the Company; therefore, proportionate information reflects 100% of the subsidiary's GAAP-basis operating results.

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

GENERAL

The following discussion is intended to assist in the understanding and assessment of significant changes and trends related to the results of operations and financial condition of AirTouch Communications, Inc., together with its consolidated subsidiaries and partnerships (the "Company" or "AirTouch"). This discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and Notes.

Private Securities Litigation Reform Act Safe Harbor Statement. In addition to historical information, this Annual Report includes certain forward-looking statements regarding events and financial trends which may affect the Company's future operating results and financial position. Such statements represent the Company's reasonable judgment on the future and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially. Such factors include, but are not limited to: a change in economic conditions in the Company's markets which adversely affects the level of demand for wireless services; greater-than-anticipated competition resulting in price reductions, new product offerings, or higher customer acquisition costs; better-than-expected customer growth necessitating increased investment in network capacity; increased cellular fraud; the impact of new business opportunities requiring significant initial investments; and the impact of deployment of new technologies on capital spending. These and other risks and uncertainties related to the business are described in detail in Item 1, "Business," of the Company's 1995 Form 10-K under "Investment Considerations." The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Under generally accepted accounting principles ("GAAP"), the Company reports revenues and expenses in its Consolidated Statements of Income for each subsidiary and partnership in which it has a controlling interest. The Company uses the equity method to account for the operating results of entities in which the Company has significant influence, but does not have a controlling interest. See Note A, "Summary of Significant Accounting Policies," to the Consolidated Financial Statements.

A discussion of the Company's results of operations on a proportionate basis follows the discussion of the GAAP-basis consolidated operating results in "Proportionate Results of Operations." Proportionate accounting is not required by GAAP or intended to replace the Consolidated Financial Statements prepared in accordance with GAAP.

BUSINESS ENVIRONMENT

GOVERNMENT REGULATION
The Company's domestic and international operations are subject to varying degrees of regulation. Changes in domestic or international regulation of the telecommunications industry could have a significant effect on the Company's future financial position or results of operations. The following discussion highlights significant regulatory developments related to the Company's operations. For an extensive discussion of regulation, see Item 1, "Business," in the Company's 1995 Form 10-K.

Telecommunications Act of 1996. On February 8, 1996, President Clinton signed the Telecommunications Act of 1996 (the "Act") into law. The new law fundamentally changes the domestic rules and regulations under which all providers of telecommunications services operate. In connection with the implementation of the Act, the Federal Communications Commission ("FCC") is expected to conduct more than 80 rule making proceedings during 1996.

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

The Act affects the Company in a number of ways, including the following. First, the Act eliminates the restrictions set forth in the Modification of Final Judgment ("MFJ") on the operations of Bell Operating Companies ("BOC") and replaces them with specific statutory requirements. The Act settles a claim made by the U.S. Department of Justice during 1995 that AirTouch remained subject to the MFJ because the new statutory definition of a BOC excludes entities such as AirTouch. In addition, the Company is not currently subject to the new statutory restrictions placed on BOCs by the Act.

Under the Act, however, WMC Partners, L.P. ("WMC"), which is jointly owned by the Company and U S WEST Inc. ("U S WEST"), is deemed an affiliate of a BOC by virtue of U S WEST's ownership interest and is therefore subject to certain provisions and restrictions set forth in the Act. The legislation permits commercial mobile radio services ("CMRS") affiliates of BOCs, such as WMC, to offer long distance service immediately upon enactment and exempts CMRS operators from equal access requirements otherwise imposed on local telephone companies, allowing the Company and WMC to sell long distance services without having to advertise for their competitors. As a result, the legislation removes a major obstacle to consummating the second phase of the WMC joint venture between the Company and U S WEST, specifically, the combination of their domestic cellular and personal communications services ("PCS") properties. However, as a BOC affiliate, WMC is subject to certain restrictions regarding the provisions of long distance services other than in connection with CMRS. See "Start-up Operations and Joint Ventures - U S WEST Joint Venture."

The Act also modifies requirements for local telephone companies to provide interconnection services to wireless carriers, which could impact the cost to the Company of such service. The Company is unable to quantify the impact on its operations of the changes resulting from the Act.

CELLULAR FRAUD
The incidence and cost of cellular "cloning" and "roaming" fraud continue to be of concern to the Company, as well as to the cellular industry in general. Cloning fraud refers to the use of scanners and other electronic devices to illegally obtain telephone numbers and electronic serial numbers during cellular transmissions. These stolen telephone and serial number combinations can be programmed into a cellular phone and used to obtain fraudulent access to cellular networks. Roaming fraud occurs when a cellular phone programmed with a telephone number stolen from one of the Company's customers is used to place calls from another carrier's market, resulting in a roaming fee charged to the Company that cannot be collected from a customer. The Company monitors fraudulent usage of its networks and excludes related billings from cellular service revenues and receivables. As compared to 1994, the Company experienced substantial increases in costs related to cellular fraud. Unbillable roaming fees increased from $11.5 million during 1994 to $28.3 million during 1995. The cost of cellular fraud could have a significant impact on the Company's operating results for the foreseeable future.

The Company continues to invest in new technologies and deploys other measures to detect, quantify and prevent cellular fraud. For example, using sophisticated equipment and other preventative measures during 1995, the Company achieved significant success in detecting and reducing fraudulent usage in its managed markets of telephone numbers stolen from the Company; however, the Company continues to experience significant increases in the incidence of roaming fraud.

Fraud has not been a significant issue in the Company's international markets.

START-UP OPERATIONS AND JOINT VENTURES
Start-up Operations. In connection with the network build-out of 11 broadband PCS licenses and certain new international licenses, the Company will incur significant start-up expenses during 1996 and 1997 that are expected to have a dilutive effect on the Company's future earnings. The 11 broadband PCS licenses were acquired in March of 1995 by PCS PrimeCo, L.P. ("PCS

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

PrimeCo"), in which the Company has an indirect 25% interest. The dilutive effect of PCS PrimeCo on the Company's earnings, which could be material, is expected to increase upon contribution by U S WEST and the Company of their respective indirect interests in PCS PrimeCo to their joint venture, WMC. See "U S WEST Joint Venture" and "Liquidity and Capital Resources." The PCS licenses acquired by PCS PrimeCo include market coverage of Chicago, Dallas, Tampa, Houston, Miami, New Orleans, Milwaukee, Richmond, San Antonio, Jacksonville, and Honolulu. PCS PrimeCo's networks are expected to be operational by the fourth quarter of 1996.

International start-up ventures expected to dilute future earnings include Poland, Spain, Italy, South Korea, and India. The Company estimates that international start-up losses during 1996 will be approximately $100 million. See "Liquidity and Capital Resources."

U S WEST Joint Venture. As discussed in Note E, "Investments in Unconsolidated Wireless Systems - WMC Partners," to the Consolidated Financial Statements, the Company and U S WEST plan to combine their domestic cellular properties into a partnership known as WMC. Under the venture's first phase, which commenced on November 1, 1995, WMC began providing certain support services to both companies' domestic cellular operations. During the first phase of the transaction, the cellular properties of each party will continue to be owned separately by each individual partner. In the second phase, the partners will contribute their respective domestic cellular properties to WMC, subject to the receipt of any required consents and authorizations. This contribution will occur following the lifting of certain restrictions imposed by the MFJ, but in no event later than July 25, 1998. The Act provided sufficient relief from the MFJ for the second phase of the transaction to occur, and the parties are seeking to obtain the necessary regulatory and other approvals and to satisfy other required conditions. Upon commencement of the second phase, the Company will deconsolidate for financial reporting purposes its domestic cellular operations contributed to WMC, using instead the equity method of accounting to report its interests in subsequent operating results. Accordingly, subsequent to the second phase, the Company's consolidated operating revenues and expenses will consist primarily of the results of NordicTel Holdings A.B. ("NordicTel"), domestic paging, and any consolidated domestic cellular operations which are not contributed to WMC during the second phase. The Company could experience near-term earnings dilution in connection with the contribution of its cellular properties to WMC. The extent of such dilution, which could be material, will depend upon the relative profitability of the Company's and U S WEST's respective operations subsequent to the contribution of such operations.

Concurrent with the formation of WMC, the parties formed an equally owned partnership ("PCS Partnership") to pursue new PCS opportunities, which in turn acquired a 50% interest in PCS PrimeCo. The PCS Partnership will also be contributed to WMC. The timing of such contribution is at U S WEST's discretion and will occur either at the closing of the second phase or a date selected by U S WEST, but no later than mid-1998. The Company anticipates that the PCS Partnership will be required to make significant capital contributions for the build-out of PCS markets and that it will experience substantial operating losses associated with the start-up phase of the PCS business, which is expected to last several years. Upon contribution of the PCS Partnership to WMC, the Company's relative share of PCS capital investments and operating losses related to the PCS Partnership will increase from 50% to its percentage ownership of WMC. See Item 1, "Business-Domestic Cellular-Joint Ventures-WMC Partners," in the Company's 1995 Form 10-K.

The Company cannot precisely assess the future impact of its joint venture with U S WEST on the Company's results of operations due to the uncertain timing of the second phase of the transaction and the uncertain timing of the contribution of the PCS Partnership to WMC. The Company anticipates that the second phase will occur in the fourth quarter of 1996 or in early 1997.

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS


FOREIGN CURRENCY AND INTEREST RATE RISKS
The Company engages in risk management activities to hedge foreign currency denominated investments and firm capital commitments. The Company does not engage in speculative foreign exchange activities. Every hedge has an identifiable underlying exposure such that a potential gain or loss on a hedging position is offset by a corresponding loss or gain on an underlying exposure.

The Company invests in ventures in Germany, Sweden, Portugal, Spain, France, Japan, South Korea, Belgium, Italy, Poland, India, and Thailand. Such investments primarily take the form of equity interests in foreign joint ventures and are viewed as long-term assets valued in the local currency, translated into United States dollars and reported in the Company's financial statements. The Company hedges a portion of these investments with long-dated forward contracts and foreign currency denominated loans. Generally, the currencies in which the Company has foreign exchange forward contracts have numerous market makers to provide ample depth for hedging activities. These hedges are in accordance with the Company's objective to offset the United States dollar values of foreign currency denominated assets with foreign currency denominated liabilities. The accounting treatment is described in Note D, "Financial Instruments," to the Consolidated Financial Statements. At December 31, 1995, the Company did not have in place any hedges of firm commitments.

Virtually all of the Company's hedges qualify as hedges under accounting rules. Non-qualifying hedges consist either of a cost method investment that does not qualify for hedge accounting or mismatches between the hedge instruments and the hedged investments due to equity losses of the joint ventures during start-up. All gains and losses pertaining to hedges that do not qualify for hedge accounting are included in net income.

The Company enters into interest rate swap agreements to manage its exposure to fluctuations in interest rates and to minimize the Company's cost of funds. Existing swap agreements are primarily used to effectively convert existing variable rate debt to a fixed rate and to reduce the interest rate risk of anticipated borrowings.

CONTINGENCIES
The Company is party to various legal proceedings, including certain antitrust litigation. See Note M, "Commitments and Contingencies," to the Consolidated Financial Statements. For an extensive discussion of legal matters, see Item 3, "Legal Proceedings," in the Company's 1995 Form 10-K.

RESULTS OF OPERATIONS

The following discussions compare the results of operations for the year ended December 31, 1995 to the year ended December 31, 1994 and the year ended December 31, 1994 to the year ended December 31, 1993. The operating results for each of the years ended December 31, 1995, 1994 and 1993 are not necessarily indicative of operating results in future periods. The following comparative information should be read in conjunction with the Consolidated Financial Statements and Notes for each period discussed, as well as the information presented in the other sections of management's discussion and analysis.

DOMESTIC AND INTERNATIONAL OPERATIONS
Consolidated operating revenues and expenses principally include domestic cellular operations in the Company's six consolidated markets, domestic paging operations, and the international operations of the Company's Swedish cellular subsidiary, NordicTel. The Company's six domestic consolidated markets are Los Angeles, Sacramento, Atlanta, San Diego, Wichita, and Topeka.

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS


OPERATING REVENUES AND EXPENSES
Operating revenues include cellular and paging service revenues and equipment sales. Cellular service revenues primarily consist of air time, access fees, and in-bound roaming charges. Paging service revenues primarily consist of paging service charges and rentals of paging units in the United States. Equipment sales consist of revenues from sales of cellular telephones and pagers. Equipment sales are not a primary part of the Company's cellular or paging businesses. Rather, the Company offers cellular and paging equipment at competitive prices, which are usually at or below cost, in order to market its cellular and paging services.

Operating expenses include: cost of revenues; cost of equipment sales; selling and customer operations expenses; general, administrative, and other expenses; and depreciation and amortization expenses. Cost of revenues primarily consists of interconnection fees charged by wireline telephone companies for cellular and paging operations, costs of roaming fraud, and other network-related expenses. Interconnection costs have fixed and variable components. The variable component of interconnection costs, which fluctuates in relation to the level of cellular calls, consists of per-minute fees charged by wireline phone companies for cellular calls originating and terminating on their networks. Selling and customer operations expenses primarily consist of compensation to sales channels, salaries, wages, and related benefits for sales and customer service personnel, and billing, advertising, and promotional expenses. General, administrative, and other expenses primarily consist of salaries, wages and related benefits for general and administrative personnel, international license application costs, bad debt, and other overhead expenses. Depreciation and amortization primarily consist of depreciation expense on the Company's cellular and paging networks, as well as amortization of intangibles such as FCC license costs and goodwill.

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

--------------------------------------------------------------------------------------------------------------------------------
                                                                  For the Year Ended December 31                     Change
                                                      ---------------------------------------------------      -----------------
(Dollars in millions)                                    1995         %(a)            1994          %(a)       Amount        %
--------------------------------------------------------------------------------------------------------------------------------
Wireless services and other revenues:
  Cellular service (b)                                $1,221.2        75.4          $  896.4         71.9       $  324.8      36.2
  Paging service                                         219.8        13.6             188.0         15.1           31.8      16.9
  Other revenues                                          69.3         4.3              66.1          5.3            3.2       4.8
                                                      --------       -----          --------        -----         ------
                                                       1,510.3        93.3           1,150.5         92.3          359.8      31.3

Cellular and paging
  equipment sales                                        108.3         6.7              96.4          7.7           11.9      12.3
                                                      --------       -----          --------        -----         ------
Operating revenues                                     1,618.6       100.0           1,246.9        100.0          371.7      29.8
                                                      --------       -----          --------        -----         ------

Operating expenses:
  Cost of revenues (b)                                   231.9        14.3             167.4         13.4           64.5      38.5
  Cost of cellular and paging equipment sales            141.0         8.7              99.2          8.0           41.8      42.1
  Selling and customer operations expenses               524.7        32.4             389.8         31.3          134.9      34.6
  General, administrative, and other expenses            392.4        24.2             312.6         25.1           79.8      25.5
  Depreciation and amortization expenses                 215.8        13.4             205.3         16.4           10.5       5.1
                                                      --------       -----          --------        -----         ------
Total operating expenses                               1,505.8        93.0           1,174.3         94.2          331.5      28.2
                                                      --------       -----          --------        -----         ------
Operating income                                         112.8         7.0              72.6          5.8           40.2      55.4
Equity in net income (loss) of unconsolidated
  wireless systems:
   Domestic                                              188.2                         125.4                        62.8      50.1
   International                                         (35.9)                        (14.7)                      (21.2)    144.2
Minority interests in net (income) loss of
  consolidated wireless systems                          (36.5)                        (16.3)                      (20.2)    123.9
Interest:
  Income                                                  34.9                          54.7                       (19.8)    (36.2)
  Expense                                                (13.0)                        (10.3)                       (2.7)     26.2
Foreign exchange gain (loss)                               3.3                          (3.5)                        6.8    (194.3)
Miscellaneous expense                                     (8.8)                         (1.5)                       (7.3)    486.7
                                                      --------                      --------                      ------
Income before income taxes                               245.0                         206.4                        38.6      18.7
Income taxes                                             113.1                         108.3                         4.8       4.4
                                                      --------                      --------                      ------
Net income                                            $  131.9                     $    98.1                      $ 33.8      34.5
                                                      ========                     =========                      ======
================================================================================================================================

(a)  Percentage of operating revenues.
(b) Presentation for 1994 has been restated to conform to the current year presentation. See Note A, "Summary of Significant Accounting Policies - Basis of Presentation," to the Consolidated Financial Statements.

INTERNATIONAL OPERATIONS
Consolidated international results during 1995 comprised 9.4% and 13.6% of operating revenues and operating expenses, respectively, as compared to 6.6% and 10.9% of operating revenues and operating expenses, respectively, during 1994.

CELLULAR SERVICE REVENUES
Increases in domestic cellular revenues resulted primarily from a 35.8% increase in the number of cellular customers, partially offset by a 9.3% decline in average revenue per customer. Customer growth was achieved through advertising, customer incentive programs, and continued increases in the number of distribution points. Customer incentive programs included offers of free or low-cost handsets, waived service or access fees, and fixed monthly fees for off-peak usage and roaming. Significant customer growth during late 1994 also contributed to the degree of increased revenues during 1995. The decline in average revenue per customer resulted from continued success in penetrating the consumer market segments. The consumer market continues to be the fastest growing segment of the Company's customer base. Consumer customers typically use their cellular telephones less than business customers and often place many of their calls during off-peak, lower-rate periods, resulting in lower average revenue per customer. However, the increase in off-peak usage results in revenue growth from higher utilization of the Company's

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

networks without additional capital investment to expand capacity. Competitive pricing pressures and such customer incentive programs as waived charges and fixed-fee usage contributed to further decline in average revenue per customer. The Company expects the shift toward consumer markets to follow industry trend and continue to result in declining average revenue per customer.

PAGING SERVICE REVENUES
Excluding revenues of $1.4 million from Message Center Beepers, Inc., acquired in mid-December of 1995, consolidated paging service revenues increased 16.2%. This increase reflected a 30.4% increase in domestic paging units in service, partially offset by a 9.3% decrease in domestic average revenue per paging unit. Growth in domestic paging units in service resulted from increased penetration in existing and new geographic markets through successful direct, retail, and reseller pager sales programs. The continuing decline in average revenue per paging unit is attributable to continued competitive pricing pressures, a continuing shift from leased pagers to customer-owned pagers, and a substantial shift in customer growth from higher-revenue direct and retail channels to lower-revenue reseller distribution channels. The addition of Circle K Stores to the Company's retail distribution points during the fourth quarter of 1995 is expected to have a positive effect on average revenue per paging unit during 1996. However, the Company anticipates that overall average revenue per paging unit will follow industry trend and continue to decline as new units are added. Paging's start-up operations in Cincinnati, Cleveland, Columbus, Chicago, El Paso, Indianapolis, Washington D.C./Baltimore, and Denver did not have a significant impact on revenues during 1995.

CELLULAR AND PAGING EQUIPMENT SALES AND COST OF SALES
Despite significant increases in the volume of equipment sold, domestic sales decreased approximately $0.5 million during 1995, as compared to 1994, due to competitive pressures which required the Company to offer customers heavily discounted or free cellular equipment. In that regard, on April 5, 1995, the California Public Utilities Commission removed its prohibition on the bundling of cellular equipment with carrier service. Previously, cellular service providers in California were prohibited from requiring customers to activate service to receive discounts on cellular equipment. This change in state regulation contributed significantly to increases in domestic marketing of discounted and free cellular equipment. Negative margins on consolidated equipment sales increased from 2.9% during 1994 to 30.2% during 1995. The Company expects cellular equipment sales to continue to generate negative margins for the foreseeable future. However, the Company believes that reduced prices for cellular equipment contributed significantly to customer growth during 1995, particularly in the consumer markets.

The effect of discounted and free cellular equipment in the Company's domestic markets was partially offset by a $12.4 million increase in international equipment sales. Increases in international equipment sales were primarily attributable to an $11.4 million increase in NordicTel's cellular equipment sales.

COST OF REVENUES
The 38.5% increase in consolidated costs of revenues is consistent with increases in wireless services and other revenues and primarily reflects increases in variable cellular interconnection costs. As a percentage of wireless services and other revenues, cost of revenues increased from 14.6% during 1994 to 15.4% during 1995, due primarily to incremental fixed costs associated with expansion of facilities and networks required to support customer growth and significant increases in fraudulent roaming and interconnection charges.

The Company is currently in the process of deploying its Code Division Multiple Access ("CDMA") network in Los Angeles. The Company also plans to deploy digital technology in certain of its other domestic markets. Digital networks offer much greater call capacity than analog networks and cost less to maintain. Accordingly, the Company anticipates that its digital cellular networks will contribute to lower costs as a percentage of revenues subsequent to their deployment.

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

SELLING AND CUSTOMER OPERATIONS EXPENSES
Increased expenses were due primarily to the addition of customer operations personnel necessary to support customer growth, increased marketing expenses for advertising and other promotional programs, higher compensation to sales channels associated with customer growth, and increased costs associated with detecting and preventing fraud.

The small increase in selling and customer operations expense as a percentage of operating revenues was primarily attributable to expansion of domestic and international customer operations functions necessary to support cellular and paging customer growth. As a percentage of operating revenues, selling expenses remained relatively stable despite significant additions of consumer customers which typically generate lower revenues per customer. Stable selling expenses were due in part to increased sales through lower-cost direct sales channels (Company sales staff and Company-owned retail stores) and the use of competitive customer incentive programs such as discounted or free cellular equipment, reduced or waived access fees, and flat-rate fees for off-peak usage and roaming. Customer incentive programs contribute to reduced revenues per customer and increased negative equipment margins, as opposed to increased selling expenses. The Company's average acquisition cost per gross customer added to its domestic cellular networks increased by only 3.6% during 1995 reflecting slightly higher sales and marketing costs. However, including the effect of negative equipment margins, the same average acquisition cost per gross customer increased by 14.2%.

In an effort to enhance productivity and improve customer service effectiveness, the Company plans to complete deployment of its new customer support system in each of the Company's domestic managed markets by early 1997. The new system is expected to reduce customer operations expense on a per customer basis once it becomes fully operational and further economies of scale are achieved. In addition to the new system, the Company plans to reduce selling costs per customer by continuing to add direct distribution points.

GENERAL, ADMINISTRATIVE, AND OTHER EXPENSES
The increase in general, administrative, and other expenses during 1995 was primarily attributable to moderate expansion of domestic and international administrative functions necessary to support customer growth, bad debt expense associated with increases in revenues, and a one-time charge for the impairment of AirTouch Teletrac's ("Teletrac") assets during the third quarter of 1995.

Excluding the one-time charge of approximately $25.0 million for the impairment of Teletrac's assets, general, administrative, and other expenses as a percentage of operating revenues decreased from 25.1% during 1994 to 22.7% during 1995 reflecting economies of scale associated with customer growth. General, administrative, and other expenses are expected to continue to decline as a percentage of operating revenues due to further economies of scale derived from customer growth.

DEPRECIATION AND AMORTIZATION
Increases in depreciation and amortization expenses resulted primarily from increased capital investments in property, plant, and equipment and intangible assets, partially offset by reduced depreciation for domestic cellular operations. Domestic cellular depreciation and amortization decreased due to changes in the estimated useful lives of certain analog cellular assets from seven to ten years beginning January 1, 1995. This change in estimated useful lives reduced depreciation expense for the year by approximately $29.3 million.

The Company expects to incur significant capital expenditures in connection with the deployment of its CDMA digital cellular sites in Los Angeles. The Company may also be required to expand analog capacity in Los Angeles to accommodate customer growth prior to the deployment of CDMA. In addition to capital expenditures related to such deployment in the Los Angeles market, the

\                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

Company plans to incur significant capital expenditures for the construction and deployment of other digital cellular networks. Accordingly, depreciation and amortization expenses are expected to increase as these networks become operational. However, depreciation and amortization is expected to continue to decline as a percentage of operating revenues because of the addition of customers to new and existing networks.

EQUITY IN NET INCOME (LOSS) OF UNCONSOLIDATED WIRELESS SYSTEMS
Domestic. Equity earnings increased primarily as a result of growth in each of the customer bases of New Par and CMT Partners and increases in the estimated useful lives of certain cellular assets, partially offset by declines in average revenue per customer. A portion of the increase also was attributable to the incremental increase of the Company's interest in Cellular Communications, Inc. ("CCI"), its 50% partner in New Par.

International. The increase in equity losses during 1995 reflected losses associated with the first full year of operations for the Company's investments in Japan and start-up losses in Italy and Spain, offset by substantial increases in profitable operations of Mannesmann Mobilfunk GmbH ("MMO") (Germany) and, to a lesser extent, improved operating results of Belgacom Mobile (Belgium) and Telecel (Portugal). The Company acquired its interest in Belgacom Mobile during 1994. The increases in losses of Japan and the start-ups resulted from costs associated with network build-out and rapid customer growth. The Company's earnings from MMO increased due to significant customer growth, a 2.13% increase in the Company's interest acquired in October 1995, and the extension of depreciable lives for certain cellular assets from seven to ten years, effective January 1, 1995.

International equity losses were partially offset by tax benefits of $39.8 million and $27.3 million in 1995 and 1994, respectively. The majority of these tax benefits are attributable to the Company's share of the net operating loss carryforwards ("NOLs") of its three cellular networks in Japan. These tax benefits are recorded in "Equity in net income (loss) of unconsolidated wireless systems: International" on the Consolidated Statements of Income. The tax benefits were recorded as an asset that represents future benefits the joint ventures will receive by deducting the NOLs from future taxable income. At December 31, 1995, the Company's proportionate share of deferred tax assets of its international equity subsidiaries was approximately $108.5 million, which was offset by a valuation allowance of $36.9 million. While the Company believes that it is more likely than not that the deferred tax assets will be fully realized, there can be no assurance that this will happen as certain factors beyond the control of the joint ventures and the Company, such as deteriorating local economic conditions and increasing competition, can affect future timing and amounts of taxable income.

MINORITY INTERESTS IN NET (INCOME) LOSS OF CONSOLIDATED WIRELESS SYSTEMS The increase for 1995 resulted from increased earnings of the Company's Los Angeles and Sacramento cellular operations.

INTEREST INCOME AND EXPENSE
Interest income was primarily derived from the earnings on investments in held-to-maturity and available-for-sale securities and other short-term instruments. The decrease in interest income during 1995 resulted from a significant reduction in cash balances available for investment due to the use of the 1993 initial public offering ("IPO") proceeds and other cash balances for acquisitions and capital expenditures. See "Liquidity and Capital Resources."

The consolidated increase in interest expense of $2.7 million resulted from significant borrowings during the fourth quarter of 1995, partially offset by capitalization of interest associated with the construction of certain cellular networks. See "Liquidity and Capital Resources."

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS


INCOME TAXES
The Company's effective income tax rates for 1995 and 1994 were 46.2% and 52.5%, respectively. The effective tax rate decreased during 1995 due primarily to foreign income tax benefits recognized for NordicTel and the write-down of Teletrac's assets, partially offset by the effect of equity losses of unconsolidated wireless systems. See Note N, "Teletrac," to the Consolidated Financial Statements for information regarding Teletrac, and see Note J, "Income Taxes," to the Consolidated Financial Statements for a detailed reconciliation of the statutory rates to effective tax rates.

During 1995, the Company recognized a $13.3 million deferred tax benefit related to losses of one of its foreign consolidated subsidiaries. At December 31, 1995, the Company had consolidated deferred tax assets of $98.7 million and deferred tax liabilities of $297.1 million. A valuation allowance of $25.5 million was provided for consolidated deferred tax assets. Although there can be no assurances, the Company believes that it is more likely than not that it will generate future taxable income sufficient to fully realize future benefits from the remaining deferred tax assets.

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

----------------------------------------------------------------------------------------------------------------------------------
                                                                    For the Year Ended December 31                      Change
                                                            -----------------------------------------------       ------------------
(Dollars in millions)                                         1994         %(b)        1993 (a)      %(b)       Amount         %
----------------------------------------------------------------------------------------------------------------------------------
Wireless services and other revenues:
  Cellular service (c)                                      $  896.4        71.9        $661.7       71.2       $234.7       35.5
  Paging service                                               188.0        15.1         148.7       16.0         39.3       26.4
  Other revenues                                                66.1         5.3          50.9        5.5         15.2       29.9
                                                            --------       -----        ------      -----       ------
                                                             1,150.5        92.3         861.3       92.7        289.2       33.6
Cellular and paging
 equipment sales                                                96.4         7.7          68.2        7.3         28.2       41.3
                                                             -------       -----        ------      -----       ------
Operating revenues                                           1,246.9       100.0         929.5      100.0        317.4       34.1
                                                             -------       -----        ------      -----       ------

Operating expenses:
  Cost of revenues (c)                                         167.4        13.4         127.7       13.7         39.7       31.1
  Cost of cellular and paging equipment sales                   99.2         8.0          67.5        7.3         31.7       47.0
  Selling and customer operations expenses                     389.8        31.3         263.1       28.3        126.7       48.2
  General, administrative, and other expenses                  312.6        25.1         235.9       25.4         76.7       32.5
  Depreciation and amortization expenses                       205.3        16.4         159.5       17.1         45.8       28.7
                                                            --------       -----        ------      -----       ------
Total operating expenses                                     1,174.3        94.2         853.7       91.8        320.6       37.6
                                                            --------       -----        ------      -----        ------
Operating income                                                72.6         5.8          75.8        8.2         (3.2)      (4.2)
Equity in net income (loss) of unconsolidated
  wireless systems:
    Domestic                                                   125.4                     101.7                    23.8       23.4
    International                                              (14.7)                    (37.5)                   22.7      (60.7)
Minority interests in net (income) loss of
   consolidated wireless systems                               (16.3)                    (25.5)                    9.2      (36.1)
Interest:
  Income                                                        54.7                      11.4                    43.3      379.8
  Expense                                                      (10.3)                    (21.3)                   11.0      (51.6)
Foreign exchange loss                                           (3.5)                     (3.4)                   (0.1)       2.9
Miscellaneous income (expense)                                  (1.5)                      6.7                    (8.2)    (122.4)
                                                            --------                    ------                  ------
Income before income taxes and cumulative
  effect of accounting change                                  206.4                     107.9                    98.5       91.3
Income taxes                                                   108.3                      67.8                    40.5       59.7
                                                            --------                    -----                   ------
Income before cumulative effect of accounting
  change                                                        98.1                      40.1                    58.0      144.6
Cumulative effect of accounting change for other
  postretirement benefits, net of income tax
  benefit of $3.5                                                 --                      (5.6)                    5.6     (100.0)
                                                            --------                    ------                  ------
Net income                                                  $   98.1                    $ 34.5                  $ 63.6      184.3
                                                            ========                    ======                  ======
==================================================================================================================================

(a) Adjusted to give effect to the adoption of the equity method of accounting for CMT Partners; see "CMT Partners and NordicTel."
(b)  Percentage of operating revenues.
(c) Presentation for 1994 has been restated to conform to the current year presentation. See Note A, "Summary of Significant Accounting Policies - Basis of Presentation," to the Consolidated Financial Statements.

CMT PARTNERS AND NORDICTEL
While net income is comparable, consolidated cellular service revenues and operating expenses for 1994 are not comparable to 1993. Prior to the formation of CMT Partners, the Company's partnership with AT&T Wireless (formerly McCaw Cellular Communications, Inc.), on September 1, 1993, the San Francisco/San Jose cellular system was consolidated. Once formed, the Company used the equity method of accounting to report CMT Partners' results. Hereafter, the discussions are based on 1993 amounts as adjusted to give retroactive effect to the adoption of equity accounting for CMT Partners.

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

Additionally, the comparability of operating revenues and operating expenses was affected by NordicTel which was acquired in October 1993. In 1993, operations for NordicTel were included in the Consolidated Financial Statements for three months, while in 1994 operations were included for the entire year. NordicTel is the most significant consolidated international subsidiary. The remaining consolidated balances are primarily attributable to domestic cellular and paging operations.

CELLULAR SERVICE REVENUES
The number of domestic customers grew by 49.3%, while the average revenue per customer declined by 8.9% from 1993 to 1994. NordicTel comprised 3.2% of cellular revenues in 1994.

The increase in cellular service revenues in 1994 was primarily due to continued domestic customer growth in the Company's six consolidated markets. The growth was achieved through advertising, increasing the number of distribution points, new sales channels and the availability of low-cost handsets and service plans designed to meet the needs of less frequent users.

The increase in cellular service revenues did not keep pace with customer growth primarily because of declining average revenue per customer. The change in customer mix from the business to consumer segments of the customer base was the primary reason average revenue per customer declined during 1994.

PAGING SERVICE REVENUES
Increases in paging service revenues resulted primarily from a 30.7% increase in the number of domestic paging units in service in 1994 as compared to the previous year. The increases in domestic paging units in service reflect increased penetration and expansion of existing geographic markets, primarily through successful retail and reseller pager sales programs and an acquisition of new paging operations in 1993.

The effect of growth in paging units in service on 1994 revenues was partially offset by a decrease in the average revenue per paging unit. Declines in average revenue per paging unit were primarily attributable to lower contract prices resulting from competitive pressures and a decline in pager rental fees associated with growth in customer-owned and maintained paging units.

CELLULAR AND PAGING EQUIPMENT SALES AND COST OF SALES
The increase in equipment sales in 1994 was attributable to the availability of low-cost handsets. However, 1994 revenues from the increased number of handsets sold were offset by a declining selling price resulting from the sale of cellular telephones at or below cost in order to meet competition.

COST OF REVENUES
The increase in consolidated costs of revenues is consistent with overall increases in wireless services and other revenues and primarily reflects increases in variable cellular interconnection costs which increase in relation to the level of cellular calls. Excluding cost of revenues not associated with wireless services, cost of revenues as a percentage of wireless services and other revenues declined from 14.2% during 1993 to 13.0% during 1994. The decline reflects economies of scale associated with the fixed portion of network and interconnection costs, as well as effective cost management and technical efficiencies, partially offset by costs related to paging system capacity expansion and the effects of acquiring NordicTel. NordicTel comprised 4.3% and 0.3% of cost of revenues for 1994 and 1993, respectively.

SELLING AND CUSTOMER OPERATIONS EXPENSES
NordicTel comprised 7.7% and 1.3% of selling and customer operations expenses for 1994 and 1993, respectively. The 1994 increase reflected aggressive growth strategies employed primarily during the second half of the year to attract new domestic cellular customers. As a result, the Company experienced increases in commissions paid for new cellular customers, and advertising

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

and other promotional expenses associated with new marketing efforts. However, the acquisition cost per gross domestic cellular customer added to the Company's networks declined by 10.9% from 1993 to 1994.

GENERAL, ADMINISTRATIVE, AND OTHER EXPENSES

NordicTel comprised 6.2% and 0.8% of general, administrative, and other expenses for 1994 and 1993, respectively.

On April 1, 1994, the Company was spun off (the "spin-off") from Pacific Telesis Group ("Telesis"). Approximately 5% of general, administrative, and other expenses in 1994 related to additional expenses for certain corporate functions previously provided by Telesis. Other increases from 1993 to 1994 were primarily due to costs related to research and development, the costs associated with developing and acquiring foreign licenses, an increase in bad debt expense due to the larger customer base, expenses for NordicTel, and legal expenses for defending several antitrust suits brought against the Company and other cellular operators. The increases were partially offset by higher billing of shared joint costs for developing and acquiring foreign licenses with international joint ventures, and capitalized license costs. Additionally, cost containment efforts at Teletrac included reducing staff by 30% to approximately 200 employees.

In 1993, the Company provided approximately $9.2 million ($5.0 million after tax) in reserve for spin-off related expenses. The reserve was substantially utilized during 1994. Costs incurred related to expenditures for changing the Company's corporate identity, for physical assets, and for legal and other expenses associated with the spin-off. Other increases were for start-up expenses related to the development of wireless data services. This, combined with the costs of supporting the Company's growth, including entry into new business opportunities, caused the general, administrative, and other expenses to increase as a percentage of operating revenues.

DEPRECIATION AND AMORTIZATION
NordicTel comprised 8.4% and 1.3% of depreciation and amortization for 1994 and 1993, respectively. As a percentage of operating revenues, the decline between 1994 and 1993 was primarily the result of economies of scale as more customers were added to the existing network. The increase in the amount of depreciation and amortization expense in both 1994 and 1993 mainly reflects increased capital investment in the Company's domestic cellular and paging networks.

EQUITY IN NET INCOME (LOSS) OF UNCONSOLIDATED WIRELESS SYSTEMS
Domestic. Domestic equity earnings increased in 1994 and 1993 primarily as a result of the increased earnings of CMT Partners and New Par.

International. The improvement for international unconsolidated wireless systems was primarily due to the reduction of equity losses in 1994 as compared to 1993. The improvement was attributable to the profitability of MMO and reduced losses in Portugal, partially offset by losses from Japanese operations, losses from Belgium operations acquired during the year, and by the costs of start-up joint ventures which acquired new licenses in Italy and South Korea.

The international equity losses were partially offset by tax benefits of $27.3 million and $20.7 million in 1994 and 1993, respectively.

MINORITY INTERESTS IN NET (INCOME) LOSS OF CONSOLIDATED WIRELESS SYSTEMS
The decrease for 1994 was primarily the result of operating losses incurred by NordicTel.

INTEREST INCOME AND EXPENSE
Interest expense in 1994 was primarily due to debt incurred by NordicTel and AirTouch International. The debt outstanding for NordicTel was $97.5 million and $50.1 million at December 31, 1994 and 1993, respectively. See Note G, "Debt and Credit Facilities - Long-term

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

Debt," to the Consolidated Financial Statements. In 1993, the Company used the $1,179.8 million of equity contributions received from Telesis to substantially eliminate its indebtedness to a Telesis subsidiary, PacTel Capital Resources.

In 1994, interest income was primarily attributable to the earnings on investments of held-to-maturity and available-for-sale securities purchased with the proceeds of the Company's IPO in December 1993.

INCOME TAXES
The Company's effective tax rates for 1994 and 1993 were 52.5% and 62.8%, respectively. The effective tax rates for such periods were primarily affected by the international equity losses of unconsolidated wireless systems, which are not deductible in determining the Company's taxable income. See Note J, "Income Taxes," to the Consolidated Financial Statements for a detailed reconciliation of the effective tax rates to statutory rates.

PROPORTIONATE RESULTS OF OPERATIONS
The following table is not required by GAAP or intended to replace the Consolidated Financial Statements prepared in accordance with GAAP. It is presented to provide supplemental data. Because significant assets of the Company are not consolidated, the Company believes that proportionate financial and operating data facilitates the understanding and assessment of its Consolidated Financial Statements. The following proportionate accounting tables reflect the relative weight of the Company's ownership interests in its domestic and international systems. Data from certain systems is excluded because the data is not available on a timely basis and is not material to the Consolidated Financial Statements taken as a whole.

                   SELECTED PROPORTIONATE OPERATING DATA (1)

TOTAL COMPANY

                                                                           For the Year Ended December 31
                                                        -------------------------------------------------------------
OPERATING RESULTS                                        1995          1994         Change        1993         Change
                                                        -------       -------       ------       -------       ------
  (Dollars in millions)
  Total net operating revenues (a)                      $2,605.2      $1,791.8       45.4 %       $1,226.1       46.1 %
  Total operating income                                $  296.7      $  171.5       73.0 %       $   97.6       75.7 %
  Total operating cash flow (2)                         $  702.3      $  506.1       38.8 %       $  351.5       44.0 %

                                                                                 December 31
                                                        -------------------------------------------------------------
OPERATING DATA (In thousands)                            1995          1994         Change        1993         Change
                                                        -------       -------       ------       -------       ------
  Total cellular POPs (3)                                164,908        99,508       65.7 %         75,290       32.2 %
  Total cellular subscribers                               3,059         1,948       57.0 %          1,206       61.5 %
  Cellular subscriber net adds in period,
      excluding acquisitions                                 974           713       36.6 %            409       74.3 %
  Total paging units in service                            2,474         1,647       50.2 %          1,269       29.8 %
  Paging units in service net adds,
      excluding acquisitions                                 477           378       26.2 %            348        8.6 %

See footnotes.

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

DOMESTIC CELLULAR OPERATIONS

                                                                           For the Year Ended December 31
                                                      -------------------------------------------------------------------------
OPERATING RESULTS                                        1995             1994           Change           1993           Change
                                                      ---------        ---------         ------        ---------         ------
  (Dollars in millions)
  Service and other revenues (a)                    $1,523.3          $1,160.1         31.3 %      $   892.0         30.1 %
  Equipment sales                                       78.9              74.6          5.8 %           40.2         85.6 %
  Cost of equipment sales                             (125.6)            (82.0)        53.2 %          (42.2)        94.3 %
                                                    --------          --------                     ---------
  Net operating revenues                             1,476.6           1,152.7         28.1 %          890.0         29.5 %
                                                    --------          --------                     ---------
  Cost of revenues (a)                                 188.4             136.5         38.0 %          116.3         17.4 %
  Selling and customer operations                      544.0             415.2         31.0 %          297.2         39.7 %
  General, administrative, and
       other expenses                                  139.0             122.0         13.9 %           96.9         25.9 %
  Depreciation and amortization
       expenses                                        189.2             185.7          1.9 %          164.7         12.8 %
                                                    --------          --------                     ---------
  Total operating expenses                           1,060.6             859.4         23.4 %          675.1         27.3 %
                                                    --------          --------                     ---------
  Operating income                                  $  416.0          $  293.3         41.8 %      $   214.9         36.5 %
                                                    ========          ========                     =========

  Operating cash flow (2)                           $  605.2          $  479.0         26.3 %      $   379.6         26.2 %
  Operating cash flow margin (b)                        41.0%             41.6%        (1.4)%           42.7%        (2.6)%
  Capital expenditures, excluding
      acquisitions                                  $  475.0          $  296.7         60.1 %      $   198.4         49.5 %

                                                                                      December 31
                                                      -------------------------------------------------------------------------
OPERATING DATA (In thousands)                          1995             1994             Change        1993           Change
                                                      ------           ------            ------       -------         ------
  Total POPs (3)                                      37,739            35,390          6.6 %         34,889          1.4 %
  Subscribers                                          2,262             1,560         45.0 %          1,046         49.1 %
  Subscriber net adds in period,
      excluding acquisitions                             591               514         15.0 %            286         79.7 %

INTERNATIONAL CELLULAR OPERATIONS

                                                                          For the Year Ended December 31
                                                     ---------------------------------------------------------------------
OPERATING RESULTS                                      1995              1994          Change           1993         Change
                                                     -------           -------         -------        -------        -------
(Dollars in millions)
Existing operations (4):
 Net operating revenues                               $841.0            $352.8        138.4 %         $ 88.3        299.5 %
 Operating income (loss)                              $ 62.7            $ 10.0        527.0 %         $(17.3)         ___
 Operating cash flow (2)                              $203.7            $ 87.4        133.1 %         $  6.5          ___
 Income (loss)                                        $ (0.5)           $(13.2)        96.2 %         $(18.9)        30.2 %

Start-up systems (5):
        Income (loss)                                 $(51.6)           $(26.1)       (97.7)%         $(20.9)       (24.9)%
Total income (loss)                                   $(52.1)           $(39.3)       (32.6)%         $(39.8)         1.3 %

See footnotes.

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

                                                                      December 31
                                             ---------------------------------------------------------------
OPERATING DATA (In thousands)                  1995          1994        Change          1993        Change
                                             -------       -------       -------       -------       -------
        Total POPs (3)                       112,869        64,118        76.0 %        40,401        58.7 %
        Subscribers                              797           388       105.4 %           160       142.5 %
        Subscriber net adds in period,
            excluding acquisitions               383           199        92.5 %           123        61.8 %


Footnotes:

(a) Presentation for 1994 has been restated to conform to the current year presentation. See Note A, "Summary of Significant Accounting Policies - Basis of Presentation," to the Consolidated Financial Statements.

(b) If net losses on equipment sales were reclassified as operating expenses, operating cash flow margins would be 39.7%, 41.3%, and 42.6%, for the years 1995, 1994, and 1993, respectively.

(1) Reflects proportionate results, total subscribers of all cellular systems, and total units in service of all paging systems in which the Company owns an interest, multiplied by the Company's ownership interest, exclusive of cost-based investments and certain equity-based investments that are not material to the Consolidated Financial Statements taken as a whole.

(2) Operating cash flow is defined as operating income plus depreciation and amortization and is not the same as cash flow from operating activities in the Company's Consolidated Statements of Cash Flows. Proportionate operating cash flow represents the Company's ownership interests in the respective entities' operating cash flows. As such, proportionate operating cash flow does not represent cash available to the Company.

(3) POPs are the estimated market population multiplied by the Company's ownership interest in a licensee operating in that market and includes markets in which the networks are under construction and the markets of certain cost-based investments not included in proportionate operating results. In 1995, total Company cellular POPs included 14,300 PCS POPs; international cellular POPs (and therefore total Company cellular POPs) included 36,943 POPs for recently formed ventures in India and 7,469 POPs for Poland where the Company's consortium was awarded a national cellular license in February 1996.

(4) Represents the Company's share of operating results (after foreign taxes where applicable) for international cellular systems which have completed 12 months of commercial service, as follows:

                  1995: Germany, Portugal, Sweden, Belgium, and Japan
                  1994: Germany, Portugal, Sweden, and Belgium (6 months) 1993: Germany (6 months), Portugal (3 months), and Sweden
                        (3 months)

(5) Represents the Company's share of income or loss (after foreign taxes where applicable) for international cellular systems which have not yet completed 12 months of commercial service, as follows:

                  1995: Italy, South Korea, Spain, and India (4 months) 1994: Japan, Italy (3 months), and South Korea (3 months) 1993: Japan, Germany (6 months), and Portugal (9 months)

TOTAL COMPANY
Proportionate Company operating results for 1995, 1994, and 1993 reflect a significant growth trend over the three-year period; however, the rates of growth declined slightly as the customer base expanded, a trend which is likely to continue. The Company expects that in 1996 growth in cellular subscribers will exceed the one million net adds experienced during 1995 but will result in

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

a lower growth rate of approximately 33%. Increases in net operating revenues over the three-year period reflect the continued strong growth in customers. This growth was partly offset by declining average revenue per customer largely due to the Company's increased penetration of the domestic consumer market with its typically lower usage. Increases in operating income during the three-year period reflect the significant customer growth, economies of scale, and cost containment efforts. The impact of these factors on income is diluted somewhat by increased selling costs to generate gains, declining average revenue per customer, increasing roaming fraud losses, and the costs of start-up. The slightly lower rate of increase in operating income in 1995 over 1994 accounts for the lower rate of increase in operating cash flow for the same period. Total Company operating cash flow for 1996 is expected to approach one billion dollars as a result of scale and scope and improved international operating results.

DOMESTIC CELLULAR
Increases in operating income are attributable to growth in the number of customers from 1994 to 1995 and from 1993 to 1994, respectively.

Cellular service and other revenues increased steadily from 1993 to 1995. In 1995, growth strategies were directed at the consumer market from as many varied points of presence as possible to attract new domestic customers. In 1994, a similar growth strategy directed at the consumer market was in effect throughout the year for CMT Partners and New Par, and during the second half of the year for the Company's consolidated markets. In 1993, fixed-term discount plans and various promotional programs contributed to the increase in customer growth. Increases in cellular service revenues have not kept pace with customer growth because of declining average revenue per customer, which decreased 8.7% from 1994 to 1995 and 10.7% from 1993 to 1994. These declines are primarily due to increased penetration of consumer segments of the population base. Increased penetration into the consumer cellular market is due primarily to the availability of low-cost handsets and service plans designed to meet the needs of less frequent users. New consumer customers typically use their phones less often and place many of their calls during off-peak, lower-rate periods, which generates lower average revenue per customer than business customers. However, the increase in off-peak usage results in revenue growth from higher utilization of the Company's networks without additional capital investment to expand capacity. The Company expects that average revenue per customer will follow the industry trend, and continue to decline as new consumer customers are added.

Equipment sales consist of revenues from sales of cellular telephones. Such sales are not a primary part of the Company's cellular business. Equipment sales increased 5.8% in 1995 over 1994 and 85.6% in 1994 over 1993, primarily due to higher volumes of sales from retail sales locations in managed markets, and from direct sales as part of the New Par growth initiative to increase the customer base. During 1995, as a result of the lifting of the prohibition on bundling within California, competitive responses involved the inclusion of free or low-cost phone equipment in promotions. The competitive pressure to sell telephone handsets at or below cost resulted in negative equipment margins in each year of the three-year period. The Company believes, however, that reduced prices for equipment have contributed significantly to customer growth, particularly in the consumer market. The Company expects contribution margins of equipment sales to remain negative as it responds to increasing competitive market pressure.

Cost of revenues increased as a percentage of net operating revenues from 11.8% in 1994 to 12.8% in 1995, reflecting increased roaming fraud losses during 1995, particularly in the Company's consolidated markets. The negative impact of roaming fraud was partially offset by the effects of economies of scale, technical efficiencies, and cost containment efforts in each of the Company's markets. These positive factors account for the decrease in cost of revenues as a percentage of net operating revenues from 13.1% in 1993 to 11.8% in 1994. Technical costs have increased at a slower pace than customer growth.

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

Selling and customer operations expenses as a percentage of net operating revenues were 36.8%, 36.0%, and 33.4% in 1995, 1994, and 1993, respectively. The 1995 increase over 1994 expenses was primarily due to growth in the customer base resulting from marketing programs to attract new customers and included commissions paid for new cellular customers, advertising, and other promotional expenses associated with such programs. The increase also included the cost of expanded customer operations to support the increased number of customers. These costs were partially offset by cost containment efforts and economies of scale, primarily in the area of billing costs. Similarly, in 1994 the increase over 1993 reflects an increase in sales commissions, advertising, promotional expenses, and billing costs associated with the increased number of domestic cellular customers, offset by the effects of cost containment initiatives. The Company expects that customer operations expenses will decline on a per-customer basis in its managed markets once its new customer support system is fully deployed in 1997.

Although the Company is actively managing its selling expenses, competitive market pressures in certain markets continue to influence the Company's ability to reduce the cost for each additional new customer. The Company experienced a 1.6% increase in acquisition costs per gross add from 1994 to 1995, compared to a 9.2% decrease from 1993 to 1994. The cost of acquiring a new customer, including losses on equipment, increased 11.2% from 1994 to 1995, compared to a 7.8% decrease from 1993 to 1994.

General, administrative, and other expenses as a percentage of net operating revenues were 9.4%, 10.6%, and 10.9% in 1995, 1994, and 1993, respectively. The declining trend in these percentages reflects the Company's ongoing efforts to contain costs across all markets. The dollar increase between 1995 and 1994 was primarily attributable to increased expenses associated with the research and development of customer support systems, process engineering, and information technology transition. Such expenses included employee-related costs, facilities, and office expenses. The dollar increase between 1994 and 1993 is primarily attributable to additional expenses for certain corporate functions provided by Telesis prior to the spin-off of the Company on April 1, 1994.

Depreciation and amortization expenses as a percentage of net operating revenues were 12.8%, 16.1%, and 18.5% in 1995, 1994, and 1993, respectively. The declining trend in these percentages reflects the Company's significant increase in customer growth that allows the increase of capital expenditures in its cellular systems to be spread over a larger customer base. In 1995, the very slight dollar increase in depreciation expense reflects the effect of additional capital expenditures nearly offset by the effect of extending the depreciation period for certain cellular equipment from seven to ten years. In addition, amortization expense increased due to the amortization of goodwill arising from the October 1995 purchase of additional CCI shares (See Note E, "Investments in Unconsolidated Wireless Systems," to the Consolidated Financial Statements). In 1994, the increase in depreciation expense reflected CMT Partners' completion of its initial phase for the deployment of time division multiple access ("TDMA") digital technology in the San Francisco Bay Area.

INTERNATIONAL CELLULAR
The significant growth in the net operating revenues of existing cellular operations between 1995, 1994, and 1993 reflects continuing expansion of the international customer base due to growth across all cellular markets, the successful launch of start-ups into existing commercial operations, and acquisitions. The number of customers at December 31, 1995 was nearly five times the number of customers at year-end 1993. The Company's ventures are classified as existing operations after completing 12 months of commercial service as described in footnotes 4 and 5 to the Selected Proportionate Operating Data schedules.

Operating income for existing cellular operations realized a significant improvement for 1995 over 1994 due to strong customer growth in the Company's interests in Belgium, Germany, and Portugal, achieving improved scale. This improvement was partially offset by the increased

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

depreciation and amortization expenses caused by expanding system capacity and the cost of strong customer growth in Japan. The improvement in operating income for 1994 over 1993 primarily resulted from the effect of comparing ongoing results in 1994 to initial results in 1993, the first year in which the start-ups were launched into existing commercial operations.

The improvement in operating cash flows for the three-year period from 1993 to 1995 reflects the improved operating results of existing operations in successive years.

Aggregated existing operations were nearly at break-even for the year 1995. This result reflects the improved operating results of our existing operations in 1995 over 1994 as these operations gained greater scale. The aggregate losses for 1994 and 1993 indicate that break-even scale was not yet achieved in the earlier years.

Losses for the cellular start-up systems increased in 1995 as compared to 1994, reflecting increased start-up activity as the Company continued to develop international opportunities. Losses for cellular start-up systems will continue to dilute 1996 earnings. In 1995 start-up systems included India, Italy, South Korea and Spain, while in 1994 start-ups primarily consisted of the Company's equity investments in Japan. In 1993, start-ups consisted of Japan, Germany during the first half of the year, and Portugal during the first nine months of the year.

LIQUIDITY AND CAPITAL RESOURCES
The Company defines liquidity as its ability to generate resources to finance business expansion, construct capital assets, and pay its current obligations. The Company requires substantial capital to expand and operate its existing wireless systems, to construct new wireless systems, and to acquire interests in existing wireless systems.

1995 CAPITAL EXPENDITURES
During the year ended December 31, 1995, the Company incurred capital expenditures of $484.2 million for additions to property, plant, and equipment for its consolidated domestic and international cellular and paging networks, as well as other capital expenditures, primarily to increase cellular and paging network capacity and to support rapid customer growth. The Company invested an additional $484.7 million as capital contributions to unconsolidated wireless systems to fund license purchases and the build-out of cellular networks. Of this amount, approximately $282.4 million was contributed to PCS PrimeCo primarily to fund the purchase of its 11 broadband PCS licenses. In addition, the Company invested $779.4 million in acquisitions of new or additional interests in unconsolidated wireless systems. Significant components of investments in unconsolidated wireless systems included the purchase of additional interests in CCI and MMO.

FUNDING OF 1995 CAPITAL NEEDS
The Company did not generate sufficient cash from operations to meet its capital requirements during 1995. As described below, additional funding needs for the year ended December 31, 1995 were satisfied primarily by cash from the liquidation of investments and proceeds from borrowings under the Company's $2 billion credit facility.

During 1995, the Company generated $322.2 million in cash from operations and received $396.4 million in proceeds from the maturity and sale of certain investments and securities.

In July 1995, the Company obtained an unsecured $2 billion, five-year revolving credit facility to fund its capital requirements. See Note G, "Debt and Credit Facilities," to the Consolidated Financial Statements. During 1995, the Company borrowed $664.6 million under the facility.

FUTURE CAPITAL EXPENDITURES
Consolidated Expenditures. The Company will continue to be required to make substantial expenditures in connection with its efforts to expand its wireless business. Domestic and international

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

capital requirements for 1996 are expected to exceed $1 billion. The Company expects to incur significant capital expenditures in connection with the deployment of its CDMA digital cellular sites in Los Angeles. The Company may also be required to expand analog capacity in Los Angeles to accommodate customer growth prior to the deployment of CDMA. In addition to capital expenditures related to such deployment in the Los Angeles market, the Company plans to incur significant capital expenditures to expand its existing analog and digital networks and to construct and deploy new digital networks. The Company expects its investment in digital technology to continue to increase, and eventually surpass and replace the investment in analog technology. However, both analog and digital technology standards are expected to coexist for the foreseeable future. Accordingly, both technologies are expected to continue to serve the existing and future customer base for the foreseeable future.

At December 31, 1995, the Company was committed to spend approximately $39 million for the acquisition of property, plant, and equipment for its consolidated subsidiaries. In addition to these commitments, the Company plans to make additional capital expenditures of approximately $557 million during 1996 to increase the capacity of its existing domestic analog networks and to deploy digital technology. At December 31, 1995, the Company had also committed to spend approximately $93 million for the purchase of cellular handsets.

Unconsolidated Wireless Systems. As of December 31, 1995, the Company was committed to make capital contributions of $89.0 million to its unconsolidated wireless systems. The Company was also committed to purchase options for 2.4 million shares of stock in CCI for an aggregate cost of $107.7 million. In addition, the Company may be obligated to make a payment to CCI stockholders in the event that the Company does not elect to purchase CCI's interest in New Par at a value determined in an appraisal process. See Note E, "Investments in Unconsolidated Wireless Systems - Cellular Communications, Inc.," to the Consolidated Financial Statements and Item 1, "Business-Domestic Cellular-Joint Ventures-New Par," inthe Company's Form 10-K for the year ended December 31, 1995.

In addition to these commitments, the Company plans to make capital contributions of approximately $242 million during 1996 to its existing international and domestic joint ventures, including contributions to PCS PrimeCo for the construction of its newly acquired broadband PCS licenses. PCS PrimeCo's networks are expected to be operational by the fourth quarter of 1996.

FUTURE CAPITAL FUNDING
On March 14, 1996, the Company initiated a commercial paper program which consists of the sale of short-term notes exempt from registration under the Securities Act of 1933 pursuant to Section 4(2). The Company's Board of Directors has authorized the issuance of commercial paper in amounts necessary to finance the Company's working capital requirements, provided that the aggregate principal amount outstanding does not exceed amounts available for borrowing under the Company's $2 billion revolving credit facility. The Company obtained A-2 and P-2 prime commercial paper ratings from Standard & Poor's Corporation and Moody's Investor Service, respectively. These ratings may be revised or withdrawn by the rating agencies at any time. During March 1996, the Company issued approximately $710 million in commercial paper under this program.

Working capital raised by the sale of commercial paper and borrowings under the Company's $2 billion revolving credit facility are currently expected to be sufficient to meet the Company's cash requirements through the end of 1996. However, management expects that the Company will require additional external financing if and when the Company exercises its right to acquire the remaining shares of CCI pursuant to certain agreements with CCI. Management also anticipates that additional external financing will be necessary to fund expansion and operations beyond 1996. Accordingly, the Company will need to raise additional funds through borrowings or public or private sales of debt or equity securities. In September 1995, the Company filed a registration

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

statement with the Securities and Exchange Commission for $2 billion in various forms of debt and equity securities. The Company believes that it will be able to access the capital markets on terms and in amounts adequate to meet its objectives. However, given the possibility of changes in market conditions or other occurrences, there can be no certainty that such funding will be available in quantities or on terms favorable to the Company.

                              REPORT OF MANAGEMENT

To the Stockholders of AirTouch Communications, Inc.:

FINANCIAL STATEMENTS
The management of AirTouch Communications, Inc. and its subsidiaries prepared the accompanying Consolidated Financial Statements and is responsible for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated as a result of material fraud or error. The Consolidated Financial Statements include amounts based on management's best estimates and judgments, where necessary. Management also prepared the other information in this annual report and is responsible for its accuracy and consistency with the Consolidated Financial Statements.

The Company's 1995 Consolidated Financial Statements have been audited by Price Waterhouse LLP, independent accountants, whose appointment has been recommended by the Board of Directors for ratification by the Company's stockholders. The Company's 1994 and 1993 Consolidated Financial Statements were audited by Coopers & Lybrand L.L.P., independent accountants. Management has made available to Price Waterhouse LLP and Coopers & Lybrand L.L.P., all of the Company's financial records and related data, as well as the minutes of meetings of the Board of Directors. Furthermore, management believes that all of the representations made to Price Waterhouse LLP and Coopers & Lybrand L.L.P.
during their audits were valid and appropriate.

INTERNAL CONTROL SYSTEM
AirTouch Communications, Inc. and its subsidiaries maintain a system of internal controls over financial reporting, one of the purposes of which is to provide reasonable assurance to the Company's management and Board of Directors regarding the preparation of reliable published financial statements. The Audit Committee of the Board of Directors is responsible for overseeing the Company's financial reporting process on behalf of the Board. During 1995, the Audit Committee met regularly with management, internal audit and the independent accountants to review internal controls, accounting, auditing, and financial reporting matters.

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

The Company assessed its internal control system in its consolidated operations throughout the year ended December 31, 1995 in relation to criteria for effective internal control over financial reporting described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO"). To assess the internal control systems in its unconsolidated partnerships and corporations, management relied on reports issued by various external public accountants who performed audits of those entities, where such reports were available. Based on these assessments, the Company believes that, as of December 31, 1995, its overall system of internal control over financial reporting was effective.

/s/ Sam Ginn

Sam Ginn
Chairman and Chief Executive Officer

/s/ Mohan Gyani

Mohan Gyani
Executive Vice President and Chief Financial Officer

February 23, 1996

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of AirTouch Communications, Inc.:

In our opinion, the accompanying Consolidated Balance Sheet and the related Consolidated Statements of Income, of Stockholders' Equity, and of Cash Flows present fairly, in all material respects, the financial position of AirTouch Communications, Inc. and its subsidiaries at December 31, 1995, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The Consolidated Financial Statements of AirTouch Communications, Inc. for each of the two years in the period ended December 31, 1994 were audited by other independent accountants whose report dated March 13, 1995, indicated the extent of their reliance on the report of other independent accountants insofar as it related to amounts included in the financial statements for Mannesmann Mobilfunk GmbH, an investment of the Company accounted for using the equity method of accounting (see Note E), and included an explanatory paragraph that described the change, effective January 1, 1993, in the method of accounting for postretirement benefits discussed in Note B.

Our audit was made for the purpose of forming an opinion on the Consolidated Financial Statements taken as a whole. The Selected Proportionate Results of Operations (Proportionate Data) for the year ended December 31, 1995 appearing on page 58 is presented for additional analysis and is not a required part of the basic financial statements. As discussed on page 58, this Proportionate Data has been prepared by the Company to present financial information that, in the opinion of management, is not provided by financial statements prepared in conformity with generally accepted accounting principles. The Proportionate Data reflects selected operating data of the Company's consolidated and unconsolidated investments using the proportionate method of accounting and is not a presentation in accordance with generally accepted accounting principles. Such Proportionate Data, determined on the basis of presentation described on page 58 has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the Consolidated Financial Statements taken as a whole. The Proportionate Data, determined on the basis of presentation described on page 58, for each of the two years in the period ended December 31, 1994 appearing on page 58 was audited by other independent accountants whose report dated March 13, 1995, indicated the extent of their reliance on the report of other accountants insofar as it related to financial information included in the Proportionate Data for Mannesmann Mobilfunk GmbH, and expressed an unqualified opinion on that Proportionate Data.

/s/ PRICE WATERHOUSE LLP

San Francisco, California
February 23, 1996

                 AIRTOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                (Dollars in millions, except per share amounts)

                                                                                    For the Year Ended December 31
                                                                        ----------------------------------------------------
                                                                          1995                  1994                 1993
                                                                        --------              --------              --------

Operating revenues (a)                                                  $1,618.6              $1,246.9              $1,057.7
                                                                        --------              --------              --------

Operating expenses:
  Cost of revenues (a)                                                     372.9                 266.6                 213.7
  Selling and customer operations expenses                                 524.7                 389.8                 291.3
  General, administrative, and other expenses                              392.4                 312.6                 250.3
  Depreciation and amortization expenses                                   215.8                 205.3                 174.2
                                                                        --------              --------              --------
Total operating expenses                                                 1,505.8               1,174.3                 929.5
                                                                        --------              --------              --------
Operating income                                                           112.8                  72.6                 128.2
Equity in net income (loss) of unconsolidated
  wireless systems:
   Domestic                                                                188.2                 125.4                  70.4
   International                                                           (35.9)                (14.7)                (37.5)
Minority interests in net (income) loss of consolidated
  wireless systems                                                         (36.5)                (16.3)                (46.4)
Interest:
   Income                                                                   34.9                  54.7                  12.0
   Expense                                                                 (13.0)                (10.3)                (22.1)
Foreign exchange gain (loss)                                                 3.3                  (3.5)                 (3.4)
Miscellaneous income (expense)                                              (8.8)                 (1.5)                  6.7
                                                                        --------              --------              --------
Income before income taxes and cumulative
  effect of accounting change                                              245.0                 206.4                 107.9
Income taxes                                                               113.1                 108.3                  67.8
                                                                        --------              --------              --------
Income before cumulative effect of accounting change                       131.9                  98.1                  40.1
Cumulative effect of accounting change for other
  postretirement benefits, net of income tax benefit of $3.5
  (Note B)                                                                   ___                   ___                  (5.6)
                                                                        --------              --------              --------
Net income                                                              $  131.9              $   98.1              $   34.5
                                                                        ========              ========              ========

Per share amounts:
  Income before cumulative effect of accounting change                  $   0.27              $   0.20              $   0.09
  Cumulative effect of accounting change                                     ___                   ___                 (0.01)
                                                                        --------              --------              --------
Net income                                                              $   0.27              $   0.20              $   0.08
                                                                        ========              ========              ========

Weighted average shares outstanding (in thousands)                       494,925               493,351               429,630
                                                                        ========              ========               =======

(a) Presentation for 1994 has been restated to conform to current year presentation. See Note A.

         The accompanying Notes are an integral part of the Consolidated Financial Statements.

                 AIRTOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEETS
                              (Dollars in millions)

                                                                                     December 31
                                                                                ---------------------
                                                                                 1995          1994
                                                                                -------      --------
ASSETS
Current assets:
  Cash and cash equivalents                                                      $  82.9      $  429.0
  Accounts receivable, net of allowance for uncollectibles of
   $21.2 and $10.1 in 1995 and 1994, respectively                                  232.4         173.3
  Held-to-maturity investments                                                        --         310.1
  Available-for-sale securities                                                       --         101.3
  Other receivables                                                                103.6         128.2
  Due from affiliates                                                               21.0          25.9
  Other current assets                                                              66.3          98.5
                                                                                --------      --------
Total current assets                                                               506.2       1,266.3

Property, plant, and equipment, net                                              1,320.2         975.3
Investments in unconsolidated wireless systems                                   3,076.3       1,697.9
Intangible assets, net                                                             605.7         470.5
Deferred charges and other noncurrent assets                                       139.5          78.0
                                                                                --------      --------
Total assets                                                                    $5,647.9      $4,488.0
                                                                                ========      ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable - trade                                                      $  171.4       $ 133.9
  Short-term borrowings                                                               --          80.0
  Other current liabilities                                                        316.3         315.9
                                                                                --------      --------
Total current liabilities                                                          487.7         529.8

Long-term debt                                                                     892.4         120.2
Deferred income taxes                                                              258.6         209.2
Deferred credits                                                                   106.0          39.4
                                                                                --------      --------
Total liabilities                                                                1,744.7         898.6
                                                                                --------      --------

Commitments and contingencies

Minority interests in consolidated wireless systems                                152.5         129.8
                                                                                --------      --------

Stockholders' equity:
  Preferred stock ($.01 par value; 50,000,000 shares authorized; no shares
    issued or outstanding)                                                            --            --
  Common stock ($.01 par value; 1,100,000,000 shares authorized;
    498,692,430 shares issued and 498,569,470 shares outstanding at
    December 31, 1995; 493,915,064 shares issued and 493,792,104 shares
    outstanding at December 31, 1994)                                                5.0           4.9
  Additional paid-in capital                                                     3,877.2       3,745.3
  Accumulated deficit                                                             (158.1)       (290.0)
  Cumulative translation adjustment                                                 17.1          11.1
  Other                                                                              9.5         (11.7)
                                                                                --------      --------
Total stockholders' equity                                                       3,750.7       3,459.6
                                                                                --------      --------

Total liabilities and stockholders' equity                                      $5,647.9      $4,488.0
                                                                                ========      ========


         The accompanying Notes are an integral part of the Consolidated Financial Statements.

                 AIRTOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                  (In millions)


                                            Common Stock       Additional      Accu-    Cumulative
                                         -------------------    Paid-in       mulated   Translation
                                         Shares      Amount     Capital       Deficit   Adjustment    Other         Total
                                         -------    --------    -------       -------   ----------    -----         -----
Balances at December 31, 1992             424.0      $4.2      $1,051.2      $(308.8)     $ 5.5      $   __       $  752.1
Net income                                                                      34.5                                  34.5
Dividends paid to Telesis                                                     (113.6)                               (113.6)
Equity infusion by Telesis                                      1,179.8                                            1,179.8
Shares issued under initial
  stock offering                           68.5       0.7       1,488.5                                            1,489.2
Foreign currency translation loss                                                          (4.7)                      (4.7)
                                          -----      ----      --------      -------      -----      ------       --------
Balances at December 31, 1993             492.5       4.9       3,719.5       (387.9)       0.8          __        3,337.3
Net income                                                                      98.1                                  98.1
Share additions under
  incentive programs                        1.3                    25.8                                               25.8
Foreign currency translation gain                                                          10.1                       10.1
Minimum pension liability                                                                              (0.6)          (0.6)
Unearned compensation                                                                                 (16.4)         (16.4)
Compensation expense                                                                                    1.5            1.5
Unrealized holding gain on
  available-for-sale
  securities, net                                                                                       3.8            3.8
Other                                                                           (0.2)       0.2                         __
                                          -----      ----      --------      -------      -----      ------       --------
Balances at December 31, 1994             493.8       4.9       3,745.3       (290.0)      11.1       (11.7)       3,459.6
Net income                                                                     131.9                                 131.9
Share additions under
  incentive programs                        1.7                    39.9                                               39.9
Shares issued for acquisition               3.2       0.1          93.7                                               93.8
Treasury share additions through
  incentive plan forfeitures, net of
  shares reissued under incentive
  programs                                 (0.1)                   (1.8)                                              (1.8)
Foreign currency translation gain                                                           6.0                        6.0
Unearned compensation                                                                                  (7.8)          (7.8)
Compensation expense                                                                                    5.8            5.8
Unrealized holding gain on
  noncurrent available-for-sale
  securities, net                                                                                      23.2           23.2
Other                                                               0.1                                                0.1
                                          -----      ----      --------      -------      -----      ------       --------
Balances at December 31, 1995             498.6      $5.0      $3,877.2      $(158.1)     $17.1      $  9.5       $3,750.7
                                          =====      ====      ========      =======      =====      ======       ========

         The accompanying Notes are an integral part of the Consolidated Financial Statements.

                 AIRTOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Dollars in millions)

                                                                      For the Year Ended December 31
                                                                   -------------------------------------
                                                                      1995         1994          1993
                                                                   ---------     --------       --------
Cash flows from operating activities:
  Net income                                                       $   131.9      $  98.1      $    34.5
  Adjustments to reconcile net income for items currently
    not affecting operating cash flows:
      Depreciation, amortization, and other noncash
        charges                                                        221.6        206.8          174.2
      Deferred income taxes                                             24.3        (28.5)          23.9
      Minority interests in net income (loss) of consolidated
        wireless systems                                                36.5         16.3           46.4
      Equity in net income of unconsolidated wireless
        systems                                                       (152.3)      (110.7)         (32.9)
      Distributions received from equity investments                   104.0         80.3           42.2
      (Gain) loss on sale of assets                                     (4.3)        (1.1)           3.4
      Cumulative effect of accounting change for
        postretirement costs                                              --           --            9.1
      Changes in assets and liabilities:
        Accounts receivable, net                                       (51.1)       (35.1)         (30.4)
        Other current assets and receivables                            53.1       (167.1)         130.5
        Deferred charges and other noncurrent assets                   (32.6)       (51.1)          (1.3)
        Accounts payable and other current liabilities                  (6.1)       130.1           18.7
        Deferred credits and other liabilities                          (2.8)       (20.4)          28.3
                                                                   ---------      -------      ---------
Cash flows from operating activities                                   322.2        117.6          446.6
                                                                   ---------      -------      ---------

Cash flows from investing activities:
  Investment in unconsolidated wireless systems                     (1,264.1)      (502.3)        (386.9)
  Additions to property, plant, and equipment                         (484.2)      (383.4)        (216.8)
  Maturity (purchase) of held-to-maturity investments                  310.1        504.0         (814.0)
  Maturity (purchase) of available-for-sale securities                  86.3       (110.9)            --
  Decrease in short-term borrowings from
    Telesis affiliate                                                     --         (0.3)        (773.1)
  Loan repayments from Telesis affiliate                                  --           --          106.5
  Issuance of loan to Telesis affiliate                                   --           --           (6.8)
  Retirement of long-term debt from Telesis affiliate                     --           --         (234.5)
  Other investing activities                                            (9.7)        21.3          (28.9)
                                                                   ---------      -------      ---------
Cash flows from investing activities                                (1,361.6)      (471.6)      (2,354.5)
                                                                    ---------      -------      ---------

                                                        (Continued on next page)

         The accompanying Notes are an integral part of the Consolidated Financial Statements.

                 AIRTOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Dollars in millions)

(Continued from previous page)

                                                                          For the Year Ended December 31
                                                                       ---------------------------------
                                                                         1995        1994          1993
                                                                       -------      -------       ------
Cash flows from financing activities:
  (Decrease) increase in short-term borrowings                          (86.0)       77.8          (2.6)
  Proceeds from issuing long-term debt                                  766.5        45.9          13.8
  Contributions from minority interests in consolidated
    wireless systems                                                      6.2        36.7           2.8
  Distributions to minority interests in consolidated
    wireless systems                                                    (20.7)      (32.0)        (30.3)
  Retirement of notes and obligations payable                            (7.8)       (5.5)         (1.0)
  Proceeds from shares issued                                            32.1         9.4       1,489.2
  Equity infusion by Telesis                                               --          --       1,179.8
  Dividends paid to Telesis                                                --          --        (113.6)
  Other financing activities                                              2.7        (0.1)         (0.1)
                                                                      -------     -------      --------
Cash flows from financing activities                                    693.0       132.2       2,538.0
                                                                      -------     -------      --------
Effect of exchange rate changes on cash and cash equivalents              0.3         4.1          (0.5)
                                                                      -------     -------      --------
Net change in cash and cash equivalents                                (346.1)     (217.7)        629.6
Beginning cash and cash equivalents                                     429.0       646.7          17.1
                                                                      -------     -------      --------
Ending cash and cash equivalents                                      $  82.9     $ 429.0      $  646.7
                                                                      =======     =======      ========
Supplemental cash flow information:
  Cash payments for:
    Interest, net of amounts capitalized                              $   4.4     $   9.4      $   26.4
    Income taxes                                                      $ 108.1     $ 151.2      $   51.5
  Noncash transactions:
    Unearned compensation                                             $   7.8     $  16.4            --
    Stock issued for acquisition                                      $  93.8          --            --
    Contribution of assets to CMT Partners at book value                   --          --      $  206.0



         The accompanying Notes are an integral part of the Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION
AirTouch Communications, Inc. and its subsidiaries provide wireless telecommunications services in the United States, Europe, and Asia. AirTouch Communications, Inc. (the "Company") is a holding company and its principal subsidiaries are AirTouch Cellular, AirTouch Paging, and AirTouch International. These subsidiaries principally provide cellular and paging services. The majority of the Company's revenues are provided by its domestic cellular subsidiary, AirTouch Cellular.

Prior to April 1, 1994, the Company was an 86.1% owned subsidiary of Pacific Telesis Group ("Telesis"), a reporting company under the Securities Exchange Act of 1934. In April 1994, Telesis distributed to its stockholders all of the common stock of the Company owned by Telesis (the "spin-off"). In 1993, the Company provided a reserve of $9.2 million ($5.0 million after taxes) for anticipated incremental costs directly attributable to the spin-off and, as of December 31, 1994, the Company had substantially utilized this reserve. Management believes that the Consolidated Financial Statements of the Company for the years ended December 31, 1994 and 1993 reasonably reflect the historical relationships with Telesis and its affiliates and reflect all of the Company's costs of doing business. Management believes there would not have been any material difference from the amounts presented in the 1994 and 1993 historical financial statements had the Company operated on a stand-alone basis.

The Consolidated Financial Statements include the accounts of the Company and its subsidiaries and partnerships in which the Company has controlling interests. All significant intercompany balances and transactions have been eliminated. Certain prior period items have been reclassified to conform with the 1995 format; however, these reclassifications did not affect previously reported net income or accumulated deficit.

In the fourth quarter of 1995, the Company classified the costs of its domestic cellular roaming fraud as an operating expense. These costs had previously been recorded as an offset to operating revenues. Prior periods have been reclassified to conform to the new presentation. The reclassifications did not have an effect on previously reported operating income, net income, or accumulated deficit.

The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applicable in the United States. Conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS
Cash equivalents are short-term, highly liquid, held-to-maturity investments with original maturities of 90 days or less from the date of purchase.

INVESTMENTS IN DEBT AND EQUITY SECURITIES
Held-to-maturity investments were debt securities that the Company had the positive intent and ability to hold to maturity. The Company's held-to-maturity investments were carried at amortized cost and consisted principally of highly liquid debt securities with contractual maturities in excess of three months.

Available-for-sale investments are debt and equity securities not classified as either held-to-maturity or trading securities. The Company's current available-for-sale investments were carried at fair value and consisted principally of highly liquid debt securities issued by the U.S. Treasury and other U.S. Government corporations and agencies and generally had contractual maturities in excess of three months.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

FINANCIAL INSTRUMENTS
The Company is exposed to market risks arising from foreign currency and interest rate fluctuations. The Company enters into foreign currency hedging activities to reduce currency exposures to its long-term investments in foreign subsidiaries and international joint ventures. The Company hedges a portion of these investments with long-dated forward contracts and foreign currency denominated loans. In addition, the Company enters into forward exchange contracts to reduce exposures of firm capital commitments denominated in foreign currencies. The Company does not hold or issue financial instruments for trading or speculative purposes. The Company enters into interest rate swap agreements to manage its exposure to fluctuations in interest rates and to minimize the Company's cost of funds. Swap agreements are primarily used to effectively convert existing variable rate debt to fixed rate and to reduce the interest rate risk for future borrowings.

Foreign currency hedges. Gains or losses associated with forward foreign exchange contracts that qualify as accounting hedges for net foreign investments ("qualifying hedges") are recorded in the CTA account, with a corresponding adjustment to a deferred asset or liability account. Gains and losses from foreign currency denominated debt qualifying as a hedge are recorded in the CTA account, with the corresponding adjustment to the carrying value of the debt. For forward foreign exchange contracts and foreign currency denominated debt that are not qualifying hedges, gains or losses are recorded in "Foreign exchange gain (loss)" in the Consolidated Statements of Income.

Gains and losses related to qualifying hedges of firm commitments are deferred and are recognized as adjustments of carrying amounts when the hedged transactions occur.

Interest rate hedges. Under an interest rate swap, the Company agrees with another party to exchange interest payments at specified intervals over a defined term. Interest payments are calculated by reference to the notional amount based on the fixed and variable terms of the swap agreement. The net interest received or paid as part of the interest rate swap is accounted for as an adjustment to interest expense. The Company amortizes the fair value of a forward interest rate swap used to hedge future borrowings over the term of the related debt when incurred.

PROPERTY, PLANT, AND EQUIPMENT
Assets of businesses purchased are recorded at their fair values at the date of acquisition. All other property, plant, and equipment are recorded at cost. Depreciation is computed using the straight-line method over the related assets' estimated useful lives ranging from three to forty years except land, which is not depreciated. Gains and losses on disposals are included in income at amounts equal to the difference between the net book value of the disposed assets and the proceeds received upon disposal. Expenditures for replacements and betterments are capitalized, while expenditures for maintenance and repairs are charged against earnings as incurred.

INTANGIBLE ASSETS
The Company uses modeling techniques on new acquisitions and long-range business plans, revised annually, to assess whether a revision of the existing estimated useful lives of intangible assets is necessary.

FCC and international licenses. The Federal Communications Commission ("FCC") issues cellular licenses that enable domestic cellular carriers to provide service in specific Cellular Geographic Service Areas. A cellular license is issued conditionally for ten years. Historically, the FCC has routinely granted license renewals providing the licensees have complied with applicable rules, policies, and the Communications Act of 1934, as amended. The Company believes it has complied and intends to

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

continue to comply with these standards and is amortizing the related costs using the straight-line method over 40 years.

FCC licenses for domestic paging operations are amortized on a straight-line basis over 40 years. FCC licenses acquired by the Company through business combinations are generally stated at appraised values as of the date of acquisition and amortized using the straight-line method over 40 years.

International licenses for the Company's international cellular and paging operations are amortized on a straight-line basis over the expected term of the licenses, which are generally up to 20 years.

Subscriber lists. Subscriber lists acquired through business combinations are generally stated at appraised values as of the date of acquisition. Amortization is computed using the straight-line method over estimated average customer service length, typically 36 to 40 months.

Goodwill. The excess of the purchase price paid over the fair value of net assets acquired in business combinations is recorded as goodwill and is amortized over a period, generally 40 years, using the straight-line method.

INVESTMENTS IN UNCONSOLIDATED WIRELESS SYSTEMS
The equity method is used to account for all domestic cellular markets and international consortia in which the Company has significant influence but is not the controlling or managing general partner, even though the ownership percentage may be less than 20%. Limited partnership interests in which the Company has a very minor interest and virtually no influence are accounted for using the cost method. Joint ventures in which the Company does not have significant influence are accounted for using the cost method.

EARNINGS PER SHARE
Earnings per share is calculated by using weighted average common shares outstanding. The dilutive effect of common stock equivalents is determined using the treasury stock method. However, common stock equivalents do not have a significant impact on earnings per share.

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

CAPITALIZED INTEREST
The Company capitalizes interest applicable to the expenditures for construction of significant additions to property, plant, and equipment and on start-up investments in unconsolidated wireless systems until their principal operations commence. These costs are amortized over the related assets' estimated useful lives. Total interest was $28.2 million, $10.7 million, and $25.8 million for 1995, 1994, and 1993, respectively, of which $15.2 million, $0.4 million, and $3.7 million was capitalized in 1995, 1994, and 1993, respectively.

ADVERTISING EXPENSE
The Company expenses advertising costs as incurred. Advertising expense was $80.3 million, $74.4 million, and $48.4 million for 1995, 1994, and 1993, respectively.

B.  ACCOUNTING CHANGES

TO BE ADOPTED
In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Under SFAS No. 121, the Company is required to review long-

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the book value of an asset may not be recoverable. An impairment loss should be recognized whenever the review demonstrates that the book value of a long-lived asset is not recoverable.

Effective January 1, 1996, the Company intends to adopt SFAS No. 121, consistent with the required adoption period. The Company does not expect the implementation to have a material impact on its financial condition or its results of operations.

In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." Under SFAS No. 123, the Company has a choice of adopting a fair value-based method of accounting for employee stock-based compensation plans, as established by SFAS No. 123, or retaining the intrinsic value-based method prescribed under Accounting Principles Board Opinion ("APB") No. 25, provided certain pro forma disclosures are made. The Company intends to retain the intrinsic value-based method of accounting for employee stock-based compensation plans as prescribed by APB No. 25 and adopt the pro forma disclosure provisions of SFAS No. 123 effective January 1, 1996. Implementation will not have an impact on the Company's financial condition or its results of operations.

ADOPTED
Effective January 1, 1994, the Company adopted the provisions of SFAS No. 112, "Employers' Accounting for Postemployment Benefits," and SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Implementation did not materially impact the Company's financial condition or its results of operations.

Effective January 1, 1993, the Company adopted the provisions of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions." The implementation of SFAS No. 106 required the Company to record a one-time after-tax transition obligation of $5.6 million ($9.1 million pre-tax) in the first quarter of 1993.

C.  PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consists of the following:

                                                                     December 31
                                          Depreciable        ----------------------
(Dollars in millions)                    Lives (Years)         1995          1994
                                         -------------       --------      --------

Land                                         ___             $    9.5      $    8.5
Buildings and leasehold
    improvements                            5 - 40              232.4         148.2
Cellular plant and equipment                5 - 15            1,042.1         814.2
Pagers, paging terminals, and
    other paging equipment                  3 - 15              240.8         181.4
Other equipment and furniture               3 -  7              386.4         247.2
Construction in progress                     ___                176.4         161.2
                                                             --------      --------
                                                              2,087.6       1,560.7
Less: accumulated depreciation
    and amortization                                            767.4         585.4
                                                             --------      --------
                                                             $1,320.2      $  975.3
                                                             ========      ========

Depreciation and amortization expense relating to property, plant, and equipment for the years ended December 31, 1995, 1994, and 1993 was $196.4 million, $184.0 million, and $161.7 million, respectively. In the first quarter of 1995, the Company completed a review of the estimated service lives of certain domestic and international cellular telecommunications equipment. As a result, the Company and certain of its equity investees extended the estimated service lives of such equipment from seven to ten years. The change was made to reflect more accurately the estimated periods that such assets will remain in service and was effective January 1, 1995. The new ten-year depreciation period is consistent with

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

current industry standards. The change increased net income by $26.3 million, $.05 per share, for the year ended 1995.

D.  FINANCIAL INSTRUMENTS

INVESTMENTS IN DEBT AND EQUITY SECURITIES
At December 31, 1995, the Company's available-for-sale investment portfolio totaled $51.9 million and was classified as a noncurrent asset and included in "Deferred charges and other noncurrent assets." This amount represents the Company's investment in shares of common stock and warrants to purchase shares of common stock. Sales in 1995 of the Company's available-for-sale securities resulted in immaterial gross losses.

At December 31, 1994, the Company's available-for-sale investment portfolio, carried at fair value, consisted of $101.3 million included in current assets and $9.6 million included in "Deferred charges and other noncurrent assets." The portfolio included in current assets consisted of debt securities issued by the U.S. Treasury and other U.S. Government corporations and agencies. The portion included in "Deferred charges and other noncurrent assets" consisted of the Company's investment in shares of common stock.

There were no held-to-maturity investments at December 31, 1995. The Company's held-to-maturity investment portfolio at December 31, 1994 consisted principally of highly liquid debt instruments with contractual maturities in excess of three months. The $310.1 million held-to-maturity investment portfolio, carried at amortized cost which approximated fair value, consisted of $181.6 million in U.S. Government debt securities, $89.1 million in state and local government debt securities, $34.8 million in auction rate reset type securities, and $4.6 million in accrued interest. Auction rate reset type securities are shares in variable rate preferred municipal funds with contractual reset periods greater than 90 days.

MARKET RISK MANAGEMENT
As of December 31, 1995 and 1994, the Company had outstanding forward exchange contracts principally denominated in Escudo, Belgian Franc, Deutschmark, Krona, Peseta, Won, and Yen. These contracts had face amounts totaling $721.5 million and $638.4 million as of December 31, 1995 and 1994, respectively, with maturities through 2002. The amounts exchanged are calculated on the basis of the face amounts of the financial instruments.

In October 1995, the Company entered into a cross-currency swap, expiring in 1997, to hedge the currency and interest rate risk from a Deutschmark ("Mark") 179 million borrowing. The swap converts Mark-denominated variable rate coupons, indexed to the London Interbank Offered Rate ("LIBOR"), to dollar-denominated fixed interest rate payments.

In November 1995, the Company entered into an interest rate swap, expiring in 2005, to convert the interest rate on $150 million of borrowings under the Company's unsecured $2 billion credit facility to a fixed rate from a variable rate indexed to LIBOR. This swap also reduces the interest rate risk of anticipated borrowings.

At December 31, 1995, the notional amounts of the cross-currency and the interest rate swaps were $124.6 million and $150.0 million, respectively. The related fixed interest rates as of that date were 4.83% and 6.34%, respectively.

CONCENTRATION OF CREDIT RISK
The off-balance-sheet risk in outstanding forward foreign exchange contracts and interest rate swaps involves both the risk of a counterparty not performing under the terms of the contract and the risk associated with changes in market value. The Company monitors its positions, the credit ratings of counterparties, and the level of contracts the Company enters with any one party. The counterparties to these contracts are major financial institutions. The Company has a policy of entering into contracts with parties that have at least an "AA-" (or equivalent) credit rating as well as other stringent qualifications and, given the high level of credit quality of its derivative counterparties, the Company does not believe it

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

necessary to obtain collateral arrangements. The Company believes that losses from counterparty nonperformance on settlements of these transactions would not have any material adverse effect upon the Company's financial position or results of operations. The Company does not have any significant exposure to any individual counterparty.

Financial instruments that potentially subject the Company to concentrations of credit risk are trade receivables and interest-bearing investments. Due to the large volume and diversity of the Company's customer base, concentrations of credit risk with respect to trade receivables are limited. The Company avoided concentrations of credit risk in its interest-bearing investment portfolio at December 31, 1994 by investing in securities issued by the U.S. Government and its agencies, and by limiting other investments in interest-bearing securities to those rated in the highest category by nationally recognized statistical rating agencies.

FAIR VALUE
The Company uses available market information and appropriate valuation methods to determine fair value amounts.

                                                                  December 31
                                             --------------------------------------------------------
                                                     1995                            1994
                                             ---------------------------    -------------------------
                                             Carrying        Estimated      Carrying        Estimated
(Dollars in millions)                           Value       Fair Value         Value       Fair Value
                                             ----------     ------------    --------       ----------
Financial assets:
   Held-to-maturity investments                     --             --        $310.1          $310.1
   Available-for-sale securities                $ 51.9         $ 51.9        $110.9          $110.9
   Investments at cost                          $ 69.8            N/A        $ 52.8             N/A
   Off-balance-sheet financial
      instruments                                   --             --            --          $ 19.2
Financial liabilities:
   Current obligations                          $ 14.0         $ 14.0        $ 89.9          $ 89.9
   Deposit liabilities                          $ 38.4         $ 38.4        $ 31.6          $ 31.6
   Long-term debt, including leases             $892.4         $892.4        $120.2          $120.2
   Off-balance-sheet financial
       instruments                                  --         $ 70.3            --          $ 19.5

N/A   Not available

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Held-to-maturity investments, current obligations, and deposit liabilities: due to the short-term character of the securities and obligations, carrying amounts are a reasonable approximation of fair value.

Available-for-sale securities: carrying amounts are valued at quoted market prices.

Investments at cost: it is not practicable to estimate the fair value of the Company's cost-based investments because quoted market prices are not available and, since certain of these ventures are in the start-up mode, other valuation techniques are not appropriate. At December 31, 1995, the Company's ownership interest in these ventures' assets and stockholders' equity was approximately $145.0 million and $23.0 million, respectively. In addition, the Company's ownership interest in 1995 revenues and net income was approximately $56.0 million and $3.0 million, respectively.

Long-term debt, including leases: interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues that are not quoted on an exchange.

Off-balance-sheet financial instruments: fair values of forward exchange contracts and interest rate swaps are based upon the current value in the market for transactions with similar terms and adjusted for

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

the holding period. The Company has letters of responsibility and letters of support for various credit facilities and financing activities of certain of its subsidiaries and affiliates (see Note M, "Commitments and Contingencies - Other," for further information). Fair value is based on estimated fees to enter into similar arrangements.

E.  INVESTMENTS IN UNCONSOLIDATED WIRELESS SYSTEMS

Interests owned in cellular and other telecommunications systems of unconsolidated wireless systems are as follows:

                                                           December 31
                                                      --------------------
 (Dollars in millions)                                  1995        1994
                                                      --------    --------
Investments at equity                                 $3,006.5    $1,645.1
Investments at cost                                       69.8        52.8
                                                      --------    --------
                                                      $3,076.3    $1,697.9
                                                      ========    ========

                                                      Percentage of Ownership
                                                      -----------------------
                                                            December 31
                                                      -----------------------
                                                         1995         1994
                                                      ---------     ---------
COST INVESTMENTS
   Domestic:
      GTE Mobilnet of Santa Barbara
        Limited Partnership
        (Santa Barbara, California)                      10.0%          10.0%
      Globalstar, L.P.                                    6.4%           8.3%
      Cal-One Cellular Limited
        Partnership (Eureka, California)                  5.6%           5.6%
      Fresno MSA Limited Partnership
        (Fresno, California)                              1.1%           1.1%

   International:
      International Digital
        Communications, Inc. (Japan)                     10.0%          10.0%
      Digital TU-KA Chugoku Co.,
        Ltd. (Japan)                                      4.5%           4.5%
      Digital TU-KA Kyushu Co.,
        Ltd. (Japan)                                      4.5%           4.5%
      Digital TU-KA Tohoku Co.,
        Ltd. (Japan)                                      4.5%           --
      Digital TU-KA Hokkaido Co.,
        Ltd. (Japan)                                      4.5%           --
      Digital TU-KA Hokuriku Co.,
        Ltd. (Japan)                                      4.5%           --
      Digital TU-KA Shikoku Co.,
        Ltd. (Japan)                                      4.5%           --

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                      Percentage of Ownership
                                                      -----------------------
                                                            December 31
                                                      -----------------------
                                                         1995         1994
                                                      ---------     ---------
EQUITY INVESTMENTS
   Domestic:
      New Par (Ohio/Michigan)                            50.0%          50.0%
      CMT Partners (California,
        Texas, Missouri, and Kansas)                     50.0%          50.0%
      Nevada RSA2 Ltd. Partnership
        (Lander, Nevada)                                 50.0%          50.0%
      Muskegon Cellular Partnership
        (Muskegon, Michigan)                             40.5%          40.5%
      Cellular Communications, Inc.
        (Ohio/Michigan)                                  37.6%          13.4%
      TOMCOM, L.P. (a)                                   35.0%          35.0%
      Centel Cellular Company
        of Nevada Limited Partnership
        (Las Vegas, Nevada)                              27.8%          27.8%
      PCS PrimeCo, L.P.(a)                               25.0%          25.0%
      Tucson Cellular Telephone
        Company (Tucson, Arizona)                         --             5.9%

   International:
      Cellular Communications India Ltd. (India)         49.0%           --
      Mannesmann Mobilfunk
        GmbH (Germany)                                   34.8%          32.7%
      Belgacom Mobile (Belgium)                          25.0%          25.0%
      Telecel Comunicacoes
        Pessoais, S.A. (Portugal)                        23.0%          23.0%
      Telechamada-Servico de Pessoas,
        S.A. (Portugal) (a)                              23.0%          23.0%
      RPG Cellular Services Limited (India)              20.0%           --
      Polkomtel (Poland)                                 19.3%           --
      Infomobile (formerly Omnicom)
        (France)                                         18.5%          18.5%
      Sistelcom-Telemensaje, S.A. (Spain) (a)            17.5%          17.5%
      Airtel, S.A. (Spain) (b)                           15.8%          15.8%
      Tokyo Digital Phone Co. (Japan)                    15.0%          15.0%
      Kansai Digital Phone Co. (Japan)                   13.0%          13.0%
      Central Japan Digital
        Phone Co. (Japan)                                13.0%          13.0%
      Omnitel-Pronto Italia, S.p.A. (Italy) (a)          11.7%          10.2%
      Shinsegi Mobile Communication
        Co., Ltd. (South Korea)                          10.7%          11.3%

(a)  Indirect ownership through partially owned venture.
(b)  In February 1996, ownership interest increased to 16.0%.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company's investment in Cellular Communications, Inc. ("CCI"), which represents the only equity method investment for which a quoted market price is available, had a market value of $782.2 million at December 31, 1995 and $304.0 million at December 31, 1994. The Company has an obligation to either purchase additional shares of CCI at a price reflecting private market value or pay the CCI stockholders a "make-whole" payment. See "Cellular Communications, Inc." discussion below.

The Company expects to purchase either an additional 5% or, under certain circumstances, may be obligated to purchase an additional 10% interest in its Spain cellular consortium. The purchase is expected to occur in 1998. The purchase of the full 10% interest could require an investment of as much as $200 million.

Condensed combined financial information for unconsolidated wireless systems accounted for under the equity method is summarized as follows:

                                                                    For the Year Ended December 31
                                          ---------------------------------------------------------------------------------
                                                  1995                          1994                             1993
                                          ----------------------        -----------------------       ---------------------
                                                          Inter-                         Inter-                      Inter-
(Dollars in millions)                     Domestic      national        Domestic       national       Domestic     national
                                          --------      --------        --------     ----------       --------     -------
Operating revenues/equity in net
    income of joint venture                $1,281.3     $3,683.9        $1,166.0      $1,401.0          $722.1     $ 527.7
Operating income (loss)                    $  420.4     $ (496.8)       $  297.7      $ (251.2)         $197.2     $(222.8)

Net income (loss)                          $  411.0     $ (539.2)       $  284.9      $ (155.4)         $188.4     $(140.2)
Other partners' and stockholders'
    share of net income (loss)                213.0       (519.7)          153.7        (144.7)          110.4      (103.5)
                                           --------     --------        --------      --------          ------     -------
Company's share of
    net income (loss)                         198.0        (19.5)          131.2         (10.7)           78.0       (36.7)
Amortization of goodwill and
    other intangible items (a)                 (9.8)       (16.4)           (5.8)         (4.0)           (7.6)       (0.8)
                                           --------     --------        --------      --------          ------     -------
Equity in net income (loss) of
    unconsolidated wireless systems        $  188.2     $  (35.9)       $  125.4      $  (14.7)         $ 70.4     $ (37.5)
                                           ========     ========        ========      =========         ======     =======

(a) Goodwill and other intangible items are amortized primarily over 40 years.

                                                                                December 31
                                                    ------------------------------------------------------------------
                                                             1995                                  1994
                                                    ------------------------------     -------------------------------
(Dollars in millions)                               Domestic         International     Domestic          International
                                                    --------         -------------     --------          -------------
Current assets                                      $  494.8          $ 1,419.0         $   448.5          $   978.8
Noncurrent assets                                    3,160.1            4,736.7           1,605.6            2,952.7
Current liabilities                                   (329.3)          (2,105.3)           (168.5)            (819.7)
Noncurrent liabilities                                (441.0)          (1,790.2)           (380.1)          (1,620.0)
                                                    --------          ---------         ---------          ---------
Total partners' and stockholders' capital            2,884.6            2,260.2           1,505.5            1,491.8
Other partners' and stockholders'
   share of capital                                  1,776.2            1,677.2             777.3            1,103.1
                                                    --------          ---------         ---------          ---------
Company's share of capital                           1,108.4              583.0             728.2              388.7
Goodwill and other intangible items                    817.2              497.9             191.6              336.6
                                                    --------          ---------         ---------          ---------
Equity investments in unconsolidated
   wireless systems                                 $1,925.6          $ 1,080.9         $   919.8          $   725.3
                                                    ========          =========         =========          =========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

International equity losses were partially offset by tax benefits of $39.8 million and $27.3 million in 1995 and 1994, respectively. The majority of these tax benefits are attributable to the Company's share of the net operating loss carryforwards ("NOLs") of its three cellular networks in Japan. These tax benefits are recorded in "Equity in net income (loss) of unconsolidated wireless systems: International" on the Consolidated Statements of Income. The tax benefits were recorded as an asset that represents future benefits the joint ventures will receive by deducting the NOLs from future taxable income. At December 31, 1995, the Company's proportionate share of deferred tax assets of its international equity subsidiaries was $108.5 million, which was offset by a valuation allowance of $36.9 million. While the Company believes that it is more likely than not that the deferred tax assets will be fully realized, there can be no assurance that this will happen as certain factors beyond the control of the joint ventures and the Company, such as deteriorating local economic conditions and increasing competition, can affect future timing and amounts of taxable income.

SUMMARY FINANCIAL INFORMATION
Condensed financial information for the Company's significant equity investments are as follows:

                                                                    For the Year Ended December 31
                                                       -----------------------------------------------------
(Dollars in millions)                                      1995                  1994                 1993
                                                       ----------            ----------            ---------
Mannesmann Mobilfunk GmbH
    Operating revenues                                 $  1,888.8            $  1,126.0            $   518.5
    Operating income (loss)                            $    473.2            $    146.1            $  (104.8)
    Net income (loss)                                  $    240.8            $     69.1            $   (67.7)
New Par
    Operating revenues (a)                             $    660.3            $    523.2            $   435.8
    Operating income                                   $    199.3            $    117.6            $    92.1
    Net income                                         $    200.3            $    114.9            $    92.6

CMT Partners
    Operating revenues (a)                             $    443.1            $    345.7            $   110.8 (b)
    Operating income                                   $    151.1            $    128.8            $    25.7 (b)
    Net income                                         $    168.0            $    140.2            $    28.3 (b)
CCI
    Equity in net income of joint venture              $    101.3            $     59.0            $    47.7
    Operating income (a)                               $     85.3            $     40.8            $    29.7
    Net income                                         $     50.8            $     17.7            $    19.9


(a)  Restated to conform to the Company's basis of presentation.
(b) For the four-month period from September 1, 1993 (inception) to December 31, 1993.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                               December 31
                                                       ---------------------------
(Dollars in millions)                                     1995             1994
                                                       ---------        ----------
Mannesmann Mobilfunk GmbH
    Current assets                                     $   483.7         $   231.1
    Noncurrent assets                                    1,506.8           1,392.1
    Current liabilities                                   (542.4)           (274.7)
    Noncurrent liabilities                                (265.5)           (474.2)
                                                       ---------         ---------
    Total partners' and stockholders' capital          $ 1,182.6         $   874.3
                                                       =========         =========

New Par
    Current assets                                     $   162.6         $   139.0
    Noncurrent assets                                      909.6             736.0
    Current liabilities                                   (125.0)           (114.4)
    Noncurrent liabilities                                  (3.9)             (0.6)
                                                       ---------         ---------
                                                           943.3             760.0
    Minority interests                                      (1.5)             (0.6)
                                                       ---------         ---------
    Total partners' and stockholders' capital          $   941.8         $   759.4
                                                       =========         =========

CMT Partners
    Current assets                                     $   124.0         $    89.3
    Noncurrent assets                                      403.2             371.9
    Current liabilities                                    (58.1)            (49.8)
                                                       ---------         ---------
                                                           469.1             411.4
    Minority interests                                     (14.2)            (13.1)
                                                       ---------         ---------
    Total partners' and stockholders' capital          $   454.9         $   398.3
                                                       =========         =========

CCI
    Current assets                                     $   158.9         $   185.3
    Noncurrent assets                                      475.7             428.3
    Current liabilities                                    (10.9)            (16.9)
    Noncurrent liabilities                                (370.1)           (358.4)
                                                       ---------         ---------
    Total partners' and stockholders' capital          $   253.6         $   238.3
                                                       =========         =========

WMC PARTNERS

In July 1994, the Company and U S WEST Inc. ("U S WEST") entered into an agreement to combine their domestic cellular properties into a partnership known as WMC Partners, L.P. ("WMC") in a multi-phased transaction.

During the initial phase of the transaction ("Phase I"), which commenced on November 1, 1995, WMC began providing certain support services to both companies' domestic cellular and PCS operations, which will continue to be owned and operated separately by the individual partners throughout Phase I.

In the next phase ("Phase II"), the partners will contribute their domestic cellular properties to WMC, subject to obtaining required consents and authorizations. Pursuant to the joint venture agreement, this contribution will occur following the lifting of certain restrictions imposed by the Modification of Final Judgment (the "MFJ") (or earlier, at the Company's option), but in no event later than July 25, 1998. The Telecommunications Act of 1996 provided sufficient relief from the restriction imposed by the MFJ for Phase II to occur. The parties are seeking to obtain regulatory and other approvals and to satisfy other conditions precedent to entering into Phase II. The initial interests of the Company and U S WEST in the WMC at the commencement of Phase II will depend, among other things, upon the timing of the Phase II closing, the ability of the parties to contribute their domestic cellular properties, the timing of the parties' contribution of their PCS Partnership to the WMC (and the value of the PCS Partnership), and the status of the Company's transaction with CCI.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Simultaneous with the formation of WMC, the parties formed an equally owned partnership ("PCS Partnership") to pursue new opportunities in personal communications services ("PCS"). The PCS Partnership is a partner in PCS PrimeCo, L.P. ("PCS PrimeCo"), see "Bell Atlantic/NYNEX Mobile." The PCS Partnership also will be contributed to WMC. The timing of such contribution is at U S WEST's discretion and will occur either at the closing of Phase II or a date selected by U S WEST no later than mid-1998. The Company expects the PCS Partnership to make significant capital investments for the build-out of PCS markets and to experience substantial operating losses associated with the start up phase of the PCS business, which is expected to last several years. Upon the contribution of the PCS Partnership to WMC, the Company's share of capital investments and operating losses related to the PCS Partnership will increase from 50% to its percentage ownership of WMC.

U S WEST has the right, which is exercisable after (a) the commencement of Phase II, (b) the contribution of the PCS Partnership, and (c) the completion of the Company's transaction with CCI have occurred, but expiring on July 25, 2004, to exchange its interest in WMC for up to 19.9% of the Company's common stock outstanding at the time of the exchange. Any such exchange would be made at a ratio reflecting the appraised private market value of U S WEST's interest in WMC and the appraised public market value of the shares of the Company's common stock to be acquired by U S WEST in the exchange. In the event that the value of U S WEST's interest in WMC determined by such appraisals would result in the issuance to U S WEST of more than 19.9% of the Company's then outstanding common stock, U S WEST is entitled to receive the excess in the form of non-voting preferred stock. The Company has amended its shareholder rights agreement so that U S WEST will not be deemed to be an "Acquiring Person," as defined therein, by reason of its rights in connection with the exchange.

U S WEST also has the right, exercisable between July 25, 1999, and July 25, 2009, to exchange its interest in WMC for common stock of the Company to be held by a trust for purposes of systematic sale to the public. Any such exchange would be made at a ratio reflecting the appraised private market value of U S WEST's interest in WMC and an averaged trading price of the Company's common stock during a period prior to U S WEST's exercise of the right.

The Company has the right to cause the exchange to occur either (a) after the later of full relief from certain operational restrictions placed on Bell Operating Companies and July 25, 2004, if there is a deadlock with U S WEST regarding the management of WMC or (b) at any time after such relief has been obtained, if at such time U S WEST holds less than 5% interest in WMC.

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

BELL ATLANTIC/NYNEX MOBILE

In October 1994, the Company and U S WEST ("ATI/USW") joined with Bell Atlantic Corporation and NYNEX Corporation ("BA/NYN") to form a partnership called PCS PrimeCo to jointly pursue PCS opportunities. PCS PrimeCo is owned equally by ATI/USW and BA/NYN, and is governed by a board composed of three members from each of ATI/USW and BA/NYN. In March 1995, PCS PrimeCo was awarded eleven 30 MHz PCS licenses covering over 57 million POPs with bids of approximately $1.1 billion. The acquired markets complement the existing domestic cellular franchises of the partners. PCS PrimeCo is in the process of constructing PCS systems in the 11 markets. The Company has already contributed its share of the PCS license costs and of certain build-out expenses, and expects to continue to make significant capital contributions to PCS PrimeCo and to experience substantial operating losses associated with the start up phase of the PCS business, which is expected to last several years. Currently, the Company has a 25% indirect interest in PCS PrimeCo through an interest in its PCS Partnership with U S WEST. The Company's interest in PCS PrimeCo and, accordingly, its share of capital contributions and losses will increase upon the contribution of the Company's PCS Partnership with U S WEST to WMC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Either ATI/USW or BA/NYN may cause PCS PrimeCo to be dissolved on October 20, 2001, and any PCS properties owned by it to be allocated between them according to agreed upon criteria. Bell Atlantic and NYNEX each are subject to certain standstill restrictions with respect to the Company through October 20, 2001, unless such restrictions are earlier terminated or suspended.

Concurrent with the formation of PCS PrimeCo, ATI/USW and BA/NYN formed another partnership called TOMCOM, L.P. ("TOMCOM"). TOMCOM was formed to develop technical and service standards for the partners' wireless properties, pursue national marketing strategies, develop information technology, create a national distribution strategy, and implement joint purchasing arrangements. TOMCOM is governed by a board composed of three members from each of ATI/USW and BA/NYN.

Unlike the Company's joint venture with U S WEST, the agreements with BA/NYN do not provide for a merger of cellular properties. Accordingly, each of ATI/USW and BA/NYN will continue to hold such properties separately.

CELLULAR COMMUNICATIONS, INC.

The Company's operations in Ohio and Michigan are conducted through New Par, a general partnership owned equally by the Company and CCI, formed in 1991.

In connection with the formation of New Par, the Company and CCI entered into an agreement (the "Merger Agreement") under which the Company purchased 5% of the equity in CCI, agreed to purchase additional equity in CCI and obtained the right to acquire all of CCI's remaining equity in stages over time. Pursuant to the Merger Agreement, in October 1995, the Company purchased 10.04 million shares of stock of CCI at a per share price of $60, for a total of $602.4 million, and options to purchase 10,700 shares for approximately $0.3 million. As of December 31, 1995, the Company's ownership interest in CCI was approximately 37.6% of the outstanding stock. Also pursuant to the Merger Agreement, in January 1996, the Company purchased additional options representing approximately 2.4 million shares of CCI stock for an aggregate consideration of approximately $107.7 million. The option purchase did not affect the Company's percentage ownership of the outstanding stock of CCI. The average exercise price of the Company's options acquired in 1995 and 1996 is approximately $15 per share. Under the Merger Agreement, the Company has the right to increase its ownership in CCI to up to 49% through open market purchases, privately negotiated transactions, or otherwise.

Pursuant to a process commencing in August 1996, the Company has the right, by causing CCI to redeem all of its redeemable stock not held by the Company (the "Redemption"), to acquire CCI, including its interests in New Par and such other CCI assets and related liabilities as the Company and CCI may agree upon, at a price per share that reflects the appraised private market value of New Par (and such other CCI assets and related liabilities as the Company and CCI agree shall be retained) determined in accordance with an appraisal process set forth in the Merger Agreement. The Company has the opportunity to evaluate up to three different appraisal values over a 12-month period pursuant to an appraisal process that begins in August 1996, prior to determining whether to cause the Redemption. The Company will finance any Redemption by providing to CCI any necessary funds.

In the event that the Company does not exercise its right to cause the Redemption, CCI is obligated to commence promptly a process to sell itself (and, if directed by the Company, the Company's interest in New Par). In the event that the Company does not direct CCI to sell the Company's interest in New Par, such partnership will dissolve and the assets will be returned to the contributing partner. CCI may, in the alternative, purchase the Company's interest in CCI or CCI and New Par, as the case may be, at a price based upon their appraised values determined in accordance with the Merger Agreement. If CCI or its interest in New Par is sold within certain specified time periods not to exceed two years for a price less than the appraised private market value, the Company is obligated to pay to all CCI stockholders a specified percentage of such shortfall.

The amount and timing of any additional acquisition of any additional equity interests in CCI will depend upon the Company's evaluation of the market for the CCI stock, CCI's business, prospects and financial condition, other investment opportunities available to the Company, prospects for the Company's own

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

business, general economic conditions, money and stock market conditions, and other developments, as well as the Company's rights and obligations under the Merger Agreement.

CMT PARTNERS

In September 1993, the Company and AT&T Wireless - at the time, McCaw Cellular Communications, Inc. ("McCaw") - formed CMT Partners, an equally-owned partnership that holds interests in cellular systems operating in San Francisco, San Jose, Dallas/Ft. Worth, Kansas City and certain adjacent suburban areas. In a related transaction, the Company purchased the Wichita and Topeka systems from McCaw.


F.  INTANGIBLE ASSETS

Intangible assets consist of the following:

                                                                 December 31
                                                                 -----------
(Dollars in millions)                                           1995       1994
                                                                ----       ----
FCC and international licenses, at cost, less
    accumulated amortization of $49.4 and $43.6
    for 1995 and 1994, respectively                            $212.7     $186.1
Goodwill, at cost, less accumulated amortization of
    $25.0 and $16.4 for 1995 and 1994,
    respectively                                                376.0      272.4
Other intangible assets, at cost, less accumulated
    amortization of $24.5 and $15.5 for 1995 and
    1994, respectively                                           17.0       12.0
                                                               ------     ------
                                                               $605.7     $470.5
                                                               ======     ======

The increase in goodwill of $103.6 million in 1995 is primarily related to the fourth quarter acquisition of a privately-held paging company. Amortization expense relating to intangible assets for the years ended December 31, 1995, 1994, and 1993 was $19.4 million, $21.3 million, and $12.5 million, respectively.

G.  DEBT AND CREDIT FACILITIES

SHORT-TERM DEBT
The Company had no short-term borrowings at December 31, 1995. Short-term borrowings at December 31, 1994 were $80.0 million and consisted of unsecured bank loans with a weighted average interest rate of 6.7%.

LONG-TERM DEBT
Long-term debt consists of the following:

                                                               December 31
                                                               -----------
(Dollars in millions)                                      1995            1994
                                                           ----            ----

Revolving credit facility, due 1997                       $ 60.2          $ 52.5
Revolving credit facility, due 1999                         38.8            45.0
Revolving credit facility, due 2000                        664.6              --
Bank promissory note                                        28.7            29.8
Preference share debt                                      105.3              --
Various other notes and obligations                          8.8             2.8
                                                          ------          ------
                                                           906.4           130.1
Less: portion due within one year                           14.0             9.9
                                                          ------          ------
                                                          $892.4          $120.2
                                                          ======          ======

In December 1995, the Company guaranteed a seven-year loan in the amount of $105.3 million by an international banking consortium to a European special purpose entity ("ESPE"). The loan is also secured by redeemable preference shares for the same amount, issued to the ESPE by NordicTel Holdings A.B.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

("NordicTel"), a 51% owned subsidiary of the Company. The Company has consolidated the ESPE. The debt bears interest at Stockholm Interbank Offered Rate ("STIBOR") plus a margin. At December 31, 1995, the interest rate of these facilities was 8.75%. Interest payments are conditional on receipt of dividends on the preference shares and in certain situations can be deferred until the accrued interest represents 65% of the principal.

The Company has revolving credit facilities which support cellular equipment purchases by NordicTel. Borrowings bear interest at STIBOR plus a margin. At December 31, 1995, the weighted average interest rate of these facilities was 9.23%. Borrowings are collateralized by certain of the equipment purchased thereunder and by shares of a wholly-owned subsidiary of NordicTel. In addition, NordicTel is restricted in making distributions or interest payments on its common stock or stockholders' contributions.

The bank promissory note represents a note with a Japanese bank. The note is due in 1997 with options to extend for two additional years. The note bears interest at the Euroyen rate plus a margin which is dependent upon the Company's Standard and Poor's rating. At December 31, 1995, the interest rate was 0.82%.

Annual maturities of long-term debt are as follows: 1996, $14.0 million; 1997, $75.6 million; 1998, $13.9 million; 1999, $30.0 million; 2000, $665.4 million;
2001 and thereafter, $107.5 million.

REVOLVING LINES OF CREDIT
In July 1995, the Company obtained for general corporate purposes, an unsecured $2 billion, five-year revolving credit facility (the "Facility") from a syndicate of banks. The interest rate under the Facility is LIBOR plus an applicable margin based on the Company's long-term senior unsecured debt rating. The commitment fee on the available balance will also be determined with reference to the Company's credit rating. Drawings under the Facility are available in US dollars or selected foreign currencies, however, drawings of foreign currencies may not exceed the US dollar equivalent of $300 million. Borrowings against the Facility totaled $664.6 million at December 31, 1995.

The Company has various other lines of credit with certain banks. At December 31, 1995 and 1994, the total unused amount under all lines of credit was $1,419.9 million and $130.0 million, respectively.

At December 31, 1995, the Company was in compliance with all covenants associated with its debt and credit facilities.


H. CAPITAL STOCK

In December 1993, the Company completed a public offering of 68.5 million shares of newly issued common stock for proceeds of $1,489.2 million, net of underwriting discounts and direct stock issuance costs.

In addition to the common shares outstanding, a subsidiary of the Company owns 122,960 shares of the Company's common stock. Because the accounting treatment for subsidiary-held shares is similar to that for treasury stock, the subsidiary-held shares are not considered outstanding.

PREFERRED STOCK
Of the 50 million authorized shares of preferred stock, 6.0 million shares have been designated as Series A Participating Preferred Stock. There are no outstanding shares of Series A Participating Preferred Stock. The remaining authorized preferred stock may be issued in one or more series, and the Board of Directors is authorized to designate the series and fix the relative rights, preferences, and limitations of the respective series without any further vote or action of the stockholders.

STOCKHOLDER RIGHTS PLAN
The Company's stockholder rights plan (the "Rights Plan") provides for the distribution of rights ("Rights") to holders of outstanding shares of common stock. Except as set forth below, each Right, when

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

exercisable, entitles the stockholder to purchase from the Company one one-hundredth of a share of Series A Participating Preferred Stock at a price of $80 per share, subject to adjustment.

The Rights are not currently exercisable, but would become exercisable if certain events occurred related to a person or group ("Acquiring Person") acquiring or attempting to acquire 10% or more of the Company's common stock. In the event that the Rights become exercisable, each holder of a Right (other than an Acquiring Person) would be entitled to purchase, for the exercise price then in effect, shares of the Company's common stock having a market value at the time of such transaction of two times the exercise price for each Right.

The Board of Directors, at its option, may at any time after a person becomes an Acquiring Person (but not after the acquisition by such person of 50% or more of the outstanding common stock) exchange on behalf of the Company all or part of the then outstanding and exercisable Rights for shares of common stock at an exchange ratio of one share of common stock for each Right.

At any time prior to the earlier of the occurrence of either (i) a person becoming an Acquiring Person or (ii) the expiration of the Rights, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right.


I.  STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

The Company has a Long-Term Stock Incentive Plan (the "Plan"), under which it has reserved 24.0 million shares of common stock. Awards to eligible employees under the Plan can take the form of incentive ("ISOs") or non-qualified ("NSOs") stock options, stock appreciation rights ("SARs"), restricted stock, stock units or a combination of these forms. Each award has specific terms, including vesting provisions, at the discretion of the Company.

The Plan requires that the exercise price be equal to the fair market value of the stock at the grant date for ISOs and at the discretion of the Company for NSOs. The exercise price may be paid in cash, stock already owned by the holder, or a combination. SARs may be settled in cash or stock at the discretion of the Company. The settlement of SARs issued in conjunction with NSOs requires the related unexercised NSOs to be canceled. Restricted stock is held in escrow until the vesting provisions are satisfied, although such shares have full voting and other rights. Stock units represent shares of common stock. Holders of stock units are not required to pay for such units and have no voting or other rights as a stockholder. Although the Company does not currently pay dividends, stock units may have dividend rights at the Company's discretion. Settlement of stock unit awards may be in cash, shares, or a combination at the discretion of the Company.

Notwithstanding the general vesting provisions of restricted stock awards, early vesting can occur for certain awards, if the Company's initial public offering stock price ($23 per share) is doubled within a specified period of time.

Compensation expense for NSOs issued at prices less than fair market value at the grant date, Restricted Stock, and Stock Units is measured at the grant date and charged to income over the vesting period. Compensation for vested SARs is recorded at amounts equal to the excess of the current stock price over the fair market value of the stock at the grant date until exercised.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The following table summarizes award activity:

                                                                 Exercise Price
                                                 Shares          Range Per Share
                                                 ------          ---------------
Options and SARs granted                        6,369,662        $ 8.51 - $24.00
Restricted stock granted                          840,075                    N/A
Stock units granted                               201,773                    N/A
Options exercised                                (256,315)       $ 8.51 - $18.90
Awards forfeited                                 (120,792)       $20.38 - $28.50
                                               ----------
Shares issuable under
  outstanding awards at
  December 31, 1994                             7,034,403        $ 8.51 - $28.50
Stock options granted                           7,158,965        $25.88 - $32.25
Restricted stock granted                          284,618                    N/A
Stock units granted                                 7,465                    N/A
Options exercised                                (506,802)       $ 8.51 - $20.88
Awards forfeited                                 (328,697)       $12.09 - $30.25
Restricted stock issued                          (925,277)                   N/A
Stock units issued                               (106,346)                   N/A
                                               ----------
Shares issuable under
  outstanding awards at
  December 31, 1995                            12,618,329        $10.72 - $32.25
                                               ==========

N/A Not applicable

There were options to purchase 3.2 million shares of common stock exercisable at December 31, 1995, and 9.6 million shares available for future awards.

In addition, the Company granted SARs, which are not a part of the Plan, to an investment firm that advised Telesis and the Company at the time of the spin-off. The Company and Telesis each granted SARs covering 350,000 shares of their respective common stock. The exercise price for the Company's shares is $20 per share for one half the shares and $24 per share for the remaining shares ($30 per share and $36 per share, respectively, for the Telesis shares). The SARs are exercisable through April 1997. The SARs may be exercised as to the Telesis shares or the Company's shares in any order; however, once SARs with an aggregate value of $6 million have been exercised, the remaining rights are canceled. At December 31, 1995, SARs with respect to 250,000 shares of the Company's common stock (representing $2.1 million in value) had been exercised. The Company has accrued the excess of fair market value over the exercise price for the remaining shares applicable to the Company.

The Company also has an Employee Stock Purchase Plan ("ESPP") under which it has reserved 2.4 million shares of common stock. The purpose of the plan is to provide employees with the opportunity to increase their interest in the success of the Company by purchasing stock from the Company on favorable terms and paying for such purchases through payroll deductions. Stock purchases under the ESPP were 358,301 shares and 136,480 shares for 1995 and 1994, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

J.  INCOME TAXES

The components of income tax expense for each year ended December 31 are as follows:

(Dollars in millions)                              1995        1994       1993
                                                   ----        ----       ----
Current:
    Federal                                       $ 77.6      $ 92.6      $48.8
    State and other taxes                           10.5        18.9        7.8
    Foreign                                          0.7         1.3        1.6
                                                  ------      ------      -----
    Total current                                   88.8       112.8       58.2
                                                  ------      ------      -----
Deferred:
    Federal                                         23.0        (2.5)       8.5
    Change in federal enacted tax rate                --          --        4.4
    State and other taxes                           14.6        (2.0)      (3.3)
    Foreign                                        (13.3)         --         --
                                                  ------      ------      -----
    Total deferred                                  24.3        (4.5)       9.6
                                                  ------      ------      -----
Total income taxes                                $113.1      $108.3      $67.8
                                                  ======      ======      =====

The domestic and foreign components of income (loss) before taxes for each year ended December 31 are as follows:

(Dollars in millions)                           1995         1994         1993
                                                ----         ----         ----
Domestic                                       $305.5       $247.6       $148.2
Foreign                                         (60.5)       (41.2)       (40.3)
                                               ------       ------       ------
Income before income taxes and
   cumulative effect of accounting
   change                                      $245.0       $206.4       $107.9
                                               ======       ======       ======

Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                December 31
                                                                -----------
(Dollars in millions)                                        1995         1994
                                                             ----         ----
Deferred tax liabilities:
   Depreciation and amortization                            $130.4       $121.6
   Domestic equity investments                                89.2         66.7
   Unrealized gains                                           18.3          3.1
   Currency translation adjustment                            13.3          8.8
   Other                                                      45.9         12.5
                                                            ------       ------
                                                             297.1        212.7
                                                            ------       ------
Deferred tax assets:
   Foreign tax benefits in consolidated
     subsidiaries                                             38.8         10.5
   Equity investments                                           --         18.5
   Accruals deductible when paid                              25.8         20.5
   Organization and start-up costs                            10.9           --
   Other                                                      23.2          2.1
                                                            ------       ------
                                                              98.7         51.6
Less: valuation allowance                                     25.5         10.5
                                                            ------       ------
                                                              73.2         41.1
                                                            ------       ------
Total deferred taxes recorded in
   consolidated balance sheets                              $223.9       $171.6
                                                            ======       ======

Current                                                     $(21.3)      $(33.8)
Noncurrent                                                   245.2        205.4
                                                            ------       ------
Net deferred tax liabilities                                $223.9       $171.6
                                                            ======       ======

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The net change in the valuation allowance for deferred tax assets was an increase of $15.0 million related to benefits arising from foreign net operating loss carryforwards of consolidated subsidiaries. Although there can be no assurances, the Company believes that it is more likely than not that it will generate future taxable income sufficient to fully realize future benefits from the net deferred tax assets of $73.2 million.

At December 31, 1995, the Company had $137.1 million in net operating loss carryforwards for foreign tax reporting purposes. Of this amount, $118.9 million can be carried forward indefinitely. The remaining carryforwards expire at various dates through 2003.

The reasons for differences each year between the statutory federal income tax rate and the effective income tax rate are provided in the following reconciliations:

                                                     1995       1994       1993
                                                     ----       ----       ----
Statutory federal income tax rate                    35.0%      35.0%      35.0%
Increase (decrease) in taxes resulting from:
  Equity in net income (loss)
     of certain unconsolidated
     wireless systems                                 9.6        7.0       11.5
  State income taxes, net of federal
     tax benefit                                      6.7        5.3        3.7
  Partner share of tax benefit                        0.5        2.6         --
  Nondeductible amortization                          1.7        1.5        3.0
  Tax on international income                        (5.2)       0.7        1.5
  Tax exempt interest                                (0.9)      (2.4)        --
  Change in deferred taxes due to tax
     rate change                                       --         --        4.1
  Net effect of Teletrac asset write-down            (4.5)        --         --
  Other                                               3.3        2.8        4.0
                                                     ----       ----       ----
Effective income tax rate                            46.2%      52.5%      62.8%
                                                     ====       ====       ====

At December 31, 1995, $11.6 million of deferred tax liabilities relating to $32.3 million of cumulative unrepatriated earnings on consolidated foreign subsidiaries and equity investments in unconsolidated foreign wireless systems were excluded from recognition under SFAS No. 109, "Accounting for Income Taxes," because such earnings are intended to be reinvested indefinitely.

At December 31, 1995, deferred tax liabilities relating to items which were credited directly to stockholders' equity totaled $31.6 million.

In August 1993, the U.S. Government enacted the Omnibus Budget Reconciliation Act of 1993 which incorporated new business tax provisions. These included an increase in the corporate tax rate from 34% to 35% retroactive to January 1, 1993. The Company's adjustment for this change reduced net income by $4.4 million in 1993.


K.  EMPLOYEE BENEFITS

DEFINED CONTRIBUTION PLAN
The Company sponsors a defined contribution plan, the AirTouch Communications Retirement Plan ("Retirement Plan"), which covers substantially all full-time employees. The Company's contributions to the Retirement Plan are based on a combination of percentage of pay and on matching a portion of employee contributions. The cost recognized for the Retirement Plan was $17.0 million, $16.3 million, and $12.9 million for 1995, 1994, and 1993, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


DEFINED BENEFIT PENSION PLAN
The Company maintains a defined benefit plan, the AirTouch Communications Employee Pension Plan ("Pension Plan"), under which individuals who were employees at December 31, 1986, and transferees from Telesis, receive pension, death, and survivor benefits based on a percentage of their final five-year average pay and years of service. The accrual of service credit was discontinued in 1986 for Pension Plan participants. Thus, pension benefits only increase as a participant's compensation increases.

In 1993, the Pension Plan was amended to include 130 employees of a joint venture of Telesis. Also in 1993, 85% of such employees elected early retirement or termination benefits. This was accounted for as a plan curtailment in accordance with SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Plans and for Termination Benefits," and resulted in a one-time $3.0 million net gain. Irrespective of this gain, the Company recognized pension income of $6.1 million, $3.7 million, and $2.7 million for 1995, 1994, and 1993, respectively, using discount rates of 9.0%, 7.5%, and 8.5% for 1995, 1994, and 1993, respectively.

The Pension Plan assets in excess of projected benefit obligations were $50.2 million and $47.3 million as of December 31, 1995 and 1994, respectively. The prepaid pension costs were $30.6 million and $24.7 million as of December 31, 1995 and 1994, respectively. On January 1, 1987, the Company adopted SFAS 87, "Employers' Accounting for Pensions," at which time there was a $10.2 million excess of the fair value of the Pension Plan's assets over projected benefit obligations. This excess is being recognized through amortization over 17 years.

The assets of the Pension Plan are primarily composed of common stocks, U.S. Government and corporate obligations, and index funds. The Pension Plan's projected benefit obligations for employee service to date reflect the Company's expectations of the effects of future salary progressions of 5.5% per year. As of December 31, 1995 and 1994, the actuarial present value of the plan's accumulated benefit obligations, which does not anticipate future salary increases, was $33.3 million and $22.1 million, respectively. Of these amounts, $28.4 million and $19.0 million, respectively, were vested. The assumptions used in computing the present values of benefit obligations include a discount rate of 7.25% and 9.0% for December 31, 1995 and 1994, respectively. An 8.5% long-term rate of return on assets was assumed in calculating pension costs in 1995 and 1994.

OTHER POSTRETIREMENT BENEFITS
The Company provides health care benefits for retired employees and their eligible dependents and provides life insurance benefits to retired employees. Employees become eligible for these benefits upon retirement with eligibility for a service pension under the Pension Plan or attainment of "retirement status" under the Retirement Plan. Substantially all retirees and their dependents are covered under the Company's plans for medical, dental, and life insurance benefits. Approximately 95 retirees and dependents were eligible to receive benefits as of January 1, 1995. As is the case with all of the Company's benefit plans and programs, the Company retains the right to amend or terminate these benefits.

A discount rate of 7.25% and 9.0% was used to measure the accumulated postretirement benefit obligation ("APBO") at December 31, 1995 and 1994, respectively. As of December 31, 1995 and 1994, the APBO was $16.0 million and $14.9 million, respectively. The postretirement benefit plans' assets were less than the accumulated benefit obligations by $15.3 million and $8.8 million as of December 31, 1995 and 1994, respectively. At December 31, 1995, the postretirement benefit plans were principally unfunded.

A discount rate of 9.0%, 7.5%, and 8.5% was assumed in calculating the 1995, 1994, and 1993, net periodic postretirement benefit cost, respectively. The postretirement benefit cost was $1.3 million, $3.7 million, and $2.0 million for 1995, 1994, and 1993, respectively.

An 8.0% annual increase in health care costs is assumed in 1996. The rate of increase is assumed to decline to an ultimate 5.0% by the year 2002. Should the health care cost trend rate increase by 1% each

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

year, the 1995 impact would increase the APBO by $2.9 million and the aggregate of the service and interest cost components of the net period cost by $0.4 million.


L.  TRANSACTIONS WITH FORMER AFFILIATES

SEPARATION AND TRANSITION AGREEMENTS
Prior to the spin-off, the Company and Telesis entered into a separation agreement that provided for complete separation of all properties after the spin-off as well as transition agreements that disengaged the affairs of the Company and Telesis in an orderly manner.

The separation agreement provided that the Company would join in filing consolidated federal income tax returns with Telesis for all taxable periods in which the parties were required or permitted to file a consolidated return. In each taxable period, the Company paid Telesis an amount equal to the Company's share of the consolidated tax liability based on the Company's separate taxable income and an amount equal to the Company's contribution to Telesis' state tax liability. If the Company reported a net operating loss for any such year, Telesis paid an amount equal to its reduction in tax liability attributable to such loss. A similar method of allocation was applied to state income taxes filed pursuant to a combined return.

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

FINANCIAL AND ADMINISTRATIVE SERVICES
Prior to the spin-off, the Company obtained certain administrative services and other additional services from Telesis and its affiliates ("former affiliates"). Service costs that were specifically attributable to the Company were directly charged to the Company by Telesis. Other service costs and corporate charges were allocated proportionately among former affiliates, including the Company.

In the ordinary course of business, the Company participated with former affiliates in the following transactions prior to the spin-off:


                                                For the
                                              Three Months       For the Year
                                             Ended March 31   Ended December 31
(Dollars in millions)                             1994               1993
                                             --------------   -----------------
Provided by the Company:
       Revenues from cellular services            $ 0.6              $ 2.7
       Revenues from paging services              $ 0.4              $ 1.7
Provided to the Company:
       Expenses from telephone services           $ 5.5              $28.5
       Expenses from administrative,
           research and development, and
           insurance services                     $ 6.0              $16.3
       Expenses from lending services                --              $19.6

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


M.  COMMITMENTS AND CONTINGENCIES

CONTINGENCIES
A class action complaint was filed in November 1993 naming the Company as general partner for Los Angeles SMSA Limited Partnership. In April 1995, Los Angeles Cellular Telephone Company ("LACTC") was named as a necessary party to the action. The plaintiff alleged LACTC and the Company conspired to fix the price of wholesale and retail cellular service in the Los Angeles market. The plaintiff alleged damages for the class "in a sum in excess of $100 million." The Company has answered the complaint and is defending itself vigorously.
This case has been consolidated for purposes of discovery with two other class actions making identical price-fixing allegations. The case has been removed to federal court. The other cases have been stayed pending resolution of a motion to remand the case to state court. In addition, two non-class action antitrust cases brought by cellular agents making similar allegations were settled for immaterial amounts. In April 1995, a federal class action complaint filed in Los Angeles was dismissed on a motion for summary judgment. The dismissal was upheld on appeal. The Company does not believe that these proceedings will have a material adverse effect on the Company's financial position.

In three separate class action complaints filed during October and November 1994, San Diego (2) and San Francisco (1), all brought by the same counsel, plaintiffs also allege price-fixing by the two cellular carriers in each market. In late 1995, the California Court of Appeals reversed a state trial court decision dismissing the remaining plaintiff in a suit originally brought by a U S WEST agent against U S WEST and the Company in 1990. The Company does not believe that these proceedings will have a material adverse effect on the Company's financial position.

In September 1995, a class action lawsuit was brought on behalf of all the Company's cellular customers nationwide regarding customer notification of the Company's practice with respect to billing for fractional minutes of service. No dispositive motions have been filed in the proceeding and discovery has not yet begun. The Company believes the lawsuit to be without merit.

The Company is party to various other legal proceedings in the ordinary course of business. Although the ultimate resolution of these proceedings cannot be ascertained, management does not believe they will have a material adverse effect on the results of operations or financial position of the Company.

LEASE COMMITMENTS
The Company leases various facilities and equipment under noncancelable lease arrangements. Most leases contain renewal options for varying periods. Rent expense under all operating leases was $50.3 million, $35.3 million, and $33.3 million in 1995, 1994, and 1993, respectively.

Future minimum lease payments under noncancelable operating leases with an initial term of one year or more are as follows at December 31, 1995:

(Dollars in millions)
-----------------------------------------------
1996                                     $ 62.1
1997                                       55.9
1998                                       50.5
1999                                       44.7
2000                                       36.2
Thereafter                                 73.6
-----------------------------------------------
Total minimum lease payments             $323.0
===============================================

OTHER
In the ordinary course of business, the Company has issued letters of responsibility and letters of support for performance guarantees, refundable security deposits and credit facilities of certain subsidiaries and affiliates providing varying degrees of recourse to the Company. At December 31, 1995, the Company's

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

proportionate share under such arrangements was $151.8 million. The Company believes it is remote that it will be required to pay under these various arrangements.

At December 31, 1995, the Company was committed to spend $220.8 million for the acquisition of property, plant, and equipment, purchases of cellular equipment, and capital contributions to unconsolidated wireless systems.


N.  TELETRAC

AirTouch Teletrac ("Teletrac"), the Company's vehicle location and fleet tracking services business (including International Teletrac Systems) reported pre-tax losses of $25.9 million, $26.1 million, and $41.6 million for each of the years ended December 31, 1995, 1994 and 1993, respectively. During the third quarter of 1995, the Company recorded a pre-tax charge of approximately $25 million primarily related to the write-down of its investment in Teletrac to net realizable value. The write-down was taken because of Teletrac's continuing operating losses, despite ongoing cost containment measures, and the Company's assessment that the cash flows from Teletrac would be insufficient to support the carrying value of Teletrac's assets. On January 17, 1996, the Company sold substantially all of Teletrac's assets to Teletrac, Inc., a Delaware corporation and an unrelated party.


O.  ADDITIONAL FINANCIAL INFORMATION

                                                                  December 31
                                                                  -----------
(Dollars in millions)                                          1995        1994
                                                               ----        ----
Selected "Other Current Liabilities":
   Accrued compensation                                        $84.8       $84.5
   Various reserves and accruals                               $48.0       $10.7
   Advance billings and customer deposits                      $38.4       $31.6
   Deferred gain                                               $30.4       $31.9
   Accrued taxes payable                                       $21.9       $54.4


P.  QUARTERLY FINANCIAL DATA (UNAUDITED)

(Dollars in millions, except per share amounts)

--------------------------------------------------------------------------------
1995                              First       Second        Third      Fourth
--------------------------------------------------------------------------------
Operating revenues              $373.9(a)    $403.4(a)    $414.7(a)    $426.6
Operating income (loss)         $ 54.0       $ 34.6       $ 29.5       $ (5.3)
Net income                      $ 35.3       $ 38.7       $ 46.7       $ 11.2
Per share data:
    Net income                  $ 0.07       $ 0.08       $ 0.09       $ 0.02
--------------------------------------------------------------------------------
1994                              First       Second        Third      Fourth
--------------------------------------------------------------------------------
Operating revenues              $277.6(a)    $301.9(a)    $319.7(a)    $347.7(a)
Operating income (loss)         $ 33.9       $ 28.6       $ 16.1       $ (6.0)
Net income                      $ 27.5       $ 33.1       $ 34.4       $  3.1
Per share data:
    Net income                  $ 0.06       $ 0.07       $ 0.07       $ 0.01
================================================================================


The operating loss in the fourth quarter of 1995 was primarily driven by negative equipment margins associated with high volume holiday promotion programs occurring in all domestic cellular markets.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The operating loss in the fourth quarter of 1994 was primarily driven by increased operating expenses, principally due to increased selling expenses for commissions, advertising and other promotional expenses that were associated with the rapid growth of domestic cellular subscribers.

(a) Varies from the amount previously reported on Forms 10-Q and 1994 Form 10-K because domestic cellular roaming fraud losses have been reclassified from operating revenues to operating expenses. As discussed in Note A, "Summary of Significant Accounting Policies -- Basis of Presentation," the reclassification did not affect previously reported operating income, net income, or accumulated deficit. A reconciliation of previously reported amounts is as follows:

                                                            Domestic
                                               Operating    Cellular   Operating
                                              Revenues as    Roaming   Revenues
                                              Previously     Fraud        as
          (Dollars in millions)                Reported      Losses    Restated
                                               --------      ------    --------
          Quarter ended March 31, 1995           $367.2       $6.7      $373.9
          Quarter ended June 30, 1995            $395.1       $8.3      $403.4
          Quarter ended September 30, 1995       $407.2       $7.5      $414.7

          Quarter ended March 31, 1994           $276.2       $1.4      $277.6
          Quarter ended June 30, 1994            $300.2       $1.7      $301.9
          Quarter ended September 30, 1994       $317.8       $1.9      $319.7
          Quarter ended December 31, 1994        $341.2       $6.5      $347.7

SELECTED PROPORTIONATE RESULTS OF OPERATIONS

The following table is not required by GAAP and is not intended to replace the Consolidated Financial Statements prepared in accordance with GAAP. It is presented to provide supplemental data. Because significant assets of the Company are not consolidated and because of the substantial effect of the formation of certain joint ventures on the year-to-year comparability of the Company's consolidated financial results, the Company believes that proportionate financial and operating data facilitates the understanding and assessment of its Consolidated Financial Statements.

Under GAAP, the Company consolidates the entities in which it has a controlling interest and uses the equity method to account for entities over which the Company has significant influence but does not have a controlling interest. In contrast, proportionate accounting reflects the Company's relative ownership interests in operating revenues and expenses for both its consolidated and equity method entities. For example, domestic cellular proportionate results present the Company's share - its percentage ownership - for all significant domestic cellular operations, including those joint ventures and partnerships where the Company does not own more than 50 percent. Similarly, total proportionate results show the Company's share of all its significant worldwide operations.

                                                For the Year Ended December 31
                                                ------------------------------
(Dollars in millions)                            1995        1994        1993
                                                 ----        ----        ----
TOTAL COMPANY (1)
   Net operating revenues (3)                  $2,605.2    $1,791.8    $1,226.1
   Operating income                            $  296.7    $  171.5    $   97.6
   Operating cash flow (2)                     $  702.3    $  506.1    $  351.5

DOMESTIC CELLULAR
OPERATING RESULTS
   Service and other revenues (3)              $1,523.3    $1,160.1    $  892.0
   Equipment sales                                 78.9        74.6        40.2
   Cost of equipment sales                       (125.6)      (82.0)      (42.2)
                                               --------    --------    --------
   Net operating revenues                       1,476.6     1,152.7       890.0
                                               --------    --------    --------

   Cost of revenues (3)                           188.4       136.5       116.3
   Selling and customer operations                544.0       415.2       297.2
   General, administrative, and other
       expenses                                   139.0       122.0        96.9
   Depreciation and amortization
       expenses                                   189.2       185.7       164.7
                                               --------    --------    --------

   Total operating expenses                     1,060.6       859.4       675.1
                                               --------    --------    --------

   Operating income                            $  416.0    $  293.3    $  214.9
                                               ========    ========    ========

   Operating cash flow (2)                     $  605.2    $  479.0    $  379.6
                                               ========    ========    ========

(1) Reflects proportionate results exclusive of cost-based investments and certain equity-based investments that are not material to the Consolidated Financial Statements taken as a whole.

(2) Operating cash flow is defined as operating income plus depreciation and amortization and is not the same as cash flow from operating activities in the Company's Consolidated Statements of Cash Flows. Proportionate operating cash flow represents the Company's ownership interests in the respective entities' operating cash flows. As such, proportionate operating cash flow does not represent cash available to the Company.

(3) Presentation for 1994 has been restated to conform to current year presentation. See Note A, "Summary of Significant Accounting Policies - Basis of Presentation," to the Consolidated Financial Statements.

                      REPORT OF INDEPENDENT ACCOUNTANTS ON

                          FINANCIAL STATEMENT SCHEDULE


To the Board of Directors of AirTouch Communications, Inc.

Our audit of the consolidated financial statements referred to in our report dated February 23, 1996 appearing on page 39 of the 1995 Annual Report to Stockholders of AirTouch Communications, Inc. (which report and consolidated financial statements are incorporated by reference in this Annual Report on Form 10-K) also included an audit of the Financial Statement Schedule listed in Item 14(a) of this Form 10-K. In our opinion, this Financial Statement Schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.



PRICE WATERHOUSE LLP

San Francisco, California
February 23, 1996

            REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of AirTouch Communications, Inc.:

Our report on the December 31, 1994 and 1993 consolidated financial statements of AirTouch Communications, Inc. (AirTouch) is included as an exhibit to the Form 10-K of AirTouch. In connection with our audit of such financial statements, we have audited the related financial statement schedule listed in
Item 14(a) of AirTouch's Form 10-K.

In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

/s/ Coopers and Lybrand L.L.P.

San Francisco, California

March 13, 1995

                 AIRTOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
          SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                              (DOLLARS IN MILLIONS)




Column A                             Column B    Column C    Column D    Column E
--------                             --------    --------    --------    --------

                                   Balance at  Charged to              Balance at
                                    beginning   costs and                  end of
Description                         of period    expenses  Deductions      period
-----------                        ----------  ----------  ----------  ----------
Year ended December 31, 1995:
 Allowance for doubtful accounts        $10.1       $56.0    $44.9(a)       $21.2
 Deferred tax valuation allowance       $10.5       $28.3    $13.3(b)       $25.5
 Other                                  $ 3.2       $40.1    $ 3.5          $39.8

Year ended December 31, 1994:
 Allowance for doubtful accounts        $ 9.2       $33.8    $32.9(a)       $10.1
 Deferred tax valuation allowance       $ 4.8       $ 5.7       --          $10.5
 Other                                  $ 5.3          --    $ 2.1          $ 3.2

Year ended December 31, 1993:
 Allowance for doubtful accounts        $10.0       $23.8    $24.6(a)       $ 9.2
 Deferred tax valuation allowance       $ 3.0       $ 1.8       --          $ 4.8
 Other                                  $ 1.7       $ 5.7    $ 2.1          $ 5.3




(a)  Amounts reflect items written-off, net of recoveries.
(b)  Amount reflects realization of tax benefit.