Form 10-K/A, Exhibit 13
period 1995-12-31
AIRTOUCH COMMUNICATIONS INC
filed 1996-06-21
CIK 904255

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

                                        EXHIBIT INDEX

    Exhibits identified in parentheses below, on file with the Commission, are incorporated by reference as exhibits hereto.

       EXHIBIT
       NUMBER                          DESCRIPTION
       -------                         -----------

         3.1 Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on September 19, 1994 (Exhibit 3.i to the Company's Form 8-K - Date of Report:
                  December 15, 1994, File No. 1-12342)

         3.2 Designation, Preferences and Rights of Series A Participating Preferred Stock of the Company, as filed with the Secretary of State of the State of Delaware on December 15, 1994 (Exhibit
                  3.2 to the Company's Form 8-B, File No. 1-12342, filed January 27, 1995)


         3.3      Amended By-laws of the Company as of February 8, 1996*


         4.1 Form of Common Stock certificate (Exhibit 4.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994, File No. 1-12342))

         4.2 Rights Agreement between the Company and The Bank of New York, Rights Agent, dated as of September 19, 1994 (Exhibit 4 to the Company's Current Report on Form 8-K - Date of Report:
                  December 15, 1994, File No. 1-12342)

         10.1 Joint Venture Agreement between Mannesmann Kienzle GmbH, Pacific Telesis Netherlands B.V., Cable and Wireless plc, DG Bank Deutsch Genossenschaftsbank and Lyonnaise des Eaux SA dated June 30, 1989 (Exhibit 10.43 to the Company's Registration Statement on Form S-1, Registration No. 33-68012, filed August 27, 1993)

         10.2 Amended and Restated Plan of Merger and Joint Venture Organization by and among the Company, CCI, CCI Newco, Inc. and CCI Newco Sub, Inc. dated as of December 14, 1990 (Exhibit 1 to the Company's Statement on Schedule 13D filed on February 18, 1992, File No. 1-12342)

         10.3 Termination Agreement by and among Pacific Telesis Group, the Company, CCI and Cellular Communications of Ohio, Inc. dated December 11, 1992 (Exhibit 5 to Amendment No. 28 to the Company's Statement on Schedule 13D filed on December 12, 1992, File No. 1-12342)

         10.4 Separation Agreement by and between the Company and Pacific Telesis Group, dated as of October 7, 1993 (Exhibit 10.1 to the Company's Registration Statement on Form S-1, Registration No. 33-68012, filed August 27, 1993)

         10.5 Amendment No. 1 to Separation Agreement between the Company and Pacific Telesis Group, dated November 2, 1993 (Exhibit
                  10.2 to the Company's Annual Report on Form 10-K for the period ended December 31, 1993, File No. 1-12342)

         10.6 Amendment No. 2 to Separation Agreement between the Company and Pacific Telesis Group, dated as of March 25, 1994 (Exhibit
                  10.6 to the Company's Annual Report on Form 10-K for the period ended December 31, 1994, File No. 1-12342)

         10.7 Amendment No. 3 to Separation Agreement between the Company and Pacific Telesis Group, dated as of April 1, 1994 (Exhibit
                  10.7 to the Company's Annual Report on Form 10-K for the period ended December 31, 1994, File No. 1-12342)


         10.8 Amendment No. 4 to Separation Agreement between the Company and Pacific Telesis Group dated as of March 21, 1995*


         10.9 Agreement on Retirement and Relocation Benefits between Mr. Christensen and the Company, dated as of March 31, 1994 (Exhibit 10.10 to the Company's Annual Report on Form 10-K for the period ended December 31, 1994, File No. 1-12342)

         10.10 Amended and Restated Joint Venture Organization Agreement dated as of September 30, 1995 between the Company and U S WEST Inc. (Exhibit 2.1 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995, File No. 1-12342)

         10.11 Amended and Restated Agreement of Limited Partnership of WMC Partners, L.P. dated as of September 30, 1995 by and between the Company and U S WEST Inc. (Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995, File No. 1-12342)

         10.12 Amended and Restated Agreement of Limited Partnership of PCS Nucleus, L. P. dated as of September 30, 1995 by and between the Company and U S WEST Inc. (Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995, File No. 1-12342)

         10.13 Amended and Restated Investment Agreement dated as of September 30, 1995 by and between the Company and U S WEST Inc. (Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995, File No. 1-12342)

         10.14 Amended and Restated Agreement of Exchange dated as of September 30, 1995 by and between the Company and U S WEST Inc. (Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995, File No. 1-12342)

         10.15 Amended and Restated Trust Agreement of Exchange dated as of September 30, 1995 by and between the Company and U S WEST Inc. (Exhibit 10.5 to the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1995, File No. 1-12342)

         10.16 Agreement of Limited Partnership dated as of October 20, 1994 between CELLCO Partnership and WMC Partners, L.P. (Exhibit
                  10.1 to the Company's Form 8-K - Date of Report: October 20, 1994, File No. 1-12342)

         10.17 Agreement of Limited Partnership dated as of October 20, 1994 of PCS PrimeCo, L.P. (Exhibit 10.2 to the Company's Form 8-K - Date of Report: October 20, 1994, File No. 1-12342)


         10.18 Standstill Agreement dated as of October 20, 1994 between AirTouch Communications, Inc. and Bell Atlantic Corporation (Exhibit 10.3 to the Company's Form 8-K - Date of Report:
                  October 20, 1994, File No. 1-12342)

         10.19 Standstill Agreement dated as of October 20, 1994 between AirTouch Communications and NYNEX Corporation (Exhibit 10.4 to the Company's Form 8-K - Date of Report: October 20, 1994, File No. 1-12342)

         10.20 Standstill Agreement dated as of October 20, 1994 between AirTouch Communications and CELLCO Partnership (Exhibit 10.5 to the Company's Form 8-K - Date of Report: October 20, 1994, File No. 1-12342)

         10.21 Credit Agreement between the Company, Bank of America National Trust and Savings Association and The Other Financial Institutions Party Thereto dated July 20, 1995 (Exhibit 10 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 1995, File No. 1-12342)

         10.22 Amended and Restated Partnership Agreement dated as of September 1, 1993 by and between Members of the PacTel Group and Members of the McCaw Group (Exhibit 28(a) to McCaw Cellular Communications, Inc. Current Report on Form 8-K for the period ended October 1, 1991, File No. 0-16051)

         10.23 Representative Employment Agreement for Messrs. Ginn, Cox, Sarin and Gyani and Mrs. Gill (Exhibit 10.22 to the Company's Annual Report on Form 10-K for the period ended December 31, 1994, File No. 1-12342)

         10.24 Representative Employment Agreement for other officers of the Company (Exhibit 10.23 to the Company's Annual Report on Form 10-K for the period ended December 31, 1994)

         10.25 Form of Indemnity Agreement between the Company and each of its directors and certain officers (Exhibit 10.24 to the Company's Annual Report on Form 10-K for the period ended December 31, 1994, File No. 1-12342)

         10.26 Trust Agreement No. 1 for AirTouch Communications, Inc. Supplemental Executive Pension Plan Benefits (Exhibit 10.25 to the Company's Annual Report on Form 10-K for the period ended December 31, 1994, File No. 1-12342)

         10.27 AirTouch Communications, Inc. Deferred Compensation Plan (Exhibit 10.26 to the Company's Form 10-K for the period ended December 31, 1994, File No. 1-12342)

         10.28 AirTouch Communications, Inc. Deferred Compensation Plan for Nonemployee Directors (Exhibit 10.10 to the Company's Annual Report on Form 10-K for the period ended December 31, 1993, File No. 1-12342)

         10.29 AirTouch Communications, Inc. Supplemental Executive Pension Plan (Exhibit 10.12 to the Company's Annual Report on Form 10-K for the period ended December 31, 1993, File No. 1-12342)

         10.30 AirTouch Communications, Inc. Executive Life Insurance Plan (Exhibit 10.13 to the Company's Annual Report on Form 10-K for the period ended December 31, 1993, File No. 1-12342)


         10.31 AirTouch Communications, Inc. Executive Long-Term Disability Plan (Exhibit 10.14 to the Company's Annual Report on Form 10-K for the period ended December 31, 1994, File No. 1-12342)

         10.32 Description of the Company's Business Travel Accident Insurance for Non-Employee Directors (Exhibit 10.31 to the Company's Annual Report on Form 10-K for the period ended December 31, 1994, File No. 1-12342)


         10.33 AirTouch Communications, Inc. 1993 Long Term Stock Incentive Plan Amended and Restated as of December 15, 1994*



         10.34    Description of the Executive Financial Counseling Program*


         13       1995 Annual Report to Security Holders - Financial Section


         21       Subsidiaries of the Registrant*


         23.1     Consent of Price Waterhouse LLP

         23.2     Consent of Coopers & Lybrand LLP

         23.3     Consent of Ernst & Young LLP

         23.4     Consent of KPMG Deutsche Treuhand-Gesellschaft

         23.5     Consent of Coopers & Lybrand LLP - Re: CMT Partners

         23.6     Consent of Ernst & Young LLP - Re: New Par

         23.7     Consent of Arthur Andersen LLP

         24       Power of Attorney*



         27       Financial Data Schedule*



         99.1 The Company's Current Report on Form 8-K: Date of Report: June 30, 1995, File No. 1-12342*



         99.2 Coopers & Lybrand LLP Report of Independent Accountants on the Company's consolidated financial statements for each of the two years in the period ended December 31, 1994*



         99.3 Annual Report on Form 11-K for the AirTouch Communications, Inc. Retirement Plan for the year 1995 (To be filed as an amendment hereto within 180 days of the end of the period covered by this report)

         99.4 Cellular Communications, Inc. financial statements for each of the three years in the period ended December 31, 1995 (Cellular Communications, Inc. Annual Report on Form 10-K for the period ended December 31, 1995, Item 8 and Item 14(a) and
                  (d), File No. 1-10789)

- ----------
* Filed with AirTouch's 10-K for the year ended December 31, 1995 filed March 26, 1996 (File No. 1-12342).

SELECTED FINANCIAL DATA

SELECTED FIVE-YEAR CONSOLIDATED DATA
- --------------------------------------------------------------------------------------------------------------------------------
                                                                                 For the Year Ended December 31
                                                                ----------------------------------------------------------------
(Dollars in millions, except per share amounts)                   1995         1994(a)       1993(b)        1992          1991(c)
- --------------------------------------------------------------------------------------------------------------------------------
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

- --------------------------------------------------------------------------------------------------------------------------------

                                                                                           December 31
                                                                ----------------------------------------------------------------
BALANCE SHEET DATA (Dollars in millions)                          1995         1994(a)       1993(b)        1992          1991(c)
- --------------------------------------------------------------------------------------------------------------------------------
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

TOTAL COMPANY (1)
- ---------------------------------------------------------------------------------------------------------------------------------
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

PROPORTIONATE CELLULAR OPERATIONS (1)
- ---------------------------------------------------------------------------------------------------------------------------------
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

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

- --------------------------------------------------------------------------------------------------------------------------------
                                                                  For the Year Ended December 31                     Change
                                                      ---------------------------------------------------      -----------------
(Dollars in millions)                                    1995         %(a)            1994          %(a)       Amount        %
- --------------------------------------------------------------------------------------------------------------------------------
Wireless services and other revenues:
  Cellular service (b)                                $1,221.2        75.4          $  896.4         71.9       $  324.8      36.2
  Paging service                                         219.8        13.6             188.0         15.1           31.8      16.9
  Other revenues                                          69.3         4.3              66.1          5.3            3.2       4.8
                                                      --------       -----          --------        -----         ------
                                                       1,510.3        93.3           1,150.5         92.3          359.8      31.3

Cellular and paging
  equipment sales                                        108.3         6.7              96.4          7.7           11.9      12.3
                                                      --------       -----          --------        -----         ------
Operating revenues                                     1,618.6       100.0           1,246.9        100.0          371.7      29.8
                                                      --------       -----          --------        -----         ------

Operating expenses:
  Cost of revenues (b)                                   231.9        14.3             167.4         13.4           64.5      38.5
  Cost of cellular and paging equipment sales            141.0         8.7              99.2          8.0           41.8      42.1
  Selling and customer operations expenses               524.7        32.4             389.8         31.3          134.9      34.6
  General, administrative, and other expenses            392.4        24.2             312.6         25.1           79.8      25.5
  Depreciation and amortization expenses                 215.8        13.4             205.3         16.4           10.5       5.1
                                                      --------       -----          --------        -----         ------
Total operating expenses                               1,505.8        93.0           1,174.3         94.2          331.5      28.2
                                                      --------       -----          --------        -----         ------
Operating income                                         112.8         7.0              72.6          5.8           40.2      55.4
Equity in net income (loss) of unconsolidated
  wireless systems:
   Domestic                                              188.2                         125.4                        62.8      50.1
   International                                         (35.9)                        (14.7)                      (21.2)    144.2
Minority interests in net (income) loss of
  consolidated wireless systems                          (36.5)                        (16.3)                      (20.2)    123.9
Interest:
  Income                                                  34.9                          54.7                       (19.8)    (36.2)
  Expense                                                (13.0)                        (10.3)                       (2.7)     26.2
Foreign exchange gain (loss)                               3.3                          (3.5)                        6.8    (194.3)
Miscellaneous expense                                     (8.8)                         (1.5)                       (7.3)    486.7
                                                      --------                      --------                      ------
Income before income taxes                               245.0                         206.4                        38.6      18.7
Income taxes                                             113.1                         108.3                         4.8       4.4
                                                      --------                      --------                      ------
Net income                                            $  131.9                     $    98.1                      $ 33.8      34.5
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

                       MANAGEMENT'S DISCUSSION & ANALYSIS
                 OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

- ----------------------------------------------------------------------------------------------------------------------------------
                                                                    For the Year Ended December 31                      Change
                                                            -----------------------------------------------       ------------------
(Dollars in millions)                                         1994         %(b)        1993 (a)      %(b)       Amount         %
- ----------------------------------------------------------------------------------------------------------------------------------
Wireless services and other revenues:
  Cellular service (c)                                      $  896.4        71.9        $661.7       71.2       $234.7       35.5
  Paging service                                               188.0        15.1         148.7       16.0         39.3       26.4
  Other revenues                                                66.1         5.3          50.9        5.5         15.2       29.9
                                                            --------       -----        ------      -----       ------
                                                             1,150.5        92.3         861.3       92.7        289.2       33.6
Cellular and paging
 equipment sales                                                96.4         7.7          68.2        7.3         28.2       41.3
                                                             -------       -----        ------      -----       ------
Operating revenues                                           1,246.9       100.0         929.5      100.0        317.4       34.1
                                                             -------       -----        ------      -----       ------

Operating expenses:
  Cost of revenues (c)                                         167.4        13.4         127.7       13.7         39.7       31.1
  Cost of cellular and paging equipment sales                   99.2         8.0          67.5        7.3         31.7       47.0
  Selling and customer operations expenses                     389.8        31.3         263.1       28.3        126.7       48.2
  General, administrative, and other expenses                  312.6        25.1         235.9       25.4         76.7       32.5
  Depreciation and amortization expenses                       205.3        16.4         159.5       17.1         45.8       28.7
                                                            --------       -----        ------      -----       ------
Total operating expenses                                     1,174.3        94.2         853.7       91.8        320.6       37.6
                                                            --------       -----        ------      -----        ------
Operating income                                                72.6         5.8          75.8        8.2         (3.2)      (4.2)
Equity in net income (loss) of unconsolidated
  wireless systems:
    Domestic                                                   125.4                     101.7                    23.8       23.4
    International                                              (14.7)                    (37.5)                   22.7      (60.7)
Minority interests in net (income) loss of
   consolidated wireless systems                               (16.3)                    (25.5)                    9.2      (36.1)
Interest:
  Income                                                        54.7                      11.4                    43.3      379.8
  Expense                                                      (10.3)                    (21.3)                   11.0      (51.6)
Foreign exchange loss                                           (3.5)                     (3.4)                   (0.1)       2.9
Miscellaneous income (expense)                                  (1.5)                      6.7                    (8.2)    (122.4)
                                                            --------                    ------                  ------
Income before income taxes and cumulative
  effect of accounting change                                  206.4                     107.9                    98.5       91.3
Income taxes                                                   108.3                      67.8                    40.5       59.7
                                                            --------                    -----                   ------
Income before cumulative effect of accounting
  change                                                        98.1                      40.1                    58.0      144.6
Cumulative effect of accounting change for other
  postretirement benefits, net of income tax
  benefit of $3.5                                                 --                      (5.6)                    5.6     (100.0)
                                                            --------                    ------                  ------
Net income                                                  $   98.1                    $ 34.5                  $ 63.6      184.3
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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


M.  COMMITMENTS AND CONTINGENCIES

CONTINGENCIES

A class action complaint was filed in November 1993 naming the Company as general partner for Los Angeles SMSA Limited Partnership. In April 1995, Los Angeles Cellular Telephone Company ("LACTC") was named as a necessary party to the action. The plaintiff alleged LACTC and the Company conspired to fix the price of wholesale and retail cellular service in the Los Angeles market. The plaintiff alleged damages for the class "in a sum in excess of $100 million." The Company has answered the complaint and is defending itself vigorously.
This case has been consolidated for purposes of discovery with two other class actions making identical price-fixing allegations. The case has been removed to federal court. The other cases have been stayed pending resolution of a motion to remand the case to state court. In addition, two non-class action antitrust cases brought by cellular agents making similar allegations were settled for immaterial amounts. In April 1995, a federal class action complaint filed in Los Angeles was dismissed on a motion for summary judgment. The dismissal was upheld on appeal. The Company does not believe that these proceedings will have a material adverse effect on the Company's financial position or its results of operations.



In three separate class action complaints filed during October and November 1994, San Diego (2) and San Francisco (1), all brought by the same counsel, plaintiffs also allege price-fixing by the two cellular carriers in each market. In late 1995, the California Court of Appeals reversed a state trial court decision dismissing the remaining plaintiff in a suit originally brought by a U S WEST agent against U S WEST and the Company in 1990. The Company does not believe that these proceedings will have a material adverse effect on the Company's financial position or its results of operations.


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

Future minimum lease payments under noncancelable operating leases with an initial term of one year or more are as follows at December 31, 1995:

(Dollars in millions)
- -----------------------------------------------
1996                                     $ 62.1
1997                                       55.9
1998                                       50.5
1999                                       44.7
2000                                       36.2
Thereafter                                 73.6
- -----------------------------------------------
Total minimum lease payments             $323.0
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


P.  QUARTERLY FINANCIAL DATA (UNAUDITED)

(Dollars in millions, except per share amounts)

- --------------------------------------------------------------------------------
1995                              First       Second        Third      Fourth
- --------------------------------------------------------------------------------
Operating revenues              $373.9(a)    $403.4(a)    $414.7(a)    $426.6
Operating income (loss)         $ 54.0       $ 34.6       $ 29.5       $ (5.3)
Net income                      $ 35.3       $ 38.7       $ 46.7       $ 11.2
Per share data:
    Net income                  $ 0.07       $ 0.08       $ 0.09       $ 0.02
- --------------------------------------------------------------------------------
1994                              First       Second        Third      Fourth
- --------------------------------------------------------------------------------
Operating revenues              $277.6(a)    $301.9(a)    $319.7(a)    $347.7(a)
Operating income (loss)         $ 33.9       $ 28.6       $ 16.1       $ (6.0)
Net income                      $ 27.5       $ 33.1       $ 34.4       $  3.1
Per share data:
    Net income                  $ 0.06       $ 0.07       $ 0.07       $ 0.01
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