Form 10-K, Exhibit 13
period 1996-12-31
AIRTOUCH COMMUNICATIONS INC
filed 1997-03-21
CIK 904255

                                                                EXHIBIT 13

FINANCIAL SECTION


 2        SELECTED FINANCIAL DATA

 2        Selected Five-Year Consolidated Data

 2        Selected Five-Year Proportionate Data

 6        MANAGEMENT'S DISCUSSION & ANALYSIS OF
          FINANCIAL CONDITION & RESULTS OF OPERATIONS

19        CONSOLIDATED FINANCIAL STATEMENTS

19        Report of Management

20        Report of Independent Accountants

21        Consolidated Statements of Income
          for the years ended December 31, 1996,
          1995, and 1994

22        Consolidated Balance Sheets
          as of December 31, 1996 and 1995

23 Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996, 1995, and 1994

24        Consolidated Statements of Cash Flows
          for the years ended December 31, 1996, 1995, and 1994

25        Notes to Consolidated Financial Statements

44        Selected Proportionate Financial Data

SELECTED FINANCIAL DATA


SELECTED FIVE-YEAR CONSOLIDATED DATA

=================================================================================================================================
                                                                           For the Year Ended December 31
                                                   ------------------------------------------------------------------------------
Operating Results (Dollars in millions,
  except per share amounts)                          1996(a)           1995           1994(b)           1993(c)           1992
---------------------------------------------------------------------------------------------------------------------------------
Operating revenues                                 $ 2,251.7         $ 1,618.6      $ 1,246.9         $ 1,057.7         $   880.2
Operating income                                   $   281.0         $   112.8      $    72.6         $   128.2         $    95.9
Equity in net income of unconsolidated
  wireless systems                                 $   133.3         $   152.3      $   110.7         $    32.9         $     2.6
Interest:
  Expense                                          $   (52.0)        $   (13.0)     $   (10.3)        $   (22.1)        $   (52.9)
  Income                                           $    14.0         $    34.9      $    54.7         $    12.0         $    13.3
Income (loss) from operations (d)                  $   199.0         $   131.9      $    98.1         $    40.1         $   (10.1)
Preferred dividends                                $    20.1                --             --                --                --
Net income available to common stockholders        $   178.9         $   131.9      $    98.1         $    34.5         $    10.2
Per share data:
  Income (loss) from operations (d)                $    0.40         $    0.27      $    0.20         $    0.09         $   (0.02)
  Net income available to common stockholders      $    0.36         $    0.27      $    0.20         $    0.08         $    0.02
---------------------------------------------------------------------------------------------------------------------------------

                                                                                  December 31
                                                    --------------------------------------------------------------------------
Balance Sheet Data (Dollars in millions)             1996(a)           1995          1994(b)           1993(c)           1992
------------------------------------------------------------------------------------------------------------------------------
Investments in unconsolidated wireless systems      $1,991.6          $3,076.3      $1,697.9         $1,154.5         $  935.4
Intangible assets, net                              $3,408.8          $  605.7      $  470.5         $  413.2         $  225.0
Total assets                                        $8,523.6          $5,647.9      $4,488.0         $4,076.7         $2,371.1
Long-term debt, including current portion           $1,653.3          $  906.4      $  130.1         $   78.9         $  257.3
Total stockholders' equity                          $5,062.0          $3,750.7      $3,459.6         $3,337.3         $  752.1
Working capital (deficit)                           $ (136.4)         $   18.5      $  736.5         $1,346.8         $ (698.4)
Capital expenditures, excluding acquisitions
  and capital calls (e)                             $  536.4          $  530.3      $  408.7         $  225.9         $  231.0
-------------------------------------------------------------------------------------------------------------------------------

(a) In August 1996, AirTouch Communications, Inc. and its subsidiaries (the "Company") completed its acquisition of Cellular Communications, Inc. See Note F, "Partnerships and Acquisitions," to the Consolidated Financial Statements for further information.

(b) Prior to April 1, 1994, the Company was an 86.1% owned subsidiary of Pacific Telesis Group ("Telesis"). On April 1, 1994, the Company was spun off from Telesis.

(c) In December 1993, the Company completed a public offering of 68,500,000 shares of newly issued common stock. Additionally, in September 1993 the Company and AT&T Wireless (at the time McCaw Cellular Communications Inc.) formed CMT Partners, an equally owned partnership.

(d) Income (loss) before preferred dividends (1996) and cumulative effects of accounting changes (1993 and 1992) and extraordinary item (1992).

(e)   For the year ended December 31.


SELECTED FIVE-YEAR PROPORTIONATE DATA
================================================================================
The following table is not required by generally accepted accounting principles ("GAAP") and is not intended to replace the Consolidated Financial Statements prepared in accordance with GAAP. It is presented to provide supplemental data. Because significant assets of the Company are not consolidated and because of the substantial effect of the formation of certain entities on the year-to-year comparability of the Company's consolidated financial results, the Company believes that proportionate financial and operating data facilitates the understanding and assessment of its Consolidated Financial Statements.

Under GAAP, the Company consolidates the entities in which it has a controlling interest and uses the equity method to account for entities over which the Company has significant influence but does not have a controlling interest. In contrast, proportionate accounting reflects the Company's relative ownership interests in operating revenues and expenses for both its consolidated and equity-method entities. For example, U.S. cellular proportionate results present the Company's share - its percentage ownership - for all significant U.S. cellular operations, including those corporations and partnerships where the Company does not own more than 50 percent. Similarly, total proportionate results show the Company's share of all its significant worldwide operations.

SELECTED FINANCIAL DATA

TOTAL COMPANY (1)

---------------------------------------------------------------------------------------------------------------------------------
                                                                            For the Year Ended December 31
Proportionate                                          --------------------------------------------------------------------------
Financial Data (Dollars in millions)                     1996            1995            1994            1993           1992
---------------------------------------------------------------------------------------------------------------------------------
  Net operating revenues                                $3,748.7       $2,605.2       $1,791.8         $1,226.1       $  873.2
  Operating income                                      $  521.2       $  296.7       $  171.5         $   97.6       $   11.3
  Operating cash flow (2)                               $1,123.7       $  702.3       $  506.1         $  351.5       $  191.5
  Operating cash flow margin                                30.0%          27.0%          28.2%            28.7%          21.9%

                                                                                        December 31
Proportionate                                          --------------------------------------------------------------------------
Operating Data (In thousands)                            1996            1995            1994            1993          1992
---------------------------------------------------------------------------------------------------------------------------------
  Cellular and PCS POPs (3) (4)                         178,317         164,908          99,508          75,290         69,468
  Cellular and PCS subscribers (3)                        5,146           3,059           1,948           1,206            779
  Cellular and PCS subscriber net adds in period,
   excluding acquisitions (3)                             1,625             974             713             409            221
  Paging units in service                                 2,886           2,474           1,647           1,269            899
  Paging units in service net adds in period,
   excluding acquisitions                                   535             477             378             348            230
---------------------------------------------------------------------------------------------------------------------------------

U.S. CELLULAR

---------------------------------------------------------------------------------------------------------------------------------
                                                                            For the Year Ended December 31
Proportionate                                          --------------------------------------------------------------------------
Financial Data (Dollars in millions)                     1996            1995            1994            1993           1992
---------------------------------------------------------------------------------------------------------------------------------
  Service and other revenues                           $1,984.2        $1,523.3        $1,160.1        $  892.0       $  699.4
  Equipment sales                                          83.0            78.9            74.6            40.2           24.8
  Cost of equipment sales                                (180.7)         (125.6)          (82.0)          (42.2)         (23.9)
---------------------------------------------------------------------------------------------------------------------------------
  Net operating revenues                                1,886.5         1,476.6         1,152.7           890.0          700.3
---------------------------------------------------------------------------------------------------------------------------------
  Cost of revenues                                        222.3           188.4           136.5           116.3           98.7
  Selling and customer operations expenses (5)            682.5           544.0           415.2           297.2             --
  General, administrative, and other expenses (5)         160.3           139.0           122.0            96.9          322.5
  Depreciation and amortization expenses                  292.4           189.2           185.7           164.7          124.1
---------------------------------------------------------------------------------------------------------------------------------
  Total operating expenses                              1,357.5         1,060.6           859.4           675.1          545.3
---------------------------------------------------------------------------------------------------------------------------------
  Operating income                                     $  529.0        $  416.0        $  293.3        $  214.9       $  155.0
---------------------------------------------------------------------------------------------------------------------------------
  Operating cash flow (2)                              $  821.4        $  605.2        $  479.0        $  379.6       $  279.1
  Operating cash flow margin (6)                           43.5%           41.0%           41.6%           42.7%          39.9%
  Capital expenditures, excluding acquisitions         $  408.0        $  475.0        $  296.7        $  198.4       $  199.8

                                                                                           December 31
Proportionate                                          --------------------------------------------------------------------------
Operating Data (In thousands)                            1996            1995            1994            1993           1992
---------------------------------------------------------------------------------------------------------------------------------
  Cellular POPs (4)                                      43,364          37,739          35,390          34,889        34,121
  Cellular subscribers                                    3,403           2,262           1,560           1,046           744
  Subscriber net adds in period, excluding
   acquisitions                                             770             591             514             286           186
  Monthly average revenue per unit                     $     61        $     70        $     78        $     83       $    90
  Monthly cash cost per unit                           $     36        $     42        $     46        $     48       $    54
---------------------------------------------------------------------------------------------------------------------------------



See Footnotes on page 5.

SELECTED FINANCIAL DATA


INTERNATIONAL CELLULAR

------------------------------------------------------------------------------------------------------------------------------------
                                                                                 For the Year Ended December 31
Proportionate                                                 ----------------------------------------------------------------------
Financial Data (Dollars in millions)                            1996            1995           1994           1993           1992
------------------------------------------------------------------------------------------------------------------------------------
  Existing operations: (7)
   Net operating revenues                                     $1,473.4        $  841.0       $  352.8       $   88.3             --
   Operating income (loss)                                    $  283.9        $   62.7       $   10.0       $  (17.3)            --
   Operating cash flow (2)                                    $  477.7        $  203.7       $   87.4       $    6.5             --
   Operating cash flow margin                                     32.4%           24.2%          24.8%           7.4%            --
   Income (loss)                                              $  141.0        $   (0.5)      $  (13.2)      $  (18.9)            --
  Start-up systems: (8)
   Income (loss)                                              $ (157.2)       $  (51.6)      $  (26.1)      $  (20.9)            --
  Total income (loss)                                         $  (16.2)       $  (52.1)      $  (39.3)      $  (39.8)            --

                                                                                            December 31
Proportionate                                                 ----------------------------------------------------------------------
Operating Data (In thousands)                                      1996          1995           1994           1993          1992
------------------------------------------------------------------------------------------------------------------------------------
  Cellular POPs (4)                                             120,724       112,869         64,118         40,401        35,347
  Cellular subscribers                                            1,734           797            388            160            35
  Subscriber net adds in period, excluding acquisitions             846           383            199            123            35
------------------------------------------------------------------------------------------------------------------------------------


U.S. PAGING (9)

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                For the Year Ended December 31
                                                               --------------------------------------------------------------------
Financial Data (Dollars in millions)                              1996          1995          1994          1993          1992
-----------------------------------------------------------------------------------------------------------------------------------
  Service and other revenues                                   $  292.4      $  219.4      $  183.5      $  145.7      $  113.5
  Equipment sales                                                  50.0          45.5          43.4          35.2          22.2
  Cost of equipment sales                                         (45.8)        (39.5)        (38.0)        (31.9)        (19.2)
-----------------------------------------------------------------------------------------------------------------------------------
  Net operating revenues                                          296.6         225.4         188.9         149.0         116.5
-----------------------------------------------------------------------------------------------------------------------------------
  Total operating expenses before depreciation
   and amortization                                               208.8         150.8         122.5          98.7          74.0
  Depreciation and amortization expenses                           64.4          42.8          36.8          30.6          26.3
-----------------------------------------------------------------------------------------------------------------------------------
  Operating income                                             $   23.4      $   31.8      $   29.6      $   19.7      $   16.2
-----------------------------------------------------------------------------------------------------------------------------------
  Operating cash flow (2)                                      $   87.8      $   74.6      $   66.4      $   50.3      $   42.5
  Operating cash flow margin                                       29.6%         33.1%         35.2%         33.8%         36.5%
  Capital expenditures, excluding acquisitions                 $   98.9      $   72.0      $   61.3      $   53.4      $   42.9


                                                                                          December 31
                                                                -------------------------------------------------------------------
Operating Data (In thousands)                                     1996          1995          1994          1993           1992
-----------------------------------------------------------------------------------------------------------------------------------
Units in service                                                  2,850         2,338         1,525         1,167           821
Units in service net adds in period, excluding acquisitions         512           463           358           324           220
-----------------------------------------------------------------------------------------------------------------------------------


PRIMECO (3)
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                          December 31
Proportionate                                                   -------------------------------------------------------------------
Operating Data (In thousands)                                     1996          1995          1994          1993           1992
-----------------------------------------------------------------------------------------------------------------------------------
  PCS POPs (3) (4)                                               14,229        14,300            --            --            --
  PCS subscribers (3)                                                 9            --            --            --            --
-----------------------------------------------------------------------------------------------------------------------------------


See Footnotes on page 5.

SELECTED FINANCIAL DATA


      Footnotes:

(1) Reflects financial and operating data of systems in which the Company owns an interest, multiplied by the Company's ownership interest, exclusive of cost-based investments and certain equity-based investments that are not material to the information presented.

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

(3) PCS data relates to PrimeCo Personal Communications, L.P. ("PrimeCo"), a personal communications services ("PCS") business in which the Company has a 25% interest.

(4) POPs are the estimated market population multiplied by the Company's ownership interest in a licensee operating in that market. Includes markets in which the networks are under construction and the markets of certain cost-based and equity-based investments not included in proportionate operating results.

(5) In 1992, selling and customer operations expenses were reported on a combined basis with general, administrative, and other expenses.

(6) If net losses on equipment sales were reclassified as operating expenses, operating cash flow margins would be 41.4%, 39.7%, 41.3%, 42.6%, and 39.9% for 1996, 1995, 1994, 1993, and 1992, respectively.

(7) Effective January 1, 1996, existing operations represent the Company's share of results (after foreign taxes where applicable) for the following international cellular systems which have provided commercial service for the full 12 months of any preceding calendar year: Germany, Portugal, Sweden, Belgium, and Japan. Prior to January 1, 1996, existing operations represented the Company's share of results (after foreign taxes where applicable) for the following international cellular systems which had completed 12 months of commercial service: 1995: Germany, Portugal, Sweden, Belgium, and Japan; 1994: Germany, Portugal, Sweden, and Belgium (6 months); and 1993: Germany (6 months), Portugal (3 months), and Sweden (3 months).

(8) Effective January 1, 1996, start-up systems represent the Company's share of income or loss (after foreign taxes where applicable) for the following international cellular systems which did not provide commercial service for the full 12 months of any preceding calendar year: Italy, South
      Korea, Spain, India, and Poland. Prior to January 1, 1996, start-up systems represented the Company's share of income or loss (after foreign taxes where applicable) for the following international cellular systems which had not yet completed 12 months of commercial service: 1995:
      Italy, South Korea, Spain, and India (4 months); 1994: Japan, Italy (3 months), and South Korea (3 months); and 1993: Japan, Germany (6 months), and Portugal (9 months).

(9) U.S. Paging is wholly owned by the Company; therefore, proportionate information reflects 100% of the subsidiary's GAAP-basis operating results.

MANAGEMENT'S DISCUSSION & ANALYSIS

Financial Condition & Results of Operations

GENERAL

Management's discussion and analysis is intended to assist in the understanding and assessment of significant changes and trends related to the results of operations and financial condition of AirTouch Communications, Inc., together with its subsidiaries and partnerships (collectively, the "Company" or "AirTouch"). This discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and accompanying Notes.

Private Securities Litigation Reform Act Safe Harbor Statement. In addition to historical information, management's discussion and analysis includes certain forward-looking statements regarding events and financial trends which may affect the Company's future operating results and financial position. Such statements are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially. Such factors include, but are not limited to: a change in economic conditions in various markets served by the Company's operations which would adversely affect the level of demand for wireless services; greater-than-anticipated competitive activity requiring new pricing and/or product offerings or resulting in higher acquisition costs; greater-than-expected customer growth driving increased investment in network capacity; the level of fraudulent activity; the impact of new business opportunities requiring significant up-front investments; the timing and manner of implementation of the subsequent phases of the Company's relationship with U S WEST, Inc. ("U S WEST"); the impact on capital spending from the deployment of new technologies; and the risk that technologies will not be developed according to anticipated schedules or perform according to expectations. These and other risks and uncertainties related to the business are described in detail in the Company's 1996 Annual Report on Form 10-K under the heading "Investment Considerations." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

BASIS OF PRESENTATION

CONSOLIDATION VS. THE EQUITY METHOD
In accordance with generally accepted accounting principles ("GAAP"), the Company consolidates revenues and expenses of each subsidiary and partnership in which the Company has a controlling interest. The Company uses the equity method to record the operating results of entities in which the Company has significant influence, but does not have a controlling interest. Consolidated operating revenues and expenses principally include seven U.S. cellular markets, all U.S. paging markets, and NordicTel Holdings AB ("NordicTel"), the Company's cellular operations in Sweden. On December 31, 1996, AirTouch consolidated Telecel Communicacoes Pessoais, S.A. ("Telecel"), its cellular system in Portugal, subsequent to obtaining a controlling interest and, accordingly, the Company will consolidate the cellular system's results of operations beginning January 1, 1997. The seven U.S. cellular markets included in consolidated revenues and expenses during 1996 were Los Angeles, Sacramento, Atlanta, San Diego, Great Lakes (properties in Michigan and Ohio), Wichita, and Topeka. Consolidation of the Company's Great Lakes market commenced on August 16, 1996, the date on which the Company completed its acquisition of the remaining capital stock of Cellular Communications, Inc. ("CCI") that it did not already own. For further information regarding the acquisition, see "Cellular Communications, Inc. Merger."

GAAP VS. PROPORTIONATE PRESENTATION
Tables presenting results of operations on a proportionate basis are included as supplementary information in the discussion and analysis of results of operations for the Company's U.S. and international cellular operations. Proportionate presentation is a pro-rata consolidation which reflects the Company's share of revenues and expenses in both its consolidated and unconsolidated wireless systems, net of interests of minority and equity partners. Proportionate results

MANAGEMENT'S DISCUSSION & ANALYSIS

Financial Condition & Results of Operations


are calculated by multiplying the Company's ownership interest in each wireless system by each system's total operating results, whereas the presentation prepared in accordance with GAAP requires consolidation of wireless systems controlled by the Company and the equity method of accounting for wireless systems in which the Company has significant influence, but not a controlling interest. Net income under either presentation is the same. Proportionate presentation is not required by GAAP, nor is it intended to replace the consolidated operating results prepared and presented in accordance with GAAP. However, since significant wireless systems are not consolidated, proportionate information is provided as supplemental data to facilitate a more detailed understanding and assessment of consolidated operating results prepared and presented in accordance with GAAP.

COMPOSITION OF OPERATING REVENUES AND EXPENSES
Operating revenues include cellular and paging service revenues, as well as equipment sales. Cellular service revenues primarily consist of air time charges, access fees, and in-bound roaming charges. Paging service revenues primarily consist of paging service charges and rentals of paging units in the United States. Equipment sales consist of revenues from sales of cellular telephones and pagers. Equipment sales are not a primary part of the Company's cellular or paging businesses. Rather, the Company offers cellular and paging equipment at competitive prices, which are usually at or below cost, as an incentive for its customers to subscribe to its cellular and paging services.

Operating expenses include: cost of revenues; cost of equipment sales; selling and customer operations expenses; general, administrative, and other expenses; and depreciation and amortization expenses. However, cost of equipment sales are reported as a reduction to operating revenues for purposes of proportionate presentation. Cost of revenues primarily consists of cellular and paging network operating costs, interconnection fees assessed by local exchange carriers, and costs of cellular roaming fraud. Interconnection costs have fixed and variable components. The fixed component of interconnection costs consists of monthly flat-rate fees for facilities leased from local exchange carriers. The variable component of interconnection costs, which fluctuates in relation to the level of cellular calls and paging transmissions, consists of per-minute usage fees charged by local exchange carriers for cellular calls or paging transmissions terminating on their networks. Selling and customer operations expenses primarily consist of compensation to sales channels; salaries, wages, and related benefits for sales and customer service personnel; and billing, advertising, and promotional expenses. General, administrative, and other expenses primarily consist of salaries, wages, and related benefits for general and administrative personnel, international license application costs, bad debt, and other overhead expenses. Depreciation and amortization primarily consists of depreciation recorded for the Company's cellular and paging networks, as well as amortization of intangibles such as wireless license costs, subscriber lists, and goodwill.

RESULTS OF OPERATIONS

The following discussions compare the results of operations for the year ended December 31, 1996 to the year ended December 31, 1995 and the year ended December 31, 1995 to the year ended December 31, 1994. The operating results of these periods are not necessarily indicative of operating results in future periods. The following comparative information should be read in conjunction with the Consolidated Financial Statements and accompanying Notes for each period discussed, as well as the information presented in all other sections of management's discussion and analysis.

MANAGEMENT'S DISCUSSION & ANALYSIS

Financial Condition & Results of Operations


CONSOLIDATED RESULTS OF OPERATIONS

------------------------------------------------------------------------
(GAAP-Basis)                               For the Year Ended
                                              December 31
                                ----------------------------------------
(Dollars in millions)              1996            1995           1994
------------------------------------------------------------------------

Operating revenues              $ 2,251.7       $ 1,618.6      $ 1,246.9
Total operating
  expenses                        1,970.7         1,505.8        1,174.3
------------------------------------------------------------------------
Operating income                    281.0           112.8           72.6
Equity in net income
  (loss) of
  unconsolidated
  wireless systems                  133.3           152.3          110.7
Minority interests in
  net (income) loss of
  consolidated
  wireless systems                  (95.1)          (36.5)         (16.3)
Interest:
  Expense                           (52.0)          (13.0)         (10.3)
  Income                             14.0            34.9           54.7
Foreign exchange
  gain (loss)                         6.0             3.3           (3.5)
Misc. income
  (expense)                          61.1            (8.8)          (1.5)
Income taxes                       (149.3)         (113.1)        (108.3)
Preferred  dividends                (20.1)           --             --
------------------------------------------------------------------------
Net income available
  to common
  stockholders                  $   178.9       $   131.9      $    98.1
========================================================================

1996 vs. 1995
Consolidated operating income improved $168.2 million or 149.1%, due primarily to improvements of $109.5 million and $32.9 million in operating income of U.S. and international cellular operations, respectively. The remaining increase in consolidated operating income of $25.8 million was attributable to the absence of AirTouch Teletrac (a radio vehicle location service subsidiary sold effective January 17, 1996) during most of 1996 and a $25.0 million loss reserve recorded for AirTouch Teletrac in 1995. Equity in net income (loss) of unconsolidated wireless services decreased $19.0 million due primarily to the consolidation of the Great Lakes market beginning August 16, 1996 (see "Cellular Communications, Inc. Merger") and increased operating losses of PrimeCo Personal Communications, L.P. ("PrimeCo") associated with the start-up phase of the personal communications services ("PCS") business. Such decreases were largely offset by improvements in the operating results of international cellular operations and CMT Partners (the Company's partnership which provides cellular service primarily in the San Francisco Bay Area).

The increase in interest expense resulted from higher debt balances. Similarly, the decrease in interest income resulted from lower cash balances available for investment. The increase in miscellaneous income was primarily attributable to a $56.0 million gain on the sale of Dansk Mobiltelefon AB ("DMT"), an investment held by NordicTel. Net of minority interest and taxes, the sale of DMT resulted in a $6.0 million increase in consolidated net income. The effective tax rate declined from 46.2% to 42.9% due primarily to a decrease in foreign losses of equity-method subsidiaries, certain foreign tax benefits, and lower California state taxes, all of which were largely offset by taxes associated with the sale of DMT and tax benefits recognized in 1995 related to the tax loss on the sale of AirTouch Teletrac (see Note K, "Income Taxes," to the Consolidated Financial Statements).

1995 vs. 1994
Consolidated operating income improved $40.2 million or 55.4%, due primarily to an $82.5 million improvement in operating income of U.S. cellular operations, partially offset by a $25.0 million loss reserve related to the sale of AirTouch Teletrac and other individually insignificant loss reserves. Equity in net income (loss) of unconsolidated wireless services increased $41.6 million due primarily to customer growth in the Company's U.S. cellular equity-method markets, partially offset by increased start-up losses in international cellular equity-method markets.

The increase in interest expense resulted from higher debt balances. Similarly, the decrease in interest income resulted from lower cash balances available for investment. The effective tax rate declined from 52.5% to 46.2% due primarily to income tax benefits recognized for NordicTel and the 1995 tax loss on the sale of AirTouch Teletrac, partially offset by increases in foreign losses of equity-method subsidiaries.

MANAGEMENT'S DISCUSSION & ANALYSIS

Financial Condition & Results of Operations


U.S.  CELLULAR OPERATIONS

Cellular Communications, Inc. Merger
Effective November 1, 1995, the Company increased its ownership interest in CCI from approximately 13.0% to approximately 37.0%. Effective August 16, 1996, AirTouch acquired the remaining 63.0% of CCI's capital stock that it did not already own. As a result of the acquisition, AirTouch now owns 100.0% of CCI and New Par, the equally owned partnership between the Company and CCI that operated cellular properties in Michigan and Ohio. Accordingly, the operating results of CCI and New Par (referred to elsewhere in management's discussion and analysis as the "Great Lakes" market) are reflected in equity earnings through August 15, 1996 and in consolidated results thereafter. The transaction was recorded using the purchase method of accounting for business combinations and may result in near-term earnings dilution. For a detailed discussion of cost and funding of the acquisition, see "Liquidity and Capital Resources." For additional information related to the acquisition, see Note F, "Partnerships and Acquisitions," to the Consolidated Financial Statements.

U.S. Cellular Operating Results

-----------------------------------------------------------------------------
(GAAP-Basis)                                      For the Year Ended
                                                     December 31
                                        -------------------------------------
(Dollars in millions)                      1996           1995          1994
-----------------------------------------------------------------------------

Service & other
  revenues                              $ 1,634.4      $ 1,145.2      $ 874.8
Equipment sales                              59.8           43.7         46.3
-----------------------------------------------------------------------------
Operating revenues                        1,694.2        1,188.9        921.1
-----------------------------------------------------------------------------
Total cash operating
  costs(a)                                1,054.9          771.3        583.4
Depreciation and
  amortization
  expenses                                  239.8          127.6        130.2
-----------------------------------------------------------------------------
Operating income                            399.5          290.0        207.5
Equity in net income
  (loss) of
  unconsolidated
  wireless systems                          198.8          196.2        129.0
Minority interests in
  net (income) loss
  of consolidated
  wireless systems                          (71.4)         (56.4)       (38.0)
Other (income)
  expense included
  in equity income
  and minority
  interests(b)                                2.1          (13.8)        (5.2)
-----------------------------------------------------------------------------
U.S. cellular
  operating
  contribution to net
  income(c)                             $   529.0      $   416.0      $ 293.3
=============================================================================

(a) Cash operating costs are defined as all operating expenses other than depreciation and amortization.

(b) Represents income taxes and non-operating expenses included in equity in net income (loss) of unconsolidated wireless systems and in minority interests in net (income) loss of consolidated wireless systems.

(c) Represents the Company's share of combined operating income of consolidated and unconsolidated U.S. cellular operations, net of the interests of minority and equity partners (equal to proportionate operating income).

1996 vs. 1995
The Company's seven consolidated U.S. cellular markets are Los Angeles, Sacramento, Atlanta, San Diego, Great Lakes, Wichita, and Topeka. Consolidation of the Great Lakes market commenced on August 16, 1996. Significant equity-method U.S. cellular entities include CMT Partners and the Great Lakes market prior to August 16, 1996 (see "Basis of Presentation" and "Cellular Communications, Inc. Merger").

MANAGEMENT'S DISCUSSION & ANALYSIS

Financial Condition & Results of Operations


Excluding the effect of the consolidation of the Great Lakes market beginning August 16, 1996, U.S. cellular consolidated operating revenues increased 15.9%, due primarily to a 29.8% increase in subscribers, partially offset by a 14.0% decrease in the average revenue per cellular customer. The Company achieved customer growth in its consolidated markets through advertising and by continuing to offer incentive programs such as waived service establishment charges, discounted monthly access fees, discounted cellular handsets, free or discounted air time packages, and reduced or fixed rates for off-peak usage and roaming. The decline in average revenue per customer was primarily attributable to continued success in penetrating the consumer markets and to rate reductions and discounts associated with customer incentive programs and marketing promotions. Consumer usage patterns contributed to declines in average revenue per customer because consumers typically place and receive fewer calls than commercial customers and often use their telephones more during lower-rate, off-peak calling periods. The Company expects the shift toward consumer markets to continue, resulting in continuing declines in average revenue per customer.

Excluding the effect of the consolidation of the Great Lakes market beginning August 16, 1996, U.S. cellular operating income increased 17.8% and operating margins were consistent at approximately 24.0%. Operating cash flow margins (operating margin excluding the effect of depreciation and amortization expenses) increased from 35.1% to 36.9%. Stable margins despite declining average revenue per customer resulted primarily from a 19.0% decline in the average cash cost per customer (including the loss on equipment sales) in the Company's consolidated markets, which reflects the Company's continuing efforts to reduce cash costs faster than the related declines in average revenue per customer. Decreases in average cash costs resulted from several factors, including increased economies of scale, significant reductions in roaming fraud, declines in handset costs, a shift in customer acquisitions to lower-cost direct sales channels, and some reduction in interconnection rates. The Company has also reduced the rate at which customers discontinue service by increasing its focus on customer incentive programs designed to retain existing customers, which is significantly less expensive than replacing customers that discontinue service. The aforementioned cost reductions were partially offset by increases in personnel, billing, facilities, and certain other costs necessary to serve the expanded customer base. Depreciation and amortization increased by approximately 31.3%, due primarily to depreciation of significantly larger property, plant, and equipment balances associated with analog network expansion and digital cellular deployment across various consolidated markets.

Equity in net income of U.S. cellular properties increased 1.3%, reflecting a 15.8% increase in the net income of CMT Partners, partially offset by the effect of consolidation of the Great Lakes market beginning August 16, 1996. Prior to its consolidation, approximately 69.0% of Great Lakes' net income was reflected in net income (loss) of unconsolidated wireless systems (see "Cellular Communications, Inc. Merger").

1995 vs. 1994
U.S. cellular consolidated operating revenues increased 29.1%, due primarily to a 35.8% increase in subscribers, partially offset by a 9.3% decrease in the average revenue per cellular customer. The Company achieved customer growth in its consolidated markets through advertising and by offering incentive programs similar to those described for 1996. The decline in average revenue per customer was primarily attributable to continued success in penetrating the consumer markets and to rate reductions and discounts associated with customer incentive programs and marketing promotions.

U.S. cellular operating income increased 39.7% and operating margins increased from 22.5% to 24.4%. Operating cash flow margins (operating margin excluding the effect of depreciation and amortization expenses) decreased slightly from 36.7% to 35.1%. Stable margins despite declining

MANAGEMENT'S DISCUSSION & ANALYSIS

Financial Condition & Results of Operations


average revenue per customer resulted primarily from a 6.2% decline in the average cash cost per customer (including the loss on equipment sales) in the Company's consolidated markets, which reflects the Company's efforts to reduce cash costs. Decreases in average cash costs resulted from several factors, including increased economies of scale and a shift in customer acquisitions to lower-cost direct sales channels. The aforementioned cost reductions were partially offset by moderate increases in personnel, billing, facilities, and certain other costs necessary to serve the expanded customer base. In addition, cellular fraud losses during 1995 increased significantly over losses incurred during 1994. Depreciation and amortization decreased by approximately 2.0%, due to a change in the estimated useful lives of certain analog cellular assets from seven to ten years effective January 1, 1995, partially offset by increased depreciation resulting from analog network expansion.

Equity in net income of U.S. cellular properties increased by 52.1% reflecting growth in each of the customer bases of the Great Lakes market and CMT Partners, as well as increases in the estimated useful lives of certain cellular assets, partially offset by declines in average revenue per customer. A portion of the increase was also attributable to the November 1, 1995 increase in the Company's interest in CCI (see "Cellular Communications, Inc. Merger").

Proportionate U.S. Cellular Operating Results
Proportionate information for the Company's U.S. cellular operations is presented as supplemental information only and is a pro-rata consolidation of the Company's share of all U.S. cellular operating revenues and expenses, net of the interests of minority and equity partners. Since significant U.S. cellular operations are not consolidated, the Company believes that proportionate information facilitates a more detailed understanding of the Company's operating results prepared and presented in accordance with GAAP.

U.S. Cellular Operating Results

--------------------------------------------------------------------------
(Proportionate-                            For the Year Ended
Basis)                                         December 31
                                   ---------------------------------------
(Dollars in millions)                1996            1995            1994
--------------------------------------------------------------------------

Service & other
  revenues                         $ 1,984.2      $ 1,523.3      $ 1,160.1
Equipment sales                         83.0           78.9           74.6
Cost of equipment
  sales                               (180.7)        (125.6)         (82.0)
--------------------------------------------------------------------------
Net operating
  revenues                           1,886.5        1,476.6        1,152.7
Total operating
  expenses                           1,357.5        1,060.6          859.4
--------------------------------------------------------------------------
Operating income                   $   529.0      $   416.0      $   293.3
==========================================================================
Operating cash flow(a)             $   821.4      $   605.2      $   479.0
Operating cash flow
  margin(b)                             43.5%          41.0%          41.6%
==========================================================================
Operating Data
(In thousands, except
  unit data)
--------------------------------------------------------------------------
Subscribers                            3,403          2,262          1,560
Subscriber net adds in
  period, excluding
  acquisitions                           770            591            514
Monthly average
  revenue per unit                   $    61        $    70        $    78
Monthly cash cost per
  unit                               $    36        $    42        $    46
==========================================================================

(a)   See Footnote 2 on page 5.
(b)   See Footnote 6 on page 5.

MANAGEMENT'S DISCUSSION & ANALYSIS

Financial Condition & Results of Operations


Other Matters Affecting U.S. Cellular Operations

AirTouch/U S WEST Partnerships. The Company and U S WEST have entered into a three-phase transaction to combine their U.S. cellular properties. The parties are currently in the first phase of the transaction, during which the parties formed a jointly owned management company that provides support services to both companies' U.S. cellular operations. The companies also formed an equally owned PCS partnership (the "PCS Partnership") which holds both companies' interest in PrimeCo.

Phase II of the transaction will involve the contribution of certain of each company's U.S. cellular properties and, at some point, their respective interests in the PCS Partnership to a jointly owned partnership. Contribution of both parties' U.S. cellular properties is subject to receipt of required approvals and consents. Phase II of the transaction could result in near-term dilution of AirTouch's earnings. The Company's ownership interest in the resulting partnership and the extent of any dilution will depend on, among other things, the ability of both companies to contribute their respective U.S. cellular properties, the timing of the contributions of the U.S. cellular properties, the timing and value of the PCS Partnership contribution, and the relative profitability of the Company's and U S WEST's respective operations subsequent to contribution of such operations.

Phase III will involve the acquisition by the Company of U S WEST's ownership interest in the partnership subsequent to the completion of Phase II in exchange for a combination of AirTouch common stock and, if required, non-voting preferred stock. This exchange is at U S WEST's option. The issuance of stock would result in dilution of the Company's per share earnings, the extent of which will depend on, among other things, the appraised values of AirTouch common stock and U S WEST's interest in the partnership at the time of the exchange. The Company cannot precisely assess the future impact of these transactions with U S WEST on the Company's results of operations due to the uncertain timing of events in Phase II, as well as uncertainty surrounding the occurrence of Phase III. For a more detailed description of the transactions with U S WEST, see Note F, "Partnerships and Acquisitions," to the Consolidated Financial Statements.

Government Regulation
On February 8, 1996, President Clinton signed the Telecommunications Act of 1996 (the "Act") into law. The Act fundamentally changed the domestic rules and regulations under which all providers of telecommunications services operate.

Among positive changes for the Company, the Act clarified AirTouch's right to offer long distance service, exempted commercial mobile radio service ("CMRS") providers such as AirTouch from equal access and unbundling requirements imposed on local exchange carriers ("LECs"), and established requirements for reciprocal interconnection arrangements between LECs and CMRS providers for the termination of one another's calls (previously, CMRS companies paid for calls terminated by LECs, but LECs did not compensate CMRS providers for terminating LEC calls). Although management believes the Act creates a more favorable business environment for AirTouch, management is unable to precisely quantify the numerous effects of the Act on future operating results.

MANAGEMENT'S DISCUSSION & ANALYSIS

Financial Condition & Results of Operations


U.S. PAGING OPERATIONS

All U.S. paging markets are wholly-owned by the Company.

U.S. Paging Operating Results

-------------------------------------------------------------------------
(GAAP-Basis)                                 For the Year Ended
                                                  December 31
                                     -------------------------------------
(Dollars in millions)                  1996           1995           1994
--------------------------------------------------------------------------

Service & other
  revenues                           $   292.4     $   219.4     $   183.5
Equipment sales                           50.0          45.5          43.4
--------------------------------------------------------------------------
Operating revenues                       342.4         264.9         226.9
Total operating
  expenses                               319.0         233.1         197.3
--------------------------------------------------------------------------
Operating income                     $    23.4     $    31.8     $    29.6
==========================================================================
Operating cash flow                  $    87.8     $    74.6     $    66.4
Operating cash flow
  margin(a)                               25.6%         28.2%         29.3%
==========================================================================

Operating Data
(In thousands)
--------------------------------------------------------------------------
Units in service                         2,850         2,338         1,525
Units in service net
  adds during
  period, excluding
  acquisitions                             512           463           358
==========================================================================

(a) Operating cash flow margins in the GAAP presentation above differ from the same margins presented in "Selected Five-Year Proportionate Data" because costs of equipment sales are included in operating expenses in this presentation in accordance with GAAP, rather than being presented as a reduction to operating revenues as is done in the proportionate presentation.

1996 vs. 1995
Operating revenues increased 29.3%, due primarily to the acquisition of Message Center Beepers, Inc. ("Message Center") in mid-December 1995 and to a 21.9% increase in paging units in service in existing and start-up paging markets. Operating income declined 26.4% and operating margins decreased from 12.0% to 6.8%. Operating cash flow margins (operating margins excluding the effect of depreciation and amortization) decreased from 28.2% to 25.6%. The decline in the operating cash flow margin resulted primarily from significant operating costs incurred in initiating service in start-up markets. Excluding the effect of start-up markets, the 1996 operating cash flow margin was 31.4%. Increased depreciation and amortization associated with the expansion of paging networks and amortization of intangibles acquired in connection with Message Center, combined with increased cash costs in start-up markets, resulted in the more significant decline in the overall operating margin. Excluding the effect of start-ups, the 1996 operating margin was 13.2%.

1995 vs. 1994
Operating revenues increased 16.7%, due to a 30.4% increase in paging units in service (excluding units acquired in connection with Message Center), partially offset by a 9.3% decrease in average revenue per paging unit. Operating income increased 7.4%, while overall operating margins decreased slightly from 13.0% to 12.0%. Operating cash flow margins (operating margins excluding the effect of depreciation and amortization) also remained relatively stable, decreasing from 29.3% to 28.2%.

INTERNATIONAL CELLULAR OPERATIONS

Consolidated international cellular results reflect the operations of NordicTel. On December 31, 1996, the Company consolidated Telecel, its cellular system in Portugal, subsequent to acquiring a controlling interest and, accordingly, operating results of Telecel will be reflected in consolidated results rather than equity in net income (loss) of unconsolidated wireless systems beginning January 1, 1997. During 1996, the results of all international cellular systems other than NordicTel were reflected in equity in net income (loss) of unconsolidated wireless systems.

MANAGEMENT'S DISCUSSION & ANALYSIS

Financial Condition & Results of Operations


International Cellular Operating Results
---------------------------------------------------------------------------
(GAAP-Basis)                                     For the Year Ended
                                                     December 31
                                            -------------------------------
(Dollars in millions)                         1996       1995         1994
---------------------------------------------------------------------------

Cellular service & other
  revenues                                  $ 181.1     $  85.6     $  28.8
Cellular equipment
  sales                                        19.3        12.5         1.0
---------------------------------------------------------------------------
Operating revenues                            200.4        98.1        29.8
Total operating
  expenses                                    213.7       144.3        75.1
---------------------------------------------------------------------------
Operating income (loss)                       (13.3)      (46.2)      (45.3)
Equity in net income
  (loss) of
  unconsolidated
  wireless systems                            (16.1)      (27.1)      (12.4)
Minority interests in net
  (income) loss of
  consolidated wireless
  systems                                     (23.7)       19.9        21.6
Other income
  (expense)                                    36.9         1.3        (3.2)
---------------------------------------------------------------------------
Net income (loss)                           $ (16.2)    $ (52.1)    $ (39.3)
===========================================================================

1996 vs. 1995
The 104.3% increase in NordicTel's operating revenues resulted primarily from substantial subscriber growth. Operating losses in Sweden declined 71.2% and negative operating margins improved from 47.1% to 6.6%, due primarily to rapidly declining cash costs per customer achieved as operations gained scale. The increase in other income and expenses resulted primarily from a $56.0 million gain on the sale of DMT, partially offset by increases in interest expense associated with higher debt balances and a decrease in income tax benefits.

Cellular equity losses decreased 40.6% due to significant improvement in existing operations in Germany, Portugal, Belgium, and Japan partially offset by increased losses of start-up operations in Spain, South Korea, Italy, and Poland. Improved results of existing operations resulted from increasing scale and continued subscriber growth, partially offset by slight declines in the average revenue per customer. Higher start-up losses were attributable to acquisition costs associated with rapid subscriber growth. International start-up operations expected to dilute earnings during 1997 include Poland, South Korea, and Madyha Pradesh, India.

1995 vs. 1994
The 229.2% increase in NordicTel's operating revenues resulted from a significant increase in subscribers, partially offset by a decline in average revenue per customer. Operating losses in Sweden increased 2.0%. Negative operating margins, however, improved from 152.0% to 47.1%, due primarily to rapidly declining cash costs per customer, partially offset by significant increases in overall acquisition costs associated with accelerated subscriber growth. Declining cash costs per customer were achieved as operations gained scale. The increase in other income and expenses resulted primarily from higher income tax benefits, partially offset by increases in interest expense associated with higher debt balances.

The increase in equity losses during 1995 reflected losses associated with the first full year of operations for the Company's investments in Japan and the commencement of operations in Italy and Spain during late 1995, offset by a substantial increase in earnings in Germany and, to a lesser extent, improved operating results in Belgium and Portugal. The increases in losses of Japan and the start-ups resulted from costs associated with network build-out and rapid customer growth. The Company's earnings in Germany increased due to significant customer growth, a 2.1% increase in the Company's interest acquired in October 1995, and the extension of depreciable lives for certain cellular assets from seven to ten years, effective January 1, 1995.

MANAGEMENT'S DISCUSSION & ANALYSIS

Financial Condition & Results of Operations


Proportionate International Cellular Operating Results
The proportionate information presented below for the Company's international cellular operations is presented as supplemental information only and is a pro-rata consolidation of the Company's share of all international cellular net operating revenues, operating income (loss), and operating cash flow, net of interests of minority and equity partners. Since significant international cellular operations are not consolidated, the Company believes that proportionate information facilitates a more detailed understanding of the Company's operating results prepared and presented in accordance with GAAP.

International Cellular Operating Results

----------------------------------------------------------------------------
(Proportionate-Basis)                             For the Year Ended
                                                      December 31
                                           ---------------------------------
(Dollars in millions)                         1996        1995        1994
----------------------------------------------------------------------------

Existing operations: (a)
   Net operating
      revenues                             $ 1,473.4     $ 841.0     $ 352.8
   Operating income                        $   283.9     $  62.7     $  10.0
   Operating cash flow(b)                  $   477.7     $ 203.7     $  87.4
   Income (loss)                           $   141.0     $  (0.5)    $ (13.2)
Start-up systems: (c)
   Income (loss)                           $  (157.2)    $ (51.6)    $ (26.1)
Total cellular income
   (loss)                                  $   (16.2)    $ (52.1)    $ (39.3)
============================================================================

Operating Data
(In thousands)
----------------------------------------------------------------------------
Subscribers                                    1,734         797         388
Subscriber net adds in
   period, excluding
   acquisitions                                  846         383         199
============================================================================

(a)   See Footnote 7 on page 5.
(b)   See Footnote 2 on page 5.
(c)   See Footnote 8 on page 5.

Other Matters Affecting International Cellular Operations

Foreign Currencies. The Company engages in risk management activities to hedge foreign currency denominated investments and firm capital commitments. The Company does not engage in speculative foreign exchange activities.

The Company's foreign exposures primarily take the form of equity investments in foreign wireless systems and are viewed as long-term assets valued in the local currency, translated into United States dollars and reported in the Company's financial statements. The Company hedges a portion of these investments with long-dated forward contracts and foreign currency denominated loans. Generally, the currencies in which the Company has foreign exchange forward contracts have numerous market makers to provide ample depth for hedging activities. These hedges are in accordance with the Company's objective to offset the United States dollar values of foreign currency denominated assets with foreign currency denominated liabilities. The accounting treatment is described in Note D, "Financial Instruments," to the Consolidated Financial Statements.

Virtually all of the Company's economic hedges qualify as hedges under accounting rules. Non-qualifying hedges relate to a cost method investment that does not qualify for hedge accounting or mismatches between the hedge instruments and the hedged investments due to equity losses of foreign wireless systems during start-up. All gains and losses pertaining to hedges that do not qualify for hedge accounting are included in net income.

Deferred Taxes. International equity losses were partially offset by tax benefits of $9.5 million, $39.8 million, and $27.3 million in 1996, 1995, and 1994, respectively. These tax benefits are recorded in "Equity in net income
(loss) of unconsolidated wireless systems" on the Consolidated Statements of Income. The tax benefits were recorded as an asset that represents future benefits the equity investees will receive by deducting the net operating losses from future taxable income. At December 31, 1996, the Company's proportionate share of deferred tax assets of its international equity investees was approximately $172.0 million, which was offset by a valuation allowance of approximately $103.0 million. While the Company believes that it is more likely than not that the net deferred tax assets will be fully realized, there can be no assurance this will happen as certain factors beyond the control of the Company, such as deteriorating local economic conditions and

MANAGEMENT'S DISCUSSION & ANALYSIS

Financial Condition & Results of Operations


increasing competition, can affect future timing and amounts of taxable income.

CONTINGENCIES
The Company is party to various legal proceedings, including certain antitrust litigation. See Note M, "Commitments and Contingencies," to the Consolidated Financial Statements.

LIQUIDITY AND CAPITAL RESOURCES
The Company defines liquidity as its ability to generate resources to finance business expansion, construct capital assets, and pay its current obligations. The Company requires substantial capital to operate and expand its existing wireless systems, to construct new wireless systems, and to acquire interests in existing wireless systems.

1996 CAPITAL EXPENDITURES
During 1996, the Company incurred capital expenditures of $480.3 million for additions to property, plant, and equipment for its consolidated wireless networks and other capital expenditures, primarily to increase cellular and paging network capacity and to expand customer operations functions necessary to support customer growth. The Company invested an additional $856.7 million in its unconsolidated wireless systems to fund the expansion and build-out of cellular and PCS networks and to increase its interest in certain systems.

During January 1996, the Company purchased options for 2.4 million shares of capital stock in CCI for an aggregate cost of $107.7 million, an amount equal to the aggregate consideration paid by CCI for cancellation of its employee options pursuant to the transaction set forth in the Company's original merger agreement with CCI. In addition, effective August 16, 1996, pursuant to the Agreement and Plan of Merger dated April 5, 1996, as amended and restated as of July 12, 1996, (the "1996 Merger Agreement"), the Company completed its acquisition of the approximately 63.0% of CCI's stock that it did not already own in exchange for a combination of AirTouch convertible preferred stock and cash. The acquisition cost to the Company was approximately $1.6 billion including net liabilities assumed less cash and cash equivalents acquired. Pursuant to the 1996 Merger Agreement, the merger consideration consisted of $1,040.3 million in AirTouch preferred securities, $393.3 million in cash paid to CCI shareholders, and the issuance of AirTouch stock options valued at approximately $17.0 million.

The cash portion of the acquisition was funded through borrowings (see "Funding of 1996 Capital Expenditures"). Convertible preferred securities issued in connection with the acquisition consisted of 17,237,394 shares of Class B Preferred and 11,069,958 shares of Class C Preferred (see Note I, "Capital Stock," to the Consolidated Financial Statements). The Class B and C preferred shares bear annual dividends at the rate of $1.74 and $2.125 per share, respectively, both of which are payable quarterly in arrears.

FUNDING OF 1996 CAPITAL EXPENDITURES
The Company did not generate sufficient cash flows from operations to meet its capital requirements during 1996. Accordingly, in March 1996, the Company initiated a commercial paper program consisting of the sale of discounted notes that are exempt from registration under the Securities Act of 1933 (see Note H, "Debt and Credit Facilities," to the Consolidated Financial Statements). The Company's Board of Directors authorized the issuance of commercial paper in amounts necessary to finance the Company's working capital requirements, provided that the amount outstanding under the commercial paper program, together with all indebtedness incurred under the Company's $2.0 billion long-term revolving credit facility ("the Facility"), does not in the aggregate exceed $2.0 billion. In addition, on July 16, 1996, the Company issued long-term debt in the form of $250.0 million in 7.125% Notes and $400.0 million in 7.50% Notes, maturing in July 2001 and July 2006, respectively. The Notes were issued pursuant to AirTouch's Registration Statement on Form S-3 (Reg. No. 33-62787), which registered $2.0 billion in various forms of debt and equity securities (the "Shelf"). Interest on the Notes is payable semi-annually on January 15 and July 15, commencing in 1997. Finally, on October 2, 1996, the Company issued additional long-term debt in the form of $250.0 million in 7.00% Notes, maturing in October 2003. The Notes were also issued pursuant to the Shelf and require semi-

MANAGEMENT'S DISCUSSION & ANALYSIS

Financial Condition & Results of Operations


annual interest payments due on April 1 and October 1, commencing in 1997.

Funding needs in excess of cash flows from operations during 1996 were satisfied primarily by proceeds from borrowings under the Shelf, the Facility, and the commercial paper program discussed above. During 1996, the Company raised $521.3 million in new capital consisting of the issuance of $897.2 million in notes pursuant to the Shelf (net of related discounts), the net issuance of $195.7 million in commercial paper, and the issuance of $16.2 million in short-term borrowings, less the net repayment of $587.8 million on indebtedness under the Facility and other long-term debt. In connection with the CCI Merger, a subsidiary of the Company also assumed $174.5 million in convertible zero coupon notes with a face value of $217.0 million and retired $189.2 million in other long-term debt acquired from CCI. The convertible zero coupon notes were subsequently retired for $180.5 million on January 27, 1997. In addition to debt financing, the Company also received $79.5 million in proceeds from the issuance of capital stock. The net proceeds from the issuance of debt and capital stock, in addition to $774.7 million in cash flows from operating activities, were used primarily to fund investments in unconsolidated wireless systems, capital expenditures, and the cash portion of the CCI acquisition.

FUTURE CAPITAL EXPENDITURES
The Company will continue to be required to make substantial expenditures in connection with its efforts to expand its wireless business. U.S. and international requirements for capital expenditures and contributions to unconsolidated wireless systems during 1997 are expected to be approximately $1.2 billion.

Consolidated Expenditures. The Company plans to incur significant capital expenditures in its consolidated markets to expand its existing analog and digital wireless networks and to construct and deploy new digital wireless networks, including the continuing expansion of its Code Division Multiple Access ("CDMA") digital networks in Los Angeles and San Diego, as well as in other markets, under the brand name Powerband. AirTouch plans to have CDMA digital cellular service available in all of its managed U.S. markets by 1998.

The Company expects its future annual capital expenditures for digital technology to continue to increase and, at some point, surpass its annual capital expenditures for analog technology. Digital networks enable significant increases in the Company's cellular network capacity and allow the Company to offer additional services and features comparable to those available on digital networks operating at PCS frequencies. Accordingly, the Company anticipates that a significant portion of its future U.S. wireless network traffic will migrate to digital service as high-usage customers take advantage of enhanced digital features such as superior voice quality, longer handset battery life, improved security, and high-speed data transmission capabilities. However, both analog and digital technologies are expected to coexist for the foreseeable future due to continued demand for analog service and the fact that analog networks provide the only common roaming platform currently available throughout the United States.

Management believes that a viable analog market will continue to exist for the foreseeable future to serve consumers and other customers who do not desire digital features or do not wish to purchase new digital handsets. With respect to roaming capabilities, the Company believes that a significant portion of its digital and analog customer base will continue to require access to nationwide analog networks in the United States. Accordingly, the Company plans to maintain and, as required, expand its analog networks and to offer dual-mode (analog/digital), dual-band (cellular/PCS) phones in each of its U.S. digital markets to facilitate the greatest possible roaming capabilities for its customers.

At December 31, 1996, the Company was committed to spend approximately $145.0 million for the acquisition of property, plant, and equipment for its consolidated operations in 1997. In addition to these commitments, the Company plans to make additional capital expenditures of approximately $745.0 million during 1997 to increase the capacity of its existing wireless networks and to continue deployment of

MANAGEMENT'S DISCUSSION & ANALYSIS

Financial Condition & Results of Operations


CDMA digital technology. At December 31, 1996, the Company had also committed to spend approximately $47.0 million for the purchase of cellular handsets, pagers, and other items.

Unconsolidated Wireless Systems. As of December 31, 1996, the Company was committed to make capital contributions of approximately $95.0 million to its unconsolidated wireless systems. In addition to these commitments, the Company plans to make additional capital contributions of approximately $326.0 million during 1997 to certain of its U.S. and international unconsolidated wireless systems, including contributions to PrimeCo for the continuing build-out of its PCS networks. The Company continually evaluates opportunities to increase its ownership in its existing international wireless systems, which could result in additional capital commitments.

FUTURE CAPITAL FUNDING
The Company anticipates cash flows from operations to be its primary source of funding for capital needs of existing operations, debt service, and preferred dividends through the end of 1997. However, should additional funding be required due to new investment opportunities or other unanticipated events, the Company may need to raise the required funds through borrowings or public or private sales of debt or equity securities. Such funding may be obtained through borrowings under the Facility; through the Company's commercial paper program; from additional securities which may be issued from time to time under the Shelf; through the issuance of securities in a transaction exempt from registration under the Securities Act of 1933; or a combination of one or more of the foregoing. The Company believes that, in the event of such requirements, it will be able to access the capital markets on terms and in amounts adequate to meet its objectives. However, given the possibility of changes in market conditions or other occurrences, there can be no certainty that such funding will be available in quantities or on terms favorable to the Company.

REPORT OF MANAGEMENT


To the Stockholders of AirTouch Communications, Inc.:

FINANCIAL STATEMENTS
The management of AirTouch Communications, Inc. and its subsidiaries prepared the accompanying Consolidated Financial Statements and is responsible for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles in the United States applied on a consistent basis and are not misstated as a result of material fraud or error. The Consolidated Financial Statements include amounts based on management's best estimates and judgments, where necessary. Management also prepared the other information in this annual report and is responsible for its accuracy and consistency with the Consolidated Financial Statements.

The Company's 1996 and 1995 Consolidated Financial Statements have been audited by Price Waterhouse LLP, independent accountants. The Company's 1994 Consolidated Financial Statements were audited by Coopers & Lybrand L.L.P., independent accountants. Management has made available to Price Waterhouse LLP and Coopers & Lybrand L.L.P. all of the Company's financial records and related data, as well as the minutes of meetings of the Board of Directors. Furthermore, management believes that all of the representations made to Price Waterhouse LLP and Coopers & Lybrand L.L.P. during their audits were valid and appropriate.

INTERNAL CONTROL SYSTEM
AirTouch Communications, Inc. and its subsidiaries maintain a system of internal controls over financial reporting, one of the purposes of which is to provide reasonable assurance to the Company's management and Board of Directors regarding the preparation of reliable published financial statements. The Audit and Investment Committee of the Board of Directors is responsible for overseeing the Company's financial reporting process on behalf of the Board.

During 1996, the Audit and Investment Committee met regularly with management, internal audit, and the independent accountants to review internal controls, accounting, auditing, and financial reporting matters.

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

The Company assessed its internal control system in its consolidated operations throughout the year ended December 31, 1996. Criteria for effective internal control over financial reporting described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") were considered in management's control process assessments. To assess the internal control systems in its unconsolidated partnerships and corporations, management relied on reports issued by the Company's internal audit group and various external public accountants who performed audits of those entities, where such reports were available. Management believes that, as of December 31, 1996, its overall system of internal control over financial reporting was operating effectively.


/s/ Sam Ginn
Chairman and Chief Executive Officer


/s/ Mohan Gyani
Executive Vice President and Chief Financial Officer


February 25, 1997

REPORT OF INDEPENDENT
ACCOUNTANTS


To the Board of Directors and Stockholders of AirTouch Communications, Inc.:

In our opinion, the accompanying Consolidated Balance Sheets and the related Consolidated Statements of Income, of Stockholders' Equity and of Cash Flows present fairly, in all material respects, the financial position of AirTouch Communications, Inc. and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. The Consolidated Financial Statements of AirTouch Communications, Inc. for the year ended December 31, 1994 were audited by other independent accountants whose report dated March 13, 1995 indicated the extent of their reliance on the report of other independent accountants insofar as it related to amounts included in the financial statements for Mannesmann Mobilfunk GmbH, an investment of the Company accounted for using the equity method of accounting (see Note E), and expressed an unqualified opinion on those statements.

Our audits were made for the purpose of forming an opinion on the Consolidated Financial Statements taken as a whole. The Selected Proportionate Financial Data (Proportionate Financial Data) for each of the years in the three years ended December 31, 1996, appearing on page 44 is presented for additional analysis and is not a required part of the basic financial statements. As discussed on page 45, this Proportionate Financial Data has been prepared by the Company to present financial information that, in the opinion of management, is not provided by financial statements prepared in conformity with generally accepted accounting principles. The Proportionate Financial Data reflects selected operating data of the Company's consolidated and unconsolidated investments using the proportionate method of accounting and is not a presentation in accordance with generally accepted accounting principles. Such Proportionate Financial Data for the years ended December 31, 1996 and 1995, determined on the basis of presentation described on page 45, has been subjected to the auditing procedures applied in our audits of the basic financial statements for 1996 and 1995 and, in our opinion, is fairly stated in all material respects in relation to the December 31, 1996 and 1995 Consolidated Financial Statements taken as a whole. The Proportionate Financial Data appearing on page 44, determined on the basis of presentation described on page 45, for the year ended December 31, 1994 was audited by other independent accountants whose report dated March 13, 1995 indicated the extent of their reliance on the report of other independent accountants insofar as it related to financial information included in the Proportionate Financial Data for Mannesmann Mobilfunk GmbH and expressed an unqualified opinion on that Proportionate Financial Data.



/s/ PRICE WATERHOUSE LLP

San Francisco, California
February 25, 1997

CONSOLIDATED STATEMENTS
OF INCOME


AirTouch Communications, Inc. and Subsidiaries

===============================================================================================
                                                              For the Year Ended December 31
                                                            -----------------------------------
(Dollars in millions, except per share amounts)                  1996         1995         1994
-----------------------------------------------------------------------------------------------
Operating revenues                                          $ 2,251.7    $ 1,618.6    $ 1,246.9
-----------------------------------------------------------------------------------------------
Operating expenses:
  Cost of revenues                                              521.0        372.9        266.6
  Selling and customer operations expenses                      704.8        524.7        389.8
  General, administrative, and other expenses                   393.6        392.4        312.6
  Depreciation and amortization expenses                        351.3        215.8        205.3
-----------------------------------------------------------------------------------------------
Total operating expenses                                      1,970.7      1,505.8      1,174.3
-----------------------------------------------------------------------------------------------
Operating income                                                281.0        112.8         72.6
Equity in net income (loss) of unconsolidated
  wireless systems                                              133.3        152.3        110.7
Minority interests in net (income) loss of
  consolidated wireless systems                                 (95.1)       (36.5)       (16.3)
Interest:
  Expense                                                       (52.0)       (13.0)       (10.3)
  Income                                                         14.0         34.9         54.7
Foreign exchange gain (loss)                                      6.0          3.3         (3.5)
Miscellaneous income (expense)                                   61.1         (8.8)        (1.5)
-----------------------------------------------------------------------------------------------
Income before income taxes and preferred dividends              348.3        245.0        206.4
Income taxes                                                    149.3        113.1        108.3
-----------------------------------------------------------------------------------------------
Income before preferred dividends                               199.0        131.9         98.1
Preferred dividends                                             (20.1)        --           --
-----------------------------------------------------------------------------------------------
Net income available to common stockholders                 $   178.9    $   131.9    $    98.1
===============================================================================================

Net income available to common stockholders - per share     $    0.36    $    0.27    $    0.20
===============================================================================================

Weighted average shares outstanding (in thousands)            500,051      494,925      493,351
===============================================================================================


The accompanying Notes are an integral part of the Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

AirTouch Communications, Inc. and Subsidiaries

===================================================================================================
                                                                                  December 31
                                                                            -----------------------
(Dollars in millions)                                                            1996          1995
---------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents                                                 $    27.7     $    82.9
  Accounts receivable, net of allowance for uncollectibles of
   $61.1 and $21.2, respectively                                                415.5         232.4
  Inventories                                                                    54.5          20.2
  Other receivables                                                              33.6         103.6
  Due from affiliates                                                            34.1          21.0
  Other current assets                                                           58.7          46.1
---------------------------------------------------------------------------------------------------
Total current assets                                                            624.1         506.2

Property, plant, and equipment, net                                           2,321.5       1,320.2
Investments in unconsolidated wireless systems                                1,991.6       3,076.3
Intangible assets, net                                                        3,408.8         605.7
Deferred charges and other noncurrent assets                                    177.6         139.5
---------------------------------------------------------------------------------------------------
Total assets                                                                $ 8,523.6     $ 5,647.9
===================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
---------------------------------------------------------------------------------------------------
Current liabilities:
  Accounts payable, trade                                                   $   200.4     $   171.4
  Short-term borrowings                                                          53.1          --
  Current portion of long-term debt                                              16.3          14.0
  Other current liabilities                                                     490.7         302.3
---------------------------------------------------------------------------------------------------
Total current liabilities                                                       760.5         487.7

Long-term debt                                                                1,637.0         892.4
Deferred income taxes                                                           692.6         258.6
Deferred credits                                                                103.9         106.0
---------------------------------------------------------------------------------------------------
Total liabilities                                                             3,194.0       1,744.7
---------------------------------------------------------------------------------------------------
Commitments and contingencies
Minority interests in consolidated wireless systems                             267.6         152.5
---------------------------------------------------------------------------------------------------
Stockholders' equity:
  Preferred stock and additional paid-in capital ($.01 par value;
  50 million shares authorized):
   Series A: 6 million shares authorized, no shares issued or outstanding        --            --
   6.00% Class B Mandatorily Convertible: 24 million shares authorized,
     17.2 million shares issued and outstanding (liquidation value of
     $500.4 million)                                                            500.1          --
   4.25% Class C Convertible: 19 million shares authorized,
     11.1 million shares issued and outstanding (liquidation value
     of $554.0 million)                                                         540.7          --
  Common stock and additional paid-in capital ($.01 par value;
   1.1 billion shares authorized; 502.4 million shares issued and
   502.3 million shares outstanding for 1996; 498.7 million shares
   issued and 498.6 million shares outstanding for 1995)                      3,986.2       3,882.2
  Retained earnings (accumulated deficit)                                        20.8        (158.1)
  Cumulative translation adjustment                                               3.4          17.1
  Other                                                                          10.8           9.5
---------------------------------------------------------------------------------------------------
Total stockholders' equity                                                    5,062.0       3,750.7
---------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                  $ 8,523.6     $ 5,647.9
===================================================================================================



The accompanying Notes are an integral part of the Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF
STOCKHOLDERS' EQUITY


AirTouch Communications, Inc. and Subsidiaries

==================================================================================================================================
                                            Class B       Class C
                                          Preferred     Preferred         Common    Retained    Cumulative
                                          Stock (a)     Stock (a)      Stock (a)    Earnings   Translation
(Dollars in millions)                      and APIC      and APIC       and APIC   (Deficit)    Adjustment    Other          Total
----------------------------------------------------------------------------------------------------------------------------------
December 31, 1993 balances                  $   --       $   --       $  3,724.4    $ (387.9)    $   0.8    $  --       $  3,337.3
  Net income                                                                            98.1                                  98.1
  Share additions under
   incentive programs                                                       25.8                                              25.8
  Foreign currency translation gain                                                                 10.1                      10.1
  Minimum pension liability                                                                                    (0.6)          (0.6)
  Unearned compensation                                                                                       (16.4)         (16.4)
  Compensation expense                                                                                          1.5            1.5
  Unrealized holding gain on
   available-for-sale securities, net                                                                           3.8            3.8
  Other                                                                                 (0.2)        0.2                        --
----------------------------------------------------------------------------------------------------------------------------------
December 31, 1994 balances                      --           --          3,750.2      (290.0)       11.1      (11.7)       3,459.6
  Net income                                                                           131.9                                 131.9
  Share additions under
   incentive programs                                                       39.9                                              39.9
  Shares issued for acquisition                                             93.8                                              93.8
  Treasury share additions through
   incentive plan forfeitures, net of
   shares reissued under incentive
   programs                                                                 (1.8)                                             (1.8)
  Foreign currency translation gain                                                                  6.0                       6.0
  Unearned compensation                                                                                        (7.8)          (7.8)
  Compensation expense                                                                                          5.8            5.8
  Unrealized holding gain on
   noncurrent available-for-sale
   securities, net                                                                                             23.2           23.2
  Other                                                                      0.1                                               0.1
----------------------------------------------------------------------------------------------------------------------------------
December 31, 1995 balances                      --           --          3,882.2      (158.1)       17.1        9.5        3,750.7
  Income before preferred dividends                                                    199.0                                 199.0
  Preferred stock dividends (b)                                                        (20.1)                                (20.1)
  Preferred stock issued                       500.1        540.7                                                          1,040.8
  Stock options issued with CCI merger                                      17.0                                              17.0
  Share additions under
   incentive programs                                                       88.9                                              88.9
  Treasury share additions through
   incentive plan forfeitures, net of
   shares reissued under incentive
   programs                                                                 (1.9)                                             (1.9)
  Foreign currency translation loss                                                                (13.7)                    (13.7)
  Unearned compensation                                                                                       (13.1)         (13.1)
  Compensation expense                                                                                         16.3           16.3
  Unrealized holding loss on
   noncurrent available-for-sale
   securities, net                                                                                             (1.9)          (1.9)
----------------------------------------------------------------------------------------------------------------------------------
December 31, 1996 balances                  $  500.1     $  540.7     $  3,986.2    $   20.8     $   3.4    $  10.8     $  5,062.0
==================================================================================================================================

(a) See Note I, "Capital Stock," to the Consolidated Financial Statements for changes in the number of shares.
(b) Class B Preferred dividends were $1.74 per share per annum and Class C Preferred dividends were $2.125 per share per annum for the period of August 16, 1996 through December 31, 1996.


The accompanying Notes are an integral part of the Consolidated Financial Statements.

CONSOLIDATED STATEMENTS
OF CASH FLOWS

AirTouch Communications, Inc. and Subsidiaries

==============================================================================================================================
                                                                                            For the Year Ended December 31
                                                                                         -------------------------------------
(Dollars in millions)                                                                       1996            1995          1994
------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Income before preferred dividends                                                  $    199.0      $    131.9      $   98.1
   Adjustments to reconcile income before preferred dividends for items currently not affecting operating cash flows:
       Depreciation, amortization, and other noncash charges                               358.2           221.6         206.8
       Equity in net income of unconsolidated wireless systems                            (133.3)         (152.3)       (110.7)
       Distributions received from equity investees                                        140.2           104.0          80.3
       Deferred income taxes                                                                33.1            24.3         (28.5)
       Minority interests in net income (loss) of consolidated wireless systems             95.1            36.5          16.3
       Gain on sale of assets and telecommunications interests, net                        (59.8)           (4.3)         (1.1)
       Changes in assets and liabilities, net of amounts acquired:
         Accounts receivable, net                                                           (6.6)          (51.1)        (35.1)
         Other current assets and receivables                                               24.3            53.1        (167.1)
         Deferred charges and other noncurrent assets                                       60.7           (32.6)        (51.1)
         Accounts payable and other current liabilities                                     25.7            (6.1)        130.1
         Deferred credits and other liabilities                                             38.1            (2.8)        (20.4)
------------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities                                                       774.7           322.2         117.6
------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Investments in wireless systems and acquisitions, net of cash acquired                 (856.7)       (1,264.1)       (502.3)
   Proceeds from sale of wireless systems                                                  131.2             4.2           --
   Additions to property, plant, and equipment                                            (480.3)         (501.7)       (399.5)
   Proceeds from sale of property, plant, and equipment                                     25.1            17.5          16.1
   Maturity (purchase) of available-for-sale securities                                     10.5            86.3        (110.9)
   Maturity of held-to-maturity investments                                                   --           310.1         504.0
   Other investing activities                                                               (5.1)          (13.9)         21.0
------------------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities                                                    (1,175.3)       (1,361.6)       (471.6)
------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Proceeds from issuing long-term debt and commercial paper                             2,306.8           766.5          45.9
   Retirement of long-term debt and commercial paper                                    (1,990.9)           (7.8)         (5.5)
   Distributions to minority interests in consolidated wireless systems                    (55.9)          (20.7)        (32.0)
   Contributions from minority interests in consolidated wireless systems                    1.3             6.2          36.7
   Proceeds from common shares issued                                                       79.5            32.1           9.4
   Increase (decrease) in short-term borrowings                                             16.2           (86.0)         77.8
   Payment of preferred stock dividend                                                      (6.7)             --           --
   Other financing activities                                                               (4.4)            2.7          (0.1)
------------------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities                                                       345.9           693.0         132.2
------------------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                                (0.5)            0.3           4.1
------------------------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                                                    (55.2)         (346.1)       (217.7)
Beginning cash and cash equivalents                                                         82.9           429.0         646.7
------------------------------------------------------------------------------------------------------------------------------
Ending cash and cash equivalents                                                      $     27.7      $     82.9      $  429.0
==============================================================================================================================
Supplemental information:
    Cash payments for:
       Interest, net of amounts capitalized                                           $     22.4      $      4.4      $    9.4
       Income taxes                                                                   $     54.2      $    108.1      $  151.2
    Noncash financing activities:
       Preferred stock dividends accrued                                              $     13.4              --            --
       Preferred stock and options issued for CCI merger (a)                           $  1,057.3              --            --
       Common stock issued for paging acquisition                                             --      $     93.8            --
==============================================================================================================================

(a) See Note F, "Partnerships and Acquisitions - CCI Merger," for additional noncash information.

The accompanying Notes are an integral part of the Consolidated Financial Statements.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------
BASIS OF PRESENTATION
AirTouch Communications, Inc., a holding company, together with its subsidiaries, unconsolidated partnerships and corporations (collectively referred to herein as the "Company"), provide wireless telecommunications services in the United States, Europe, and Asia. The principal business units of AirTouch Communications, Inc. are AirTouch Cellular, AirTouch Paging, and AirTouch International. These business units principally provide cellular and paging services. The majority of the Company's revenues are provided by its U.S. cellular operations, AirTouch Cellular.

The Consolidated Financial Statements include the accounts of the Company, its subsidiaries, and partnerships in which the Company has controlling interests. All significant intercompany balances and transactions have been eliminated.

On December 31, 1996, the Company consolidated Telecel Communicacoes Pessoias, S.A. ("Telecel"), its cellular system in Portugal, subsequent to obtaining a controlling interest. Accordingly, Telecel's Balance Sheet has been consolidated in the Company's Consolidated Balance Sheet as of December 31, 1996. The Company will consolidate Telecel's results of operations beginning January 1, 1997.

Effective August 16, 1996, the Company completed its acquisition of Cellular Communications, Inc. ("CCI"). Prior to the merger, the Company owned approximately 37.0% of the outstanding capital stock of CCI and the Company and CCI each held a 50% interest in New Par, a partnership that owned and operated cellular systems located principally in Michigan and Ohio. The Company used the equity method of accounting to report the results of both CCI and New Par prior to the merger on August 16, 1996. Since the merger, CCI and New Par have been consolidated in the Company's Consolidated Financial Statements. See Note F, "Partnerships and Acquisitions - CCI Merger," for further information.

Effective January 17, 1996, the Company sold its vehicle location and fleet tracking services business, AirTouch Teletrac ("Teletrac"). In 1995, the Company recorded a pre-tax charge of approximately $25.0 million primarily related to the write-down of its investment in Teletrac to net realizable value. For the years ended December 31, 1995 and 1994, Teletrac reported pre-tax losses of $25.9 million and $26.1 million, respectively.

Prior to April 1, 1994, the Company was an 86.1% owned subsidiary of Pacific Telesis Group ("Telesis"). In April 1994, Telesis distributed to its stockholders all of the common stock of the Company owned by Telesis. Management believes that the Consolidated Statement of Income for the year ended December 31, 1994 reasonably reflects the historical relationships with Telesis and its affiliates and reflects all of the Company's costs of doing business. Management believes there would not have been any material difference from the amounts presented in the 1994 historical Consolidated Financial Statements had the Company operated on a stand-alone basis.

The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applicable in the United States. Conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS
Cash equivalents are short-term, highly liquid, held-to-maturity investments with original maturities of 90 days or less from the date of purchase.

INVENTORIES
Inventories held for sale are valued at lower of cost or market. Costs are based on either the first-in, first-out, or average methods.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS
Results of operations for international investments are translated using average exchange rates during the period, while assets and liabilities are translated using end-of-period rates. The resulting exchange gains or losses are accumulated in the "Cumulative translation adjustment" account (the "CTA account"), a component of stockholders' equity. All gains and losses resulting from foreign currency transactions are included in operations.

FINANCIAL INSTRUMENTS
The Company is exposed to market risks arising from foreign currency and interest rate fluctuations. The Company enters into foreign currency hedging activities to reduce currency exposures to its long-term investments in international wireless systems. The Company hedges a portion of these investments with long-dated forward foreign currency exchange contracts ("forward contracts") and foreign currency denominated loans. In addition, the Company enters into forward contracts to reduce exposures of firm capital commitments denominated in foreign currencies. The Company also enters into interest rate swap agreements to manage its exposure to fluctuations in interest rates in an effort to minimize the Company's cost of funds. Swap agreements are primarily used to effectively convert existing variable rate debt to fixed rate and to reduce the interest rate risk for future

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

borrowings. The Company does not hold or issue financial instruments for trading or speculative purposes.

Foreign currency hedges: Under a forward contract, the Company undertakes to exchange an agreed upon amount of a foreign currency for equivalent U.S. dollars at a specified rate at a stated future date. Gains or losses associated with forward contracts that qualify as accounting hedges of net foreign investments ("qualifying hedges") are recorded in the CTA account, with a corresponding adjustment to a deferred asset or liability account. Gains and losses from foreign currency denominated debt qualifying as a hedge are recorded in the CTA account, with the corresponding adjustment to the carrying value of the debt. Gains and losses related to qualifying hedges of firm commitments are deferred and are recognized as adjustments of carrying amounts when the hedged transactions occur. Gains or losses on forward contracts and foreign currency denominated debt that do not qualify as hedges are recorded in "Foreign exchange gain (loss)" in the Consolidated Statements of Income.

Interest rate hedges: Under an interest rate swap, the Company agrees with another party to exchange interest payments at specified intervals over a defined term. Interest payments are calculated by reference to the notional amount of the instrument based on the fixed and variable terms of the swap agreement. The net interest received or paid as part of the interest rate swap is accounted for as an adjustment to interest expense. The Company amortizes the fair value of forward interest rate swaps used to hedge future borrowings over the term of the related debt when incurred.

PROPERTY, PLANT, AND EQUIPMENT
Assets of businesses purchased are recorded at their fair values at the date of acquisition. All other property, plant, and equipment are recorded at cost. Depreciation is computed using the straight-line method over the related assets' estimated useful lives ranging from three to fifty years except land, which is not depreciated. Gains and losses on disposals are included in income at amounts equal to the difference between the net book value of the disposed assets and the proceeds received upon disposal. Expenditures for replacements and betterments are capitalized, while expenditures for maintenance and repairs are charged against earnings as incurred. Interest cost incurred during the construction period for property, plant, and equipment is capitalized, as discussed below in "Capitalized Interest."

INTANGIBLE ASSETS
The Company uses modeling techniques on new acquisitions and long-range business plans, revised annually, to assess whether a revision of the existing estimated useful lives of intangible assets is necessary.

FCC licenses: The Federal Communications Commission ("FCC") issues cellular licenses that enable U.S. cellular carriers to provide service in specific Cellular Geographic Service Areas. A cellular license is issued conditionally for ten years. Historically, the FCC has routinely granted license renewals providing the licensees have complied with applicable rules, policies, and the Communications Act of 1934, as amended. The Company believes it has complied and intends to continue to comply with these standards and is amortizing the related costs using the straight-line method over 40 years.

FCC licenses for U.S. paging operations are amortized on a straight-line basis over 40 years. FCC licenses acquired by the Company through business combinations are generally stated at appraised values as of the date of acquisition and amortized using the straight-line method over 40 years.

International licenses: Licenses for the Company's international cellular and paging operations are amortized on a straight-line basis over the expected term of the licenses, which are generally up to 20 years.

Subscriber lists: Subscriber lists acquired through business combinations are generally stated at appraised values as of the date of acquisition. Amortization is computed using the straight-line method over estimated average customer service length, typically two to five years.

Goodwill: The excess of the purchase price paid over the fair value of net assets acquired in business combinations is recorded as goodwill and is amortized over its expected useful period, generally 40 years, using the straight-line method.

INVESTMENTS IN UNCONSOLIDATED WIRELESS SYSTEMS
The equity method is used to account for investments in all U.S. cellular markets and international markets in which the Company has significant influence but does not have controlling interest, including those investments in which the Company's ownership percentage may be less than 20%. Limited partnership interests and other unconsolidated wireless system investments in which the Company has a minor interest and does not exercise significant influence are accounted for using the cost method.


EARNINGS PER SHARE
Earnings per share is calculated based on net income after deducting dividends on preferred stock divided by the weighted average common shares outstanding. Common stock equivalents are determined using the treasury stock method. The effect of convertible preferred stock and

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

convertible debt, using the "if converted" method, had an anti-dilutive impact on earnings per share.

CAPITALIZED INTEREST
The Company capitalizes interest applicable to the expenditures for construction of significant additions to property, plant, and equipment and on start-up investments in unconsolidated wireless systems accounted for under the equity method of accounting until their principal operations commence. These costs are amortized over the related assets' estimated useful lives. Total interest was $82.8 million, $28.2 million, and $10.7 million for 1996, 1995, and 1994, respectively, of which $30.8 million, $15.2 million, and $0.4 million was capitalized in 1996, 1995, and 1994, respectively.

ADVERTISING EXPENSE
The Company expenses advertising costs as incurred. Advertising expense was $107.1 million, $80.3 million, and $74.4 million for 1996, 1995, and 1994, respectively.


B.  ACCOUNTING CHANGES
----------------------
Effective January 1, 1996, the Company implemented the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Under SFAS No. 121, the Company is required to review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the book value of an asset may not be recoverable. An impairment loss would be recognized whenever the review demonstrates that the book value of a long-lived asset is not recoverable. The implementation of SFAS No. 121 did not have an impact on the Company's financial position or results of operations.

In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." Under SFAS No. 123, the Company had a choice of adopting a fair value based method of accounting for employee stock-based compensation plans, as established by SFAS No. 123, or retaining the intrinsic value-based method prescribed under Accounting Principles Board Opinion ("APB") No. 25, provided certain pro forma disclosures were made. Effective January 1, 1996, the Company chose to retain the intrinsic value-based method of accounting for employee stock-based compensation plans as prescribed by APB No. 25 and adopted the pro forma disclosure provisions of SFAS No. 123, which did not have an impact on the Company's financial position or its results of operations.

C.  PROPERTY, PLANT, AND EQUIPMENT
----------------------------------
Property, plant, and equipment consists of the following:

------------------------------------------------------------------
                                                   December 31
                               Depreciable    --------------------
(Dollars in millions)        Lives (Years)       1996       1995
------------------------------------------------------------------
Land                                    --    $   29.0    $    9.5
Buildings and
   leasehold improvements           5 - 50       335.4       232.4
Cellular plant and equipment        5 - 15     2,216.7     1,042.1
Pagers, paging terminals,
   and other paging equipment       3 - 15       291.7       240.8
Other equipment and furniture       3 - 10       628.0       386.4
Construction in progress                --       195.6       176.4
------------------------------------------------------------------
                                               3,696.4     2,087.6
Less: accumulated depreciation                 1,374.9       767.4
------------------------------------------------------------------
                                              $2,321.5    $1,320.2
==================================================================

Depreciation expense relating to property, plant, and equipment for the years ended December 31, 1996, 1995, and 1994 was $294.9 million, $196.4 million, and $184.0 million, respectively. In the first quarter of 1995, the Company completed a review of the estimated service lives of certain U.S. and international cellular telecommunications equipment. As a result, the Company and certain of its equity investees extended the estimated service lives of such equipment from seven to ten years. The change was made to reflect more accurately the estimated periods that such assets will remain in service and was effective January 1, 1995. The new ten-year depreciation period is consistent with current industry standards. The change increased net income by $26.3 million, $.05 per share, for the year ended 1995.

D. FINANCIAL INSTRUMENTS
------------------------
MARKET RISK MANAGEMENT
As of December 31, 1996 and 1995, the Company had outstanding forward exchange contracts principally denominated in Lira, Escudos, Belgian Francs, Deutschmarks, Krona, Pesetas, Won, and Yen. These contracts had face amounts totaling $821.0 million and $721.5 million as of December 31, 1996 and 1995, respectively, with maturities through 2002. The amounts exchanged are calculated on the basis of the face amounts of the financial instruments.

In October 1995, the Company entered into a cross-currency swap, expiring in 1997, to hedge the currency and interest rate risk from a Deutschmark ("Mark") 179 million borrowing. The swap converts Mark-denominated variable rate coupons, indexed to the London Interbank Offered Rate, to dollar-denominated fixed interest rate payments. At December 31, 1996, the notional amount of the cross-currency swap was $116.8 million and the related fixed interest rate as of that date was 4.83%.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

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

Financial instruments that potentially subject the Company to concentrations of credit risk are trade receivables and interest-bearing investments. Due to the large volume and diversity of the Company's customer base, concentrations of credit risk with respect to trade receivables are limited. The Company avoids concentrations of credit risk in its interest-bearing investment portfolio by investing in securities issued by the U.S. Government and its agencies, and by limiting other investments in interest-bearing securities to those rated in the highest category by nationally recognized statistical rating agencies. As of December 31, 1996, the Company held no significant interest-bearing investments.


Fair Value

----------------------------------------------------------------------------------------------------
                                                                      December 31
                                                 ---------------------------------------------------
                                                         1996                          1995
                                                 ---------------------------------------------------
                                                 Carrying      Estimated       Carrying   Estimated
(Dollars in millions)                              Value       Fair Value        Value    Fair Value
----------------------------------------------------------------------------------------------------
Financial assets:
    Noncurrent assets                            $   48.7      $   48.7         $ 51.9        $ 51.9
    Investments at cost                          $   71.6      $    N/A         $ 69.8        $  N/A
Financial liabilities:
    Current obligations                          $   69.4      $   69.4         $ 14.0        $ 14.0
    Deposit liabilities                          $   49.6      $   49.6         $ 38.4        $ 38.4
    Long-term debt, including leases             $1,637.0      $1,656.5         $892.4        $892.4
    Off-balance-sheet financial instruments      $   23.5      $   51.9         $ 73.3        $ 70.3
====================================================================================================

N/A -  Not available

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Noncurrent asset: represents an investment in shares and warrants of common stock and is recorded at quoted market prices.

Investments at cost: it is not practicable to estimate the fair value of the Company's cost-based investments because quoted market prices are not available and, since certain of these ventures are in a start-up phase, other valuation techniques are not appropriate. Further, alternative information which might be pertinent to estimating the fair value of such investments is not readily available to the Company.

Current obligations and deposit liabilities: due to the short-term character of the securities and obligations, carrying amounts are a reasonable approximation of fair value.

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

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

E. INVESTMENTS IN UNCONSOLIDATED WIRELESS SYSTEMS
-------------------------------------------------
The Company's investments in unconsolidated wireless systems consist of the following:

---------------------------------------------------------
                                        December 31
                                    ---------------------
(Dollars in millions)                   1996         1995
---------------------------------------------------------
Investments at equity               $1,920.0     $3,006.5
Investments at cost                     71.6         69.8
---------------------------------------------------------
                                    $1,991.6     $3,076.3
=========================================================

--------------------------------------------------------------------------------------------
                                                                     Percentage of Ownership
                                                                           December 31
                                                                     -----------------------
                                                                       1996         1995
--------------------------------------------------------------------------------------------
Equity Investments
U.S.:
   CMT Partners (California, Texas, Missouri, and Kansas)            50.0%       50.0%
   Nevada RSA2 Ltd. Partnership (Lander, Nevada)                     50.0%       50.0%
   TOMCOM, L.P. (a)                                                  35.0%       35.0%
   Centel Cellular Company of Nevada Limited
     Partnership (Las Vegas, Nevada)                                 27.8%       27.8%
   PrimeCo Personal Communications, L.P. (a)                         25.0%       25.0%
   Cellular Communications, Inc. (Ohio/Michigan)                        (b)      37.6%
   New Par (Ohio/Michigan)                                              (b)      50.0%
   Muskegon Cellular Partnership (Muskegon, Michigan)                   (b)      40.5%
International:
   Telechamada-Servico de Pessoais, S.A. (Portugal) (a)              50.9%       23.0%
   Cellular Communications India Ltd. (India)                        49.0%       49.0%
   Mannesmann Mobilfunk GmbH (Germany)                               34.8%       34.8%
   Belgacom Mobile (Belgium)                                         25.0%       25.0%
   Globalstar de Mexico, S. de R. L. de C.V. (Mexico)                24.6%          --
   RPG Cellular Services Limited (India)                             20.0%       20.0%
   Rainbow Star Telecommunications Co., Ltd. (Taiwan)                20.0%          --
   Polkomtel (Poland)                                                19.3%       19.3%
   Sistelcom-Telemensaje, S.A. (Spain) (a)                           17.5%       17.5%
   Airtel Movil, S.A. (Spain)                                        16.7%       15.8%
   Omnitel-Pronto Italia, S.p.A. (Italy) (a)                         15.5%       11.7%
   Tokyo Digital Phone Co. (Japan)                                   15.0%       15.0%
   Kansai Digital Phone Co. (Japan)                                  13.0%       13.0%
   Central Japan Digital Phone Co. (Japan)                           13.0%       13.0%
   Shinsegi Mobile Telecommunication Co., Ltd. (South Korea)         10.7%       10.7%
   MobiFon S A (Romania)                                             10.0%          --
   Infomobile (France) (c)                                              --       18.5%
   Telecel Comunicacoes Pessoais, S.A. (Portugal)                       (d)      23.0%
============================================================================================

(a)  Indirect ownership through partially owned venture.
(b) Ownership interest increased in August 1996, see Note F, "Partnerships and Acquisitions - CCI Merger."
(c)  Interest in entity sold during 1996.
(d) Ownership interest increased to 50.9% in December 1996, see Note A, "Summary of Significant Accounting Policies - Basis of Presentation."

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

--------------------------------------------------------------------------------------------
                                                                     Percentage of Ownership
                                                                           December 31
                                                                     -----------------------
                                                                       1996         1995
--------------------------------------------------------------------------------------------
Cost Investments
U.S.:
   GTE Mobilnet of Santa Barbara Limited Partnership                  10.0%        10.0%
   Globalstar, L.P.                                                    6.4%         6.4%
   Cal-One Cellular Limited Partnership                                5.6%         5.6%
   Fresno MSA Limited Partnership                                      1.1%         1.1%
International:
   Japan:
     International Digital Communications, Inc.                       10.0%        10.0%
     Digital TU-KA (a)                                                 4.5%         4.5%
--------------------------------------------------------------------------------------------

(a)  Includes Chugoku, Kyushu, Tohoku, Hokkaido, Hokuriku, and Shikoku regions.


The Company has options to purchase additional interests, ranging from 5% to 10%, in several of its international cellular consortia. The Company expects the purchases to occur in 1998 and 1999. Also, under certain circumstances, the Company may be obligated to purchase an additional 10% interest in one of its cellular consortium. This purchase could require an investment of as much as $200.0 million.


Condensed combined financial information for unconsolidated wireless systems accounted for under the equity method is summarized as follows:

-----------------------------------------------------------------------------------------------------------------------
                                                                   For the Year Ended December 31 (a)
                                       --------------------------------------------------------------------------------
                                                 1996                         1995                        1994
                                       --------------------------------------------------------------------------------
                                         United        Inter-        United         Inter-        United        Inter-
(Dollars in millions)                    States      national        States       national        States      national
-----------------------------------------------------------------------------------------------------------------------
Operating revenues/equity in net
   income of partnership               $1,167.7      $7,419.0      $1,281.3       $3,683.9      $1,166.0      $1,401.0
Operating income (loss)                $  190.2      $( 251.1)     $  420.4       $( 496.8)     $  297.7      $( 251.2)
=======================================================================================================================
Net income (loss)                      $  204.8      $( 760.0)     $  411.0       $( 539.2)     $  284.9      $( 155.4)
Other partners' and stockholders'
   share of net income (loss)              59.2       ( 764.2)        213.0        ( 519.7)        153.7       ( 144.7)
-----------------------------------------------------------------------------------------------------------------------
Company's share of
   net income (loss)                      145.6           4.2         198.0         ( 19.5)        131.2        ( 10.7)
Amortization of intangibles
   and other adjustments                    5.2        ( 21.8)        ( 9.8)        ( 16.4)        ( 5.8)        ( 4.0)
-----------------------------------------------------------------------------------------------------------------------
Equity in net income (loss) of
   unconsolidated wireless systems     $  150.8      $ ( 17.5)     $  188.2       $ ( 35.9)     $  125.4      $ ( 14.7)
=======================================================================================================================

(a) Includes results of operations for Telecel for 1996, 1995, and 1994. Telecel's results of operations will be consolidated beginning January 1997. Also, includes results of operations for CCI and New Par through August 15 for 1996 and the entire year for 1995 and 1994.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

-------------------------------------------------------------------------------------------------------------
                                                                          December 31 (a)
                                                   ----------------------------------------------------------
                                                             1996                              1995
                                                   ----------------------------------------------------------
                                                       United                          United
(Dollars in millions)                                  States   International          States   International
-------------------------------------------------------------------------------------------------------------
Current assets                                     $    270.1      $  2,440.3      $    494.8      $  1,419.0
Noncurrent assets                                     2,652.0         7,055.5         3,160.1         4,736.7
Current liabilities                                    (552.1)       (3,309.0)         (329.3)       (2,105.3)
Noncurrent liabilities and minority interest           (361.7)       (3,774.4)         (441.0)       (1,790.2)
-------------------------------------------------------------------------------------------------------------
Total partners' and stockholders' capital             2,008.3         2,412.4         2,884.6         2,260.2
Other partners' and stockholders'
    share of capital                                  1,376.7         1,696.0         1,776.2         1,677.2
-------------------------------------------------------------------------------------------------------------
Company's share of capital                              631.6           716.4         1,108.4           583.0
Goodwill and other intangible items                      75.9           496.1           817.2           497.9
-------------------------------------------------------------------------------------------------------------
Equity investments in unconsolidated
    wireless systems                               $    707.5      $  1,212.5      $  1,925.6      $  1,080.9
=============================================================================================================

(a) Balance sheet data for Telecel is excluded for 1996 but included in 1995 as the Company acquired a controlling interest in Telecel in December 1996. Balance sheet data for CCI and New Par is excluded for 1996 but included in 1995 as the Company acquired CCI as of August 16, 1996.

International equity losses were partially offset by tax benefits of $9.5 million, $39.8 million, and $27.3 million in 1996, 1995, and 1994, respectively. These tax benefits are recorded in "Equity in net income (loss) of unconsolidated wireless systems" in the Consolidated Statements of Income. The tax benefits were recorded as an asset that represents future benefits the entities will receive by deducting the net operating losses from future taxable income. At December 31, 1996, the Company's proportionate share of deferred tax assets of its international equity subsidiaries was $172.4 million, which was offset by a related proportionate valuation allowance of $103.1 million. While the Company believes that it is more likely than not that the net deferred tax assets will be fully realized, there can be no assurance that this will happen as certain factors beyond the control of the entities and the Company, such as deteriorating local economic conditions and increasing competition, can affect future timing and amounts of taxable income.

SUMMARY FINANCIAL INFORMATION
Summarized financial information for the Company's significant equity investments is as follows:

----------------------------------------------------------------
                                For the Year Ended December 31
                              ----------------------------------
(Dollars in millions)           1996(a)     1995(b)      1994(b)
----------------------------------------------------------------
Operating revenues (c)        $4,089.5      $2,992.2    $1,994.9
Equity in net income of
   partnership                $     --      $  101.3    $   59.0
Operating income              $   69.4      $  908.9    $  433.3
Net income (loss)             $( 120.9)     $  659.9    $  341.9
================================================================


---------------------------------------------------------
                                        December 31
                               --------------------------
(Dollars in millions)             1996(a)         1995(b)
---------------------------------------------------------
Current assets                 $  1,412.9      $    929.2
Noncurrent assets                 7,081.5         3,295.3
Current liabilities              (2,475.8)         (736.4)
Noncurrent liabilities           (1,475.8)         (639.5)
---------------------------------------------------------
                                  4,542.8         2,848.6
Minority interests                  (78.0)          (15.7)
---------------------------------------------------------
Total partners' and
   stockholders' capital       $  4,464.8      $  2,832.9
=========================================================


(a) Includes Mannesmann Mobilfunk GmbH, Airtel Movil S.A., Omnitel-Pronto Italia, S.p.A., CMT Partners, and PrimeCo Personal Communications, L.P. CCI and New Par are excluded due to the Company's acquisition of CCI described in Note F.
(b)  Includes Mannesmann Mobilfunk GmbH, CMT Partners, New Par, and CCI.
(c)  Restated to conform to the Company's basis of presentation.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

F.  PARTNERSHIPS AND ACQUISITIONS
---------------------------------
AIRTOUCH/U S WEST PARTNERSHIPS
In July 1994, the Company and U S WEST, Inc. ("U S WEST") entered into an agreement to combine their U.S. cellular properties in a multi-phased transaction. During the initial phase of the transaction ("Phase I"), the companies formed a jointly owned management company to provide support services to both companies' U.S. cellular operations, which remain separately owned and operated throughout Phase I. In May 1996, U S WEST began providing cellular services under the AirTouch Cellular brand name in the 12 states in which it operates.

In the second phase of the transaction ("Phase II"), the parties will combine certain of their U.S. cellular properties in a partnership (the "Cellular Partnership"). The closing of Phase II is conditioned upon the satisfaction of certain conditions, including the ability of AirTouch and U S WEST to contribute at least 60% of their respective U.S. cellular interests to the Cellular Partnership, measured on the basis of the adjusted POPs represented by such interests and, in the case of AirTouch, excluding POPs of the Great Lakes markets. Although the Company and U S WEST are currently seeking to obtain the regulatory and other approvals and consents necessary to enter into Phase II, the Company does not believe that Phase II will commence prior to mid-1997. Under the terms of the parties' agreement, Phase II must occur by July 25, 1998, if all closing conditions have been satisfied. If all closing conditions to Phase II have not been satisfied by July 25, 2004, the agreement will terminate.

As part of the 1994 transaction, the companies also formed an equally owned personal communications services ("PCS") partnership (the "PCS Partnership"), which is a 50% partner in PrimeCo Personal Communications, L.P. ("PrimeCo"). The Company and U S WEST plan to contribute their respective interests in the PCS Partnership to the Cellular Partnership. The timing of such contribution is at U S WEST's discretion and will occur either at the commencement of Phase II or at a later date selected by U S WEST, but no later than mid-1998. The Company anticipates that the PCS Partnership will be required to make significant capital contributions to PrimeCo for the build-out of its PCS markets and that it will continue to experience substantial operating losses associated with the start-up phase of the PCS business, which is expected to last several years. Upon contribution of the PCS Partnership to the Cellular Partnership, the Company's relative share of PCS capital investments and operating losses related to the PCS Partnership will increase from 50% to its percentage ownership of the Cellular Partnership.

If the Company and U S WEST were to contribute all of their U.S. cellular properties (but not their interests in the PCS Partnership) at the commencement of Phase II, the Company would own approximately 74% of the Cellular Partnership and U S WEST would own approximately 26%. However, the actual ownership interest of the Company and U S WEST in the Cellular Partnership at the commencement of Phase II of the transaction or at any given point in time thereafter will depend on, among other things, the ability of the companies to contribute their respective U.S. cellular properties, the timing of the contributions of such properties, and the timing and value of the PCS Partnership contribution. Some of the cellular interests of AirTouch and U S WEST, including their general partner interests in Los Angeles and Seattle, respectively, are subject to consent provisions in connection with certain transactions. In addition, other partnership interests may, under certain circumstances, be subject to rights of first refusal provisions in favor of third parties. Such provisions may result in certain of the parties' properties not being contributed to the Cellular Partnership. No assurance can be given that any necessary consents will be obtained or that rights of first refusal will not be exercised. A Washington state court has ruled that by entering into the transaction with AirTouch, U S WEST has withdrawn as general partner of its Seattle partnership, entitling the limited partners to attempt to secure unanimous consent to a substitute general partner to purchase U S WEST's partnership interest. The court has also ruled that U S WEST must allow the other limited partners the opportunity to exercise their rights of first refusal with respect to U S WEST's limited partner interest in the Seattle partnership. U S WEST has indicated its intention to appeal the court's order. The Washington court order does not prohibit the parties from proceeding to Phase II of their transaction without the Seattle market. In February 1997, litigation was initiated to resolve similar issues with respect to U S WEST's interests in partnerships that provide cellular service in Tucson, Duluth, Olympia, and other markets.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

In the third phase of the transaction ("Phase III"), U S WEST has the right to exchange its interest in the Cellular Partnership for up to 19.9% of the Company's common stock outstanding at the time of the exchange, which right is exercisable after (i) the commencement of Phase II and (ii) the contribution of the PCS Partnership. This right expires on July 25, 2004. Any such exchange would be made at a ratio reflecting the appraised private market value of U S WEST's interest in the Cellular Partnership and the appraised public market value of the shares of the Company's capital stock to be acquired by U S WEST in the exchange. In the event that the value of U S WEST's interest in the Cellular Partnership determined by such appraisals would result in the issuance to U S WEST of more than 19.9% of the Company's then outstanding common stock, U S WEST is entitled to receive the excess in the form of non-voting preferred stock which is redeemable at any time following issuance, at the option of U S WEST, for cash or, at the option of the Company, for the Company's common stock. The Company has amended its stockholder rights agreement so that U S WEST will not be deemed to be an Acquiring Person, as defined therein, by reason of the exchange.

U S WEST also has the right, exercisable between July 25, 1999 and July 25, 2009, to exchange its interest in the Cellular Partnership for common stock of the Company to be held by a trust for purposes of systematic sale to the public. Any such exchange would be made at a ratio reflecting the appraised private market value of U S WEST's interest in the Cellular Partnership and an average trading price of the Company's common stock during a period prior to U S WEST's exercise of the right. U S WEST has the right to cause the exchange to occur either (i) after full relief from certain operational restrictions placed on Bell Operating Companies or July 25, 2004, whichever is later, if there is a deadlock with U S WEST regarding the management of the Cellular Partnership or
(ii) at any time after such relief has been obtained, if at such time U S WEST holds less than a 5% interest in the Cellular Partnership.

If U S WEST exercises its right to exchange its interest in the Cellular Partnership for capital stock of the Company, U S WEST will be entitled to representation on the Company's Board of Directors and will be subject to certain voting restrictions. U S WEST is subject to certain standstill restrictions with respect to the Company through July 24, 2004, unless such restrictions are earlier terminated or suspended. U S WEST is also prohibited from selling, exchanging, transferring, or otherwise disposing of the Company's common stock received in Phase III (or any interest therein) prior to July 25, 1999 (except for transfers to direct or indirect wholly-owned subsidiaries of U S WEST), and thereafter is subject to certain transfer restrictions and entitled to certain registration rights.

The Company could experience earnings dilution in connection with the contribution of its and U S WEST's U.S. cellular properties to the Cellular Partnership. The extent of such dilution, which could be material, will depend on the properties contributed and the relative profitability of the Company's and U S WEST's respective operations subsequent to the contributions of such operations. Also, subsequent to the commencement of Phase II, the Company and U S WEST will each deconsolidate for financial reporting purposes the operations they contribute to the partnership, using instead the equity method of accounting to report their respective percentage interests in subsequent operating results of the Cellular Partnership. The Company also expects that an issuance of its shares at Phase III would result in per share earnings dilution. The Company cannot precisely assess the future impact of its transaction with U S WEST on the Company's results of operations due to, among other things, uncertainty surrounding: the timing of Phase II; the parties' ability to contribute certain of their cellular properties to the Cellular Partnership; the timing of the contribution of the PCS Partnership to the Cellular Partnership; and the occurrence and timing of Phase III. The Company is currently exploring how best to resolve these uncertainties and achieve the objectives of the transaction.

BELL ATLANTIC/NYNEX MOBILE
In October 1994, the Company and U S WEST ("ATI/USW") joined with Bell Atlantic Corporation and NYNEX Corporation ("BA/NYN") to form the PrimeCo partnership to jointly pursue PCS opportunities. PrimeCo is owned equally by ATI/USW and BA/NYN, and is governed by a board composed of three members from each of ATI/USW and BA/NYN. In March 1995, PrimeCo was awarded eleven 30 MHz PCS licenses covering over 57 million POPs with bids of approximately $1.1 billion. The acquired markets complement the existing U.S. cellular franchises of the partners. PrimeCo launched service in November 1996. The Company has already contributed its share of the PCS license costs and of certain build-out expenses, and expects to continue to make significant capital contributions to PrimeCo and to experience substantial operating losses associated with the start up phase of the PCS business, which is expected to last several years. Currently, the Company has a 25% indirect interest in PrimeCo through an interest in its PCS Partnership with U S WEST.

Either ATI/USW or BA/NYN may cause PrimeCo to be dissolved on October 20, 2001, and any PCS properties owned by it to be allocated between them according to agreed upon criteria. Bell Atlantic and NYNEX each are subject to certain standstill restrictions with respect to the Company through October 20, 2001, unless such restrictions are earlier terminated or suspended.

Concurrent with the formation of PrimeCo, ATI/USW and BA/NYN formed another partnership called TOMCOM, L.P. ("TOMCOM"). TOMCOM was formed to develop technical and service standards for the partners' wireless properties, pursue national marketing strategies, develop information technology, create a national distribution strategy, and implement joint purchasing arrangements. TOMCOM is governed by a board composed of three members from each of ATI/USW and BA/NYN.

Unlike the Company's partnership with U S WEST, the agreements with BA/NYN do not provide for a merger of cellular properties. Accordingly, each of ATI/USW and BA/NYN will continue to hold such properties separately.

CCI MERGER
Effective August 16, 1996, pursuant to the Agreement and Plan of Merger dated as of April 5, 1996, as amended and restated as of July 12, 1996 (the "1996 Merger Agreement"), the Company completed its acquisition of the approximately 63% of CCI's outstanding stock that it did not already own. CCI was a holding company whose primary asset was its indirect ownership interest in New Par, a partnership with the Company that owned and operated cellular systems located principally in Michigan

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

and Ohio. The acquisition cost to the Company was approximately $1.6 billion including liabilities assumed less cash and cash equivalents acquired. Pursuant to the 1996 Merger Agreement, the merger consideration consisted of $1,040.3 million in AirTouch preferred securities, $393.3 million in cash, and AirTouch stock options valued at approximately $17.0 million. Preferred securities issued in connection with the acquisition consisted of 17,237,394 shares of Class B Preferred totaling $499.9 million and 11,069,958 shares of Class C Preferred totaling $540.4 million. Options to purchase CCI stock were converted into options to purchase 1,924,001 shares of Company common stock, 16,875 shares of Class B Preferred, and 10,837 shares of Class C Preferred. Holders of Class B Preferred had the right to require the Company to make additional payment if the volume-weighted average trading price of the Class B Preferred shares fell below $28.736 per share during a specified time period. Such event did not occur and no contingent payments were made.

The Company's subsidiary, AirTouch Cellular, assumed the obligations relating to CCI's $217.0 million Zero Coupon Convertible Subordinated Notes Due 1999 ("Zero Coupon Notes"). AirTouch Cellular redeemed the Zero Coupon Notes on January 27, 1997 for an aggregate redemption price of $180.5 million.

The merger has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the net assets acquired based upon their appraised fair values. The excess of the purchase price over the final appraised fair values of net assets acquired was $1,086.4 million and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years. The following cash and noncash entries were recorded in connection with the merger:

-------------------------------------------------------
(Dollars in millions)
-------------------------------------------------------
Fair value of assets acquired                $  2,326.4
Liabilities assumed                               866.6
Fair value of preferred stock and
   preferred stock options issued               1,057.3
-------------------------------------------------------
Cash paid, including acquisition costs            402.5
Less: cash acquired                               221.3
-------------------------------------------------------
Net cash paid                                $    181.2
=======================================================

The operating results of CCI and New Par have been included in the Company's Consolidated Statements of Income since the date of merger. The following unaudited pro forma summary presents the Company's consolidated results of operations as if the merger occurred at the beginning of the respective periods, after giving effect to certain adjustments including amortization of goodwill and other intangibles, increased interest expense from debt issued to fund the merger, deduction for preferred stock dividends, and related income tax effects. These pro forma results are not necessarily indicative of those that would have occurred had the merger taken place at the beginning of the respective periods.

----------------------------------------------------------------------
                                                  For the Year Ended
                                                      December 31
                                                 ---------------------
(Dollars in millions, except per share)            1996         1995
----------------------------------------------------------------------
Operating revenues                               $2,730.7     $2,278.9
Net income available to common
    stockholders                                 $  124.5     $   14.5
Net income available to common
    stockholders - per share                     $   0.25     $   0.03
======================================================================


G. INTANGIBLE ASSETS
--------------------
Intangible assets consist of the following:

------------------------------------------------------------------
                                                   December 31
                                                ------------------
(Dollars in millions)                             1996      1995
------------------------------------------------------------------
FCC and international licenses, at
   cost, less accumulated amortization
   of $139.9 and $49.4 for 1996 and
   1995, respectively                           $1,367.7    $212.7
Goodwill, at cost, less accumulated
   amortization of $52.3 and $25.0
   for 1996 and 1995, respectively               1,905.9     376.0
Other intangible assets, at cost, less
   accumulated amortization of
   $38.1 and $24.5 for 1996 and
   1995, respectively                              135.2      17.0
------------------------------------------------------------------
                                                $3,408.8    $605.7
==================================================================

The increases in FCC and international licenses of $1,155.0 million in 1996 and in goodwill of $1,529.9 million in 1996 are primarily related to the third quarter completion of the Company's acquisition of the remaining approximately 63% of CCI's outstanding stock that it did not already own. Amortization expense relating to intangible assets for the years ended December 31, 1996, 1995, and 1994 was $56.4 million, $19.4 million, and $21.3 million, respectively.


H.  DEBT AND CREDIT FACILITIES
------------------------------
SHORT-TERM DEBT
Short-term borrowings at December 31, 1996 were $53.1 million and consisted of unsecured bank loans with a weighted average interest rate of 6.25%. There were no short-term borrowings outstanding at December 31, 1995.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

LONG-TERM DEBT
Long-term debt consists of the following:

------------------------------------------------------------------
                                                 December 31
                                          ------------------------
(Dollars in millions)                         1996          1995
------------------------------------------------------------------
Revolving credit facilities,
   due 1997-2000                          $    167.7     $   763.6
Bank promissory note                            25.9          28.7
Commercial paper                               195.7            --
NordicTel debt facility                        102.5         105.3
Zero coupon notes                              179.4            --
7.125% notes, due 2001 (a)                     249.7            --
7.00% notes, due 2003 (a)                      249.7            --
7.50% notes, due 2006 (a)                      397.8            --
Telecel bonds                                   63.9            --
Various other notes and obligations             21.0           8.8
------------------------------------------------------------------
                                             1,653.3         906.4
Less: portion due within one year               16.3          14.0
------------------------------------------------------------------
                                          $  1,637.0     $   892.4
==================================================================

(a) Net of discount.

REVOLVING LINES OF CREDIT
In July 1995, the Company obtained for general corporate purposes, an unsecured $2.0 billion, five-year revolving credit facility (the "Facility") from a syndicate of banks. The debt under the Facility bears interest at the London Interbank Offered Rate ("LIBOR") plus an applicable margin based on the Company's long-term senior unsecured debt rating. The commitment fee on the available balance will also be determined with reference to the Company's credit rating. Drawings under the Facility are available in U.S. dollars or selected foreign currencies, however, drawings of foreign currencies may not exceed the U.S. dollar equivalent of $300.0 million. Borrowings against the Facility totaled $116.8 million and $664.6 million at December 31, 1996 and December 31, 1995, respectively. All borrowings at December 31, 1996 under the Facility were denominated in Deutschmarks and had an average balance during the year of $119.5 million in U.S. dollars with a weighted average interest rate of 5.05%. At December 31, 1996 the Facility had no U.S. component, but during the year the average U.S. component balance was $135.0 million with a weighted average interest rate of 5.77%.

The Company has revolving credit facilities which support cellular equipment purchases by NordicTel (a 51% owned subsidiary of the Company). Borrowings bear interest at the Stockholm Interbank Offered Rate ("STIBOR") plus a margin. At December 31, 1996 and December 31, 1995, the weighted average interest rate of these facilities was 8.85% and 9.23%, respectively. Borrowings are collateralized by certain of the equipment purchased thereunder and by shares of a wholly-owned subsidiary of NordicTel. In addition, NordicTel is restricted in making distributions or interest payments on its common stock or stockholders' contributions.

In December 1996, NordicTel refinanced two existing revolving credit facilities that were due to expire in 1997 and obtained a new revolving credit facility in the approximate amount of $200.0 million. Borrowings against this facility totaled $25.6 million at December 31, 1996 with a weighted average interest rate of 5.67%.

The Company has various other lines of credit with certain banks. At December 31, 1996 and 1995, the total unused amount under all lines of credit was $1,902.2 million and $1,419.9 million, respectively.

BANK PROMISSORY NOTE
The bank promissory note represents a note with a Japanese bank. The note is due in 1997 with options to extend for two additional years. The note bears interest at the Japanese yen LIBOR plus a margin which is dependent upon the Company's Standard and Poor's rating. At December 31, 1996 and December 31, 1995, the interest rate was 0.82% for both years.

COMMERCIAL PAPER PROGRAM
In March 1996, the Company initiated a commercial paper program consisting of the sale of discounted notes that is exempt from registration under the Securities Act of 1933. The Company's Board of Directors has authorized the issuance of commercial paper in amounts necessary to finance the Company's working capital requirements, provided that the amount outstanding under the commercial paper program, together with all indebtedness incurred under the Facility, does not in aggregate exceed $2.0 billion. The Company obtained A-2 and P-2 prime commercial paper ratings from Standard and Poor's Corporation and Moody's Investor Service, respectively. These ratings may be revised or withdrawn by the rating agencies at any time. At December 31, 1996, borrowings of $195.7 million were payable to holders of commercial paper and were classified as long-term debt because these borrowings are supported by the Company's long-term revolving credit facility. The borrowings had a weighted average interest rate of 6.33% at December 31, 1996. During the year, the average borrowing was $320.4 million with a weighted average interest rate of 5.55%.

NORDICTEL DEBT FACILITY
NordicTel has entered into a borrowing facility with an international banking consortium. The debt bears interest at STIBOR plus a margin, and the weighted average interest rate on the facility was 8.37% and 8.75% at December 31, 1996 and December 31, 1995, respectively. Borrowings are secured by certain equity rights in NordicTel.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

DEBT ISSUANCE
On July 16, 1996, the Company issued $250.0 million in 7.125% Notes and $400.0 million in 7.50% Notes, maturing in July 2001 and July 2006, respectively. Interest on the Notes is payable semi-annually on January 15 and July 15, commencing January 15, 1997. The purpose of the offering was to obtain funds necessary to satisfy the cash component of the consideration for the acquisition of CCI and for general corporate purposes. Pending such uses, the proceeds of the Notes were used to retire then outstanding commercial paper.

On October 2, 1996, the Company issued $250.0 million in 7.00% Notes, maturing in October 2003. Interest on the Notes is payable semi-annually on April 1 and October 1, commencing April 1, 1997. The Company utilized the proceeds of the Notes to retire commercial paper which had been issued to meet the Company's general corporate requirements and its cash obligations in connection with the CCI acquisition.

TELECEL BONDS
During 1994 and 1995, Telecel issued bonds due in 1998 and 1999 to finance infrastructure development. At December 31, 1996, the weighted average interest rate of these bonds was 7.58%.

OTHER
Annual maturities of long-term debt are as follows: 1997, $16.3 million; 1998, $66.1 million; 1999, $46.2 million; 2000, $521.3 million; 2001, $251.3 million;
2002 and thereafter, $752.1 million.

At December 31, 1996, the Company was in compliance with all covenants associated with its debt and credit facilities.

I. CAPITAL STOCK
----------------
The following table summarizes changes in the number of equity security shares outstanding:

----------------------------------------------------------------
                               Class B      Class C
                             Preferred    Preferred       Common
(In millions)                    Stock        Stock        Stock
----------------------------------------------------------------
Shares outstanding at
   December 31, 1993                --           --        492.5
Share additions under
   incentive programs               --           --          1.3
----------------------------------------------------------------
Shares outstanding at
   December 31, 1994                --           --        493.8
Share additions under
   incentive programs               --           --          1.7
Shares issued for
   acquisition                      --           --          3.2
Other (a)                           --           --        ( 0.1)
----------------------------------------------------------------
Shares outstanding at
   December 31, 1995                --           --        498.6
Preferred stock issued in
   connection with CCI
   merger                         17.2         11.1           --
Common stock additions
   under incentive programs         --           --          1.6
Other (a)                           --           --        ( 0.1)
Options exercised                   --           --          2.2
----------------------------------------------------------------
Shares outstanding at
   December 31, 1996              17.2         11.1        502.3
================================================================

(a) Treasury share additions through incentive plan forfeitures, net of shares reissued under incentive programs.

In addition to the common shares outstanding, a subsidiary of the Company owns 122,960 shares of the Company's common stock. Because the accounting treatment for subsidiary-held shares is similar to that for treasury stock, the subsidiary-held shares are not considered outstanding.

PREFERRED STOCK
Of the 50 million authorized shares of preferred stock, 6 million shares have been designated as Series A Participating Preferred Stock. There are no outstanding shares of Series A Participating Preferred Stock. In connection with the acquisition of CCI described in Note F, the Company's Board of Directors authorized the creation of 24 million shares of 6.00% Class B Mandatorily Convertible Preferred Stock, Series 1996 (the "Class B Preferred") and 19 million shares of 4.25% Class C Convertible Preferred Stock, Series 1996 (the "Class C Preferred"). Both the Class B Preferred and Class C Preferred (the "Preferred Shares") have a par value of $0.01 per share.

Holders of the Preferred Shares are entitled to receive dividends in preference to, and in priority over, any

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

dividends upon any shares of the Company ranking junior to the Preferred Shares as to dividends, but subject to the rights of holders of shares of the Company having a preference and a priority over the payment of dividends on the Preferred Shares. Holders of Class B Preferred are entitled to receive cumulative preferential dividends at the rate of $1.74 per share per annum, payable quarterly in arrears, and holders of Class C Preferred are entitled to receive cumulative preferential dividends at the rate of $2.125 per share per annum, also payable quarterly in arrears.

Each share of Class B Preferred mandatorily converts into Company common stock on August 16, 1999 (or earlier if the Company is a party to a merger or consolidation in which the Company is not the surviving or continuing corporation or if the Company transfers its property as an entirety or substantially as an entirety). Each share of Class B Preferred mandatorily converts into between 0.806 and one share of Company common stock, depending upon the trading price of the Company common stock at the time of conversion. Each Class B Preferred share is also convertible at the option of the holder at any time into 0.806 of a share of Company common stock. Class B Preferred shares are not redeemable by the Company. In the event of liquidation, whether voluntary or involuntary, the holders of Class B Preferred are entitled to receive a liquidation preference equal to $29.00 per share plus all accrued and unpaid dividends. The holders of Class B Preferred shares are entitled to vote on any matter coming before any meeting in which the common stockholders are entitled to vote, on the basis of four-fifths of a vote for each Class B Preferred share held.

The Class C Preferred shares will mature on August 16, 2016, and the holders will be entitled to receive cash equal to $50.00 per share plus an amount equal to all accrued and unpaid dividends. Class C Preferred shares are convertible at the option of the holder into 1.379 shares of the Company's common stock, subject to certain adjustments. The Class C Preferred is not redeemable by the Company prior to August 16, 1999, but thereafter may under certain circumstances be redeemed for cash or converted into shares of common stock at the option of the Company. Therefore, for financial reporting purposes, these shares are not considered to be mandatorily redeemable. In the event of liquidation, either voluntary or involuntary, the Class C Preferred holders are entitled to a liquidation preference equal to $50.00 per share plus accrued and unpaid dividends. The holders of Class C Preferred are not entitled to vote unless the Class C Preferred dividends are in arrears and unpaid for six quarterly dividend periods, and in certain other circumstances, in which case holders of Class C Preferred are entitled to certain rights to vote for the election of two directors.

Both the Class B Preferred and Class C Preferred are subject to certain anti-dilution adjustments. For Delaware law purposes, the stated capital attributable to the Preferred Shares is $0.01 per share.

STOCKHOLDER RIGHTS PLAN
The Company's stockholder rights plan (the "Rights Plan") provides for the distribution of rights ("Rights") to holders of outstanding shares of common stock. Except as set forth below, each Right, when exercisable, entitles the stockholder to purchase from the Company one one-hundredth of a share of Series A Participating Preferred Stock at a price of $80.00 per share, subject to adjustment.

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

J.  STOCK OPTIONS and STOCK APPRECIATION RIGHTS
-----------------------------------------------
The Company has a Long-Term Stock Incentive Plan (the "Plan") under which it has reserved 49 million shares of common stock. Awards to eligible employees under the Plan can take the form of incentive ("ISOs") or non-qualified ("NSOs") stock options, stock appreciation rights ("SARs"), restricted stock, stock units, or a combination of these forms. The options granted to date have a term of up to ten years and generally vest over three to four years of continuous employment and, in some cases, require that certain stock performance conditions be met before vesting.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

The Plan requires that the exercise price be equal to the fair market value of the stock at the grant date for ISOs and at the discretion of the Company for NSOs. The exercise price may be paid in cash, stock already owned by the holder, or a combination. SARs may be settled in cash or stock at the discretion of the Company. The settlement of SARs issued in conjunction with NSOs requires the related unexercised NSOs to be canceled. Restricted stock is held in escrow until the vesting provisions are satisfied, although such shares have full voting and other rights. Stock units represent shares of common stock. Holders of stock units are not required to pay for such units and have no voting or other rights as a stockholder. Although the Company does not currently pay dividends on its common stock, stock units may have dividend rights at the Company's discretion. Settlement of stock unit awards may be in cash, shares, or a combination at the discretion of the Company.

Early vesting can occur for certain awards of restricted stock if the Company's initial public offering stock price of $23.00 per share is doubled within a specified period of time. During 1996, the terms of these restricted stock awards were amended to provide for another provision of early vesting if certain 1997 business goals are achieved. As a result of this amendment, deferred compensation expense of $8.0 million was accelerated and recognized in the fourth quarter of 1996.

For purposes of the following pro forma disclosures required by SFAS No. 123, the estimated fair value of options is amortized to expense over the option's vesting period. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option valuation model. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models, such as the Black-Scholes model, require the input of highly subjective assumptions including the expected stock price volatility which are subject to change from time to time. For this reason, and because the SFAS No. 123 fair value-based method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation costs are not necessarily indicative of costs to be expected in future years.

The following pro forma information has been prepared as if the Company had accounted for its employee stock options using the fair value-based method of accounting established by SFAS No. 123:

-------------------------------------------------------------------------------------------
                                                                         For the Year Ended
                                                                            December 31
                                                                         ------------------
(Dollars in millions, except per share)                                    1996      1995
-------------------------------------------------------------------------------------------
Net income available to
common stockholders:
   As reported                                                            $178.9     $131.9
   Pro forma (a)                                                          $154.4     $127.7
Net income available to common stockholders - per share:
   As reported                                                            $ 0.36     $ 0.27
   Pro forma (a)                                                          $ 0.31     $ 0.26
===========================================================================================

(a) Based on the following assumptions for grants in 1996 and 1995, respectively: risk-free weighted average interest rates of 6.0% and 5.4%; volatility factors of the expected market price of the Company's common stock of 29.0% in each year; and weighted average expected option lives of
    4.3 years and 4.1 years.

Total compensation recognized under APB No. 25 was $11.3 million, $3.2 million, and $1.5 million for 1996, 1995, and 1994, respectively.



There were 24.5 million shares available for future employee awards at December 31, 1996. The following table summarizes employee award activity:

------------------------------------------------------------------------------------------------------------------------
                                                         1996                          1995                         1994
------------------------------------------------------------------------------------------------------------------------
                                                      Weighted                     Weighted                     Weighted
                                                       Average                      Average                      Average
                                                      Exercise                     Exercise                     Exercise
                                          Shares         Price         Shares         Price         Shares         Price
------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year        12,618,329        $25.63      7,034,403        $18.52             --            --
Stock options granted                 10,176,998        $29.48      7,158,965        $30.61      6,369,662        $18.47
Restricted stock granted                 813,210            --        284,618            --        840,075            --
Stock units granted                       59,532            --          7,465            --        201,773            --
Options exercised                       (585,251)       $16.26       (506,802)       $16.06       (256,315)       $16.54
Awards forfeited                        (645,387)       $28.61       (328,697)       $20.98       (120,792)       $19.40
Restricted stock issued               (1,012,346)           --       (925,277)           --             --            --
Stock units issued                       (47,150)           --       (106,346)           --             --            --
------------------------------------------------------------------------------------------------------------------------
Outstanding, end of year              21,377,935        $27.62     12,618,329        $25.63      7,034,403        $18.52
========================================================================================================================
Options exercisable                    5,822,319        $23.27      3,195,121        $17.61      3,131,605        $16.76
========================================================================================================================

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

Summary information concerning outstanding and exercisable employee options as of December 31, 1996 is as follows:

---------------------------------------------------------------------------------------------------
                                            Weighted
                                             Average       Weighted                        Weighted
                                           Remaining        Average                         Average
          Range of           Number      Contractual       Exercise           Number       Exercise
   Exercise Prices      Outstanding             Life          Price      Exercisable          Price
---------------------------------------------------------------------------------------------------
$ 0.00 - $  0.00 (a)         67,032          9.1 yrs         $ 0.00               --         $ 0.00
$11.02 - $ 20.88          4,468,477          4.2 yrs         $18.93        3,491,352         $18.52
$23.00 - $ 31.50         14,174,796          6.5 yrs         $27.72        1,974,117         $29.87
$33.28 - $ 59.85          2,667,630          9.0 yrs         $41.65          356,850         $33.28
---------------------------------------------------------------------------------------------------
                         21,377,935                                        5,822,319
===================================================================================================

(a) Relates to stock units granted under a fixed plan which does not require the holders to pay for such units.

Exercise prices of some options differ from the market price of the stock on the grant date. The following table summarizes options by those that have exercise prices equal to, greater than, or less than the market price on the grant date. The weighted average fair values below have been determined using the Black-Scholes model.

-----------------------------------------------------------------------------------------------------
                                            Exercise Price        Exercise Price       Exercise Price
                                                  Equal To          Greater Than            Less Than
                                          Market Price (a)      Market Price (a)     Market Price (a)
-----------------------------------------------------------------------------------------------------
1996:
   Options granted                               8,503,618           1,673,380                     --
   Weighted average exercise price                 $ 26.13             $ 46.52                     --
   Weighted average fair value                     $  7.79             $  8.62                     --
1995:
   Options granted                               6,088,415           1,070,550                     --
   Weighted average exercise price                 $ 30.14             $ 33.28                     --
   Weighted average fair value                     $  8.69             $ 12.16                     --
1994:
   Options granted                               3,020,910                  --              3,348,752
   Weighted average exercise price                 $ 20.50                  --                $ 16.64
=====================================================================================================

(a) Represents the closing market price of the Company's common stock as quoted on the grant date.

In connection with the Company's acquisition of CCI described in Note F, options to purchase CCI stock were converted into options to purchase 1,924,001 shares of Company common stock (the "CCI Options"). At the time of conversion, the CCI Options had a weighted average exercise price of $20.24 per share and a weighted average fair value of $8.59 per share. There were 334,369 CCI Options outstanding and exercisable at December 31, 1996.

Furthermore, at the time of the spin-off, the Company granted SARs, which were not a part of the Plan, to an investment firm that advised Telesis and the Company. The Company and Telesis each granted SARs covering 350,000 shares of their respective common stock. The exercise price for the Company's shares is $20.00 per share for one half the shares and $24.00 per share for the remaining shares ($30.00 per share and $36.00 per share, respectively, for the Telesis shares). The SARs are exercisable through April 1997. The SARs may be exercised as to the Telesis shares or the Company's shares in any order; however, once SARs with an aggregate value of $6.0 million have been exercised, the remaining rights are canceled. At December 31, 1996, SARs with respect to 325,000 shares of the Company's common stock (representing $2.7 million in value) had been exercised. The Company has accrued the excess of fair market value over the exercise price for the remaining shares applicable to the Company.

The Company also has an Employee Stock Purchase Plan ("ESPP") under which it has reserved 2.4 million shares of common stock. The purpose of the ESPP is to provide employees with the opportunity to increase their interest in the success of the Company by purchasing stock from the Company on favorable terms and paying for such purchases through payroll deductions. Stock purchases under the ESPP were 429,981 shares, 358,301 shares, and 136,480 shares for 1996, 1995, and 1994, respectively. The weighted average fair value of the ESPP purchases was estimated at $5.78 per share in 1996 and $5.85 per share in 1995 based upon the Black-Scholes

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

model using the following assumptions for 1996 and 1995, respectively: risk-free weighted average interest rates of 5.1% and 5.7%, volatility factors of the expected market price of the Company's common stock of 29.7% and 27.8%, and an expected life of 90 days for both years.


K.  INCOME TAXES
----------------
The components of income tax expense for each of the three years in the period ended December 31 are as follows:

-------------------------------------------------------------------
(Dollars in millions)             1996          1995          1994
-------------------------------------------------------------------
Current:
   Federal                     $   90.0      $   77.6      $   92.6
   State and other taxes           26.1          10.5          18.9
   Foreign                          0.1           0.7           1.3
-------------------------------------------------------------------
    Total current                 116.2          88.8         112.8
-------------------------------------------------------------------
Deferred:
   Federal                         48.7          23.0          (2.5)
   State and other taxes            0.3          14.6          (2.0)
   Foreign                        (15.9)        (13.3)           --
-------------------------------------------------------------------
    Total deferred                 33.1          24.3          (4.5)
-------------------------------------------------------------------
Total income taxes             $  149.3      $  113.1      $  108.3
===================================================================

The domestic and foreign components of income (loss) before income taxes and preferred dividends for each year ended December 31 are as follows:

---------------------------------------------------------------
(Dollars in millions)                1996      1995      1994
---------------------------------------------------------------
U.S. operations                    $ 404.8   $ 305.5    $ 247.6
International operations            ( 56.5)   ( 60.5)    ( 41.2)
---------------------------------------------------------------
Income before income taxes
   and preferred dividends         $ 348.3   $ 245.0    $ 206.4
================================================================

Significant components of the Company's deferred tax liabilities and assets are as follows:

----------------------------------------------------------------
                                                  December 31
                                         -----------------------
(Dollars in millions)                         1996          1995
----------------------------------------------------------------
Deferred tax liabilities:
   Amortization                          $   447.6     $    62.2
   Depreciation                              114.0          68.2
   Investments in U.S. partnerships          137.9          89.2
   Unrealized gains                           16.8          18.3
   Other                                      37.9          59.2
----------------------------------------------------------------
                                             754.2         297.1
----------------------------------------------------------------
Deferred tax assets:
   Foreign tax benefits in consolidated
     subsidiaries                             28.2          38.8
   Accruals deductible when paid              33.5          25.8
   Organization and start-up costs             6.1          10.9
   Accounts receivable                        11.1           1.2
   Other                                      34.4          22.0
----------------------------------------------------------------
                                             113.3          98.7
Less: valuation allowance                      2.6          25.5
----------------------------------------------------------------
                                             110.7          73.2
----------------------------------------------------------------
Total deferred taxes recorded in
   Consolidated Balance Sheets           $   643.5      $  223.9
================================================================
Current                                  $  ( 23.5)     $ ( 21.3)
Noncurrent                                   667.0         245.2
----------------------------------------------------------------
Net deferred tax liabilities             $   643.5      $  223.9
================================================================

The net change in the valuation allowance for deferred tax assets was a decrease of $22.9 million related to benefits arising from foreign net operating loss carryforwards of NordicTel. Although there can be no assurances, the Company believes that it is more likely than not that it will generate future taxable income sufficient to fully realize future benefits from the net deferred tax assets of $110.7 million.

At December 31, 1996, the Company had $85.5 million in net operating loss carryforwards for foreign tax reporting purposes, all of which can be carried forward indefinitely.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

The reasons for differences each year between the statutory federal income tax rate and the effective income tax rate are provided in the following reconciliation:

------------------------------------------------------------------------
                                          1996         1995         1994
------------------------------------------------------------------------
Statutory federal income tax rate         35.0%        35.0%        35.0%
Increase (decrease) in taxes
resulting from:
   Equity in net income (loss) of
     certain unconsolidated
     wireless systems                     (0.2)         9.6          7.0
   State income taxes, net of
     federal tax benefit                   4.3          6.7          5.3
   Nondeductible amortization              3.2          1.7          1.5
   Tax impact of foreign income           (0.9)        (5.2)         0.7
   Other                                   1.5         (1.6)         3.0
------------------------------------------------------------------------
Effective income tax rate                 42.9%        46.2%        52.5%
========================================================================

At December 31, 1996, $53.5 million of deferred tax liabilities relating to $150.0 million of cumulative unrepatriated earnings on consolidated foreign subsidiaries and equity investments in unconsolidated foreign wireless systems were excluded from recognition under SFAS No. 109, "Accounting for Income Taxes," because such earnings are intended to be reinvested indefinitely.

At December 31, 1996, deferred tax liabilities relating to items which were credited directly to stockholders' equity totaled $25.9 million.


L.  EMPLOYEE BENEFITS
---------------------
DEFINED CONTRIBUTION PLAN
The Company sponsors a defined contribution plan, the AirTouch Communications Retirement Plan ("Retirement Plan"), which covers substantially all full-time employees. The Company's contributions to the Retirement Plan are based on a percentage of pay and on matching a portion of employee contributions. The cost recognized for the Retirement Plan was $23.5 million, $17.0 million, and $16.3 million for 1996, 1995, and 1994, respectively.

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

The Company recognized pension income of $5.0 million, $6.1 million, and $3.7 million for 1996, 1995, and 1994, respectively, using discount rates of 7.25%, 9.0%, and 7.5% for 1996, 1995, and 1994, respectively.

The Pension Plan assets in excess of projected benefit obligations were $60.9 million and $50.2 million as of December 31, 1996 and 1995, respectively. The prepaid pension costs were $35.4 million and $30.6 million as of December 31, 1996 and 1995, respectively. On January 1, 1987, the Company adopted SFAS 87, "Employers' Accounting for Pensions," at which time there was a $10.2 million excess of the fair value of the Pension Plan's assets over projected benefit obligations. This excess is being recognized through amortization over 17 years.

The assets of the Pension Plan are primarily composed of common stocks, U.S. Government and corporate obligations, and index funds. The Pension Plan's projected benefit obligations for employee service to date reflect the Company's expectations of the effects of future salary progressions of 5.5% per year. As of December 31, 1996 and 1995, the actuarial present value of the Plan's accumulated benefit obligations, which does not anticipate future salary increases, was $32.8 million and $33.3 million, respectively. Of these amounts, $27.2 million and $28.4 million, respectively, were vested. The assumptions used in computing the present values of benefit obligations include a discount rate of 7.75% and 7.25% for December 31, 1996 and 1995, respectively. An 8.5% long-term rate of return on assets was assumed in calculating pension costs in 1996 and 1995.

OTHER POSTRETIREMENT BENEFITS
The Company provides health and dental benefits for retired employees and their eligible dependents and provides life insurance benefits to retired employees. Employees become eligible for these benefits upon retirement with eligibility for a service pension under the Pension Plan or attainment of certain combinations of age and years of service. Approximately 105 retirees and dependents were eligible to receive medical, dental, and life insurance benefits as of January 1, 1996. As is the case with all of the Company's benefit plans and programs, the Company retains the right to amend or terminate these benefits in any way at any time.

A discount rate of 7.75% and 7.25% was used to measure the accumulated postretirement benefit obligation ("APBO") at December 31, 1996 and 1995, respectively. As of December 31, 1996 and 1995, the APBO was $13.5 million and $16.0 million, respectively. The postretirement benefit plans' assets were less than the accumulated benefit obligations by $13.3 million and $15.3 million as of December 31, 1996 and 1995, respectively. At December 31, 1996, the postretirement benefit plans were principally unfunded.

A discount rate of 7.25%, 9.0%, and 7.5% was assumed in calculating the 1996, 1995, and 1994, net periodic

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

postretirement benefit cost, respectively. The postretirement benefit cost was $2.5 million, $1.3 million, and $3.7 million for 1996, 1995, and 1994, respectively.

A 7.5% annual increase in health care costs is assumed in 1997. The rate of increase is assumed to decline to an ultimate rate of 5.0% by the year 2002. Should the health care cost trend rate increase by 1% each year, the 1996 impact would increase the APBO by $2.6 million and the aggregate of the service and interest cost components of the net period cost by $0.6 million.


M.  COMMITMENTS and CONTINGENCIES
---------------------------------
CONTINGENCIES
In November 1993, a class action complaint was filed on behalf of AirTouch's cellular customers in Orange County Superior Court naming, among others, the Company. This complaint alleges certain facts, including a similarity in the pricing structures of the two defendant cellular carriers, which plaintiffs contend are circumstantial evidence that the Company, as general partner of Los Angeles SMSA Limited Partnership, and Los Angeles Cellular Telephone Company conspired to fix the prices of retail and wholesale cellular radio services in the Los Angeles market. The complaint seeks damages for the class "in a sum in excess of $100,000,000." A similar agent case was settled for an immaterial amount. Trial has been set for July 7, 1997. The Company does not believe that this proceeding will have a material adverse effect on the Company's financial position or results of operations.

In 1994, two class action complaints were filed on behalf of AirTouch's cellular customers, one in San Diego County Superior Court and one in the U.S. District Court for the Southern District of California, alleging that there is circumstantial evidence that the Company and U S WEST colluded to fix the prices of retail and wholesale cellular radio services in the San Diego market by setting their initial basic rates for cellular service at nearly identical levels and having similar basic rates thereafter. Plaintiffs estimate damages to the class at between $46.0 million and $69.0 million. The state case has been stayed pending the outcome of the federal case. A class has been certified, and the defendants motion for summary judgment was heard in November 1996. Two additional cases, one in Orange County and one in San Diego, have been brought by a number of individual agents against the Company and others. Each contains allegations similar to those in the San Diego and Orange County price fixing cases, and also allegations of various business torts and monopolization. One case seeks damages of approximately $80.0 million and the other approximately $50.0 million. The Company is vigorously defending these suits and does not believe that these proceedings will have a material adverse effect on the Company's financial position or results of operations.

In 1994, a class action complaint was filed on behalf of AirTouch's cellular customers in San Francisco County Superior Court alleging certain facts, including a similarity in the pricing structures of the two competitors, which plaintiffs contend is circumstantial evidence of a tacit conspiracy between Bay Area Cellular Telephone Company, in which the Company has an indirect interest, and GTE Mobilnet to fix the prices of retail and wholesale cellular radio services in the San Francisco Bay Area market. A class has been stipulated and discovery has begun. In 1996, an almost identical class action complaint was filed by a different plaintiff in Alameda County Superior Court against Bay Area Cellular Telephone Company, GTE Mobilnet, and a number of other companies, including the Company. It alleges essentially the same facts as the San Francisco case alleges. The two cases have been assigned to a single judge for coordination. The Company does not believe that these proceedings will have a material adverse effect on the Company's financial position or results of operations.

The Company is party to various other legal proceedings in the ordinary course of business. Although the ultimate resolution of these various other proceedings cannot be ascertained, management does not expect that they will have a material adverse effect on the results of operations or financial position of the Company.

LEASE COMMITMENTS
The Company leases various facilities and equipment under noncancelable lease arrangements. Most leases contain renewal options for varying periods. Rent expense under all operating leases was $76.3 million, $50.3 million, and $35.3 million in 1996, 1995, and 1994, respectively.

Future minimum lease payments under noncancelable operating leases with an initial term of one year or more are as follows at December 31, 1996:

-----------------------------------------------
 (Dollars in millions)
-----------------------------------------------
1997                                     $ 80.5
1998                                       72.9
1999                                       64.5
2000                                       54.4
2001                                       33.7
Thereafter                                125.0
-----------------------------------------------
Total minimum lease payments             $431.0
===============================================

OTHER
In the ordinary course of business, the Company has issued letters of responsibility and letters of support for performance guarantees, refundable security deposits, and credit facilities of certain subsidiaries and affiliates providing varying degrees of recourse to the Company. At

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS

December 31, 1996, the Company's proportionate share under such arrangements was $227.9 million. The Company believes it is remote that it will be required to pay under these various arrangements.

At December 31, 1996, the Company was committed to spend $286.7 million for the acquisition of property, plant, and equipment, purchases of cellular equipment and other items, and capital contributions to unconsolidated wireless systems.

N.  SUBSEQUENT EVENTS
---------------------
On January 27, 1997, the Company's subsidiary, AirTouch Cellular, redeemed the $217.0 million Zero Coupon Notes assumed with the Company's acquisition of CCI. The Zero Coupon Notes were redeemed for an aggregate redemption price of $180.5 million. Financing for the redemption was obtained through the Company's commercial paper program.

In February 1997, Mannesmann Mobilfunk, the German cellular venture in which the Company is a partner, made a $229.0 million distribution of profits. The Company's share was 34.8%.

O.  ADDITIONAL FINANCIAL INFORMATION
------------------------------------

---------------------------------------------------------
                                            December 31
                                          ---------------
(Dollars in millions)                     1996       1995
---------------------------------------------------------
Selected "Other current liabilities":
   Accrued compensation                  $116.1     $84.8
   Various reserves and accruals         $ 30.4     $48.0
   Advance billings and customer
     deposits                            $ 49.6     $38.4
   Deferred gain                         $   --     $30.4
   Accrued taxes payable                 $ 68.6     $21.9
   Accrued interest                      $ 39.4     $ 9.8


P.  QUARTERLY FINANCIAL DATA (UNAUDITED)
----------------------------------------

-------------------------------------------------------------------------------------------------
(Dollars in millions, except per share amounts)
-------------------------------------------------------------------------------------------------
1996                                                 First       Second        Third       Fourth
-------------------------------------------------------------------------------------------------
Operating revenues                               $  448.9     $   481.3    $   600.7    $   720.8
Operating income                                 $   49.3     $    62.9    $   105.2    $    63.6
Income before preferred dividends                $   52.2     $    61.2    $    58.9    $    26.7
Preferred dividends                              $     --     $      --    $     6.7    $    13.4
Net income available to
   common stockholders                           $   52.2     $    61.2    $    52.2    $    13.3
Per share data:
   Net income available to
   common stockholders                           $   0.10     $    0.12    $    0.10    $    0.03
-------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------
1995                                                 First       Second        Third       Fourth
-------------------------------------------------------------------------------------------------
Operating revenues                               $  373.9     $   403.4    $   414.7    $   426.6
Operating income (loss)                          $   54.0     $    34.6    $    29.5    $    (5.3)
Net income available to
   common stockholders                           $   35.3     $    38.7    $    46.7    $    11.2
Per share data:
   Net income available to
   common stockholders                           $   0.07     $    0.08    $    0.09    $    0.02

The operating loss in the fourth quarter of 1995 was primarily driven by negative equipment margins associated with high volume holiday promotion programs occurring in all U.S. cellular markets.

SELECTED PROPORTIONATE
FINANCIAL DATA(a)


----------------------------------------------------------------------------------------------------------
                                                                       For the Year Ended December 31
                                                            ----------------------------------------------
(Dollars in millions)                                              1996             1995              1994
----------------------------------------------------------------------------------------------------------
Total Company(b)
    Net operating revenues                                  $   3,748.7      $   2,605.2       $   1,791.8
    Operating income                                        $     521.2      $     296.7       $     171.5
    Operating cash flow(c)                                  $   1,123.7      $     702.3       $     506.1
    Operating cash flow margin                                    30.0%            27.0%             28.2%
==========================================================================================================
U.S. Cellular Operations
    Service and other revenues                              $   1,984.2      $   1,523.3       $   1,160.1
    Equipment sales                                                83.0             78.9              74.6
    Cost of equipment sales                                      (180.7)          (125.6)            (82.0)
----------------------------------------------------------------------------------------------------------
    Net operating revenues                                      1,886.5          1,476.6           1,152.7
----------------------------------------------------------------------------------------------------------
    Cost of revenues                                              222.3            188.4             136.5
    Selling and customer operations expenses                      682.5            544.0             415.2
    General, administrative, and other expenses                   160.3            139.0             122.0
    Depreciation and amortization expenses                        292.4            189.2             185.7
----------------------------------------------------------------------------------------------------------
    Total operating expenses                                    1,357.5          1,060.6             859.4
----------------------------------------------------------------------------------------------------------
    Operating income                                        $     529.0      $     416.0       $     293.3
==========================================================================================================
    Operating cash flow(c)                                  $     821.4      $     605.2       $     479.0
    Operating cash flow margin(d)                                 43.5%            41.0%             41.6%
    Capital expenditures, excluding acquisitions            $     408.0      $     475.0       $     296.7
==========================================================================================================

International Cellular Operations
    Existing operations:(e)
      Net operating revenues                                $   1,473.4      $     841.0       $     352.8
      Operating income                                      $     283.9      $      62.7       $      10.0
      Operating cash flow(c)                                $     477.7      $     203.7       $      87.4
      Operating cash flow margin                                   32.4%            24.2%             24.8%
      Income (loss)                                         $     141.0      $      (0.5)      $     (13.2)
    Start-up systems:(f)
      Income (loss)                                         $    (157.2)     $     (51.6)      $     (26.1)
    Total cellular income (loss)                            $     (16.2)     $     (52.1)      $     (39.3)
==========================================================================================================

U.S. Paging Operations(g)
    Service and other revenues                              $     292.4      $     219.4       $     183.5
    Equipment sales                                                50.0             45.5              43.4
    Cost of equipment sales                                       (45.8)           (39.5)            (38.0)
----------------------------------------------------------------------------------------------------------
    Net operating revenues                                        296.6            225.4             188.9
----------------------------------------------------------------------------------------------------------
    Total operating expenses before
      depreciation and amortization expenses                      208.8            150.8             122.5
    Depreciation and amortization expenses                         64.4             42.8              36.8
----------------------------------------------------------------------------------------------------------
    Operating income                                        $      23.4      $      31.8       $      29.6
==========================================================================================================
    Operating cash flow(c)                                  $      87.8      $      74.6       $      66.4
    Operating cash flow margin                                     29.6%            33.1%             35.2%
    Capital expenditures, excluding acquisitions            $      98.9      $      72.0       $      61.3
==========================================================================================================


See Footnotes on page 45.

SELECTED PROPORTIONATE
FINANCIAL DATA(a)



Footnotes:
(a) This table is not required by GAAP and is not intended to replace the Consolidated Financial Statements prepared in accordance with GAAP. It is presented to provide supplemental data. Because significant assets of the Company are not consolidated, the Company believes that proportionate financial data facilitates the understanding and assessment of its Consolidated Financial Statements. Under GAAP, the Company consolidates the entities in which it has a controlling interest and uses the equity method to account for entities over which the Company has significant influence but does not have a controlling interest. In contrast, proportionate accounting reflects the Company's relative ownership interests in operating revenues and expenses for both its consolidated and equity method entities. For example, U.S. cellular proportionate results present the Company's share -- its percentage ownership -- for all significant U.S. cellular operations, including those entities where the Company does not own more than 50 percent. Similarly, total proportionate results show the Company's share of all its significant worldwide operations.

(b) Reflects results of systems in which the Company owns an interest, multiplied by the Company's ownership interest, exclusive of cost-based investments and certain equity-based investments that are not material to the information presented. Certain Total Company data for 1995 and 1994 have been restated to include effects of the Company's interests in Italy, South Korea, and Spain.

(c) Operating cash flow is defined as operating income plus depreciation and amortization and is not the same as cash flow from operating activities in the Company's Consolidated Statements of Cash Flows. Proportionate operating cash flow represents the Company's ownership interests in the respective entities' operating cash flows. As such, proportionate operating cash flow does not represent cash available to the Company.

(d) If net losses on equipment sales were reclassified as operating expenses, operating cash flow margins would be 41.4%, 39.7%, and 41.3% for 1996, 1995, and 1994, respectively.

(e) Effective January 1, 1996, existing operations represent the Company's share of results (after foreign taxes where applicable) for the following international cellular systems which have provided commercial service for the full 12 months of any preceding calendar year: Germany, Portugal, Sweden, Belgium, and Japan. Prior to January 1, 1996, existing operations represented the Company's share of results (after foreign taxes where applicable) for the following international cellular systems which had completed 12 months of commercial service: 1995: Germany, Portugal, Sweden, Belgium, and Japan; and 1994: Germany, Portugal, Sweden, and Belgium (6 months).

(f) Effective January 1, 1996, start-up systems represent the Company's share of income or loss (after foreign taxes where applicable) for the following international cellular systems which did not provide commercial service for the full 12 months of any preceding calendar year: Italy, South Korea, Spain, India, and Poland. Prior to January 1, 1996, start-up systems represented the Company's share of income or loss (after foreign taxes where applicable) for the following international cellular systems which had not yet completed 12 months of commercial service: 1995: Italy, South Korea, Spain, and India (4 months); and 1994: Japan, Italy (3 months), and South Korea (3 months).

(g) U.S. Paging Operations are wholly owned by the Company; therefore, proportionate information reflects 100% of the subsidiary's GAAP-basis operating results.