Form 10-K, Exhibit 13
period 1997-12-31
AIRTOUCH COMMUNICATIONS INC
filed 1998-03-23
CIK 904255

                                                               EXHIBIT 13

Financial Section


2     SELECTED FINANCIAL DATA

2     Selected Five-Year Consolidated Data

3     Selected Five-Year Proportionate Data

7 MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION & RESULTS OF OPERATIONS

21    CONSOLIDATED FINANCIAL STATEMENTS

21    Report of Management

22    Report of Independent Accountants

23    Consolidated Statements of Income for

      the years ended December 31, 1997, 1996, and 1995

24    Consolidated Balance Sheets as of December 31, 1997 and 1996

25 Consolidated Statements of Stockholders' Equity for the years ended December 31, 1997, 1996, and 1995

26 Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1996, and 1995

27    Notes to Consolidated Financial Statements

46    Selected Proportionate Financial Data

Selected Financial Data - Consolidated

SELECTED FIVE-YEAR CONSOLIDATED DATA
AIRTOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES

--------------------------------------------------------------------------------
(Dollars in millions, except per share amounts)

                                                                       For the Year Ended December 31
                                                      --------------------------------------------------------------------
OPERATING RESULTS                                     1997(a)        1996(a)          1995          1994(b)        1993(b)
--------------------------------------------------------------------------------------------------------------------------
Operating revenues                                    $ 3,594        $ 2,252        $ 1,619        $ 1,247        $ 1,058
Operating income                                      $   706        $   281        $   113        $    73        $   129
Equity in net income of unconsolidated wireless       $   200        $   133        $   152        $   110        $    32
systems
Interest:
   Expense                                            $   (90)       $   (52)       $   (13)       $   (10)       $   (22)
   Income                                             $    18        $    14        $    35        $    55        $    12
Income from operations (c)                            $   448        $   199        $   132        $    98        $    41
Preferred dividends                                   $    54        $    20        $    --        $    --        $    --
Net income applicable to common stockholders          $   394        $   179        $   132        $    98        $    35
Per share data:
   Income from operations (c)
      Basic and diluted                               $  0.89        $  0.40        $  0.27        $  0.20        $  0.09
   Net income applicable to common stockholders
      Basic and diluted                               $  0.78        $  0.36        $  0.27        $  0.20        $  0.08
--------------------------------------------------------------------------------------------------------------------------




                                                                          December 31
                                                      --------------------------------------------------------------------
BALANCE SHEET DATA                                     1997           1996(a)        1995           1994(b)        1993(b)
--------------------------------------------------------------------------------------------------------------------------
Investments in unconsolidated wireless systems        $ 2,068        $ 1,992        $ 3,076        $ 1,698        $ 1,155
Intangible assets, net                                $ 3,297        $ 3,409        $   606        $   471        $   413
Total assets                                          $ 8,970        $ 8,524        $ 5,648        $ 4,488        $ 4,077
Long-term debt, including current portion             $ 1,419        $ 1,669        $   906        $   130        $    79
Total stockholders' equity                            $ 5,529        $ 5,062        $ 3,751        $ 3,459        $ 3,337
Working capital (deficit)                             $  (254)       $  (120)       $    19        $   736        $ 1,347
Capital expenditures and capital calls,
   excluding acquisitions (d)                         $ 1,023        $   903        $ 1,015        $   494        $   304
--------------------------------------------------------------------------------------------------------------------------


(a) In December 1996, AirTouch Communications, Inc. and its subsidiaries (the "Company") obtained a controlling interest in Telecel Communicacoes Pessoias, S.A. ("Telecel"). The Company consolidated Telecel's Balance Sheet as of December 31, 1996 and began consolidating Telecel's results of operations on January 1, 1997. In August 1996, the Company completed its acquisition of Cellular Communications, Inc. See Note F, "Partnerships and Acquisitions," to the Consolidated Financial Statements for further information.

(b) Prior to April 1, 1994, the Company was an 86.1% owned subsidiary of Pacific Telesis Group ("Telesis"). On April 1, 1994, the Company was spun off from Telesis. Prior to December 3, 1993, the Company was 100% owned by Telesis.

(c) Income before preferred dividends (1997 and 1996) and cumulative effect of accounting changes (1993).

(d)      For the year ended December 31.

Selected Financial Data - Proportionate

SELECTED FIVE-YEAR PROPORTIONATE DATA
--------------------------------------------------------------------------------

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


TOTAL COMPANY (1)
--------------------------------------------------------------------------------
(Dollars in millions and operating data in thousands)




                                                                     For the Year Ended December 31
                                                    ---------------------------------------------------------------
PROPORTIONATE FINANCIAL DATA                         1997          1996          1995          1994          1993
-------------------------------------------------------------------------------------------------------------------
Service and other revenues                          $4,907        $3,925        $2,679        $1,799        $1,228
Operating expenses before
   depreciation and amortization expenses (2)        3,171         2,801         1,976         1,293           876
Depreciation and amortization expenses                 789           603           406           334           254
-------------------------------------------------------------------------------------------------------------------
Operating income                                    $  947        $  521        $  297        $  172        $   98
-------------------------------------------------------------------------------------------------------------------
Operating cash flow (3)                             $1,736        $1,124        $  703        $  506        $  352
Operating cash flow margin (4)                        35.4%         28.6%         26.2%         28.1%         28.7%
-------------------------------------------------------------------------------------------------------------------


                                                                             December 31
                                                   ---------------------------------------------------------------
PROPORTIONATE OPERATING DATA                          1997         1996          1995          1994          1993
------------------------------------------------------------------------------------------------------------------
Cellular and PCS POPs (5) (6)                      180,032       178,317       164,908        99,508        75,290
Cellular and PCS subscribers (5)                     7,536         5,146         3,059         1,948         1,206
Cellular and PCS subscriber net adds in period,
   excluding acquisitions (5)                        2,336         1,625           974           713           409
Paging units in service                              3,188         2,886         2,474         1,647         1,269
------------------------------------------------------------------------------------------------------------------


See footnotes beginning on page 6.

Selected Financial Data - Proportionate


U.S. CELLULAR OPERATIONS
--------------------------------------------------------------------------------
(Dollars in millions, except per unit data and operating data in thousands)


                                                                      For the Year Ended December 31
                                                   --------------------------------------------------------------
PROPORTIONATE FINANCIAL DATA                        1997          1996          1995          1994          1993
-----------------------------------------------------------------------------------------------------------------
Service and other revenues                         $2,363        $1,984        $1,523        $1,160        $  892
Cost of revenues                                      236           222           188           136           116
Selling and customer operations expenses (2)          902           781           591           423           299
General, administrative, and other expenses           169           160           139           122            97
Depreciation and amortization expenses                388           292           189           186           165
-----------------------------------------------------------------------------------------------------------------
Operating income                                   $  668        $  529        $  416        $  293        $  215
-----------------------------------------------------------------------------------------------------------------
Operating cash flow (3)                            $1,056        $  821        $  605        $  479        $  380
Operating cash flow margin (4)                       44.7%         41.4%         39.7%         41.3%         42.6%


                                                                             December 31
                                                   --------------------------------------------------------------
PROPORTIONATE OPERATING DATA                        1997          1996          1995          1994          1993
-----------------------------------------------------------------------------------------------------------------
Cellular POPs (6)                                  43,364        43,364        37,739        35,390        34,889
Cellular subscribers                                4,309         3,403         2,262         1,560         1,046
Cellular subscriber net adds in period,
   excluding acquisitions                             906           770           591           514           286
Monthly average revenue per unit                   $   53        $   61        $   70        $   78        $   83
Monthly cash cost per unit                         $   29        $   36        $   42        $   46        $   48
Capital expenditures and capital calls,
   excluding acquisitions (GAAP Basis)             $  466        $  340        $  406        $  231        $  145
-----------------------------------------------------------------------------------------------------------------


INTERNATIONAL OPERATIONS
-------------------------------------------------------------------------------
(Dollars in millions, except per unit data and operating data in thousands)


                                                                        For the Year Ended December 31
                                                    -----------------------------------------------------------------
PROPORTIONATE FINANCIAL DATA                         1997          1996          1995           1994            1993
---------------------------------------------------------------------------------------------------------------------
Service and other revenues                          $2,181        $1,640        $  918         $  435         $  175
Operating expenses before
   depreciation and amortization expenses (2)        1,452         1,319           794            405            205
Depreciation and amortization expenses                 283           226           154             96             48
---------------------------------------------------------------------------------------------------------------------
Operating income (loss)                             $  446        $   95        $  (30)        $  (66)        $  (78)
---------------------------------------------------------------------------------------------------------------------
Operating cash flow (3)                             $  729        $  321        $  124         $   30         $  (30)
Operating cash flow margin (4)                        33.4%         19.6%         13.5%           6.9%         (17.1)%

                                                                                    December 31
                                                    -----------------------------------------------------------------
PROPORTIONATE OPERATING DATA                         1997          1996          1995           1994           1993
---------------------------------------------------------------------------------------------------------------------
Cellular POPs (6)                                  122,439       120,724       112,869         64,118         40,401
Cellular subscribers                                 3,135         1,734           797            388            160
Cellular subscriber net adds in period,
   excluding acquisitions                            1,347           846           383            199            123
Monthly average revenue per unit                    $   79        $  115        $  139         $  152         $  150
Monthly cash cost per unit                          $   53        $   92        $  120         $  142         $  175
Capital expenditures and capital calls,
   excluding acquisitions (GAAP Basis)              $  264        $  318        $  229         $  148         $   92
---------------------------------------------------------------------------------------------------------------------



See footnotes beginning on page 6.

Selected Financial Data - Proportionate


U.S. PAGING OPERATIONS (7)
--------------------------------------------------------------------------------
(Dollars in millions and operating data in thousands)



                                                              For the Year Ended December 31
                                                -----------------------------------------------------
FINANCIAL DATA                                  1997        1996        1995        1994        1993
-----------------------------------------------------------------------------------------------------
Service and other revenues (8)                  $330        $297        $226        $189        $149
Operating expenses before
   depreciation and amortization expenses        222         209         151         122          99
Depreciation and amortization expenses            74          64          43          37          31
-----------------------------------------------------------------------------------------------------
Operating income                                $ 34        $ 24        $ 32        $ 30        $ 19
-----------------------------------------------------------------------------------------------------
Operating cash flow (3)                         $108        $ 88        $ 75        $ 67        $ 50
Operating cash flow margin (4)                  32.7%       29.6%       33.2%       35.4%       33.6%

                                                                       December 31
                                                -----------------------------------------------------
OPERATING DATA                                  1997         1996       1995        1994        1993
-----------------------------------------------------------------------------------------------------
Paging units in service                         3,101       2,850       2,338       1,525       1,167
Paging units in service net adds in period,
   excluding acquisitions                         246         512         463         358         324
Capital expenditures and capital calls,
   excluding acquisitions (GAAP Basis)          $  67        $ 98        $ 72        $ 61        $ 53
-----------------------------------------------------------------------------------------------------



U.S. PCS OPERATIONS (5)(9)
--------------------------------------------------------------------------------
(Dollars in millions, except per unit data and operating data in thousands)


                                                            For the Year Ended December 31
                                                -----------------------------------------------------
PROPORTIONATE FINANCIAL DATA                    1997        1996         1995        1994        1993
-----------------------------------------------------------------------------------------------------
Service and other revenues                      $ 33        $  1         $--         $--         $--

                                                                      December 31
                                                -----------------------------------------------------
PROPORTIONATE OPERATING DATA                     1997        1996         1995        1994        1993
-----------------------------------------------------------------------------------------------------
PCS POPs (5)(6)                                 14,229      14,229      14,300          --          --
PCS subscribers (5)                                 92           9          --          --          --
PCS subscriber net adds in period,
   excluding acquisitions (5)                       83           9          --          --          --
Monthly average revenue per unit                $   60        N.M.        $ --        $ --        $ --
-----------------------------------------------------------------------------------------------------



See footnotes beginning on page 6.

Selected Financial Data - Proportionate




      Footnotes:

N.M.  Information not meaningful

(1) Reflects financial and operating data of systems in which the Company owns an interest, multiplied by the Company's ownership interest, exclusive of cost-based investments and certain equity-based investments that are not material to the information presented.

(2)   Includes net losses on equipment sold to acquire and retain customers.

(3) Operating cash flow is defined as operating income plus depreciation and amortization and is not the same as cash flow from operating activities in the Company's Consolidated Statements of Cash Flows. Proportionate operating cash flow represents the Company's ownership interests in the respective entities' operating cash flows. As such, proportionate operating cash flow does not represent cash available to the Company.

(4) Operating cash flow margin is calculated by dividing "Operating cash flow" by "Service and other revenues."

(5) PCS data relates to PrimeCo Personal Communications, L.P. ("PrimeCo"), a U.S. personal communications services ("PCS") business in which the Company has a 25% interest.

(6) POPs are the estimated market population multiplied by the Company's ownership interest in a licensee operating in that market. Includes markets of certain cost-based and equity-based investments not included in proportionate operating results.

(7) U.S. Paging Operations, which are wholly owned by the Company, include operations in Canada.

(8)   Includes any gain or loss on equipment sales.

(9)   Operations began in the fourth quarter of 1996.

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

Private Securities Litigation Reform Act Safe Harbor Statement. In addition to historical information, management's discussion and analysis includes certain forward-looking statements regarding events and financial trends which may affect the Company's future operating results and financial position. Such statements are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially. Such factors include, but are not limited to: a change in economic conditions in the various markets served by the Company's operations which would adversely affect the level of demand for wireless services; greater-than-anticipated competitive activity requiring reduced pricing and/or new product offerings or resulting in higher customer acquisition costs; greater-than-expected growth in customers and usage driving increased investment in network capacity; the level of fraudulent activity; the impact of new business opportunities requiring significant up-front investments; the pending acquisition of U S WEST Media Group's cellular properties and its interest in PrimeCo Personal Communications, L.P. in the U.S.; the impact on capital spending from the deployment of new technologies; and the possibility that technologies will not perform according to expectations or that vendors' performance will not meet Company requirements. These and other risks and uncertainties related to the business are described in detail in the Company's 1997 Annual Report on Form 10-K under the heading "Investment Considerations." Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

BASIS OF PRESENTATION

CONSOLIDATION VS. THE EQUITY METHOD

In accordance with generally accepted accounting principles ("GAAP"), the Company consolidates revenues and expenses of each subsidiary and partnership in which the Company has a controlling interest. The Company uses the equity method to record the operating results of entities in which the Company has significant influence, but does not have a controlling interest. Consolidated operating revenues and expenses during 1997, 1996, and 1995 principally included six U.S. cellular markets, all U.S. paging markets, and Europolitan Holdings AB ("Europolitan"), the Company's cellular system in Sweden (formerly NordicTel Holdings AB or "NordicTel"). On December 31, 1996, AirTouch consolidated Telecel Communicacoes Pessoais, S.A. ("Telecel"), its cellular system in Portugal, subsequent to acquiring a controlling interest and, accordingly, Telecel's results were included in consolidated results for the year ended December 31, 1997. The six U.S. cellular markets included in consolidated revenues and expenses during 1997, 1996, and 1995 were Los Angeles, Sacramento, Atlanta, San Diego, Wichita, and Topeka. In addition, the Company began consolidating the results of its Great Lakes Market (cellular properties in Michigan and Ohio, including Detroit, Cleveland and Columbus) on August 16, 1996, the date on which AirTouch completed its acquisition of the remaining capital stock of Cellular Communications, Inc. ("CCI") that it did not already own. For further information regarding this acquisition, see "Cellular Communications, Inc. Merger."

GAAP VS. PROPORTIONATE PRESENTATION

Tables presenting results of operations on a proportionate basis are included as supplementary information in the discussion and analysis of results of operations for the Company's U.S. cellular and international operations. Proportionate presentation is a pro rata consolidation which reflects the Company's share of revenues and expenses in both its consolidated and unconsolidated wireless systems, net of interests of minority and equity partners. Proportionate results are calculated by multiplying the Company's ownership interest in each wireless system by each system's total operating results, whereas the presentation prepared in accordance with GAAP requires consolidation of wireless systems controlled by the Company and the equity method of accounting for wireless systems in

Management's Discussion & Analysis
Financial Condition & Results of Operations



which the Company has significant influence, but not a controlling interest.

Net income under either GAAP or proportionate presentation is the same.

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


COMPOSITION OF OPERATING REVENUES AND EXPENSES

Operating revenues include cellular and paging service revenues, as well as equipment sales. Cellular service revenues primarily consist of charges for air time use, monthly network access fees, and in-bound roaming charges (in-bound roaming refers to use of the Company's wireless networks by customers of other cellular carriers). Paging service revenues primarily consist of paging service charges and rentals of paging units in the United States. Equipment sales consist of revenues from sales of cellular telephones, pagers, and accessories. Equipment sales are not a primary part of the Company's cellular or paging businesses. Rather, the Company offers cellular and paging equipment at competitive prices, which are often at or below cost, as an incentive for new customers to subscribe to its cellular and paging services. The Company also offers discounted or free equipment as an incentive for certain existing customers to remain a subscriber to its wireless services. For purposes of proportionate presentation, the Company reflects the net loss on sales of cellular telephones as a selling and customer operations expense.

Operating expenses include: cost of revenues; cost of equipment sales; selling and customer operations expenses; general, administrative, and other expenses; and depreciation and amortization expenses. Cost of revenues primarily consists of cellular and paging network operating costs, interconnection fees assessed by local exchange carriers, and costs of cellular roaming fraud. Interconnection costs have fixed and variable components. The fixed component of interconnection costs consists of monthly flat-rate fees for facilities leased from local exchange carriers. The variable component of interconnection costs, which fluctuates in relation to the level of cellular calls and paging messages, consists of per-minute use fees charged by local exchange carriers for cellular calls or paging messages terminating on their networks. Selling and customer operations expenses primarily consist of compensation to sales channels; salaries, wages, and related benefits for sales and customer service personnel; and billing, advertising, and promotional expenses. General, administrative, and other expenses primarily consist of salaries, wages, and related benefits for general and administrative personnel, international license application costs, bad debt, and other overhead expenses. Depreciation and amortization primarily consists of depreciation recorded for the Company's cellular and paging networks and amortization of intangibles such as wireless license costs, subscriber lists, and goodwill.

RESULTS OF OPERATIONS

The following discussions compare the results of operations for the year ended December 31, 1997 to the year ended December 31, 1996 and the results of operations for the year ended December 31, 1996 to the year ended December 31, 1995. The operating results of these periods are not necessarily indicative of operating results in future periods. The following comparative information should be read in conjunction with the Consolidated Financial Statements and accompanying Notes for each period discussed, as well as the information presented in all other sections of management's discussion and analysis.

1997 VS. 1996

CONSOLIDATED RESULTS OF OPERATIONS

Improvements in consolidated operating income resulted primarily from increases in the operating income of U.S. cellular and international operations. As indicated in the U.S. cellular and international operations' discussions, the increase in consolidated operating income resulted from consolidation during 1997 of the Great Lakes market and Telecel, as well as substantial subscriber growth in U.S. and international cellular markets.

The decrease in U.S. equity in net income (loss) of unconsolidated wireless systems was attributable to consolidation of the Great Lakes market beginning August 16, 1996 (see "Cellular Communications, Inc. Merger") and increased operating losses of PrimeCo

Management's Discussion & Analysis
Financial Condition & Results of Operations



Personal Communications, L.P. ("PrimeCo") associated with the start-up phase of the personal communications services ("PCS") business. Decreases due to consolidation of the Great Lakes market and increased losses of PrimeCo were partially offset by improved operating results of CMT Partners, AirTouch's cellular joint venture operating primarily in the San Francisco Bay Area. The improvements in international equity in net income (loss) of unconsolidated wireless systems were due primarily to improved profitability resulting from substantial growth in the subscriber base and, secondarily, to favorable adjustments resulting from changes in estimates based on the Company's assessment of various tax positions recorded in 1997.

The increases in interest expense resulted from higher average debt balances and a reduction in capitalized interest as the related assets under construction were placed in service.

The decrease in miscellaneous income was primarily attributable to a $56 million gain recorded during 1996 for the sale of Dansk Mobiltelefon AB ("DMT"), an investment held by Europolitan. Net of minority interest and taxes, the sale of DMT resulted in a $6 million increase in consolidated net income.

Excluding the effect of equity in net income (loss) of unconsolidated international wireless systems, foreign income tax rate differences and minority interest for consolidated international operations, and a 1996 reduction in the valuation allowance related to consolidated international operations, the effective tax rates were approximately 43% and 44% for the years ended December 31, 1997 and 1996, respectively.

Year 2000 Compliance

Information and Operational Systems. Many of the Company's computerized systems are affected by the year 2000 issue, which refers to the inability of such systems to properly process dates beyond December 31, 1999. The Company also has numerous computerized interfaces with third parties and is vulnerable to failure of such third parties to adequately address their year 2000 issues. System failures resulting from this issue could cause significant disruption to the Company's operations, including the Company's ability to provide certain wireless services and correctly bill customers, resulting in potential revenue loss and increased costs. The Company is currently evaluating alternative solutions with respect to its mission critical systems, which include wireless network, billing, and customer care systems. The Company is also evaluating alternatives for numerous other less significant systems. The Company plans for all mission critical systems to be year 2000 compliant by early 1999. The Company has identified its major computerized interfaces with third parties and will work with such parties to take any necessary corrective action during 1998 and 1999; however, the Company cannot provide any assurance that all significant third parties will implement timely corrective action necessary on their part to prevent disruption of AirTouch's operations. As of December 31, 1997, costs incurred to correct year 2000 issues have not been material to the Company's operating results or financial position. Since the Company has not yet completed its plans for all affected systems, the total estimated cost for upgrading or replacing all affected systems has not been quantified. Total costs could be material to the Company's results of operations or financial position in future reporting periods. Based on preliminary assessments, the Company currently believes that it will be able to obtain the internal and external resources necessary to complete timely upgrades or replacements of its mission critical systems, thereby preventing significant operational disruptions.

Products Sold. Management believes that the original manufacturers of handsets and pagers are primarily liable for failures of such products. However, in the event of such product failures, the Company could experience service revenue loss and be required to incur additional costs to furnish customers with replacement equipment on a temporary or permanent basis to prevent further service revenue loss. In such situations, the Company believes it would have legal recourse against the original manufacturer of the product.

Management's Discussion & Analysis
Financial Condition & Results of Operations

U.S. CELLULAR OPERATIONS

================================================================================
U.S. Cellular Operating Results (GAAP Basis)
--------------------------------------------------------------------------------

                                                      For the Year Ended
                                                            December 31
                                           -------------------------------------
                                                     Actual                 Pro
                                           ----------------------         Forma
                                                                            (c)
(Dollars in millions)                        1997           1996            1996
--------------------------------------------------------------------------------
Service and other revenues                 $ 2,351        $ 1,634        $ 2,092
Equipment sales                                125             60             81
--------------------------------------------------------------------------------
Operating revenues                           2,476          1,694          2,173
--------------------------------------------------------------------------------
Operating expenses
   before depreciation and
   amortization expenses                     1,452          1,055          1,301
Depreciation and
   amortization expenses                       381            240            350
--------------------------------------------------------------------------------
Operating income                               643            399            522
Equity in net income (loss) of
   unconsolidated wireless systems             121            200            105
Minority interests in net (income)
   loss of consolidated wireless
   systems                                     (70)           (71)           (71)
Other (income) expense included
   in equity income and minority
   interests (a)                               (26)             1            (23)
--------------------------------------------------------------------------------
U.S. cellular operating contribution
   to net income (b)                       $   668        $   529        $   533
================================================================================



(a) Represents income taxes and non-operating expenses or income included in equity in net income (loss) of unconsolidated wireless systems and in minority interests in net (income) loss of consolidated wireless systems.

(b) Represents the Company's share of combined operating income of consolidated and unconsolidated U.S. cellular operations, net of the interests of minority and equity partners (equal to proportionate operating income presented on page 16).

(c) Adjusted to present results as if the Great Lakes market had been wholly owned and consolidated during the year ended December 31, 1996.

Cellular Communications, Inc. Merger. Effective August 16, 1996, AirTouch acquired the remaining 63% of CCI's capital stock that it did not already own. As a result of the acquisition, AirTouch now owns 100% of CCI and New Par, the equally owned partnership between the Company and CCI that operated cellular properties in Michigan and Ohio prior to the merger. Accordingly, the operating results of CCI and New Par (referred to elsewhere in management's discussion and analysis as the "Great Lakes" market) are reflected in equity earnings at the Company's ownership interest prior to the merger and in consolidated results at 100% thereafter. Since the actual results of operations for the years ended December 31, 1997 and 1996 are not comparable, pro forma results for the year ended December 31, 1996 are included in the preceding table to reflect results as if the Great Lakes market had been wholly owned and consolidated during all of 1996.

U.S. Cellular Operations - 1997 vs. Pro Forma 1996.

The improvement in U.S. cellular consolidated operating revenues during the year ended December 31, 1997, was due to an approximate 30% increase in total minutes of use attributable primarily to a 26% increase in subscribers, partially offset by an approximate 14% decline in average revenue per minute of use. The average revenue per customer declined approximately 13% comparing the year ended December 31, 1997 to the year ended December 31, 1996. The Company achieved customer growth in its consolidated markets through advertising and by continuing to offer competitive incentive programs such as waived service establishment charges, discounted monthly access fees, discounted cellular handsets, discounted air time packages, promotional air time credits at the beginning of service contracts, options to purchase bundled minutes of use at fixed monthly rates, and reduced or fixed rates for off-peak usage and roaming. The declines in average revenue per customer and average revenue per minute of use were primarily attributable to continued penetration of consumer markets and to rate reductions and discounts offered to new and existing customers in response to increasing competition. Consumer usage patterns contributed to declines in average revenue per customer because consumers typically use their telephones more during lower-rate, off-peak calling periods. Declines in average revenue per customer and average revenue per minute of use were partially offset by a slight increase in minutes of use per customer during 1997, as compared to the prior year. The Company anticipates increasing competitive pressure to result in continuing price declines and reduced customer growth rates in the near term and possibly in future years, which could reduce revenues in the Company's U.S. cellular business compared to current revenue levels. The Company expects the shift toward consumer markets and such increasing competitive pressures to continue to result in declines in average revenue per customer and average revenue per minute of use. However, the Company believes, that over time, declining prices and other factors will result in migration of minutes of use from landline systems to the Company's wireless systems.

U.S. cellular operating margins increased from 24% during 1996 to 26% during 1997. Operating cash flow

Management's Discussion & Analysis
Financial Condition & Results of Operations



margins (operating margins excluding the effect of depreciation and amortization expenses) increased from 40% during 1996 to 41% during 1997. Improvements in operating margins despite a 14% decline in average revenue per minute of use resulted from a greater decline of 16% in the average cash cost per minute of use (including the loss on equipment sales). The average revenue per customer declined 13%, while the average cash cost per customer (including the loss on equipment sales) declined 15%. Declining cash costs per customer and per minute of use reflect the Company's continuing efforts to reduce cash costs more rapidly than the related declines in average revenue per customer and average revenue per minute of use. Decreases in average cash costs resulted from several factors, including increased economies of scale, reductions in roaming fraud, a reduction in interconnection rates, declines in handset costs and reductions in handset subsidies offered to customers, and a shift in customer acquisitions to lower-cost direct sales channels. The Company has also reduced the rate at which customers discontinue service ("churn") by continually improving customer service and increasing its focus on customer incentive programs designed to retain existing customers, which is significantly less expensive than replacing customers who discontinue service. Depreciation and amortization increased 9%, due primarily to depreciation of significantly larger property, plant, and equipment balances associated with analog network expansion and digital cellular deployment across all consolidated markets.

The improvement in U.S. cellular equity in net income (loss) of unconsolidated wireless systems resulted from improved operating results of CMT Partners, the Company's partnership which operates cellular properties primarily in the San Francisco Bay Area. Consistent with the Company's consolidated U.S. markets, CMT Partners achieved increased earnings through substantial customer growth and significant reductions in the average cash cost per customer, partially offset by declines in average revenue per customer.

Other Matters Affecting U.S. Cellular Operations

U S WEST Transaction. On January 29, 1998, the Company and U S WEST, Inc. ("U S WEST") entered into a definitive agreement for AirTouch to acquire U S WEST Media Group's domestic wireless business, including U S WEST Media Group's interest in PrimeCo (the "1998 Agreement"). Earnings per share dilution resulting from the 1998 Agreement, primarily due to the amortization of acquisition intangibles, incremental interest expense, preferred dividends, and common shares issued is expected to reach $0.40 per share in 1999 and decline thereafter. The Company plans to pursue cost savings to mitigate this dilution, however, there can be no assurance that such plans will successfully mitigate any dilution. The 1998 Agreement, which is expected to close by mid-1998, is subject to Hart-Scott-Rodino clearance and other government approvals. Shareholder approvals are not required. For a discussion of funding of this acquisition, see "Liquidity and Capital Resources-Future Funding Requirements-Acquisitions." In the event that the 1998 Agreement is not consummated, the parties will revert to their 1994 agreement as described in the Company's Form 10-K for the year ended December 31, 1996 under "Business--Joint Ventures--U S WEST Transaction". For a more detailed description of the terms of this transaction, see Note F, "Partnerships and Acquisitions-U S WEST Transaction," to the Consolidated Financial Statements.

U.S. PAGING OPERATIONS
All U.S. paging markets are wholly owned by the Company.



================================================================
U.S. Paging Operating Results (GAAP Basis)
----------------------------------------------------------------

                                             For the Year Ended
                                                December 31
                                             ------------------
(Dollars in millions)                        1997         1996
--------------------------------------------------------------
Service and other revenues                   $330        $293
Equipment sales                                39          50
--------------------------------------------------------------
Operating revenues                            369         343
--------------------------------------------------------------
Operating expenses before depreciation
   and amortization expenses                  261         255
Depreciation and amortization expenses         74          64
--------------------------------------------------------------
Operating income                             $ 34        $ 24
==============================================================
Operating cash flow (a)                      $108        $ 88
Operating cash flow margin (b)               29.3%       25.7%
==============================================================


(a)      See Footnote (d) on page 47.

(b) Operating cash flow margins in the GAAP presentation above differ from the same margins presented in "Selected Proportionate Financial Data" because costs of equipment sales are included in operating expenses in this presentation in accordance with GAAP, rather than being presented as a reduction to service and other revenues as is done in the proportionate presentation for U.S. paging.

Operating revenues increased approximately 8%, due primarily to a 9% increase in paging units in service, partially offset by an approximate 3% decline in the average revenue per unit in service. Increased revenues associated with subscriber growth were also offset by declines in pager sales attributable to

Management's Discussion & Analysis
Financial Condition & Results of Operations



decreases in the number of units in service added. Operating cash flow margins (operating margins excluding the effect of depreciation and amortization) increased from 26% to 29%, due to increased service and other revenues and lower costs of paging equipment sales attributable to declines in units in service added, partially offset by moderate increases in network operating costs necessary to serve the expanded customer base. Increased service and other revenues resulted from growth in paging units in service, a shift from paging service sold at wholesale rates through resellers to service sold directly by the Company or through retail sales channels, and retail service price increases in selected markets. Increased depreciation and amortization resulted from expansion of paging networks and higher depreciation of more expensive leased alphanumeric pagers, which comprised a larger percentage of leased pagers during 1997.

INTERNATIONAL OPERATIONS


================================================================================
International Operating Results (GAAP Basis)
--------------------------------------------------------------------------------

                                                   For the Year Ended
                                                       December 31
                                           ----------------------------------
                                                                        Pro
                                                 Actual                Forma
                                           ------------------           (c)
(Dollars in millions)                       1997         1996          1996
-----------------------------------------------------------------------------
Service and other revenues                 $ 685        $ 190        $ 521
Equipment sales                               66           22           62
-----------------------------------------------------------------------------
Operating revenues                           751          212          583
-----------------------------------------------------------------------------
Operating expenses
   before depreciation and
   amortization expenses                     551          239          479
Depreciation and
   amortization expenses                      85           34           68
-----------------------------------------------------------------------------
Operating income (loss)                      115          (61)          36
Equity in net income (loss) of
   unconsolidated wireless
   systems                                   199          (18)         (42)
Minority interests in net (income)
   loss of consolidated wireless
   systems                                   (49)         (24)         (49)
Other (income) expense included
   in equity income and minority
   interests (a)                             181          198          155
-----------------------------------------------------------------------------
International operating contribution
   to net income (b)                       $ 446        $  95        $ 100
=============================================================================


(a) Represents income taxes and non-operating expenses or income included in equity in net income (loss) of unconsolidated wireless systems and in minority interests in net (income) loss of consolidated wireless systems.

(b) Represents the Company's share of combined operating income of consolidated and unconsolidated international operations, net of the interests of minority and equity partners (equal to proportionate operating income (loss) presented on page 16).

(c)      Adjusted to present results for the year ended December 31, 1996 as if
         (1) Telecel had been consolidated and the Company's ownership interest in Telecel had been 51% and (2) the Company's 1997 ownership interests in its unconsolidated wireless systems had been the ownership interests during the corresponding periods of 1996.

International Investment Ownership Increases. Actual consolidated international operating results presented in the preceding table for the year ended December 31, 1996 reflect the operations of Europolitan, the Company's 51%-owned cellular system in Sweden. On December 31, 1996, the Company consolidated Telecel, its cellular system in Portugal, subsequent to acquiring a 51% controlling interest and, accordingly, consolidated international operating results presented in the preceding table for the year ended December 31, 1997 reflect the operations of both Telecel and Europolitan. Operating results for other international markets are reflected in equity in net income (loss) of unconsolidated wireless systems during all periods presented. Since the actual results of operations for each period are not comparable, pro forma results for the year ended December 31, 1996 are included in the preceding table to reflect results as described in footnote (c) to the preceding table.

International Operations - 1997 vs. Pro Forma 1996. The increase in operating revenues resulted primarily from an 80% increase in Europolitan and Telecel's combined average subscribers, partially offset by a 25% decrease in Europolitan and Telecel's combined average revenue per customer and unfavorable changes in foreign exchange rates compared to the U.S. Dollar. If foreign exchange rates had remained constant, operating revenues would have increased 46%. Operating margins improved from 6% during 1996 to 15% during 1997, due primarily to substantial subscriber growth and rapidly declining cash costs per customer achieved as Europolitan and Telecel's operations continued to gain operating scale. If foreign exchange rates had remained constant, operating income would have increased 344%.

Improvement in equity in net income (loss) of unconsolidated wireless systems was due to improved operating results in Europe and Japan. Improved results in these wireless systems resulted primarily from increasing economies of scale and continued subscriber growth, partially offset by overall declines in the average revenue per customer. In

Management's Discussion & Analysis
Financial Condition & Results of Operations



addition, the Company recognized certain favorable adjustments resulting from changes in estimates based on the Company's assessment of various tax positions. Improvements were also partially offset by unfavorable movements in all foreign currency exchange rates.

Other Matters Affecting International Operations

Foreign Currencies. The Company engages in risk management activities to hedge foreign currency denominated investments and firm capital commitments. The Company does not engage in speculative foreign exchange activities.

The Company's foreign exposures primarily take the form of equity investments in foreign wireless systems and are viewed as long-term assets valued in the local currency, translated into United States dollars and reported in the Company's financial statements. The Company hedges a portion of these investments with forward foreign currency exchange contracts and foreign currency denominated loans. These hedges are in accordance with the Company's objective to offset the United States dollar values of foreign currency denominated assets with foreign currency denominated liabilities. The accounting treatment is described in Note A, "Summary of Significant Accounting Policies-Financial Instruments," to the Consolidated Financial Statements.

Virtually all of the Company's economic hedges qualify as hedges under accounting rules. Non-qualifying hedges relate to cost method investments that do not qualify for hedge accounting or mismatches between the hedge instruments and the hedged investments due to equity losses of foreign wireless systems during start-up. All gains and losses pertaining to hedges that do not qualify for hedge accounting are included in net income.

Deferred Taxes. International equity in net income (loss) of unconsolidated wireless systems included tax benefits of $30 million and $10 million in 1997 and 1996, respectively. These tax benefits are recorded in "Equity in net income
(loss) of unconsolidated wireless systems" on the Consolidated Statements of Income. The tax benefits were recorded as an asset that represents future benefits the international unconsolidated wireless systems will receive by deducting the net operating losses from future taxable income. At December 31, 1997, the Company's proportionate share of deferred tax assets of its international equity investees was approximately $161 million, which was offset by a valuation allowance of approximately $84 million. While the Company believes that it is more likely than not that the net deferred tax assets will be fully realized, there can be no assurance this will happen as certain factors beyond the control of the equity investees and the Company, such as deteriorating local economic conditions and increasing competition, can affect future timing and amounts of taxable income.

1996 VS. 1995

CONSOLIDATED RESULTS OF OPERATIONS

Consolidated operating income improved $168 million or 149%, due primarily to improvements of $109 million and $28 million in operating income of U.S. cellular and international operations, respectively. The remaining increase in consolidated operating income of $31 million was primarily attributable to the absence of AirTouch Teletrac (a radio vehicle location service subsidiary sold on January 17, 1996) during most of 1996 and a $25 million loss reserve recorded for AirTouch Teletrac in 1995. Equity in net income (loss) of unconsolidated wireless systems decreased $19 million due primarily to the consolidation of the Great Lakes market beginning August 16, 1996 (see "Cellular Communications, Inc. Merger") and increased operating losses of PrimeCo associated with the start-up phase of the PCS business. Such decreases were largely offset by improvements in the operating results of international cellular systems and CMT Partners (the Company's partnership which operates cellular properties primarily in the San Francisco Bay Area).

The increase in interest expense resulted from higher debt balances. Similarly, the decrease in interest income resulted from lower cash balances available for investment. The increase in miscellaneous income was primarily attributable to a $56 million gain on the sale of DMT, an investment held by Europolitan. Net of minority interest and taxes, the sale of DMT resulted in a $6 million increase in consolidated net income.

Excluding the effect of equity in net income (loss) of unconsolidated international wireless systems, foreign income tax rate differences and minority interest for consolidated international operations, a 1996 reduction in the valuation allowance related to consolidated international operations, and 1995 tax benefits related to the tax loss on the sale of AirTouch Teletrac, the effective tax rates were approximately

Management's Discussion & Analysis
Financial Condition & Results of Operations



44% and 45% for the years ended December 31, 1996 and 1995, respectively.

U.S. CELLULAR OPERATIONS


================================================================================
U.S. Cellular Operating Results (GAAP Basis)
--------------------------------------------------------------------------------

                                                      For the Year Ended
                                                          December 31
                                                    ----------------------
(Dollars in millions)                                 1996            1995
---------------------------------------------------------------------------
Service and other revenues                          $ 1,634        $ 1,145
Equipment sales                                          60             44
---------------------------------------------------------------------------
Operating revenues                                    1,694          1,189
---------------------------------------------------------------------------
Operating expenses before depreciation
   and amortization expenses                          1,055            771
Depreciation and amortization expenses                  240            128
---------------------------------------------------------------------------
Operating income                                        399            290
Equity in net income (loss) of unconsolidated
   wireless systems                                     200            197
Minority interests in net (income) loss of
   consolidated wireless systems                        (71)           (56)
Other (income) expense included in equity
   income and minority interests (a)                      1            (15)
---------------------------------------------------------------------------
U.S. cellular operating contribution
   to net income (b)                                $   529        $   416
===========================================================================


(a) Represents income taxes and non-operating expenses or income included in equity in net income (loss) of unconsolidated wireless systems and in minority interests in net (income) loss of consolidated wireless systems.

(b) Represents the Company's share of combined operating income of consolidated and unconsolidated U.S. cellular operations, net of the interests of minority and equity partners (equal to proportionate operating income presented on page 16).

Cellular Communications, Inc. Merger. Effective August 16, 1996, AirTouch acquired the remaining 63% of CCI's capital stock that it did not already own. As a result of the acquisition, AirTouch now owns 100% of CCI and New Par, the equally owned partnership between the Company and CCI that operated cellular properties in Michigan and Ohio prior to the merger. Accordingly, the operating results of CCI and New Par (referred to elsewhere in management's discussion and analysis as the "Great Lakes" market) are reflected in equity earnings at the Company's ownership interest prior to the merger and in consolidated results at 100% thereafter. Since the actual results of operations for the years ended December 31, 1996 and 1995 are not comparable, the following discussion of operating revenues and operating income excludes the consolidated operating results of the Great Lakes market for the period from August 16, 1996, the date of acquisition, through December 31, 1996.

Excluding the operating results of the Great Lakes market during 1996, U.S. cellular consolidated operating revenues increased 16%, due primarily to a 30% increase in subscribers, partially offset by a 14% decrease in the average revenue per cellular customer. The Company achieved customer growth in its consolidated markets through advertising and by continuing to offer incentive programs such as waived service establishment charges, discounted monthly access fees, discounted cellular handsets, free or discounted air time packages, and reduced or fixed rates for off-peak usage and roaming. The decline in average revenue per customer was primarily attributable to continued success in penetrating the consumer markets and to rate reductions and discounts associated with customer incentive programs and marketing promotions. Consumer usage patterns contributed to declines in average revenue per customer because consumers typically place and receive fewer calls than commercial customers and often use their telephones more during lower-rate, off-peak calling periods.

Excluding the operating results of the Great Lakes market during 1996, U.S. cellular operating income increased 18% and operating margins were consistent at approximately 24%. Operating cash flow margins (operating margin excluding the effect of depreciation and amortization expenses) increased from 35% to 37%. Stable margins despite declining average revenue per customer resulted primarily from a 19% decline in the average cash cost per customer (including the loss on equipment sales) in the Company's consolidated markets, which reflects the Company's continuing efforts to reduce cash costs faster than the related declines in average revenue per customer. Decreases in average cash costs resulted from several factors, including increased economies of scale, significant reductions in roaming fraud, declines in handset costs, a shift in customer acquisitions to lower-cost direct sales channels, and some reduction in interconnection rates. The Company has also reduced the rate at which customers discontinue service by increasing its focus on customer incentive programs designed to retain existing customers, which is significantly less expensive than replacing customers that discontinue service. The aforementioned cost reductions were partially offset by increases in personnel, billing, facilities, and certain other costs necessary to serve the expanded customer base. Excluding operating results of the Great Lakes market during 1996, depreciation and amortization increased by approximately 31%, due primarily to depreciation of significantly larger property, plant, and equipment balances associated

Management's Discussion & Analysis
Financial Condition & Results of Operations



with analog network expansion and digital cellular deployment across various consolidated markets.

Equity in net income of U.S. cellular properties increased 2%, reflecting a 16% increase in the net income of CMT Partners, partially offset by the effect of consolidation of the Great Lakes market beginning August 16, 1996. Prior to its consolidation, approximately 69% of the net income of the Great Lakes market was reflected in equity in net income (loss) of unconsolidated wireless systems (see "Cellular Communications, Inc. Merger").

U.S. PAGING OPERATIONS
All U.S. paging markets are wholly owned by the Company.


================================================================================
U.S. Paging Operating Results (GAAP Basis)
--------------------------------------------------------------------------------

                                             For the Year Ended
                                                December 31
                                             ------------------
(Dollars in millions)                        1996         1995
---------------------------------------------------------------
Service and other revenues                   $293        $220
Equipment sales                                50          45
---------------------------------------------------------------
Operating revenues                            343         265
---------------------------------------------------------------
Operating expenses before depreciation
   and amortization expenses                  255         190
Depreciation and amortization expenses         64          43
---------------------------------------------------------------
Operating income                             $ 24        $ 32
===============================================================
Operating cash flow (a)                      $ 88        $ 75
Operating cash flow margin (b)               25.7%       28.3%
===============================================================

(a)      See Footnote (d) on page 47.


(b) Operating cash flow margins in the GAAP presentation above differ from the same margins presented in "Selected Proportionate Financial Data" because costs of equipment sales are included in operating expenses in this presentation in accordance with GAAP, rather than being presented as a reduction to service and other revenues as is done in the proportionate presentation for U.S. paging.

Operating revenues increased 29%, due primarily to the acquisition of Message Center Beepers, Inc. ("Message Center") in mid-December 1995 and to a 22% increase in paging units in service in existing and start-up paging markets. Operating income declined 25% and operating margins decreased from 12% to 7%. Operating cash flow margins (operating margins excluding the effect of depreciation and amortization) decreased from 28% to 26%. The decline in the operating cash flow margin resulted primarily from significant operating costs incurred in initiating service in start-up markets. Increased depreciation and amortization associated with the expansion of paging networks and amortization of intangibles acquired in connection with Message Center, combined with increased cash costs in start-up markets, resulted in the more significant decline in the overall operating margin.

INTERNATIONAL OPERATIONS


================================================================================
International Operating Results (GAAP Basis)
--------------------------------------------------------------------------------

                                                    For the Year Ended
                                                        December 31
                                                   --------------------
(Dollars in millions)                                1996         1995
-----------------------------------------------------------------------
Service and other revenues                          $ 190        $ 133
Equipment sales                                        22           19
-----------------------------------------------------------------------
Operating revenues                                    212          152
-----------------------------------------------------------------------
Operating expenses before depreciation
   and amortization expenses                          239          214
Depreciation and amortization expenses                 34           27
-----------------------------------------------------------------------
Operating loss                                        (61)         (89)
Equity in net income (loss) of unconsolidated
   wireless systems                                   (18)         (36)
Minority interests in net (income) loss of
   consolidated wireless systems                      (24)          20
Other (income) expense included in equity
   income and minority interests (a)                  198           75
-----------------------------------------------------------------------
International operating contribution
   to net income (b)                                $  95        $ (30)
=======================================================================


(a) Represents income taxes and non-operating expenses or income included in equity in net income (loss) of unconsolidated wireless systems and in minority interests in net (income) loss of consolidated wireless systems.


(b) Represents the Company's share of combined operating income of consolidated and unconsolidated international operations, net of the interests of minority and equity partners (equal to proportionate operating income (loss) presented on page 16).

The 40% increase in operating revenues resulted primarily from substantial subscriber growth in Europolitan's markets. Operating losses declined 32% and negative operating margins improved from 59% to 29%, due primarily to rapidly declining cash costs per customer achieved as Europolitan's operations gained scale.

Equity losses decreased 50% due to significant improvement in existing operations in Germany, Portugal, Belgium, and Japan partially offset by increased losses of start-up operations in Spain, South Korea, Italy, and Poland. Improved results of existing operations resulted from increasing scale and continued subscriber growth, partially offset by slight declines in the average revenue per customer. Higher start-up losses were attributable to acquisition costs associated with rapid subscriber growth.

International equity in net income (loss) of unconsolidated wireless systems included tax

Management's Discussion & Analysis
Financial Condition & Results of Operations



benefits of $10 million and $40 million in 1996 and 1995, respectively. These tax benefits are recorded in "Equity in net income (loss) of unconsolidated wireless systems" on the Consolidated Statements of Income. The tax benefits were recorded as an asset that represents future benefits the equity investees will receive by deducting the net operating losses from future taxable income.

PROPORTIONATE RESULTS OF OPERATIONS

Proportionate information for the Company's U.S. cellular and international operations is presented as supplemental information only. Proportionate results are a pro rata consolidation of the Company's share of all U.S. cellular and international operating revenues and expenses, net of the interests of minority and equity partners. Since significant U.S. cellular and international operations are not consolidated, the Company believes proportionate information facilitates a more detailed understanding of the Company's operating results prepared and presented in accordance with GAAP.


================================================================================
U.S. Cellular Operating Results (Proportionate Basis)
--------------------------------------------------------------------------------

                                                For the Year Ended
                                                    December 31
                                      -----------------------------------
(Dollars in millions)                   1997          1996          1995
-------------------------------------------------------------------------
Service and other revenues            $2,363        $1,984        $1,523
-------------------------------------------------------------------------
Cost of revenues                         236           222           188
Selling and customer operations
   expenses (a)                          902           781           591
General, administrative, and
   other expenses                        169           160           139
Depreciation and amortization
   expenses                              388           292           189
-------------------------------------------------------------------------
Operating income                      $  668        $  529        $  416
-------------------------------------------------------------------------
Operating cash flow (b)               $1,056        $  821        $  605
Operating cash flow margin (c)          44.7%         41.4%         39.7%
=========================================================================


(a)      See Footnote (c) on page 47.

(b)      See Footnote (d) on page 47.

(c)      See Footnote (e) on page 47.



================================================================================
International Operating Results (Proportionate Basis)
--------------------------------------------------------------------------------

                                               For the Year Ended
                                                    December 31
                                        ---------------------------------
(Dollars in millions)                   1997          1996          1995
-------------------------------------------------------------------------
Service and other revenues(a)          $2,181        $1,640        $  918
-------------------------------------------------------------------------
Operating expenses before
   depreciation and amortization
   expenses (b)                         1,452         1,319           794
Depreciation and amortization
   expenses                               283           226           154
-------------------------------------------------------------------------
Operating income (loss)                $  446        $   95        $  (30)
-------------------------------------------------------------------------
Operating cash flow (a)(c)             $  729        $  321        $  124
Operating cash flow margin (d)           33.4%         19.6%         13.5%
==========================================================================

(a) If foreign exchange rates had remained constant, service and other revenues and operating cash flow would have increased 51% and 163%, respectively, comparing 1997 to 1996 and 87% and 189%, respectively, comparing 1996 to 1995.

(b)      See Footnote (c) on page 47.

(c)      See Footnote (d) on page 47.

(d)      See Footnote (e) on page 47.


CONTINGENCIES

The Company is party to various legal proceedings, including certain antitrust litigation. See Note M, "Commitments and Contingencies," to the Consolidated Financial Statements.

MARKET RISK

INTEREST AND FOREIGN EXCHANGE RATE RISKS

The Company is exposed to risks of unfavorable movements in interest and foreign currency exchange rates. In certain cases, the Company enters into derivative financial instrument contracts to manage its exposure to such risks. With respect to foreign currency exchange rate risk, the Company enters into forward foreign currency exchange contracts ("forward contracts") to hedge its net investment in its international wireless systems and to manage risks associated with firm capital commitments denominated in foreign currencies. With respect to interest rate risks, the Company attempts to mitigate its exposure to interest rate changes and to minimize its costs of funds using interest rate swaps. In general interest rate swaps are used to convert variable-rate debt to fixed-rate debt and to reduce interest rate risk associated with future borrowings. The Company does not enter any such arrangements for purposes of trading or speculation. Additionally, the Company does not anticipate any near-term changes in the nature of its market risk exposures or in management's objectives and strategies with respect to managing such exposures.

Management's Discussion & Analysis
Financial Condition & Results of Operations



As of December 31, 1997, the Company's financial instruments that are subject to interest and foreign currency exchange rate risks included long-term debt with an aggregate fair value of $1.4 billion and forward contracts with an aggregate positive market value of $60 million. The long-term debt was denominated in U.S. Dollars, Swedish Krona, German Deutschmarks, Japanese Yen, and Portuguese Escudos. The forward contracts were denominated in German Deutschmarks, Japanese Yen, Belgian Francs, Spanish Pesetas, Italian Lira, Korean Won, Portuguese Escudos, and Swedish Krona. Long-term debt held in the U.S. and denominated in U.S. Dollars totaled approximately $1 billion, which included $900 million in public debt bearing interest at fixed rates between 7.0% and 7.5% and $70 million in commercial paper bearing interest at a variable money market rate. Long-term debt held in the U.S. also included $180 million denominated in German Deutschmarks bearing interest at a weighted average Deutschmark interest rate of 3.87%. In addition, as of December 31, 1997, Europolitan and Telecel also held various long-term debt instruments totaling $148 million and $55 million, respectively, all of which were denominated in their domestic currencies. The remaining long-term debt consisted of individually insignificant, fixed-rate instruments predominantly denominated in U.S. Dollars. See Note H, "Debt and Credit Facilities," to the Consolidated Financial Statements for further detailed information concerning the Company's debt instruments and credit facilities.

The Company uses a statistical modeling technique known as "value-at-risk" ("VAR") to compute required disclosures of the maximum probable loss, within a certain confidence level, in the fair value of its financial instruments subject to interest and foreign currency exchange rate risks. VAR may be calculated using several types of models. The Company uses the "variance/co-variance" model, which calculates VAR based on the actual historical volatility of the related interest and foreign exchange rates and the actual historical correlation of such rates with one another. The Company's calculations were based on the actual correlation of such rates observed during the preceding year, a 95% confidence level, and a one-year holding period for each financial instrument (except for those instruments maturing prior to December 31, 1998). The model was applied to all of the Company's debt instruments and forward contracts. With respect to foreign exchange rate risk, the VAR for the Company's debt instruments and forward contracts was $18 million and $49 million, respectively. With respect to interest rate risk, the VAR for the Company's debt instruments and forward contracts was $58 million and $53 million, respectively.

VAR amounts are statistical estimates representing the maximum probable loss in fair value that the Company could incur given a certain confidence level (i.e., with 95% certainty, the value of the instruments included in the VAR model is not likely to decline more than the VAR amounts shown above due to movements in the relevant market rates). VAR amounts do not represent actual losses which will be incurred by the Company. In addition, although changes in market rates may adversely impact the fair value of the Company's debt instruments, market rate changes will have an immaterial impact on earnings or cash flows since the majority of the Company's existing debt bears interest at fixed rates. Further, potential changes in the fair value of forward contracts will be offset by changes in the fair value of the underlying asset hedged by the forward contract.

EQUITY PRICE RISK

The Company also holds a $55 million cost-based, available-for-sale investment in common stock and warrants for common stock of QUALCOMM, Inc. ("QUALCOMM"), a publicly traded company in the U.S. In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the investment in common stock of QUALCOMM is reported at its market value in the Company's financial statements. The Company's investment in QUALCOMM is subject to equity price risks. A 10% decline in the price of QUALCOMM stock would result in a $6 million decrease in the fair value of the Company's investment.

In addition to QUALCOMM, the Company holds certain cost-based investments in Globalstar L.P. (a satellite-based wireless communications partnership), a German landline telephone company, a Japanese long distance company, certain smaller U.S. cellular properties, and certain Japanese cellular properties. As of December 31, 1997, investment balances for these entities totaled $110 million and were reported in "Investments in unconsolidated wireless systems," in the Company's Consolidated Balance Sheets. These investments also expose the Company to risk of loss; however, it is not practicable to estimate the fair value of these investments as quoted market prices are not available and alternative information which might be relevant to estimating such fair value is not readily available to the Company. Accordingly, it is not practicable to provide information concerning sensitivity to relevant market rates for these investments.

Management's Discussion & Analysis
Financial Condition & Results of Operations



LIQUIDITY AND CAPITAL RESOURCES

The Company defines liquidity as its ability to generate resources to finance business expansion, construct capital assets, and pay its current obligations. The Company requires substantial capital to operate and expand its existing wireless systems, to construct new wireless systems, and to acquire interests in existing wireless systems.

1997 CAPITAL SPENDING, DEBT SERVICE, AND DIVIDEND REQUIREMENTS

During 1997, the Company incurred capital expenditures of $683 million for additions to property, plant, and equipment for its consolidated wireless networks and other capital expenditures, primarily to increase cellular and paging network capacity and to expand customer operations functions necessary to support customer growth. The Company invested an additional $445 million in its unconsolidated wireless systems to fund the expansion and build-out of cellular and PCS networks and to increase its interest in certain systems. In addition to capital funding, the Company elected to retire $179 million of long-term debt in the U.S. prior to its maturity. The Company also paid $54 million in preferred dividends and reduced its net commercial paper and debt position approximately $42 million.

FUNDING OF 1997 CAPITAL SPENDING, DEBT SERVICE, AND DIVIDEND REQUIREMENTS

Cash flows from operations of $1.3 billion, combined with beginning cash balances, proceeds from the issuance of common stock, and net proceeds from other investing and financing activities, were sufficient to fund net debt retirement, capital requirements, preferred dividend obligations, and net distributions to minority partners.

FUTURE FUNDING REQUIREMENTS

The Company will continue to be required to make substantial expenditures in connection with its efforts to expand its existing wireless business and, potentially, to pursue opportunities to expand into new markets. U.S. and international requirements for capital expenditures and contributions to unconsolidated wireless systems for existing operations are expected to be approximately $1.1 billion during 1998.

CONSOLIDATED EXPENDITURES

The Company plans to incur significant capital expenditures in its consolidated U.S. markets to expand its existing analog and Code Division Multiple Access ("CDMA") digital wireless networks and to construct and deploy new digital wireless networks to meet current and future capacity requirements resulting from both subscriber growth and increased network use by existing customers. The Company now offers CDMA digital cellular service in all of its managed U.S. cellular markets.

The Company's 1997 capital expenditures for digital technology surpassed 1997 capital expenditures for analog technology, and the Company expects annual digital spending to continue to be greater than annual analog spending for the foreseeable future. Digital networks enable significant increases in the Company's cellular network capacity and allow the Company to offer additional services and features comparable to those available on digital networks operating at PCS frequencies. Accordingly, the Company anticipates that a significant portion of its future U.S. wireless network traffic will migrate to digital service as customers take advantage of enhanced digital features such as superior voice quality, longer handset battery life, and improved security. However, both analog and digital technologies are expected to coexist for the foreseeable future due to continued demand for analog service and the fact that analog networks provide the only common roaming platform currently available throughout the United States.

Management believes that a viable analog market will continue to exist for the foreseeable future to serve consumers and other customers who do not desire digital features or who do not wish to purchase new digital handsets. With respect to roaming capabilities, the Company believes that a significant portion of its digital and analog customer base, as well as customers of other carriers who roam on the Company's networks, will continue to require access to nationwide analog networks in the United States. Accordingly, the Company plans to maintain and, as required, expand its analog networks and to offer dual-mode (analog/CDMA digital), dual-band (cellular/PCS frequencies) handsets in each of its U.S. digital markets to facilitate the greatest possible roaming capabilities for its customers.

At December 31, 1997, the Company was committed to spend approximately $236 million for the acquisition of property, plant, and equipment for its existing consolidated operations. In addition to these commitments, the Company plans to make additional capital expenditures of approximately $633 million during 1998 to increase the capacity of its existing wireless networks and to continue deployment of CDMA digital technology. At December 31, 1997, the Company had also committed to spend approximately $157 million for the purchase of cellular handsets, pagers, and other items.

Management's Discussion & Analysis
Financial Condition & Results of Operations



In addition, the Federal Communications Commission ("FCC") has recently adopted rules requiring carriers such as the Company to provide customers in the U.S. with local number portability, the ability for customers to retain their telephone numbers if they choose to switch landline or wireless carriers. Providing this functionality will result in additional capital requirements and operating expenses in future years. FCC rules require the Company to provide certain local number portability services by December 31, 1998 and to provide complete local number portability services by June 30, 1999. The Company and certain wireless industry groups have petitioned the FCC for a delay in the June 30, 1999 implementation date. The Company has not yet fully assessed the cost of complying with the FCC's number portability rules; such costs could be material to the Company's results of operations or financial position in future reporting periods.

The Company will also be required to upgrade its wireless networks in the U.S. to provide certain functionality to authorized law enforcement agencies. In this regard, the FCC has adopted rules requiring wireless carriers to electronically provide "Emergency 911" authorities with the physical location of wireless callers requesting emergency assistance. In addition, new U.S. Federal laws pursuant to the Communications Assistance Law Enforcement Act ("CALEA") will require the Company to provide law enforcement agencies with certain network functionality and other assistance in criminal investigations, including digital wiretapping capabilities. The FCC rules concerning "Emergency 911" services and CALEA both require the responsible government agencies to reimburse the Company for its costs incurred to upgrade its networks and to provide on-going assistance to law enforcement agencies; however, the Company can provide no assurance that all such costs will be recoverable.

UNCONSOLIDATED WIRELESS SYSTEMS

As of December 31, 1997, the Company was committed to make capital contributions of approximately $21 million to its existing unconsolidated wireless systems. In addition to these commitments, the Company plans to make additional capital contributions of approximately $228 million during 1998 to certain of its existing U.S. and international unconsolidated wireless systems, including contributions to PrimeCo to fund its operating losses and the continuing build-out of its CDMA PCS networks.

On March 4, 1998, the Company announced that a consortium, of which it is a member, was named the winner of a nationwide cellular service license in Egypt. The consortium bid $516 million for the license, of which the Company's share is expected to be approximately $155 million. In addition to the license cost, the Company could be required to begin funding operations of the Egyptian venture during 1998. The Company is also pursuing a cellular service license in Switzerland, which may result in further capital requirements during 1998. The Company continually evaluates opportunities to increase its ownership interests in its existing international wireless systems and to acquire interests in new international wireless licenses, either of which could result in incremental capital commitments.

ACQUISITIONS

On January 29, 1998, the Company and U S WEST entered into a definitive agreement for AirTouch to acquire U S WEST Media Group's domestic wireless business, including U S WEST Media Group's interest in PrimeCo, in exchange for approximately $4.3 billion in AirTouch common and preferred stock and the assumption by AirTouch of $1.4 billion of U S WEST Media Group's long-term debt, for a total purchase price of approximately $5.7 billion. The number of AirTouch common shares to be issued in connection with the 1998 Agreement is expected to be between 60.8 and 67.1 million shares, depending on the volume weighted average trading price of AirTouch common stock during the thirty trading days ending five trading days prior to closing. The transaction is structured so as to qualify as a tax-free reorganization for U.S. Federal tax purposes. For a more detailed description of the terms of this transaction, see Note F, "Partnerships and Acquisitions-U S WEST Transaction," to the Consolidated Financial Statements.

OTHER REQUIREMENTS

In October 1997, the Company's Board of Directors authorized the repurchase of up to $1 billion of AirTouch common and preferred stock. The Company plans to buy shares on the open market from time to time, based on market conditions.

FINANCING SOURCES

In March 1996, the Company initiated a commercial paper program consisting of the sale of discounted notes that are exempt from registration under the Securities Act of 1933. The Company's Board of

Management's Discussion & Analysis
Financial Condition & Results of Operations

Directors authorized the issuance of commercial paper in amounts necessary to finance the Company's working capital requirements, provided that the amount outstanding under the commercial paper program, together with all indebtedness incurred under the Company's $2 billion long-term revolving credit facility (the "Facility"), does not in the aggregate exceed $2 billion.

In addition to its Facility and commercial paper program, the Company may obtain any required financing under its Registration Statement on Form S-3 (Reg. No. 33-62787), which registered $2 billion in various forms of debt and equity securities (the "Shelf"). As of December 31, 1997, there have been three debt issues pursuant to the Shelf which remain outstanding. On July 16, 1996, the Company issued long-term debt pursuant to the Shelf in the form of $250 million in 7.125% Notes and $400 million in 7.50% Notes, maturing in July 2001 and July 2006, respectively. Interest on the Notes is payable semi-annually on January 15 and July 15, commencing in 1997. In addition, on October 2, 1996, the Company issued additional long-term debt pursuant to the Shelf in the form of $250 million in 7.00% Notes, maturing in October 2003. The Notes require semi-annual interest payments due on April 1 and October 1, commencing in 1997.

FUNDING OF FUTURE REQUIREMENTS

The Company anticipates cash flows from operations to be its primary source of funding for capital requirements of its existing operations, debt service, and preferred dividends through the end of 1998, including the Company's incremental debt service and preferred dividend obligations resulting from the pending acquisition of U S WEST Media Group's domestic wireless business. However, should additional funding be required due to award of one or more new international cellular licenses, new investment opportunities, repurchase of AirTouch common or preferred stock, or other unanticipated events, the Company may raise the required funds through borrowings or public or private sales of debt or equity securities. Such funding may be obtained through borrowings under the Facility; through the Company's commercial paper program; from additional securities which may be issued from time to time under the Shelf; through the issuance of securities in a transaction exempt from registration under the Securities Act of 1933; or a combination of one or more of the foregoing. The Company believes, that in the event of such requirements, it will be able to access the capital markets on terms and in amounts adequate to meet its objectives. However, given the possibility of changes in market conditions or other occurrences, there can be no certainty that such funding will be available in quantities or on terms favorable to the Company.

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

The Company's Consolidated Financial Statements have been audited by Price Waterhouse LLP, independent accountants. Management has made available to Price Waterhouse LLP all of the Company's financial records and related data, as well as the minutes of meetings of the Board of Directors. Furthermore, management believes that all of the representations made to Price Waterhouse LLP during their audits were valid and appropriate.

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

During 1997, the Audit and Investment Committee met regularly with management, internal audit, and the independent accountants to review internal controls, accounting, auditing, and financial reporting matters.

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

The Company assessed its internal control system in its consolidated operations throughout the year ended December 31, 1997. Criteria for effective internal control over financial reporting described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") were considered in management's control process assessments. To assess the internal control systems in its unconsolidated partnerships and corporations, management relied on reports issued by the Company's internal audit group and various external public accountants who performed audits of those entities, where such reports were available. Management believes that, as of December 31, 1997, its overall system of internal control over financial reporting was operating effectively.


/s/ Sam Ginn
Chairman and Chief Executive Officer


/s/ Mohan Gyani
Executive Vice President and Chief Financial Officer

March 2, 1998

Report of Independent Accountants


To the Board of Directors and Stockholders of AirTouch Communications, Inc.:

In our opinion, the accompanying Consolidated Balance Sheets and the related Consolidated Statements of Income, of Stockholders' Equity and of Cash Flows present fairly, in all material respects, the financial position of AirTouch Communications, Inc. and subsidiaries at December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


Our audits were made for the purpose of forming an opinion on the Consolidated Financial Statements taken as a whole. The Selected Proportionate Financial Data (Proportionate Financial Data) for each of the three years in the period ended December 31, 1997, appearing on page 46 is presented for additional analysis and is not a required part of the basic financial statements. As discussed on page 47, this Proportionate Financial Data has been prepared by the Company to present financial information that, in the opinion of management, is not provided by financial statements prepared in conformity with generally accepted accounting principles. The Proportionate Financial Data reflects selected operating data of the Company's consolidated and unconsolidated investments using the proportionate method of accounting and is not a presentation in accordance with generally accepted accounting principles. Such Proportionate Financial Data for each of the three years in the period ended December 31, 1997, determined on the basis of presentation described on page 47, has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the Consolidated Financial Statements taken as a whole.


/s/ PRICE WATERHOUSE LLP

San Francisco, California
March 2, 1998

Consolidated Statements of Income


AirTouch Communications, Inc. and Subsidiaries
--------------------------------------------------------------------------------


                                                                        For the Year Ended December 31
                                                                    --------------------------------------
(Dollars in millions, except per share information)                    1997          1996          1995
----------------------------------------------------------------------------------------------------------
Operating revenues                                                  $   3,594     $   2,252     $   1,619
----------------------------------------------------------------------------------------------------------
Operating expenses:
   Cost of revenues                                                       846           521           373
   Selling and customer operations expenses                               990           705           525
   General, administrative, and other expenses                            503           394           392
   Depreciation and amortization expenses                                 549           351           216
----------------------------------------------------------------------------------------------------------
Total operating expenses                                                2,888         1,971         1,506
----------------------------------------------------------------------------------------------------------
Operating income                                                          706           281           113

Equity in net income (loss) of unconsolidated wireless systems:
   U.S.                                                                     1           151           188
   International                                                          199           (18)          (36)
Minority interests in net (income) loss of consolidated wireless
   systems                                                               (119)          (95)          (36)
Interest:
   Expense                                                                (90)          (52)          (13)
   Income                                                                  18            14            35
Foreign exchange gain                                                       8             6             3
Miscellaneous income (expense)                                             (9)           61            (9)
----------------------------------------------------------------------------------------------------------
Income before income taxes and preferred dividends                        714           348           245
Income taxes                                                              266           149           113
----------------------------------------------------------------------------------------------------------
Income before preferred dividends                                         448           199           132
Preferred dividends                                                        54            20            --
----------------------------------------------------------------------------------------------------------
Net income applicable to common stockholders                        $     394     $     179     $     132
==========================================================================================================
Net income applicable to common stockholders - per share
   Basic and diluted                                                $    0.78     $    0.36     $    0.27
==========================================================================================================
Weighted average shares outstanding (in thousands)                    503,883       500,051       494,925
==========================================================================================================



                 The accompanying Notes are an integral part of
                     the Consolidated Financial Statements.

Consolidated Balance Sheets

AirTouch Communications, Inc. and Subsidiaries




                                                                                                                  December 31
                                                                                                             --------------------
(Dollars in millions)                                                                                          1997        1996
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                                                                 $     1     $    28
   Accounts receivable (net of allowance for uncollectibles of $44 and $61, respectively)                        472         416
   Inventories                                                                                                   106          55
   Other receivables                                                                                              44          33
   Due from related parties                                                                                       48          34
   Other current assets                                                                                           51          58
---------------------------------------------------------------------------------------------------------------------------------
Total current assets                                                                                             722         624

Property, plant, and equipment, net                                                                            2,539       2,322
Investments in unconsolidated wireless systems                                                                 2,068       1,992
Intangible assets, net                                                                                         3,297       3,409
Deferred charges and other noncurrent assets                                                                     344         177
---------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                                                 $ 8,970     $ 8,524
=================================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable, trade                                                                                   $   244     $   200
   Current portion of long-term debt                                                                              57          16
   Other current liabilities                                                                                     675         528
---------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                                        976         744

Long-term debt                                                                                                 1,362       1,653
Deferred income taxes                                                                                            711         693
Deferred credits                                                                                                  86         104
---------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                                              3,135       3,194
---------------------------------------------------------------------------------------------------------------------------------
Commitments and contingencies
Minority interests in consolidated wireless systems                                                              306         268
---------------------------------------------------------------------------------------------------------------------------------
Stockholders' equity:
   Preferred stock and additional paid-in capital ($.01 par value; 50 million shares authorized):
      Series A (6 million shares authorized, no shares issued or outstanding)                                     --          --
      6.00% Class B Mandatorily Convertible (24 million shares authorized;
        17.2 million shares issued and outstanding; liquidation value of $500)                                   500         500
      4.25% Class C Convertible (19 million shares authorized, 11.1 million shares issued
        and outstanding; liquidation value of $554)                                                              541         541
   Common stock and additional paid-in capital ($.01 par value; 1.1 billion shares authorized,
        506.1 million shares issued and 505.5 million shares outstanding [net of 0.5 million treasury shares at cost of $11] at December 31, 1997, 502.6 million shares issued and 502.3 million shares
        outstanding [net of 0.2 million treasury shares at cost of $4] at December 31, 1996)                   4,079       3,987
   Retained earnings                                                                                             415          21
   Cumulative translation adjustment                                                                             (32)          3
   Other                                                                                                          26          10
---------------------------------------------------------------------------------------------------------------------------------
Total stockholders' equity                                                                                     5,529       5,062
---------------------------------------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                                                                   $ 8,970     $ 8,524
=================================================================================================================================

               The accompanying Notes are an integral part of the
                       Consolidated Financial Statements

Consolidated Statements of Stockholders' Equity



AirTouch Communications, Inc. and Subsidiaries

================================================================================



                                                     Class B         Class C
                                                   Preferred       Preferred          Common        Retained        Cumulative
                                                   Stock (a)       Stock (a)       Stock (a)        Earnings       Translation
(Dollars in millions)                               and APIC        and APIC        and APIC       (Deficit)        Adjustment
--------------------------------------------------------------------------------------------------------------------------------
December 31, 1994 balances                          $     --        $     --        $  3,750        $   (290)           $   11
Net income                                                                                               132
Shares issued under incentive and
   employee benefits programs                                                             40
Shares issued for acquisition                                                             94
Treasury share additions from
   incentive plan forfeitures, net of shares
   reissued under incentive programs                                                      (2)
Foreign currency translation gain                                                                                            6
Unearned compensation
Compensation expense
Unrealized holding gain on noncurrent
   available-for-sale securities, net
--------------------------------------------------------------------------------------------------------------------------------
December 31, 1995 balances                                --              --           3,882            (158)               17
Income before preferred dividends                                                                        199
Preferred stock dividends (b)                                                                            (20)
Preferred stock issued                                   500             541
Stock options issued for CCI merger                                                       17
Shares issued under incentive and
   employee benefits programs                                                             90
Treasury share additions from
   incentive plan forfeitures, net of shares
   reissued under incentive programs                                                     (2)
Foreign currency translation loss                                                                                          (14)
Unearned compensation
Compensation expense
Unrealized holding loss on noncurrent
   available-for-sale securities, net
--------------------------------------------------------------------------------------------------------------------------------
December 31, 1996 balances                               500             541           3,987              21                 3
Income before preferred dividends                                                                        448
Preferred stock dividends (b)                                                                            (54)
Shares issued under incentive and
   employee benefits programs                                                             99
Treasury share additions, principally from
   incentive plan forfeitures, net of shares
   reissued under incentive programs                                                      (7)
Foreign currency translation loss                                                                                         ( 35)
Unearned compensation
Compensation expense
Unrealized holding gain on noncurrent
   available-for-sale securities, net
--------------------------------------------------------------------------------------------------------------------------------
December 31, 1997 balances                            $  500          $  541        $  4,079         $   415        $     (32)
================================================================================================================================





(Dollars in millions)                                 Other      Total
-----------------------------------------------------------------------
December 31, 1994 balances                            $   (11)  $ 3,460
Net income                                                          132
Shares issued under incentive and
   employee benefits programs                                        40
Shares issued for acquisition                                        94
Treasury share additions from
   incentive plan forfeitures, net of shares
   reissued under incentive programs                                 (2)
Foreign currency translation gain                                     6
Unearned compensation                                      ( 8)      (8)
Compensation expense                                         6        6
Unrealized holding gain on noncurrent
   available-for-sale securities, net                       23       23
-----------------------------------------------------------------------
December 31, 1995 balances                                  10    3,751
Income before preferred dividends                                   199
Preferred stock dividends (b)                                       (20)
Preferred stock issued                                            1,041
Stock options issued for CCI merger                                  17
Shares issued under incentive and
   employee benefits programs                                        90
Treasury share additions from
   incentive plan forfeitures, net of shares
   reissued under incentive programs                                 (2)
Foreign currency translation loss                                   (14)
Unearned compensation                                      (13)     (13)
Compensation expense                                        16       16
Unrealized holding loss on noncurrent
   available-for-sale securities, net                       (3)      (3)
-----------------------------------------------------------------------
December 31, 1996 balances                                  10    5,062
Income before preferred dividends                                   448
Preferred stock dividends (b)                                       (54)
Shares issued under incentive and
   employee benefits programs                                        99
Treasury share additions, principally from
   incentive plan forfeitures, net of shares
   reissued under incentive programs                                 (7)
Foreign currency translation loss                                   (35)
Unearned compensation                                      (14)     (14)
Compensation expense                                        21       21
Unrealized holding gain on noncurrent
   available-for-sale securities, net                        9        9
-----------------------------------------------------------------------
December 31, 1997 balances                               $  26  $ 5,529
=======================================================================


(a) See Note I, "Capital Stock," to the Consolidated Financial Statements for changes in the number of shares.

(b) Class B Preferred dividends are $1.74 per share per annum and Class C Preferred dividends are $2.125 per share per annum. For 1996, preferred stock was outstanding from August 16, 1996 through December 31, 1996.



                 The accompanying Notes are an integral part of
                     the Consolidated Financial Statements.

Consolidated Statements of Cash Flows



AirTouch Communications, Inc. and Subsidiaries

================================================================================

                                                                                      For the Year Ended December 31
                                                                                     --------------------------------
(Dollars in millions)                                                                  1997        1996        1995
---------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Income before preferred dividends                                                 $   448     $   199     $   132
   Adjustments to reconcile income before preferred dividends for items currently not affecting operating cash flows:
         Depreciation, amortization, and other noncash charges                           561         358         222
         Equity in net (income) loss of unconsolidated wireless systems                 (200)       (133)       (152)
         Distributions received from equity investees                                    383         140         104
         Minority interests in net income (loss) of consolidated wireless systems        119          95          36
         Deferred income tax (benefit) expense                                            75          33          24
         Loss (gain) on sale of assets and telecommunications interests                    2         (60)         (4)
         Changes in assets and liabilities:
            Accounts receivable, net                                                     (69)         (7)        (52)
            Other current assets and receivables                                         (87)         24          53
            Deferred charges and other noncurrent assets                                   9          61         (33)
            Accounts payable and other current liabilities                                91          26          (6)
            Deferred credits and other liabilities                                         3          39          (2)
---------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities                                                   1,335         775         322
---------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
   Investments in unconsolidated wireless systems                                       (445)       (857)     (1,264)
   Proceeds from sale of wireless systems                                                 --         131           4
   Additions to property, plant, and equipment                                          (683)       (480)       (502)
   Proceeds from sale of property, plant , and equipment                                  16          25          18
   Maturity of available-for-sale securities                                               7          11          86
   Maturity of held-to-maturity investments                                               --          --         310
   Other investing activities                                                              8          (5)        (14)
---------------------------------------------------------------------------------------------------------------------
Cash flows from investing activities                                                  (1,097)     (1,175)     (1,362)
---------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
   Proceeds from issuing long-term debt and commercial paper                             406       2,323         767
   Retirement of long-term debt and commercial paper                                    (627)     (1,991)         (8)
   Distributions to minority interests of consolidated wireless systems                  (71)        (56)        (21)
   Contributions from minority interests of consolidated wireless systems                  5           1           6
   Proceeds from common shares issued                                                     83          80          32
   Increase (decrease) in short-term borrowings                                           --          --         (86)
   Payment of preferred stock dividends                                                  (54)         (7)         --
   Other financing activities                                                             (2)         (4)          4
---------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities                                                    (260)        346         694
---------------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                              (5)         (1)         --
---------------------------------------------------------------------------------------------------------------------
Net change in cash and cash equivalents                                                  (27)        (55)       (346)
Beginning cash and cash equivalents                                                       28          83         429
---------------------------------------------------------------------------------------------------------------------
Ending cash and cash equivalents                                                     $     1     $    28     $    83
=====================================================================================================================
Supplemental information:
   Cash payments for:
      Interest, net of amounts capitalized                                           $    94     $    22     $     4
      Income taxes                                                                   $   154     $    54     $   108
   Noncash financing activities:
      Preferred stock and options issued for CCI merger (a)                          $    --     $ 1,057     $    --
      Common stock issued for paging acquisition                                     $    --     $    --     $    94
=====================================================================================================================


(a) See Note F, "Partnerships and Acquisitions - CCI Merger," for additional noncash information.


                 The accompanying Notes are an integral part of
                     the Consolidated Financial Statements.

Notes to Consolidated Financial Statements


A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

AirTouch Communications, Inc., a holding company, together with its subsidiaries, unconsolidated partnerships, and corporations (collectively referred to herein as the "Company"), provide wireless telecommunications services in the United States, Europe, and Asia. The principal business units of AirTouch Communications, Inc. are AirTouch Cellular, AirTouch Paging, and AirTouch International. These business units principally provide cellular and paging services. The majority of the Company's revenues are provided by its U.S. cellular operations, AirTouch Cellular.

The Consolidated Financial Statements include the accounts of the Company, its subsidiaries, and partnerships in which the Company has a direct controlling interest. All significant intercompany balances and transactions have been eliminated. Certain prior period items have been reclassified to conform with the 1997 format; however, these classifications did not effect previously reported net income.

On December 31, 1996, the Company consolidated Telecel Communicacoes Pessoias, S.A. ("Telecel"), its cellular system in Portugal, subsequent to obtaining a controlling interest. Accordingly, Telecel's Balance Sheet was consolidated in the Company's Consolidated Balance Sheet as of December 31, 1996. On January 1, 1997, the Company began consolidating Telecel's results of operations.

Effective August 16, 1996, the Company completed its acquisition of Cellular Communications, Inc. ("CCI"). Prior to the merger, the Company owned approximately 37% of the outstanding capital stock of CCI and the Company and CCI each held a 50% interest in New Par, a partnership that owned and operated cellular systems located principally in Michigan and Ohio. The Company used the equity method of accounting to report the results of both CCI and New Par prior to the merger on August 16, 1996. Since the merger, CCI and New Par have been consolidated in the Company's Consolidated Financial Statements. See Note F, "Partnerships and Acquisitions - CCI Merger," for further information.

Effective January 17, 1996, the Company sold its vehicle location and fleet tracking services business, AirTouch Teletrac ("Teletrac"). In 1995, the Company recorded a pre-tax charge of approximately $25 million primarily related to the write-down of its investment in Teletrac to net realizable value. For the year ended December 31, 1995, Teletrac reported a pre-tax loss of $26 million.

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

Inventories

Inventories held for sale are valued at lower of cost or market. Costs are based on either the first-in, first-out, or average methods. Market is determined using replacement cost in accordance with industry standards.

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

Financial Instruments

The Company is exposed to market risks arising from foreign currency and interest rate fluctuations. The Company enters into foreign currency hedging activities to reduce currency exposures to its long-term investments in international wireless systems. The Company hedges a portion of these investments with long-dated forward foreign currency exchange contracts ("forward contracts"). In addition, the Company enters into forward contracts to reduce exposures of firm capital commitments denominated in foreign currencies. The Company also enters into interest rate swap agreements to manage its exposure to fluctuations in interest rates in an effort to minimize the Company's cost of funds. Swap agreements are primarily used to effectively convert existing variable rate debt to fixed rate and to reduce the interest rate risk for future borrowings. The Company does not hold

Notes to Consolidated Financial Statements



or issue financial instruments for trading or speculative purposes.

Foreign currency hedges. Under a forward contract, the Company undertakes to exchange an agreed upon amount of a foreign currency for equivalent U.S. dollars at a specified rate at a stated future date. Gains or losses associated with forward contracts that are designated and effective as economic hedges ("qualifying hedges") of net foreign investments are recorded in the CTA account, a separate component of stockholders' equity, with a corresponding adjustment to a deferred asset or liability account. Cash flows resulting from such hedges are reported in the Statements of Cash Flows in investing activities. Gains and losses upon termination of net investment hedges are recorded in the CTA account. Gains and losses related to qualifying hedges of firm commitments are deferred and are recognized as adjustments of carrying amounts when the hedged transactions occur. Cash flows resulting from these hedges are reported in the Statements of Cash Flows in the same category as the cash flows from the items being hedged. Gains or losses on forward contracts that do not qualify as hedges are recorded in "Foreign exchange gain (loss)" in the Consolidated Statements of Income.

Interest rate hedges. Under an interest rate swap, the Company agrees with another party to exchange interest payments at specified intervals over a defined term. Interest payments are calculated by reference to the notional amount of the instrument based on the fixed and variable terms of the swap agreement. The net interest received or paid as part of the interest rate swap is accounted for as an adjustment to interest expense. The Company amortizes the fair value of forward interest rate swaps used to hedge future borrowings over the term of the related debt when incurred. Cash flows resulting from such hedges are reported in the Statements of Cash Flows in operating activities. Also, gains or losses on termination of interest rate swaps are deferred and amortized over the remaining term of the related debt.

Property, Plant, and Equipment

Assets of businesses purchased are recorded at their fair values at the date of acquisition. All other property, plant, and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful life of the asset. Land is not depreciated. Gains and losses on disposals are included in income at amounts equal to the difference between the net book value of the disposed assets and the proceeds received upon disposal. Expenditures for replacements and betterments are capitalized, while expenditures for maintenance and repairs are charged against earnings as incurred. Assets under construction are not depreciated until placed into service. Interest cost incurred during the construction period is capitalized, as discussed below in "Capitalized Interest."

Intangible Assets

The Company uses modeling techniques on new acquisitions and long-range business plans, revised annually, to assess whether a revision of the existing estimated useful lives of intangible assets is necessary.

FCC licenses. The Federal Communications Commission ("FCC") issues cellular licenses that enable U.S. cellular carriers to provide service in specific Cellular Geographic Service Areas. A cellular license is issued conditionally for ten years. Historically, the FCC has routinely granted license renewals providing the licensees have complied with applicable rules, policies, and the Communications Act of 1934, as amended. The Company believes it has complied and intends to continue to comply with these standards and is amortizing the related costs using the straight-line method over 40 years.

FCC licenses for U.S. paging operations are amortized on a straight-line basis over 40 years. FCC licenses acquired by the Company through business combinations are generally stated at appraised values as of the date of acquisition and amortized using the straight-line method over 40 years.

International licenses. Licenses for the Company's international cellular and paging operations are amortized on a straight-line basis over the expected term of the licenses, which are up to 30 years.

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

Notes to Consolidated Financial Statements


which the Company has significant influence but does not have controlling interest, including those investments in which the Company's ownership percentage may be less than 20%. Limited partnership interests and other unconsolidated wireless system investments in which the Company has a minor interest and does not exercise significant influence are accounted for using the cost method.

Earnings Per Share

Basic earnings per share is calculated based on net income after deducting dividends on preferred stock divided by the weighted average common shares outstanding. Diluted earnings per share is calculated based on net income after deducting dividends on preferred stock divided by the sum of the weighted average common shares outstanding and any common stock equivalents. Common stock equivalents are determined using the treasury stock method. Convertible preferred stock and convertible debt, using the "if converted" method, had an anti-dilutive impact on earnings per share and were not included in the calculation of diluted earnings per share.

Capitalized Interest

The Company capitalizes interest which is applicable to the construction of significant additions to property, plant, and equipment and on start-up investments in unconsolidated wireless systems accounted for under the equity method of accounting until their principal operations commence. These costs are amortized over the related assets' estimated useful lives. Total interest incurred was $103 million, $83 million, and $28 million for 1997, 1996, and 1995, respectively, of which $13 million, $31 million, and $15 million was capitalized in 1997, 1996, and 1995, respectively.

Advertising Expense

The Company primarily expenses advertising costs as incurred. Advertising expense was $178 million in 1997, $107 million in 1996, and $80 million in 1995.


B.  ACCOUNTING CHANGES

In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosure about Segments of an Enterprise and Related Information," and SFAS No. 130, "Reporting Comprehensive Income."

SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires reporting of selected information in interim reports. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of financial statements. The Company intends to adopt SFAS No. 131 effective with the issuance of its December 31, 1998 financial statements and SFAS No. 130 effective with the issuance of its first quarter 1998 financial statements, consistent with the required adoption periods. The implementation of SFAS No. 131 and SFAS No. 130 will not have an impact on the Company's financial position or results of operations.

Effective with the issuance of the 1997 financial statements, the Company implemented the provisions of SFAS No. 128, "Earnings Per Share." Under SFAS
No. 128, the Company is required to replace the traditional earnings per share ("EPS") disclosures with a dual presentation of "Basic" and "Diluted" EPS. Implementation of SFAS No. 128 did not have an impact on the Company's financial position or results of operations or on previously reported EPS.

Effective January 1, 1996, the Company implemented the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." Under SFAS No. 121, the Company is required to review long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the book value of an asset may not be recoverable. An impairment loss would be recognized whenever the review demonstrates that the book value of a long-lived asset is not recoverable. The implementation of SFAS No. 121 did not have an impact on the Company's financial position or results of operations.

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

Notes to Consolidated Financial Statements

C.  PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment consists of the following:

---------------------------------------------------------------------
                                                      December 31
                                   Depreciable    -------------------
(Dollars in millions)             Lives (Years)    1997      1996(a)
---------------------------------------------------------------------
Land                                       --     $   29    $   29
Buildings and
  leasehold improvements               5 - 50        214       205
Cellular plant and equipment           5 - 15      2,878     2,435
Pagers, paging terminals,
  and other paging equipment           3 - 15        303       292
Other equipment and furniture          2 - 10        542       540
Construction in progress                   --        194       196
---------------------------------------------------------------------
                                                   4,160     3,697
Less: accumulated depreciation                     1,621     1,375
---------------------------------------------------------------------
                                                  $2,539    $2,322
=====================================================================

(a) Certain items have been reclassified to conform with the 1997 presentation.

Depreciation expense relating to property, plant, and equipment was $429 million in 1997, $295 million in 1996, and $196 million in 1995. During 1995 the Company completed a review of the estimated service lives of certain U.S. and international cellular telecommunications equipment. As a result, the Company and certain of its equity investees extended the estimated service lives of such equipment from seven to ten years. The change was made to reflect more accurately the estimated periods that such assets will remain in service and was effective January 1, 1995. The ten-year depreciation period is consistent with current industry standards. The change increased net income by $26 million or $.05 per share for both basic and diluted for the year ended 1995.


D.  FINANCIAL INSTRUMENTS

Market Risk Management

As of December 31, 1997 and 1996, the Company had outstanding forward foreign currency exchange contracts principally denominated in Lira, Escudos, Belgian Francs, Deutschmarks, Krona, Pesetas, Won, and Yen. These contracts had face amounts totaling $814 million, and $821 million as of December 31, 1997 and 1996, respectively, with maturities through 2004. The amounts exchanged are calculated on the basis of the face amounts of the financial instruments.

As of December 31, 1997, the Company was not a party to any interest rate or other swaps. However, in February 1998, the Company entered into several forward interest rate swaps with an aggregate notional amount of $500 million to effectively lock in interest rates for certain future debt issues.

Concentration of Credit Risk

The off-balance-sheet risk in outstanding forward foreign currency exchange contracts and interest rate swaps involves both the risk of a counterparty not performing under the terms of the contract and the risk associated with changes in market value. The Company monitors its positions, the credit ratings of counterparties, and the level of contracts the Company enters into with any one party. The counterparties to these contracts are major financial institutions. The Company has a policy of entering into contracts with parties that have at least an "AA-" (or equivalent) credit rating as well as other stringent qualifications and, given the high level of credit quality of its derivative counterparties, the Company does not believe it necessary to obtain collateral arrangements. The Company believes that the probability of losses from counterparty nonperformance on settlements of these transactions is remote and that any such nonperformance would not have any material adverse effect upon the Company's financial position or results of operations. The Company does not have any significant exposure to any individual counterparty.

Financial instruments that potentially subject the Company to concentrations of credit risk are trade receivables and interest-bearing investments. Due to the large volume and diversity of the Company's customer base, concentrations of credit risk with respect to trade receivables are limited. The Company avoids concentrations of credit risk in its interest-bearing investment portfolio by investing in securities issued by the U.S. Government and its agencies, and by limiting other investments in interest-bearing securities to instruments which are highly rated by nationally recognized statistical rating agencies. As of December 31, 1997, the Company held no significant interest-bearing investments.

Notes to Consolidated Financial Statements


Fair Value
--------------------------------------------------------------------------------

                                                                          December 31
                                                    ---------------------------------------------------
                                                              1997                       1996
                                                    ---------------------       -----------------------
                                                    Carrying     Estimated      Carrying     Estimated
(Dollars in millions)                                  Value    Fair Value         Value    Fair Value
-------------------------------------------------------------------------------------------------------
Financial assets:
   Noncurrent assets                                  $   61        $   61        $   49        $   49
   Investments at cost                                $  110           N/A        $   72           N/A
   Forward foreign currency exchange contracts        $   86        $   60        $   --        $   --
Financial liabilities:
   Current obligations                                $   57        $   57        $   16        $   16
   Long-term debt, including leases                   $1,362        $1,393        $1,653        $1,672
   Forward foreign currency exchange contracts        $   --        $   --        $   24        $   48
   Off-balance-sheet financial instruments            $   --        $    5        $   --        $    4
=======================================================================================================

N/A -  Not available

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Noncurrent assets: represents an investment in shares and warrants of common stock and is recorded at quoted market prices.

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

Current obligations: due to the short-term character of the securities and obligations, carrying amounts are a reasonable approximation of fair value.

Long-term debt, including leases: interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues that are not quoted on an exchange.

Forward foreign currency exchange contracts: forward foreign currency exchange contracts are based on the current value in the market for transactions with similar terms adjusted for the holding period.

Off-balance-sheet financial instruments: off-balance-sheet instruments include interest rate swaps and financial guarantees issued by the Company. Fair values of interest rate swaps are based on the current value in the market for transactions with similar terms adjusted for the holding period. Fair value of financial guarantees issued by the Company is based on estimated fees to enter into similar arrangements. Such guarantees issued by the Company include letters of responsibility and letters of support for various credit facilities and financing activities of certain of its subsidiaries and affiliates (see Note M, "Commitments and Contingencies - Other," for further information).

Notes to Consolidated Financial Statements



E. INVESTMENTS IN UNCONSOLIDATED WIRELESS SYSTEMS

The Company's investments in unconsolidated wireless systems consist of the following:


--------------------------------------------------------------------------------
                                                              December 31
                                                      --------------------------
(Dollars in millions)                                  1997                1996
--------------------------------------------------------------------------------
Investments at equity                                 $1,958              $1,920
Investments at cost                                      110                  72
--------------------------------------------------------------------------------
                                                      $2,068              $1,992
================================================================================


--------------------------------------------------------------------------------
                                                          Percentage of Ownership
                                                                December 31
                                                          ----------------------
                                                             1997           1996
--------------------------------------------------------------------------------
EQUITY INVESTMENTS
U.S.:
  CMT Partners (California, Texas, Missouri, and Kansas)    50.0%          50.0%
  Nevada RSA2 Ltd. Partnership (Lander, Nevada)             50.0%          50.0%
  TOMCOM, L.P. (a)                                          35.0%          35.0%
  Centel Cellular Company of Nevada Limited
    Partnership (Las Vegas, Nevada)                         27.8%          27.8%
  PrimeCo Personal Communications, L.P. (a)                 25.0%          25.0%
International:
  Telechamada-Servicio de Pessoais, S.A. (Portugal) (a)     50.9%          50.9%
  Cellular Communications India Ltd. (India)                49.0%          49.0%
  Northstar Paging Holdings Ltd. (Canada)                   48.5%          00.0%
  Mannesmann Mobilfunk GmbH (Germany)                       34.8%          34.8%
  Belgacom Mobile (Belgium)                                 25.0%          25.0%
  Globalstar de Mexico, S. de R. L. de C.V. (Mexico) (a)    24.6%          24.6%
  Globalstar Canada Company (Canada) (a)                    23.4%          00.0%
  Airtel Movil, S.A. (Spain)                                21.7%          16.7%
  RPG Cellular Services Limited (India)                     20.0%          20.0%
  Polkomtel S.A. (Poland)                                   19.3%          19.3%
  Sistelcom-Telemensaje, S.A. (Spain) (a)                   17.5%          17.5%
  Omnitel-Pronto Italia, S.p.A. (Italy) (a)                 15.5%          15.5%
  Tokyo Digital Phone Co. (Japan)                           15.0%          15.0%
  Kansai Digital Phone Co. (Japan)                          13.0%          13.0%
  Central Japan Digital Phone Co. (Japan)                   13.0%          13.0%
  Shinsegi Mobile Telecommunication Co., Ltd. (South Korea) 10.7%          10.7%
  MobiFon S A (Romania)                                     10.0%          10.0%

COST INVESTMENTS
U.S.:
  GTE Mobilnet of Santa Barbara Limited Partnership         10.0%          10.0%
  Globalstar, L.P.                                           5.7%           6.4%
  Cal-One Cellular Limited Partnership                       5.6%           5.6%
  Fresno MSA Limited Partnership                             1.1%           1.1%
International:
  Japan:
    International Digital Communications, Inc.              10.0%          10.0%
    Digital TU-KA (b)                                        4.5%           4.5%
  Germany:
    Mannesmann Arcor (a)                                     2.2%           0.0%
================================================================================

(a)      Indirect ownership through partially owned venture.

(b) Includes Chugoku, Kyushu, Tohoku, Hokkaido, Hokuriku, and Shikoku regions.

Notes to Consolidated Financial Statements



The Company has options to purchase additional interests, ranging from 6% to 10%, in several of its international cellular consortia. The Company expects the purchases to occur in 1999.

Condensed combined financial information for unconsolidated wireless systems accounted for under the equity method is summarized as follows:

--------------------------------------------------------------------------------------------------------------------------
                                                               For the Year Ended December 31 (a)
                                        ----------------------------------------------------------------------------------
                                                  1997                         1996                        1995
                                        ----------------------------------------------------------------------------------
                                          United        Inter-         United        Inter-        United          Inter-
(Dollars in millions)                     States       national        States       national        States        national
--------------------------------------------------------------------------------------------------------------------------
Operating revenues/equity in net
  income of partnership                 $   899        $ 8,886        $ 1,168       $ 7,419        $ 1,281        $ 3,684
Operating income (loss)                 $  (232)       $ 1,225        $   190       $  (251)       $   420        $  (497)
==========================================================================================================================
Net income (loss)                       $  (238)       $   330        $   205       $  (760)       $   411        $  (539)
Other partners' and stockholders'
  share of net income (loss)               (243)           107             59          (764)           213           (519)
--------------------------------------------------------------------------------------------------------------------------
Company's share of
  net income (loss)                           5            223            146             4            198            (20)
Amortization of intangibles
  and other adjustments                      (4)           (24)             5           (22)           (10)           (16)
--------------------------------------------------------------------------------------------------------------------------
Equity in net income (loss) of
  unconsolidated wireless systems       $     1        $   199        $   151       $   (18)       $   188        $   (36)
==========================================================================================================================

(a) Includes results of operations for Telecel for 1996 and 1995. Telecel's results of operations have been consolidated beginning January 1997. Also, includes results of operations for CCI and New Par through August 15 for 1996 and the entire year for 1995.


--------------------------------------------------------------------------------------------------------
                                                                         December 31
                                                   -----------------------------------------------------
                                                          1997                            1996
                                                   -----------------------------------------------------
                                                    United                       United
(Dollars in millions)                               States  International        States   International
--------------------------------------------------------------------------------------------------------
Current assets                                     $   249        $ 1,863        $   270        $ 2,440
Noncurrent assets                                    3,093          8,271          2,652          7,055
Current liabilities                                   (466)        (4,006)          (552)        (3,309)
Noncurrent liabilities and minority interest          (345)        (4,139)          (362)        (3,774)
--------------------------------------------------------------------------------------------------------
Total partners' and stockholders' capital            2,531          1,989          2,008          2,412
Other partners' and stockholders'
   share of capital                                  1,785          1,349          1,376          1,696
--------------------------------------------------------------------------------------------------------
Company's share of capital                             746            640            632            716
Goodwill and other intangible items                     72            500             76            496
--------------------------------------------------------------------------------------------------------
Equity investments in unconsolidated
   wireless systems                                $   818        $ 1,140        $   708        $ 1,212
========================================================================================================


International equity in net income (losses) include tax benefits of $30 million, $10 million, and $40 million in 1997, 1996, and 1995, respectively. These tax benefits are recorded in "Equity in net income (loss) of unconsolidated wireless systems" in the Consolidated Statements of Income. The tax benefits were recorded as an asset that represents future benefits the entities will receive by deducting the net operating losses from future taxable income. At December 31, 1997 and 1996, the Company's proportionate share of deferred tax assets of its international equity subsidiaries was $161 million and $172 million, respectively, which was offset by related proportionate valuation allowances of $84 million and $103 million, respectively.

While the Company believes that it is more likely than not that the net deferred tax assets will be fully realized, there can be no assurance that this will happen as certain factors beyond the control of the entities and the Company, such as deteriorating local economic

Notes to Consolidated Financial Statements



conditions and increasing competition, can affect future timing and amounts of taxable income.


F. PARTNERSHIPS AND ACQUISITIONS

U S WEST Transaction

On January 29, 1998, the Company entered into an agreement to acquire the U.S. cellular business and the 25% PrimeCo Personal Communications, L.P. interest (the "Acquired Businesses") of U S WEST Media Group ("Media"). The acquisition is structured as a tax-free merger in which the subsidiaries of Media owning the Acquired Businesses will merge into the Company, which will be the surviving corporation. In the merger, the Company will issue shares of common stock having a value (the "Common Value") of between $2.685 billion and $2.735 billion (depending on the volume weighted average common stock trading price during the thirty trading days ending on the fifth trading day prior to closing (the "Determination Price")) and shares of Class D Cumulative Preferred Stock and Class E Cumulative Preferred Stock having an aggregate value of approximately $1.6 billion and will assume approximately $1.4 billion of debt associated with the Acquired Businesses. The number of shares of common stock to be issued will be determined by dividing the Common Value by the Determination Price, subject to a minimum price of $40 and a maximum price of $45. Accordingly, the Company will issue between approximately 60.8 million and 67.1 million shares of common stock. In the event that any of Media's cellular interests are not transferred to the Company, the amount of stock to be issued and the amount of debt to be assumed will be reduced appropriately. Closing of the acquisition, which is subject to Hart-Scott-Rodino clearance and certain other approvals, is expected by mid-1998. If consummated, the transaction will replace the parties' multi-phased joint venture announced in 1994. If the transaction is not consummated, the parties will revert to the prior multi-phased joint venture transaction.

PrimeCo Personal Communications, L.P.

In October 1994, the Company and U S WEST ("ATI/USW") joined with Bell Atlantic Corporation (formerly Bell Atlantic Corporation and NYNEX Corporation) ("BA") to form a partnership to jointly pursue personal communications services ("PCS") opportunities called PrimeCo Personal Communications, L.P. ("PrimeCo"). PrimeCo is owned equally by ATI/USW and BA, and is governed by a board composed of three members from each of ATI/USW and BA. In March 1995, PrimeCo was awarded eleven 30 MHz PCS licenses with bids of approximately $1.1 billion. The acquired markets complement the existing U.S. cellular franchises of the partners. PrimeCo launched service in November 1996. The Company has already contributed its share of the PCS license costs and of certain build-out expenses, and expects to continue to make significant capital contributions to PrimeCo and to experience substantial operating losses associated with the start-up phase of the PCS business, which is expected to last several years. Currently, the Company has a 25% indirect interest in PrimeCo through an interest in its PCS Partnership with U S WEST.

Either ATI/USW or BA may cause PrimeCo to be dissolved on October 20, 2001, and any PCS properties owned by it to be allocated between them according to agreed upon criteria. Bell Atlantic is subject to certain standstill restrictions with respect to the Company through October 20, 2001, unless such restrictions are earlier terminated or suspended.

TOMCOM

Concurrent with the formation of PrimeCo, ATI/USW and BA formed another partnership called TOMCOM, L.P. ("TOMCOM"). TOMCOM was formed to develop technical and service standards for the partners' wireless properties, pursue national marketing strategies, develop information technology, create a national distribution strategy, and implement joint purchasing arrangements. TOMCOM is governed by a board composed of three members from each of ATI/USW and BA.

Unlike the Company's transaction with U S WEST, the agreements with BA do not provide for a merger of cellular properties. Accordingly, each of ATI/USW and BA will continue to hold such properties separately.

CCI Merger

Effective August 16, 1996, the Company completed its acquisition of the approximately 63% of CCI's outstanding stock that it did not already own. The cost to the Company for the August 1996 acquisition was approximately $1.6 billion including liabilities assumed less cash and cash equivalents acquired. The merger consideration consisted of $1.04 billion in AirTouch preferred securities, $393 million in cash, AirTouch stock options valued at approximately $17 million, and assumption of $217 million of Zero Coupon Convertible Subordinated Notes Due 1999.

The merger has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the net assets acquired based upon their appraised

Notes to Consolidated Financial Statements



fair values. The excess of the purchase price over the final appraised fair values of net assets acquired was $1.086 billion and has been recorded as goodwill, which is being amortized on a straight-line basis over 40 years. The following cash and noncash entries were recorded in connection with the merger:

-------------------------------------------------
(Dollars in millions)
-------------------------------------------------
Fair value of assets acquired             $ 2,326
Liabilities assumed                           867
Fair value of preferred stock
  and stock options issued                  1,057
-------------------------------------------------
Cash paid, including acquisition costs        402
Less: cash acquired                           221
-------------------------------------------------
Net cash paid                             $   181
=================================================

Pro Forma Summary. The following unaudited pro forma summary presents the Company's consolidated results of operations as if the merger occurred at the beginning of the respective periods, after giving effect to certain adjustments including amortization of goodwill and other intangibles, increased interest expense from debt issued to fund the merger, deduction for preferred stock dividends, and related income tax effects. These pro forma results are not necessarily indicative of those that would have occurred had the merger taken place at the beginning of the respective periods.

--------------------------------------------------------------------------------
                                                          For the Year Ended
                                                               December 31
                                                         -----------------------
(Dollars in millions, except per share amounts)           1996              1995
--------------------------------------------------------------------------------
Operating revenues                                       $2,731           $2,279
Net income applicable to common
   stockholders                                          $  125           $   15
Net income applicable to common
   stockholders - per share
      Basic and diluted                                  $ 0.25           $ 0.03
--------------------------------------------------------------------------------


G. INTANGIBLE ASSETS

Intangible assets consist of the following:

--------------------------------------------------------------------------------
                                                               December 31
                                                        ------------------------
(Dollars in millions)                                    1997               1996
--------------------------------------------------------------------------------
FCC and international licenses                          $1,544            $1,508
Goodwill                                                 1,926             1,958
Other intangible assets                                    177               173
--------------------------------------------------------------------------------
                                                         3,647             3,639
Less: accumulated amortization                             350               230
--------------------------------------------------------------------------------
                                                        $3,297            $3,409
================================================================================

Amortization expense relating to intangible assets was $120 million for 1997, $56 million for 1996, and $20 million for 1995.

H. DEBT AND CREDIT FACILITIES

Long-term debt consists of the following:

--------------------------------------------------------------------------------
                                                               December 31
                                                         -----------------------
(Dollars in millions)                                      1997             1996
--------------------------------------------------------------------------------
U.S. borrowings:
  Notes, 7.5% due 2006 (a)                               $  398           $  398
  Notes, 7.125% due 2001                                    250              250
  Notes, 7.0% due 2003                                      250              250
  Revolving credit facility                                 180              117
  Commercial paper                                           70              196
  Zero coupon notes                                          --              179
  Other                                                      30                2
Europolitan borrowings                                      148              169
Telecel borrowings                                           55               64
Other foreign currency borrowings                            23               26
Capital leases                                               15               18
--------------------------------------------------------------------------------
                                                          1,419            1,669
Less: portion due within one year                            57               16
--------------------------------------------------------------------------------
                                                         $1,362           $1,653
================================================================================

(a) Net of discount

The Company is in compliance with all covenants associated with its debt and credit facilities. Annual maturities of long-term debt are as follows: 1998, $57 million; 1999, $73 million; 2000, $328 million; 2001, $252 million; 2002, $59 million; 2003 and thereafter, $650 million.

U.S. Borrowings

Notes. In 1996 the Company issued long-term notes payable totaling $900 million and utilized the proceeds to meet general corporate requirements and its cash obligations in connection with the CCI acquisition. The debt was issued in three tranches to establish a debt portfolio of staggered maturities. Interest on the Notes is payable semi-annually.

Notes to Consolidated Financial Statements



Revolving credit facility. The Company has a $2 billion multi-currency revolving credit facility with a syndicate of banks which expires in July 2000 (the "Facility"). Borrowings under the Facility are unsecured, bear interest at the London Interbank Offered Rate ("LIBOR") plus a margin which is based on the Company's debt rating, and are available in U.S. Dollars or selected foreign currencies. However, foreign currency borrowings may not exceed $300 million. A commitment fee, also based on the Company's credit rating, is paid on the unused portion of the Facility. Borrowings outstanding under the Facility during 1997 were denominated in Deutschmarks, and the weighted average balance outstanding during the year was $120 million. Borrowings outstanding at December 31, 1997 consist of 320 million Deutschmarks ($180 million) and have a weighted average Deutschmark interest rate of 3.87%. The amount available for borrowing under the Facility is $1.75 billion at December 31, 1997. Commercial paper borrowings are supported by the Facility and are deducted from the Facility in determining amounts available for borrowing.

Commercial paper. The Company's commercial paper program consists of discounted notes that are exempt from registration under the Securities Act of 1933. Under the terms of the program any amounts outstanding, together with all indebtedness incurred under the Facility, can not in aggregate exceed $2 billion. The Company obtained A-2 and P-2 prime commercial paper ratings from Standard and Poor's Corporation and Moody's Investor Service, respectively. These ratings may be revised or withdrawn by the rating agencies at any time. Commercial paper borrowings are classified as long-term debt because these borrowings are supported by the Facility. During 1997, the weighted average interest rate of commercial paper borrowings was 5.67% and the average amount outstanding was $244 million.

Zero coupon notes. In conjunction with its acquisition of CCI, the Company assumed the obligations relating to CCI's $217 million Zero Coupon Convertible Subordinated Notes Due 1999. The Company redeemed the Zero Coupon Notes on January 27, 1997 for an aggregate redemption price of $181 million.

Europolitan Borrowings

The Company's cellular subsidiary in Sweden, Europolitan Holdings AB (formerly known as NordicTel Holdings AB), has borrowings outstanding under two long-term revolving credit facilities. One credit agreement is a 200 million Krona ($26 million) revolving credit facility due in December 1999 (the "1999 Revolver"). Borrowings under the 1999 Revolver are collateralized by Europolitan Holdings AB's equity shares in its wholly owned operating subsidiary. At December 31, 1997, the effective interest rate of the 1999 Revolver is 4.55% and the amount outstanding is 144 million Krona ($20 million). The other credit facility is a
1.4 billion Krona ($181 million) multi-currency revolving credit facility with a syndicate of financial institutions which is due in November, 2000 (the "Europolitan Revolver"). Borrowings under the Europolitan Revolver bear interest at LIBOR plus a margin. The Europolitan Revolver is guaranteed by the Company. At December 31, 1997, the effective interest rate of the Europolitan Revolver is 5.02% and the amount outstanding is 550 million Krona ($71 million). A commitment fee is paid on the unused portion of the Europolitan Revolver. Also outstanding at December 31, 1997 is a $57 million borrowing under a long-term credit arrangement with an international banking consortium. This borrowing was retired in January 1998 with funds obtained from the Europolitan Revolver.

Telecel Borrowings

Telecel issued bonds due in 1998 and 1999 and utilized the proceeds to finance infrastructure development. At December 31, 1997, the weighted average interest rate of these bonds is 5.84% and the amount outstanding is 10 billion Escudos ($55 million). Telecel maintains various revolving credit facilities which provide for borrowings of up to 3.25 billion Escudos ($18 million). No borrowings were outstanding under these revolving credit facilities during 1997 or 1996.

Notes to Consolidated Financial Statements


I. CAPITAL STOCK

The following table summarizes changes in the number of equity security shares outstanding:

---------------------------------------------------------------------------------
                                          Class B       Class C
                                        Preferred     Preferred            Common
(In millions)                               Stock         Stock             Stock
---------------------------------------------------------------------------------
Shares outstanding at
  December 31, 1994 (a)                       --            --              493.8
Merger, paging company                        --            --                3.2
Incentive programs and
  Employee Benefits plans                     --            --                1.7
Treasury stock activity (b)                   --            --               (0.1)
---------------------------------------------------------------------------------
Shares outstanding at
  December 31, 1995 (a)                       --            --              498.6
Merger, CCI                                   17.2          11.1               --
Incentive programs and
  Employee Benefits plans                     --            --                3.8
Treasury stock activity (b)                   --            --               (0.1)
---------------------------------------------------------------------------------
Shares outstanding at
  December 31, 1996 (a)                       17.2          11.1            502.3
Incentive programs and
  Employee Benefits plans                     --            --                3.5
Treasury stock activity (b)                   --            --               (0.3)
---------------------------------------------------------------------------------
Shares outstanding at
  December 31, 1997 (a)                       17.2          11.1            505.5
=================================================================================


(a) In addition to the common shares outstanding, a subsidiary of the Company owns 122,960 shares of the Company's common stock; because the accounting treatment for subsidiary-held shares is similar to that for treasury stock, the subsidiary-held shares are not considered outstanding.

(b) Primarily composed of treasury stock additions from incentive plan forfeitures, net of shares reissued under incentive programs.

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

Holders of the Preferred Shares are entitled to receive dividends in preference to, and in priority over, any dividends upon any shares of the Company ranking junior to the Preferred Shares as to dividends, but subject to the rights of holders of shares of the Company having a preference and a priority over the payment of dividends on the Preferred Shares. Holders of Class B Preferred are entitled to receive cumulative preferential dividends at the rate of $1.74 per share per annum, payable quarterly in arrears, and holders of Class C Preferred are entitled to receive cumulative preferential dividends at the rate of $2.125 per share per annum, also payable quarterly in arrears.

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

The Class C Preferred shares will mature on August 16, 2016, and the holders will be entitled to receive cash equal to $50.00 per share plus an amount equal to all accrued and unpaid dividends. Class C Preferred shares are convertible at the option of the holder into 1.379 shares of the Company's common stock, subject to certain adjustments. The Class C Preferred is not redeemable by the Company prior to August 16, 1999. Thereafter under certain circumstances the Class C Preferred may be converted into shares of common stock through August 16, 2006, and thereafter until maturity may be redeemed for cash or converted into shares of common stock at the option of the Company. Therefore, for financial reporting purposes, these shares are not considered to be mandatorily redeemable. In the event of liquidation, either voluntary or involuntary, the Class C Preferred holders are entitled to a liquidation preference equal to $50.00 per share plus accrued and unpaid dividends. The holders of Class C

Notes to Consolidated Financial Statements


Preferred are not entitled to vote unless the Class C Preferred dividends are in arrears and unpaid for six quarterly dividend periods, and in certain other circumstances, in which case holders of Class C Preferred are entitled to certain rights to vote for the election of two directors.

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

Stock Repurchase

The Company's Board of Directors has authorized the repurchase of up to $1 billion of Company common and preferred stock. Accordingly, based on market conditions, the Company intends to occasionally buy its shares on the open market. As of December 31, 1997, the Company had repurchased 7,000 common shares under this program.


J. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

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

During 1996, the terms of certain restricted stock awards for those employees not eligible to receive stock options were amended to provide early vesting if certain 1997 business goals were achieved. These 1997 business goals were met and the restricted stock awards were vested and released as of March 2, 1998.

In February 1998, the Company's Board of Directors approved a new restricted stock incentive program for those employees not eligible to receive stock options. Vesting will occur at the earlier of (i) meeting certain targets related to the Company's common stock price or proportionate operating cash flow or (ii) March 2, 2005. Approximately 675,000 shares were issued under this award on March 2, 1998.

For purposes of the following pro forma disclosures required by SFAS No. 123, the estimated fair value of options is amortized to expense over the option's

Notes to Consolidated Financial Statements



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

The following pro forma information has been prepared as if the Company had accounted for its employee stock options using the fair value-based method of accounting established by SFAS No. 123:

--------------------------------------------------------------------------------
                                                     For the Year Ended
(Dollars in millions, except per share                   December 31
amounts)                                     -----------------------------------
                                              1997          1996          1995
--------------------------------------------------------------------------------
Net income applicable to
common stockholders:
  As reported                                $   394       $   179       $   132
  Pro forma (a)                              $   357       $   154       $   128
Net income applicable to common
  stockholders - per share:
  Basic and diluted:
    As reported                              $  0.78       $  0.36       $  0.27
    Pro forma (a)                            $  0.71       $  0.31       $  0.26
================================================================================



(a) Based on the following assumptions for grants in 1997, 1996, and 1995, respectively: risk-free weighted average interest rates of 6.2%, 6.0%, and 5.4%; volatility factors of the expected market price of the Company's common stock of 29.8%, 29.0%, and 29.0%; and weighted average expected option lives of 4.9 years, 4.3 years, and 4.1 years.

Total compensation recognized under APB No. 25 was $21 million, $11 million, and $3 million for 1997, 1996, and 1995, respectively.

Notes to Consolidated Financial Statements



There were 23 million shares available for future employee awards at December 31, 1997. The following table summarizes employee award activity:

                                      ------------------------------------------------------------------------------------------
                                                  1997                          1996                              1995
                                      ------------------------------------------------------------------------------------------
                                                         Weighted                        Weighted                       Weighted
                                                          Average                         Average                        Average
                                                         Exercise                        Exercise                       Exercise
                                         Shares             Price         Shares            Price         Shares           Price
---------------------------------------------------------------------------------------------------------------------------------
Outstanding, beginning of year        21,377,935        $   27.62     12,618,329        $   25.63      7,034,403        $   18.52
Stock options granted                  2,746,983        $   26.29     10,176,998        $   29.48      7,158,965        $   30.61
Restricted stock granted                  79,237            --           813,210            --           284,618            --
Stock units granted                      418,333            --            59,532            --             7,465            --
Options exercised                     (2,018,949)       $   22.07       (585,251)       $   16.26       (506,802)       $   16.06
Awards forfeited                      (1,458,410)       $   32.52       (645,387)       $   28.61       (328,697)       $   20.98
Restricted stock issued                  (79,397)           --        (1,012,346)           --          (925,277)           --
Stock units issued                       (30,449)           --           (47,150)           --          (106,346)           --
---------------------------------------------------------------------------------------------------------------------------------
Outstanding, end of year              21,035,283        $   27.07     21,377,935        $   27.62     12,618,329        $   25.63
---------------------------------------------------------------------------------------------------------------------------------
Options exercisable                    9,053,724        $   25.75      5,822,319        $   23.27      3,195,121        $   17.61
=================================================================================================================================

Summary information concerning outstanding and exercisable employee stock awards as of December 31, 1997 is as follows:

---------------------------------------------------------------------------------------------
                                       Weighted
                                        Average     Weighted                        Weighted
                                      Remaining      Average                         Average
         Range of         Number    Contractual     Exercise              Number    Exercise
  Exercise Prices    Outstanding           Life        Price         Exercisable       Price
---------------------------------------------------------------------------------------------
$  0.00 - $  0.00(a)     452,013        9.0 yrs       $ 0.00                  --     $ 0.00
$ 12.09 - $ 22.63      3,194,553        3.4 yrs      $ 19.34           2,884,788     $19.23
$ 23.00 - $ 32.75     14,939,030        5.7 yrs      $ 27.26           5,524,039     $28.28
$ 33.28 - $ 59.85      2,449,687        7.9 yrs       $41.00             644,897     $33.30
---------------------------------------------------------------------------------------------
                      21,035,283                                       9,053,724
=============================================================================================

(a) Relates to stock units granted under a fixed plan which does not require the holders to pay for such units.

Notes to Consolidated Financial Statements



Exercise prices of some options differ from the market price of the stock on the grant date. The following table summarizes options by those that have exercise prices equal to, greater than, or less than the market price on the grant date. The weighted average fair values below have been determined using the Black-Scholes model.

----------------------------------------------------------------------------------------------
                                       Exercise Price     Exercise Price        Exercise Price
                                             Equal To       Greater Than            Less Than
                                     Market Price (a)    Market Price (a)     Market Price (a)
----------------------------------------------------------------------------------------------
1997:
  Options granted                           2,746,983                  --                  --
  Weighted average exercise price       $       26.29                  --                  --
  Weighted average fair value           $        9.59                  --                  --
1996:
  Options granted                           8,503,618           1,673,380                  --
  Weighted average exercise price       $       26.13       $       46.52                  --
  Weighted average fair value           $        7.79       $        8.62                  --
1995:
  Options granted                           6,088,415           1,070,550                  --
  Weighted average exercise price       $       30.14       $       33.28                  --
  Weighted average fair value           $        8.69       $       12.16                  --
=============================================================================================

(a) Represents the closing market price of the Company's common stock as quoted on the grant date.


In connection with the Company's acquisition of CCI described in Note F, options to purchase CCI stock were converted into options to purchase 1,924,001 shares of Company common stock (the "CCI Options"). At the time of conversion, the CCI Options had a weighted average exercise price of $20.24 per share and a weighted average fair value of $8.59 per share. There were 329,530 CCI Options outstanding and exercisable at December 31, 1997.

At the time of its spin-off from Pacific Telesis Group ("Telesis"), the Company granted SARs, which were not a part of the Plan, to an investment firm that advised Telesis and the Company. The Company and Telesis each granted SARs covering 350,000 shares of their respective common stock. The SARs expired in April 1997. As of December 31, 1997, 325,000 SARs had been exercised.

The Company also has an Employee Stock Purchase Plan ("ESPP") under which it has reserved 2.4 million shares of common stock. The purpose of the ESPP is to provide employees with the opportunity to increase their interest in the success of the Company by purchasing stock from the Company on favorable terms and paying for such purchases through payroll deductions. Stock purchases under the ESPP were 580,953 shares, 429,981 shares, and 358,301 shares for 1997, 1996, and 1995, respectively. The weighted average fair value of the ESPP purchases was estimated at $5.88 per share in 1997, $5.78 per share in 1996, and $5.85 per share in 1995 based upon the Black-Scholes model using the following assumptions for 1997, 1996, and 1995, respectively: risk-free weighted average interest rates of 5.5%, 5.1%, and 5.7%, volatility factors of the expected market price of the Company's common stock of 33.9%, 29.7%, and 27.8%, and an expected life of 90 days for all years.

Notes to Consolidated Financial Statements



K.  INCOME TAXES

The components of income tax expense for each of the three years in the period ended December 31 are as follows:

--------------------------------------------------------------
(Dollars in millions)          1997         1996         1995
--------------------------------------------------------------
Current:
  Federal                     $  80        $  90        $  78
  State and other taxes          57           26           10
  Foreign                        54           --            1
--------------------------------------------------------------
   Total current                191          116           89
--------------------------------------------------------------
Deferred:
  Federal                        78           49           23
  State and other taxes          (8)          --           14
  Foreign                         5          (16)         (13)
--------------------------------------------------------------
   Total deferred                75           33           24
--------------------------------------------------------------
Total income taxes            $ 266        $ 149        $ 113
==============================================================

The domestic and foreign components of income (loss) before income taxes and preferred dividends for each year ended December 31 are as follows:

----------------------------------------------------------------
(Dollars in millions)             1997        1996         1995
----------------------------------------------------------------
U.S. operations                  $ 423       $ 405        $ 306
International operations           291         (57)         (61)
----------------------------------------------------------------
Income before income taxes
  and preferred dividends        $ 714       $ 348        $ 245
================================================================

Significant components of the Company's deferred tax liabilities and assets are as follows:

--------------------------------------------------------------------------------
                                                               December 31
                                                          ----------------------
(Dollars in millions)                                      1997            1996
--------------------------------------------------------------------------------
Deferred tax liabilities:
  Amortization                                            $ 474           $ 447
  Depreciation                                              192             114
  Investments in U.S. partnerships                           79             138
  Unrealized gains                                           28              17
  Other                                                      28              38
--------------------------------------------------------------------------------
                                                            801             754
--------------------------------------------------------------------------------
Deferred tax assets:
  Foreign tax benefits in consolidated
    subsidiaries                                             20              24
  Accruals deductible when paid                              22              34
  Organization and start-up costs                             1               6
  Accounts receivable                                        19              11
  Currency translation adjustment                            34               4
  Other                                                      32              34
--------------------------------------------------------------------------------
                                                            128             113
Less: valuation allowance                                     7               2
--------------------------------------------------------------------------------
                                                            121             111
Total deferred taxes recorded in
  Consolidated Balance Sheets                             $ 680           $ 643
================================================================================
Current                                                   $ (17)          $ (24)
Noncurrent                                                  697             667
--------------------------------------------------------------------------------
Net deferred tax liabilities                              $ 680           $ 643
================================================================================

Although there can be no assurances, the Company believes that it is more likely than not that it will generate future taxable income sufficient to fully realize future benefits from the net deferred tax assets of $121 million.

At December 31, 1997, the Company had $46 million in net operating loss carryforwards for foreign tax reporting purposes, substantially all of which can be carried forward indefinitely.

The reasons for differences each year between the statutory federal income tax rate and the effective income tax rate are provided in the following reconciliation:

Notes to Consolidated Financial Statements



----------------------------------------------------------------------------------
                                                1997          1996           1995
----------------------------------------------------------------------------------
Statutory federal income
  tax rate                                      35.0%         35.0%         35.0%
Increase (decrease) in taxes
  resulting from:
    Equity in net income (loss)
      of certain unconsolidated
      wireless systems                          (9.8)         (0.2)          9.6
    State income taxes, net of
      federal tax benefit                        4.3           4.3           6.7
    Nondeductible amortization                   2.1           3.2           1.7
    Tax impact of foreign
      income                                     3.8          (0.9)         (5.2)
    Other                                        1.9           1.5          (1.6)
----------------------------------------------------------------------------------
Effective income tax rate                       37.3%         42.9%         46.2%
==================================================================================

At December 31, 1997, $68 million of deferred tax liabilities, related to $454 million of cumulative unrepatriated earnings on consolidated foreign subsidiaries and equity investments in unconsolidated foreign wireless systems, were excluded from recognition under SFAS No. 109, "Accounting for Income Taxes," because such earnings are intended to be reinvested indefinitely.

For each the years ended, December 31, 1997, 1996, and 1995, consolidated net deferred tax liabilities increased (decreased) by $(27) million, $(17) million, and $6 million, respectively, due to amounts recorded directly to the currency translation adjustment component of stockholders' equity. For each the years ended, December 31, 1997, 1996, and 1995, consolidated net deferred tax liabilities also increased (decreased) by $5 million, $(2) million, and $15 million, respectively, due to amounts recorded directly to other components of stockholders' equity.

L.  EMPLOYEE BENEFITS

Defined Contribution Plan

The Company sponsors a defined contribution plan (the "Retirement Plan") which covers substantially all full-time employees. The Company's contributions to the Retirement Plan are based on a percentage of pay and on matching a portion of employee contributions. The cost recognized for the Retirement Plan was $30 million in 1997, $24 million in 1996, and $17 million in 1995.

Defined Benefit Pension Plan

The Company maintains a defined benefit plan (the "Pension Plan") under which individuals who were employees at December 31, 1986, and transferees from Pacific Telesis Group, receive pension, death, and survivor benefits based on a percentage of their final five-year average pay and years of service. The accrual of service credit was discontinued in 1986 for Pension Plan participants. Thus, pension benefits only increase as a participant's compensation increases.

The Pension Plan's actual return on assets exceeds its periodic pension cost and therefore the Company's Consolidated Statements of Income include pension income of $7 million in 1997, $5 million in 1996, and $6 million in 1995. The Pension Plan's net funded status exceeds its projected benefit obligation and therefore the Company's Consolidated Balance Sheets include a net pension asset of $42 million at December 31, 1997 and $35 million at December 31, 1996. The assumptions used in estimating the Pension Plan's projected benefit obligation include a discount rate of 7.0%, a compensation increase rate of 5.5%, and a long-term rate of return on Pension Plan assets of 8.5%. The assets of the Pension Plan are primarily composed of publicly traded mutual and index funds.

Other Postretirement Benefits

The Company provides medical and dental benefits for eligible retired employees and their eligible dependents and also provides life insurance benefits to eligible retired employees (the "Postretirement Plan"). The Company retains the right, subject to existing agreements and applicable legal requirements, to amend or eliminate these postretirement benefits.

The net periodic postretirement benefit expense for the Postretirement Plan was $3 million for 1997, $2 million for 1996, and $1 million for 1995. The accrued postretirement benefit obligation, which is principally unfunded, recorded in the Company's Consolidated Balance Sheets was $21 million at December 31, 1997 and $18 million at December 31, 1996. The assumptions used in estimating the accumulated postretirement benefit obligation include a discount rate of 7.0%, a compensation increase rate of 5.5%, and a long-term rate of return on Postretirement Plan assets of 8.5%. The estimates also include an escalation factor for anticipated increases in health care costs. The escalation rate begins at 7.0% in 1998, gradually decreases to 5.0% by the year 2002, and remains at that level thereafter. A 1% increase in these health care cost trend rates would increase the accumulated postretirement benefit obligation by $4 million.

Notes to Consolidated Financial Statements



M. COMMITMENTS AND CONTINGENCIES

Contingencies

The Company has been a defendant in various antitrust lawsuits filed in both state and federal courts. In 1993, a class action complaint was filed in Orange County Superior Court alleging price fixing in the Los Angeles cellular market. A parallel class action filed in Orange County Superior Court in 1994 was stayed pending the resolution of the 1993 case. In 1997, a settlement was reached in the case which has been approved by the Court. In 1994, two class action complaints were filed against the Company, one in San Diego County Superior Court and one in the U.S. District Court also alleging price fixing. The state case was dismissed and a tentative settlement has been reached in the federal case, which has not yet been approved by the court. Also in 1994, a class action complaint was filed against the Company in San Francisco County Superior Court alleging price fixing. In 1996, an almost identical class action complaint was filed against the Company in Alameda County Superior Court. The two cases were assigned to a single judge for coordination. In late 1997, a settlement was reached in these cases which the court has preliminarily approved. In the aggregate these settlements will not have a material adverse effect on the Company's financial position or results of operations.

The Company is party to various other legal proceedings in the ordinary course of business. Although the ultimate resolution of these various other proceedings cannot be ascertained, management does not expect that they will have a material adverse effect on the Company's financial position or results of operations.

Lease Commitments

The Company leases various facilities and equipment under noncancelable lease arrangements. Most leases contain renewal options for varying periods. Rent expense under all operating leases was $83 million, $76 million, and $50 million in 1997, 1996, and 1995, respectively.

Future minimum lease payments under noncancelable operating leases with an initial term of one year or more are as follows at December 31, 1997:

---------------------------------------
(Dollars in millions)
---------------------------------------
1998                             $  81
1999                                73
2000                                62
2001                                41
2002                                29
Thereafter                         132
---------------------------------------
Total minimum lease payments     $ 418
---------------------------------------

Other

In the ordinary course of business, the Company has issued letters of responsibility and letters of support for performance guarantees, refundable security deposits, and credit facilities of certain subsidiaries and affiliates providing varying degrees of recourse to the Company. At December 31, 1997, the Company's proportionate share under such arrangements was $403 million. The Company believes the probability it will be required to pay under these various arrangements is remote.

At December 31, 1997, the Company was committed to spend $414 million for the acquisition of property, plant, and equipment, purchases of cellular equipment and other items, and capital contributions to unconsolidated wireless systems.

Notes to Consolidated Financial Statements



N.  ADDITIONAL FINANCIAL INFORMATION

Other Current Liabilities
--------------------------------------------------------------------------------
Other current liabilities consist of the following:

-----------------------------------------------------
                                        December 31
                                    -----------------
(Dollars in millions)                1997       1996
-----------------------------------------------------
Accrued expenses                    $ 161     $   92
Accrued compensation and benefits     138        116
Accrued liabilities                   110         22
Taxes payable                          78         69
Deferred revenue                       61         43
Interest payable                       35         39
Other accounts payable                 28         67
Other                                  64         80
-----------------------------------------------------
                                    $ 675     $  528
====================================================

Information About Foreign Operations

Selected consolidated financial data for the Company's domestic and foreign operations is presented below. Operating revenues represent sales to unaffiliated customers, and there were no sales or transfers between domestic and foreign operations. Assets maintained for general corporate purposes are primarily included within U.S. operations.

--------------------------------------------------------------------------------
(Dollars in millions)                        1997          1996            1995
--------------------------------------------------------------------------------
Operating revenues:
  U.S. operations                          $ 2,843       $ 2,040        $ 1,467
  International operations                     751           212            152
--------------------------------------------------------------------------------
                                           $ 3,594       $ 2,252        $ 1,619
--------------------------------------------------------------------------------
Operating income (loss):
  U.S. operations                          $   591       $   342        $   202
  International operations                     115           (61)           (89)
--------------------------------------------------------------------------------
                                           $   706       $   281        $   113
--------------------------------------------------------------------------------
Identifiable assets:
  U.S. operations                          $ 5,662       $ 5,493        $ 2,007
  International operations                   1,240         1,039            565
  Investments in unconsol-
    idated wireless systems                  2,068         1,992          3,076
--------------------------------------------------------------------------------
                                           $ 8,970       $ 8,524        $ 5,648
--------------------------------------------------------------------------------



O. QUARTERLY FINANCIAL DATA (UNAUDITED)

------------------------------------------------------------------------------------------------------
(Dollars in millions, except per share amounts)
------------------------------------------------------------------------------------------------------
1997                                                           First     Second      Third      Fourth
------------------------------------------------------------------------------------------------------
Operating revenues                                              $836       $901       $916       $941
Operating income                                                $208       $199       $215       $ 84
Income before preferred dividends                               $ 77       $119       $141       $111
Preferred dividends                                             $ 13       $ 13       $ 14       $ 14
Net income applicable to common stockholders                    $ 64       $106       $127       $ 97
Net income applicable to common stockholders - per share:
   Basic and diluted                                           $0.13      $0.21      $0.25      $0.19
------------------------------------------------------------------------------------------------------

1996                                                           First      Second     Third      Fourth
------------------------------------------------------------------------------------------------------
Operating revenues                                              $449       $481       $601       $721
Operating income                                                $ 49       $ 63       $106       $ 63
Income before preferred dividends                               $ 52       $ 61       $ 59       $ 27
Preferred dividends                                             $ --       $ --       $  7       $ 13
Net income applicable to common stockholders                    $ 52       $ 61       $ 52       $ 14
Net income applicable to common stockholders - per share:
   Basic and diluted                                           $0.10      $0.12      $0.10      $0.03
======================================================================================================

Selected Proportionate Financial Data(a)



--------------------------------------------------------------------------------------------------------------
                                                                              For the Year Ended December 31
                                                                           -----------------------------------
(Dollars in millions)                                                       1997          1996           1995
--------------------------------------------------------------------------------------------------------------
TOTAL COMPANY (b)
Service and other revenues                                                 $4,907        $3,925        $2,679
Operating expenses before depreciation and amortization expenses (c)        3,171         2,801         1,976
Depreciation and amortization expenses                                        789           603           406
--------------------------------------------------------------------------------------------------------------
Operating income                                                           $  947        $  521        $  297
--------------------------------------------------------------------------------------------------------------
Net income applicable to common stockholders                               $  394        $  179        $  132
Operating cash flow (d)                                                    $1,736        $1,124        $  703
Operating cash flow margin (e)                                               35.4%         28.6%         26.2%
==============================================================================================================

U.S. CELLULAR OPERATIONS
Service and other revenues                                                 $2,363        $1,984        $1,523
Cost of revenues                                                              236           222           188
Selling and customer operations expenses (c)                                  902           781           591
General, administrative, and other expenses                                   169           160           139
Depreciation and amortization expenses                                        388           292           189
--------------------------------------------------------------------------------------------------------------
Operating income                                                           $  668        $  529        $  416
--------------------------------------------------------------------------------------------------------------
Operating cash flow (d)                                                    $1,056        $  821        $  605
Operating cash flow margin (e)                                               44.7%         41.4%         39.7%
==============================================================================================================

INTERNATIONAL OPERATIONS
Service and other revenues                                                 $2,181        $1,640        $  918
Operating expenses before depreciation and amortization expenses (c)        1,452         1,319           794
Depreciation and amortization expenses                                        283           226           154
--------------------------------------------------------------------------------------------------------------
Operating income (loss)                                                    $  446        $   95        $  (30)
--------------------------------------------------------------------------------------------------------------
Operating cash flow (d)                                                    $  729        $  321        $  124
Operating cash flow margin (e)                                               33.4%         19.6%         13.5%
==============================================================================================================

U.S. PAGING OPERATIONS (f)
Service and other revenues (g)                                             $  330        $  297        $  226
Operating expenses before depreciation and amortization expenses              222           209           151
Depreciation and amortization expenses                                         74            64            43
--------------------------------------------------------------------------------------------------------------
Operating income                                                           $   34        $   24        $   32
--------------------------------------------------------------------------------------------------------------
Operating cash flow (d)                                                    $  108        $   88        $   75
Operating cash flow margin (e)                                               32.7%         29.6%         33.2%
==============================================================================================================
U.S. PCS OPERATIONS (h)
Service and other revenues                                                 $   33        $    1        $   --
==============================================================================================================

Selected Proportionate Financial Data


Footnotes:


(a) This table is not required by GAAP and is not intended to replace the Consolidated Financial Statements prepared in accordance with GAAP. It is presented to provide supplemental data. Because significant assets of the Company are not consolidated, the Company believes that proportionate financial and operating data facilitates the understanding and assessment of its Consolidated Financial Statements. Under GAAP, the Company consolidates the entities in which it has a direct controlling interest and uses the equity method to account for entities over which the Company has significant influence but does not have a direct controlling interest. In contrast, proportionate accounting reflects the Company's relative ownership interests in operating revenues and expenses for both its consolidated and equity method entities. For example, U.S. cellular proportionate results present the Company's share -- its percentage ownership -- for all significant U.S. cellular operations, including those entities where the Company does not own more than 50 percent. Similarly, total proportionate results show the Company's share of all its significant worldwide operations. Certain prior period data has been reclassified and restated to conform to the current year presentation.

(b) Reflects results of systems in which the Company owns an interest, multiplied by the Company's ownership interest, exclusive of cost-based investments and certain equity-based investments that are not material to the information presented.

(c)      Includes net losses on equipment sold to acquire and retain customers.

(d) Operating cash flow is defined as operating income plus depreciation and amortization and is not the same as cash flow from operating activities in the Company's Consolidated Statements of Cash Flows. Proportionate operating cash flow represents the Company's ownership interests in the respective entities' operating cash flows. As such, proportionate operating cash flow does not represent cash available to the Company.

(e) Operating cash flow margin is calculated by dividing "Operating cash flow" by "Service and other revenues."

(f) U.S. Paging Operations, which are wholly owned by the Company, include operations in Canada.

(g)      Includes any gain or loss on equipment sales.

(h) PCS data relates to PrimeCo Personal Communications, L.P. ("PrimeCo"), a U.S. personal communications services ("PCS") business in which the Company has a 25% interest. Operations began in the fourth quarter of 1996.




                                       47