Form 10-K405, Exhibit 13
period 1998-12-31
AIRTOUCH COMMUNICATIONS INC
filed 1999-03-31
CIK 904255

---------------------------------------------------------
 2     SELECTED FINANCIAL DATA

---------------------------------------------------------
 2     Selected Five-Year Consolidated Data

---------------------------------------------------------
 5     Selected Five-Year Proportionate Data
---------------------------------------------------------

---------------------------------------------------------
 9     MANAGEMENT'S DISCUSSION & ANALYSIS OF FINANCIAL
       CONDITION & RESULTS OF OPERATIONS
---------------------------------------------------------

---------------------------------------------------------
25     CONSOLIDATED FINANCIAL STATEMENTS

---------------------------------------------------------
25     Report of Management

---------------------------------------------------------
26     Report of Independent Accountants

---------------------------------------------------------
27     Consolidated Statements of Income for the years
       ended December 31, 1998, 1997, and 1996

---------------------------------------------------------
28     Consolidated Balance Sheets as of December 31,
       1998 and 1997

---------------------------------------------------------
29     Consolidated Statements of Stockholders' Equity
       for the years ended December 31, 1998, 1997, and
       1996

---------------------------------------------------------
30     Consolidated Statements of Cash Flows for the
       years ended December 31, 1998, 1997, and 1996

---------------------------------------------------------
31     Notes to Consolidated Financial Statements

---------------------------------------------------------
53     Selected Proportionate Financial Data

SELECTED FINANCIAL DATA
SELECTED FIVE-YEAR CONSOLIDATED DATA
AIRTOUCH COMMUNICATIONS, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
(Dollars in millions, except per share amounts)

                                                                           For the Year Ended December 31
                                                         -------------------------------------------------------------------
                                                           Pro Forma (a)                        Historical
                                                         ------------------   ----------------------------------------------
                  OPERATING RESULTS                        1998      1997     1998(a)   1997(b)   1996(b)    1995    1994(c)
----------------------------------------------------------------------------------------------------------------------------
Operating revenues                                       $  5,542   $ 5,034   $5,181    $3,594    $2,252    $1,619   $1,247
Operating income                                         $    982   $   843   $  946    $  706    $  281    $  113   $   73
Equity in net income of unconsolidated wireless
  systems                                                $    357   $    81   $  393    $  200    $  133    $  152   $  110
Interest:
Expense                                                  $   (168)  $  (174)  $ (145)   $  (90)   $  (52)   $  (13)  $  (10)
Income                                                   $     23   $    18   $   23    $   18    $   14    $   35   $   55
Income before preferred dividends                        $    710   $   365   $  725    $  448    $  199    $  132   $   98
Preferred dividends                                      $    140   $   139   $  117    $   54    $   20    $   --   $   --
Net income applicable to common stockholders             $    570   $   226   $  608    $  394    $  179    $  132   $   98
Per share data:
Income before preferred dividends
Basic                                                    $   1.24   $  0.65   $ 1.30    $ 0.89    $ 0.40    $ 0.27   $ 0.20
Diluted                                                  $   1.22   $  0.65   $ 1.28    $ 0.89    $ 0.40    $ 0.27   $ 0.20
Net income applicable to common stockholders
Basic                                                    $   1.00   $  0.40   $ 1.09    $ 0.78    $ 0.36    $ 0.27   $ 0.20
Diluted                                                  $   0.98   $  0.40   $ 1.07    $ 0.78    $ 0.36    $ 0.27   $ 0.20

--------------------------------------------------------------------------------

                                                                                      For the year Ended December 31
                                                                              ----------------------------------------------
                  CASH FLOW DATA                                              1998(a)   1997(b)   1996(b)   1995     1994(c)
----------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities                                          $ 1,856   $ 1,335   $   775   $   322  $  118
Cash flows from investing activities                                          $(1,656)  $(1,097)  $(1,175)  $(1,362) $ (472)
Cash flows from financing activities                                          $  (159)  $  (260)  $   346   $   694  $  132

                                                                                               December 31
                                                                              ----------------------------------------------
                  BALANCE SHEET DATA                                          1998(a)     1997     1996(b)    1995    1994(c)
----------------------------------------------------------------------------------------------------------------------------
Investments in unconsolidated wireless systems                                $ 3,491   $ 2,068    $ 1,992  $ 3,076  $1,698
Intangible assets, net                                                        $ 8,513   $ 3,297    $ 3,409  $   606  $  471
Total assets                                                                  $17,553   $ 8,970    $ 8,524  $ 5,648  $4,488
Long-term debt, including current portion                                     $ 2,746   $ 1,419    $ 1,669  $   906  $  130
Redeemable preferred stock                                                    $ 1,574   $    --    $    --  $    --  $   --
Total stockholders' equity                                                    $ 9,325   $ 5,529    $ 5,062  $ 3,751  $3,459
Working capital (deficit)                                                     $  (220)  $  (254)   $  (120) $    19  $  736
Capital expenditures and capital calls, excluding
  acquisitions (d)                                                            $ 1,398   $ 1,023    $   903  $   665  $  443

--------------------------------------------------------------------------------

SELECTED FINANCIAL DATA
(Dollars in millions)

U.S. CELLULAR OPERATIONS
                                                                           For the Year Ended December 31
                                                         -------------------------------------------------------------------
                                                           Pro Forma (a)                        Historical
                                                         ------------------   ----------------------------------------------
                  GAAP FINANCIAL DATA                      1998      1997     1998(a)    1997     1996(b)    1995    1994(c)
----------------------------------------------------------------------------------------------------------------------------
Service and other revenues                               $  3,874   $ 3,621   $3,538    $2,351    $1,634    $1,145   $  875
Equipment sales                                               224       295      198       125        60        44       46
----------------------------------------------------------------------------------------------------------------------------
Operating revenues                                          4,098     3,916    3,736     2,476     1,694     1,189      921
----------------------------------------------------------------------------------------------------------------------------
Operating expenses before
  depreciation and amortization                             2,398     2,360    2,185     1,452     1,055       771      584
Depreciation and amortization expenses                        860       780      748       381       240       128      130
----------------------------------------------------------------------------------------------------------------------------
Operating income                                         $    840   $   776   $  803    $  643    $  399    $  290   $  207
============================================================================================================================
Equity in net income (loss) of
  unconsolidated wireless systems (e)                    $    (77)  $  (125)  $  (41)   $    1    $  151    $  188   $  125
----------------------------------------------------------------------------------------------------------------------------
Distributions received from equity investees                                  $  133    $  105    $  140    $  104   $   80
----------------------------------------------------------------------------------------------------------------------------

INTERNATIONAL OPERATIONS
                                                                                      For the Year Ended December 31
                                                                              ----------------------------------------------
                  GAAP FINANCIAL DATA                                          1998     1997(b)    1996(b)   1995    1994(c)
----------------------------------------------------------------------------------------------------------------------------
Service and other revenues                                                    $   935   $   685    $   190  $   133  $   76
Equipment sales                                                                    89        66         22       19       7
----------------------------------------------------------------------------------------------------------------------------
Operating revenues                                                              1,024       751        212      152      83
----------------------------------------------------------------------------------------------------------------------------
Operating expenses before
  depreciation and amortization expenses                                          674       551        239      214     140
Depreciation and amortization expenses                                            112        85         34       27      22
----------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                                                       $   238   $   115    $   (61) $   (89) $  (79)
============================================================================================================================
Equity in net income (loss) of
  unconsolidated wireless systems                                             $   434   $   199    $   (18) $   (36) $  (15)
----------------------------------------------------------------------------------------------------------------------------
Distributions received from equity
  investees                                                                   $   258   $   279    $    --  $    --  $   --
----------------------------------------------------------------------------------------------------------------------------

U.S. PAGING OPERATIONS
                                                                                      For the Year Ended December 31
                                                                              ----------------------------------------------
                  GAAP FINANCIAL DATA                                          1998      1997       1996     1995    1994(c)
----------------------------------------------------------------------------------------------------------------------------
Service and other revenues                                                    $   371   $   330    $   293  $   220  $  184
Equipment sales                                                                    48        39         50       45      43
----------------------------------------------------------------------------------------------------------------------------
Operating revenues                                                                419       369        343      265     227
----------------------------------------------------------------------------------------------------------------------------
Operating expenses before
  depreciation and amortization expenses                                          296       261        255      190     160
Depreciation and amortization expenses                                             80        74         64       43      37
----------------------------------------------------------------------------------------------------------------------------
Operating income (loss)                                                       $    43   $    34    $    24  $    32  $   30
============================================================================================================================

---------------
(a) In April 1998, AirTouch Communications, Inc. and its subsidiaries (the "Company"), completed its acquisition of the U.S. cellular business and the 25% PrimeCo Personal Communications, L.P. ("PrimeCo") interest of MediaOne Group, Inc. (formerly U S WEST Media Group). The selected pro forma consolidated data reflect the merger as if it had been effective at the beginning of each period presented and after giving effect to the purchase method of accounting and other merger-related adjustments. The selected pro forma consolidated data is intended for informational purposes only and is not necessarily indicative of the future results of operations of the combined Company or the results of operations of the combined Company that would have actually occurred. See Note G, "Partnerships and Acquisitions," to the Consolidated Financial Statements for further information.

(b) In December 1996, the Company obtained a controlling interest in Telecel Communicacoes Pessoias, S.A. ("Telecel"). The Company consolidated Telecel's Balance Sheet as of December 31, 1996, and began consolidating Telecel's results of operations on January 1, 1997. In August 1996, the Company completed its acquisition of Cellular Communications, Inc. See Note G, "Partnerships and Acquisitions," to the Consolidated Financial Statements for further information.

(c) Prior to April 1, 1994, the Company was an 86.1% owned subsidiary of Pacific Telesis Group ("Telesis") (now SBC Communications). On April 1, 1994, the Company spun off from Telesis. Prior to December 3, 1993, the Company was 100% owned by Telesis.

(d) For the year ended December 31. These amounts do not include the cost of acquiring licenses.

(e) U.S. Cellular Operations include equity losses in PrimeCo.

SELECTED FINANCIAL DATA
(Dollars in millions)

FINANCIAL INFORMATION FOR UNCONSOLIDATED WIRELESS SYSTEMS UNDER THE
EQUITY METHOD (a)
                                                                                     For the Year Ended December 31
                                                                              ----------------------------------------------
                  UNITED STATES                                                 1998      1997       1996     1995    1994
----------------------------------------------------------------------------------------------------------------------------
Operating revenues or equity in net
  income of partnership                                                       $ 1,211   $   899    $ 1,168  $ 1,281  $1,166
Operating income (loss)                                                       $  (125)  $  (232)   $   190  $   420  $  298
============================================================================================================================

Net income (loss)                                                             $  (130)  $  (238)   $   205  $   411  $  285
Other partners' and stockholders' share of net income (loss)                      (99)     (243)        59      213     154
----------------------------------------------------------------------------------------------------------------------------
Company's share of net income (loss)                                              (31)        5        146      198     131
Amortization of intangibles and other adjustments                                 (10)       (4)         5      (10)     (6)
----------------------------------------------------------------------------------------------------------------------------
Equity in net income (loss) of unconsolidated wireless systems                $   (41)  $     1    $   151  $   188  $  125
============================================================================================================================

                                                                                     For the Year Ended December 31
                                                                              ----------------------------------------------
                  INTERNATIONAL                                                 1998      1997       1996     1995    1994
----------------------------------------------------------------------------------------------------------------------------
Operating revenues or equity in net
  income of partnership                                                       $13,471   $ 8,886    $ 7,419  $ 3,684  $1,401
Operating income (loss)                                                       $ 2,638   $ 1,225    $  (251) $  (497) $ (251)
============================================================================================================================
Net income (loss)                                                             $ 1,364   $   330    $  (760) $  (539) $ (155)
Other partners' and stockholders' share of net income (loss)                      900       107       (764)    (519)    144
----------------------------------------------------------------------------------------------------------------------------
Company's share of net income (loss)                                              464       223          4      (20)    (11)
Amortization of intangibles and other adjustments                                 (30)      (24)       (22)     (16)     (4)
----------------------------------------------------------------------------------------------------------------------------
Equity in net income (loss) of unconsolidated wireless systems                $   434   $   199    $   (18) $   (36) $  (15)
============================================================================================================================


(a) The results reflect a 50% interest in PrimeCo beginning in April 1998, due to the MediaOne Group acquisition and a 25% interest for results prior to that date. Telecel results are included in 1996, only, as the Company began consolidating Telecel's results of operations in January 1997. The results also include operations of CCI and New Par through August 15, 1996.

SELECTED FINANCIAL DATA
SELECTED FIVE-YEAR PROPORTIONATE DATA
--------------------------------------------------------------------------------

NON GAAP SUPPLEMENTAL PROPORTIONATE FINANCIAL DATA

     The following table is presented on a proportionate basis. Proportionate presentation is not permitted by generally accepted accounting principles ("GAAP") and is not intended to replace the consolidated operating results prepared and presented in accordance with GAAP. However, since significant wireless systems in which the Company has an interest are not consolidated, proportionate information is provided as supplemental data to facilitate a more detailed understanding and assessment of consolidated operating results prepared and presented in accordance with GAAP.

     GAAP requires consolidation of wireless systems controlled by the Company and the equity method of accounting for wireless systems in which the Company has significant influence but not a controlling interest. Proportionate presentation is a pro rata consolidation, which reflects the Company's share of revenues and expenses in both its consolidated and unconsolidated wireless systems. Proportionate results are calculated by multiplying the Company's ownership interest in each wireless system by each system's total operating results, and accordingly should not be compared with GAAP consolidated results of any company.

     Net income under either GAAP or proportionate presentation is the same.

     Proportionately reported amounts include results from the Company's equity investees, which the Company does not control. The Company does not have control over the revenues, expenses or cash flows of its equity investees that are reported in proportionate results and is only entitled to cash from dividends received from these entities. The Company does not own the underlying assets of its equity investees.

     A list of the Company's equity investments and its ownership interests is set forth in Note F, "Investments in Unconsolidated Wireless Systems," to the Company's Consolidated Financial Statements for the year ended December 31, 1998. In the United States, the Company is a joint and equal owner with AT&T in CMT Partners and with Bell Atlantic in PrimeCo, the Company's most significant U.S. equity investments. Internationally, the degree of control of the Company's equity investees varies from venture to venture. Although the Company generally has significant contractual governance rights over these entities, it does not control them. No person owns a majority of any of the Company's international equity investees, with the exception of its investment in Germany, where Mannesmann AG is the majority owner; Italy, where Omnitel Sistemi Radiocellulari Italiani is the indirect majority owner; Belgium, where Belgacom is the majority owner; Romania, where Telesystem International Wireless is the majority owner; and India, where RPG Enterprises is the majority owner. In each of those investees, the Company, or in the case of Italy, the Company's majority-owned venture, has significant contractual rights regarding approval of the business plan, which governs capital investments and use of cash flows.

SELECTED FINANCIAL DATA

TOTAL COMPANY (1)
(Dollars in millions and operating data in thousands)                         For the Year Ended December 31
                                                              ----------------------------------------------------------------
                                                               Pro Forma (2)                      Historical
                                                              ---------------   ----------------------------------------------
                PROPORTIONATE FINANCIAL DATA                   1998     1997     1998     1997       1996       1995     1994
                ----------------------------                  ------   ------   ------   ------   ----------   ------   ------

Service and other revenues..................................  $7,530   $6,094   $7,204   $4,907     $3,925     $2,679   $1,799
Operating expenses before depreciation and amortization
  expenses (3)..............................................   4,714    3,958    4,506    3,171      2,801      1,976    1,293
                                                              ------   ------   ------   ------    -------     ------    -----
Operating cash flow (4).....................................   2,816    2,136    2,698    1,736      1,124        703      506
Depreciation and amortization expenses......................   1,441    1,218    1,319      789        603        406      334
                                                              ----------------------------------------------------------------
Operating income............................................   1,375      918    1,379      947        521        297      172
Interest and other income (expenses)........................    (162)    (184)    (139)    (106)       (21)         8       26
Income taxes................................................    (503)    (369)    (515)    (393)      (301)      (173)    (100)
                                                              ----------------------------------------------------------------
Income before preferred dividends...........................     710      365      725      448        199        132       98
Preferred dividends.........................................     140      139      117       54         20         --       --
                                                              ----------------------------------------------------------------
Net income applicable to common stockholders................  $  570   $  226   $  608   $  394     $  179     $  132   $   98
                                                              ================================================================
Operating cash flow margin (5)..............................    37.4%    35.1%    37.5%    35.4%      28.6%      26.2%    28.1%

                                                                                     December 31
                                                          ------------------------------------------------------------------
                                                            Pro Forma (2)                       Historical
                                                          -----------------   ----------------------------------------------
              PROPORTIONATE OPERATING DATA                 1998      1997      1998      1997      1996      1995      1994
              ----------------------------                -------   -------   -------   -------   -------   -------   ------
Cellular and PCS POPs (6) (7)...........................  235,857   214,691   235,857   180,032   178,317   164,908   99,508
Cellular and PCS subscribers (6)........................   14,072    10,002    14,072     7,536     5,146     3,059    1,948
Paging units in service (8).............................    3,504     3,188     3,504     3,188     2,886     2,474    1,647
        Total proportionate customers...................   17,576    13,190    17,576    10,724     8,032     5,533    3,595
Cellular and PCS subscriber net adds in period,
  excluding acquisitions (6)............................    3,970     2,921     3,895     2,336     1,625       974      713
Paging units in service net adds in period excluding
  acquisitions (8)......................................      315       297       315       297       535       477      378
Proportionate capital expenditures......................    1,785     1,718     1,705     1,366       N/A       N/A      N/A

U.S. CELLULAR OPERATIONS(1)

                                                                                For the Year Ended December 31
(Dollars in millions, except per unit data and                -------------------------------------------------------------------
operating data in thousands)                                    Pro Forma (2)                       Historical
                                                              -----------------   -----------------------------------------------
                PROPORTIONATE FINANCIAL DATA                   1998      1997      1998      1997      1996      1995      1994
                ----------------------------                  -------   -------   -------   -------   -------   -------   -------


Service and other revenues----------------------------------  $3,831    $3,516    $3,524    $2,363    $1,984    $1,523    $1,160
                                                              ------------------------------------------------------------------
Cost of revenues--------------------------------------------     393       349       364       236       222       188       136
Selling and customer operations expenses (3)----------------   1,461     1,377     1,341       902       781       591       423
General, administrative, and other expenses-----------------     261       255       238       169       160       139       122
                                                              ------------------------------------------------------------------
Operating cash flow (4)-------------------------------------   1,716     1,535     1,581     1,056       821       605       479
Depreciation and amortization expenses----------------------     855       775       747       388       292       189       186
                                                              ------------------------------------------------------------------
Operating income--------------------------------------------  $  861    $  760    $  834    $  668    $  529    $  416    $  293
                                                              ==================================================================
Operating cash flow margin (5)------------------------------    44.8%     43.7%     44.9%     44.7%     41.4%     39.7%     41.3%


                                                                                     December 31
                                                         -------------------------------------------------------------------
                                                           Pro Forma (2)                       Historical
                                                         -----------------   -----------------------------------------------
             PROPORTIONATE OPERATING DATA                 1998      1997      1998      1997      1996      1995      1994
             ----------------------------                -------   -------   -------   -------   -------   -------   -------
Cellular POPs (7)--------------------------------------   67,560    63,794    67,560    43,364    43,364    37,739    35,390
Cellular subscribers-----------------------------------    7,915     6,683     7,915     4,309     3,403     2,262     1,560
Cellular subscriber net adds in period, excluding
  acquisitions-----------------------------------------    1,129     1,408     1,082       906       770       591       514
Monthly average revenue per unit-----------------------  $ 44.11   $ 50.20   $ 44.47   $ 52.58   $ 61.42   $ 69.76   $ 77.96
Monthly cash cost per unit-----------------------------  $ 24.35   $ 28.29   $ 24.52   $ 29.08   $ 36.00   $ 42.05   $ 45.77
Proportionate capital expenditures---------------------  $   784   $   723   $   719   $   488   $   408   $   475   $   297

See footnotes on page 8.

SELECTED FINANCIAL DATA
U.S. PCS OPERATIONS(1) (6) (9)

                                                                             For the Year Ended December 31
(Dollars in millions, except per unit data and               -------------------------------------------------------------
operating data in thousands)                                    Pro Forma (2)                    Historical
                                                              -----------------   -----------------------------------------
                PROPORTIONATE FINANCIAL DATA                   1998      1997      1998      1997     1996    1995    1994
                ----------------------------                  ------   --------   ------   --------   -----   -----   -----
Service and other revenues..................................  $ 197    $    68    $ 177    $    34    $  1    $  --   $  --
Operating expenses before depreciation and amortization
  expenses(3)...............................................    297        228      259        114      41       --      --
                                                              -------------------------------------------------------------
Operating cash flow (4).....................................   (100)      (160)     (82)       (80)    (40)      --      --
Depreciation and amortization expenses......................    107         78       94         35       6       --      --
                                                              -------------------------------------------------------------
Operating income............................................  $(207)   $  (238)   $(176)   $  (115)   $(46)   $  --   $  --
                                                              =============================================================
Operating cash flow margin (5)                                (50.8%)   (235.3%)  (46.3%)   (235.3%)  N.M        --      --

                                                                                       December 31
                                                             ---------------------------------------------------------------
                                                               Pro Forma (2)                     Historical
                                                             -----------------   -------------------------------------------
               PROPORTIONATE OPERATING DATA                   1998      1997      1998      1997      1996     1995     1994
               ----------------------------                  -------   -------   -------   -------   ------   -------   ----
PCS POPs (6)(7)............................................   29,520    28,458    29,520    14,229   14,229    14,300    --
PCS subscribers (6)........................................      422       184       422        92        9        --    --
PCS subscriber net adds in period, excluding acquisitions
  (6)......................................................      241       166       213        83        9        --    --
Monthly average revenue per unit                             $ 58.05   $ 61.97   $ 57.47   $ 61.97     N.M    $    --    $--
Monthly cash cost per unit                                   $ 87.52   $207.79   $ 84.09   $207.79     N.M    $    --    $--

INTERNATIONAL OPERATIONS(1)

(Dollars in millions, except per unit data and                        For the Year Ended December 31
        operating data in thousands)                       ------------------------------------------------
                                                             1998       1997       1996      1995     1994
              PROPORTIONATE FINANCIAL DATA                 --------   --------   --------   ------   ------
              ----------------------------

Service and other revenues...............................   $3,128     $2,181     $1,640     $918     $435
Operating expenses before depreciation and amortization
  expenses(3)............................................    1,926      1,452      1,319      794      405
                                                            ------     ------     ------     ----     ----
Operating cash flow (4)..................................    1,202        729        321      124       30
Depreciation and amortization expenses...................      386        283        226      154       96
                                                            ----------------------------------------------
Operating income (loss)..................................   $  816     $  446     $   95     $(30)    $(66)
                                                            ======     ======     ======     ====     ====
Operating cash flow margin (5)...........................     38.4%      33.4%      19.6%    13.5%     6.9%
                                                            ------     ------     ------     ----     ----

                                                                   December 31
                                               ---------------------------------------------------
        PROPORTIONATE OPERATING DATA             1998       1997       1996       1995      1994
        ----------------------------           --------   --------   --------   --------   -------
Cellular POPs (7)............................   138,777    122,439    120,724    112,869    64,118
Cellular subscribers.........................     5,735      3,135      1,734        797       388
Cellular subscriber net adds in period,
  excluding acquisitions.....................     2,600      1,347        846        383       199
Monthly average revenue per unit.............  $  61.22   $  79.45   $ 114.81   $ 138.72   $152.08
Monthly cash cost per unit...................  $  37.70   $  52.90   $  92.34   $ 119.99   $141.59
Proportionate capital expenditures...........  $    680   $    680        N/A        N/A       N/A
                                               --------   --------   --------   --------   -------

---------------
See footnotes on page 8.
                                      -7-

SELECTED FINANCIAL DATA
U.S. PAGING OPERATIONS (10)

(Dollars in millions, except per unit                             For the Year Ended December 31
data and operating data in thousands)                         -------------------------------------
                                                              1998    1997    1996    1995    1994
                       FINANCIAL DATA                         -----   -----   -----   -----   -----
                       --------------

Service and other revenues (11).............................  $373    $330    $297    $226    $189
Operating expenses before depreciation and amortization
  expenses..................................................   250     222     209     151     122
                                                              ----    ----    ----    ----    ----
Operating cash flow (4).....................................   123     108      88      75      67
Depreciation and amortization expenses......................    80      74      64      43      37
                                                              ----    ----    ----    ----    ----
Operating income............................................  $ 43    $ 34    $ 24    $ 32    $ 30
                                                              ====    ====    ====    ====    ====
Operating cash flow margin (5)..............................  33.0%   32.7%   29.6%   33.2%   35.4%

                                                                       December 31
                                                        ------------------------------------------
                    OPERATING DATA                       1998     1997     1996     1995     1994
                    --------------                      ------   ------   ------   ------   ------
Paging units in service...............................   3,422    3,101    2,850    2,338    1,525
Paging units in service net adds in period, excluding
  acquisitions........................................     321      246      512      463      358
Monthly average revenue per unit......................  $ 9.62   $ 9.22   $ 9.38   $10.34   $11.40
Monthly cash cost per unit............................  $ 6.45   $ 6.20   $ 6.82   $ 7.38   $ 7.87
Capital expenditures..................................  $   82   $   67   $   98   $   72   $   61
                                                        ------   ------   ------   ------   ------

---------------
Footnotes:

N/A Information not available.

N.M. Information not meaningful.

(1) Reflects financial and operating data of systems in which AirTouch Communications, Inc. and its subsidiaries (the "Company") own an interest, multiplied by the Company's ownership interest, exclusive of cost-based investments and certain equity-based investments that are not material to the information presented.

(2) In April 1998, the Company completed its acquisition of the U.S. cellular business and the 25% PrimeCo Personal Communications, L.P. ("PrimeCo") interest of MediaOne Group, Inc. (formerly U S WEST Media Group). The selected pro forma data reflect the merger as if it had been effective at the beginning of each period presented, and after giving effect to the purchase method of accounting and other merger-related adjustments. The selected pro forma data is intended for informational purposes only and is not necessarily indicative of the future results of operations of the combined Company or the results of operations of the combined Company that would have actually occurred. See Note G, "Partnerships and Acquisitions," to the Consolidated Financial Statements for further information.

(3) Includes net losses on handsets sold.

(4) "Operating cash flow" is "Operating income" plus "Depreciation and amortization expenses" and is not the same as cash flow from operating activities in the Company's Consolidated Statements of Cash Flows. Proportionate operating cash flow represents the Company's ownership interests in the respective entities' operating cash flows. As such, proportionate operating cash flow does not represent cash available to the Company.

(5) "Operating cash flow margin" is calculated by dividing "Operating cash flow" by "Service and other revenues."

(6) PCS data relates to PrimeCo, a U.S. personal communications services ("PCS") business in which the Company had a 50% interest at December 31, 1998 and a 25% interest at December 31, 1997, 1996, 1995, and 1994. For the pro forma data, the Company's ownership interest in PrimeCo is 50% for all periods presented. Because PrimeCo does not own 100% of all its markets, the Company's share of PrimeCo's operating results is slightly less than its ownership interest.

(7) POPs are the estimated market population multiplied by the Company's ownership interest in a licensee operating in that market and includes markets of certain cost-based and equity-based investments not included in proportionate operating results.

(8) Includes both U.S. and International paging units in service.

(9) Operations began in the fourth quarter of 1996.

(10) U.S. Paging Operations are wholly owned by the Company and include operations in Canada, which are not material to the information presented.

(11) Includes gains and losses on equipment sales.

MANAGEMENT'S DISCUSSION & ANALYSIS

GENERAL

     Management's Discussion and Analysis is intended to assist in the understanding and assessment of the significant changes and trends related to the results of operations and financial condition of AirTouch Communications, Inc., together with its subsidiaries and partnerships (collectively, the "Company" or "AirTouch"). This discussion and analysis should be read in conjunction with the Company's Consolidated Financial Statements and accompanying Notes.

     Private Securities Litigation Reform Act Safe Harbor Statement. In addition to historical information, this Management's Discussion and Analysis includes certain forward-looking statements regarding events and financial trends that may affect the Company's future operating results and financial position. Such forward-looking statements are often identified by the words "estimate," "project," "intend," "plan," "expect," "believe," or similar expressions. These statements are subject to risks and uncertainties that could cause actual results to differ materially. Such factors include: a change in economic conditions in the various markets served by the Company's operations, which would adversely affect the level of demand for wireless services; intensified competitive activity requiring reduced pricing or new product offerings or resulting in an increased rate of customers terminating service ("churn"), slower customer growth as customers choose to receive service from other providers, and higher customer selling costs; declining average revenue per customer due to declining rates; growth in customers and usage driving increased investment in network capacity; the impact of new business opportunities requiring significant up-front investments; the impact on capital spending from the deployment of new technologies; the possibility that technologies will not perform according to expectations or that vendor performance will not meet requirements; and higher than anticipated costs associated with correcting the year 2000 issue.

     These and other factors related to the business are described in the Company's Securities and Exchange Commission ("SEC") filings, including its Form 10-K under "Investment Considerations." Readers are cautioned not to place undue reliance on these forward-looking statements, which are valid as of the date of this filing. The Company has no obligation to publicly release the results of any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing.

VODAFONE MERGER

     On January 15, 1999, AirTouch Communications and Vodafone Group Plc ("Vodafone") announced a definitive agreement to merge. Under the terms of the definitive agreement, which has been unanimously approved by each company's Board of Directors, owners of AirTouch common stock will be entitled to receive five Vodafone ordinary shares in the form 0.5 of a Vodafone American Depository share and $9 in cash, without interest, for each share of AirTouch common stock held at closing, subject to rebalancing between stock and cash under certain circumstances.

     The merger is subject to the approval of the stockholders of Vodafone and AirTouch, customary government and regulatory authority approvals, and the receipt of opinions from tax counsel that the stock portion of the merger consideration will be tax-free to the U.S. holders of AirTouch common stock. The merger is expected to close in the third quarter of 1999. For more details of the merger, please see the Company's Current Report on Form 8-K filed January 19, 1999.

MEDIAONE GROUP MERGER

     In April 1998, the Company acquired the U.S. cellular business and the 25% PrimeCo Personal Communications, L.P. ("PrimeCo") interest of MediaOne Group, Inc. (formerly U S WEST Media Group). The Company issued approximately 59.4 million shares of common stock having a fair market value of $2.9 billion on the date of issuance, approximately $1.6 billion of dividend-bearing redeemable preferred stock with a 5.143% coupon, and assumed approximately $1.4 billion of debt associated with the acquired businesses. The Company also granted MediaOne Group, Inc. registration rights with respect to the common stock and preferred stock issued.

     In September 1998, MediaOne Group, Inc. returned approximately 0.1 million shares of common stock as a purchase price adjustment.

     For a more detailed discussion of the MediaOne transaction, please see the Company's Current Report on Form 8-K/A-1 dated April 6, 1998, and Note G, "Partnerships and Acquisitions," to the Consolidated Financial Statements.

MANAGEMENT'S DISCUSSION & ANALYSIS

BASIS OF PRESENTATION

CONSOLIDATION VS. THE EQUITY METHOD

     In accordance with generally accepted accounting principles ("GAAP"), the Company consolidates the revenues and expenses of its controlled subsidiaries and partnerships. The Company uses the equity method to record the operating results of entities in which it has significant influence, but does not have a controlling interest. Consolidated operating revenues and expenses in 1998 included results of all of the Company's major U.S. partnerships (with the exception of CMT Partners and PrimeCo), all U.S. paging markets, Europolitan Holdings AB ("Europolitan"), the Company's cellular system in Sweden, and Telecel Communicacoes Pessoais, S.A. ("Telecel"), its wireless system in Portugal. In April 1998, the Company began consolidating the operating revenues and expenses of its cellular businesses acquired from MediaOne Group.

     In December 1996, the Company consolidated Telecel's balance sheet, subsequent to acquiring a controlling interest. Telecel's operating results and cash flows were included beginning in 1997. The Company began consolidating the results of its Great Lakes market (cellular properties in Michigan and Ohio, including Detroit, Cleveland, and Columbus), in August 1996. On that date, the Company completed its acquisition of the remaining capital stock of Cellular Communications, Inc. ("CCI") that it did not already own. For further information regarding this acquisition, see "Cellular Communications, Inc. Merger" and Note G, "Partnerships and Acquisitions," to the Consolidated Financial Statements.

COMPOSITION OF OPERATING REVENUES AND EXPENSES

     Operating revenues include cellular and paging service revenues, as well as equipment sales. Cellular service revenues consist primarily of charges for air time use, monthly network access fees, and roaming-in charges. Roaming-in refers to use of the Company's wireless networks by customers of other cellular or personal communication services ("PCS") carriers. Paging service revenues consist primarily of paging service charges and rentals of paging units in the United States. Equipment sales consist of revenues from sales of cellular telephones, pagers, and accessories. Equipment sales are not a primary part of the Company's cellular or paging businesses. Rather, the Company offers cellular and paging equipment at competitive prices, which are often at or below cost, as an incentive for new customers to subscribe to its cellular and paging services.

     Operating expenses include: cost of revenues; selling and customer operations expenses; general, administrative, and other expenses; and depreciation and amortization expenses. Cost of revenues consists primarily of cellular and paging network operating costs, interconnection fees assessed by local exchange carriers, net roaming-out charges, and cost of equipment and accessories sold. Interconnection costs have fixed and variable components. The fixed component of interconnection costs consists of monthly flat-rate fees for facilities leased from local exchange carriers. The variable component of interconnection costs, which fluctuates in relation to the level of cellular calls and paging messages, consists of per-minute use fees charged by local exchange carriers for cellular calls or paging messages terminating on their networks. Net roaming-out charges represent the cost of the subsidized roaming activity by the Company's customers on other cellular and PCS operators' networks.

     Selling and customer operations expenses consist primarily of commissions; salaries, wages, and related benefits for sales and customer service personnel; and billing, advertising, and promotional expenses. General, administrative, and other expenses consist primarily of salaries, wages, and related benefits for general and administrative personnel, bad debt, year 2000 remediation costs, and other overhead expenses. Depreciation and amortization charges consist primarily of depreciation recorded for the Company's cellular and paging networks and amortization of intangibles such as wireless license costs, subscriber lists, and goodwill.

MANAGEMENT'S DISCUSSION & ANALYSIS

RESULTS OF OPERATIONS

     The following discussions compare the results of operations for the year ended December 31, 1998 to 1997 and 1997 to 1996. The operating results of these periods are not necessarily indicative of operating results in future periods. The following comparative information should be read in conjunction with the Consolidated Financial Statements and accompanying Notes for each period discussed as well as the information presented in all other sections of Management's Discussion and Analysis.

1998 VS. 1997

CONSOLIDATED RESULTS OF OPERATIONS

     Net income increased 54% for the year ended December 31, 1998, as compared to 1997 primarily due to the growth in earnings from the Company's unconsolidated wireless systems and the acquisition of MediaOne Group's cellular businesses.

     Consolidated operating revenues and operating income increased primarily due to the MediaOne Group merger, as well as subscriber growth in the U.S. and international cellular markets. Increased demand for wireless services worldwide drove subscriber growth.

     Equity in net income of unconsolidated wireless systems increased primarily due to the strong operating results of the Company's unconsolidated international wireless systems. Increased profitability at CMT Partners also contributed to the increase. These increases are discussed in the U.S. Cellular and International Operations' discussions. Increased ownership in the operating losses of PrimeCo partially offset the increase. In April 1998, the Company increased its ownership of PrimeCo from 25% to 50% in its transaction with MediaOne Group.

     The Company's unconsolidated ventures distributed $391 million of cash dividends for the year ended December 31, 1998, up slightly from 1997's amount of $383 million.

     Interest expense and preferred dividends increased primarily due to debt and redeemable preferred stock issued in connection with the MediaOne Group merger.


     CONSOLIDATED RESULTS OF OPERATIONS -- PRO FORMA

     The consolidated operating results for the year ended December 31, 1998, were not comparable to 1997 because they included the operating results of the cellular markets acquired from MediaOne Group in April 1998. Given the significance of this transaction, the Company believes it is more meaningful to discuss operating results on a pro forma basis, as if the transaction had occurred on January 1, 1997. The following discussion is based on the pro forma results presented below. The pro forma results of operations are not necessarily indicative of the future results of operations of the Company or the results of operations of the combined Company that would have actually occurred.

    Pro Forma Consolidated Results of Operations (GAAP-Basis)

                                                For the Year
                                                    Ended
                                                 December 31
                                               ---------------
                                                1998     1997
(Dollars in millions)                          ------   ------
Operating revenues...........................  $5,542   $5,034
                                               ------   ------
Operating expenses before depreciation and
  amortization expenses......................   3,498    3,245
Depreciation and amortization expenses.......   1,062      946
                                               ------   ------
        Total operating expenses.............   4,560    4,191
                                               ------   ------
Operating income.............................     982      843
Equity in net income (loss) of unconsolidated
  wireless systems...........................     357       81
Minority interests in net (income) loss of
  consolidated wireless systems..............    (189)    (161)
Interest and miscellaneous income
  (expense)..................................    (133)    (156)
                                               ------   ------
Income before income taxes and preferred
  dividends..................................   1,017      607
Income taxes.................................     307      242
                                               ------   ------
Income before preferred dividends............     710      365
Preferred dividends..........................    (140)    (139)
                                               ------   ------
Net income applicable to common
  stockholders...............................  $  570   $  226
                                               ======   ======

     Net income increased 152% for the year ended December 31, 1998, due to strong operating results from the international, U.S. cellular, and U.S. paging operations, including the operations of the Company's unconsolidated wireless systems. These results were due to substantial subscriber growth in our international and U.S. cellular operations, as well as improved margins per customer.

     For the year ended December 31, 1998, operating revenues increased 10% and operating income increased 16%. These increases were primarily the result of subscriber growth in the Company's international and U.S. cellular markets.

     The equity in net income of unconsolidated wireless systems increased primarily due to strong subscriber growth in the Company's unconsolidated international ventures. Increased profitability at CMT Partners and decreased losses at PrimeCo also contributed to the increase. These increases are discussed in the U.S. Cellular and International Operations' discussions.

     The effective tax rate calculated by dividing "Income taxes" by "Income before income taxes and preferred dividends" is not a meaningful measure of the

MANAGEMENT'S DISCUSSION & ANALYSIS

Company's income tax trends. The primary reason for this was that the Company's "Income before income taxes and preferred dividends" included equity earnings from its unconsolidated international wireless systems, which were recorded net of applicable local taxes. No U.S. taxes were provided on these earnings, as the Company believes these earnings will be indefinitely invested overseas. See Note L, "Income Taxes" for a reconciliation of the federal statutory tax rate to the Company's effective tax rate.

     In 1998, the Company's international operations experienced substantially higher growth rates and benefits from economies of scale than the more established U.S. cellular or U.S. paging operations. As a result, international operations contributed approximately 68% of the Company's net income before preferred dividends for the year ended December 31, 1998, as compared to 58% for the year ended December 31, 1997.

U.S. CELLULAR OPERATIONS

     Discussions of results of operations for U.S. cellular include equity earnings in PrimeCo.


                                                               For the Year
                                                                   Ended
U.S. Cellular Operating Results (GAAP-Basis)                    December 31
                                                              ---------------
                                                               1998     1997
(Dollars in millions)                                         ------   ------
Service and other revenues..................................  $3,538   $2,351
Equipment sales.............................................     198      125
                                                              ------   ------
Operating revenues..........................................   3,736    2,476
                                                              ------   ------
Operating expenses before depreciation and amortization
  expenses..................................................   2,185    1,452
Depreciation and amortization expenses......................     748      381
                                                              ------   ------
Operating income............................................  $  803   $  643
                                                              ------   ------
Equity in net income (loss) of unconsolidated wireless
  systems (a)...............................................  $  (41)  $    1
                                                              ======   ======

U.S. CELLULAR OPERATIONS -- PRO FORMA

     As previously discussed, the Company believes it is more meaningful to discuss U.S. cellular operating results on a pro forma basis, which assumes the acquisition of MediaOne's wireless businesses had been effective January 1, 1997.

Pro forma operating results were:

                                                               For the Year
                                                                   Ended
Pro Forma U.S. Cellular Operating Results (GAAP-Basis)         December 31
                                                              ---------------
                                                               1998     1997
                                                              ------   ------
(Dollars in millions)
Service and other revenues..................................  $3,874   $3,621
Equipment sales.............................................     224      295
                                                              ------   ------
Operating revenues..........................................   4,098    3,916
                                                              ------   ------
Operating expenses before depreciation and amortization
  expenses..................................................   2,398    2,360
Depreciation and amortization expenses......................     860      780
                                                              ------   ------
Operating income............................................  $  840   $  776
                                                              ------   ------
Equity in net income (loss) of unconsolidated wireless
  systems (a)...............................................  $  (77)  $ (125)
                                                              ======   ======

(a) U.S. Cellular Operations include equity earnings in PrimeCo.

     The increase in the Company's U.S. cellular operating revenues for the year ended December 31, 1998, was primarily the result of a 16% annual growth in subscribers, partially offset by a decrease in the average revenue per customer. Average revenue per customer (excluding revenue from equipment sales) decreased 12% for the year ended December 31, 1998. Although average revenue per customer decreased in 1998, it did so at a slower rate than in 1997, as usage per customer increased. Usage increased in 1998 in response to lower per minute rates available through the bundled minute plans (subscribers pay a fixed monthly fee for access and a fixed number of minutes), longer battery life, and increased availability of digital handsets. Revenue per minute of use also decreased 16% for the comparable period. The relatively large decrease in revenue per minute of use reflects the increasing popularity of bundled minute plans. Decreases in both average revenue per customer and average revenue per minute were caused by rate reductions and discounts offered to both new and existing customers in response to increased competition.

     Competition intensified as the newer entrants aggressively built-out their networks and expanded their regional and national coverage. The Company's strategy is to offer excellent customer service by offering customers a choice of service and handset pricing that is attractive to customers in different market segments and that is competitive with those being offered by other providers in that specific market.

     The intense competition in the U.S. cellular and PCS markets will continue to lead to price decreases and reduced customer growth rates. This will lower revenue per minute of use and will continue to lower

MANAGEMENT'S DISCUSSION & ANALYSIS

average revenue per customer. However, lower costs and other factors should increase usage as customers shift their calling from landline to wireless networks.

     A recent trend in the U.S. wireless industry is to offer one rate price plans, which include roaming and long distance at no extra charge. The Company has responded with regional one rate plans that meet the needs of a large portion of its customers who roam. As the Company and other wireless operators seek to be profitable with these one rate plans, reciprocal roaming rates between wireless operators will be negotiated to result in lower rates. In 1998, the Company's roaming-in revenues were 9.5% of service and other revenues as compared to 8.7% in 1997. Roaming-in revenues will likely decrease in the near term unless increased usage offsets the lower rates. Although lower roaming rates will decrease the direct cost of roaming-out, net roaming-out expense may not decrease depending on whether roaming activity or the subsidy that the Company provides on roaming-out activity increases. The Company is also focused on maximizing roaming activity with its partners. The Company will manage roaming activity by utilizing technology that is expected to be available in the near term. Such technology includes the ability to pre-program handsets with preferred roaming carriers and tri-mode handsets, which will allow roaming by the Company's cellular customers on its PCS networks.

     The improvement of operating margins and operating cash flow margins (operating margins excluding the effect of depreciation and amortization expenses) resulted from a decrease in the average cash cost per customer (including the loss on equipment sales) of 13% for the year ended December 31, 1998, which exceeded the decrease in average revenue per customer. This decrease resulted from several factors, including lower selling costs per customer, reduction of fraud, greater volume purchasing discounts in many areas of the business, and increased economies of scale attributable to subscriber growth, partially offset by the cost of increased monthly churn. Higher churn means additional selling costs have to be incurred to maintain the customer base. Churn increased in 1998 to 2.2% from 2% for 1997. This increase is attributable to increasing competition. In the highly competitive U.S. wireless market, there can be no assurance that the Company's U.S. cellular operations will be able to maintain margins by continuing to decrease average cost per customer faster than average revenue per customer decreases.

     Depreciation and amortization expenses increased 10% for the year ended December 31, 1998. The increase was primarily due to depreciation of larger property, plant, and equipment balances associated with the continued build-out of the Company's cellular networks. See the "Consolidated Expenditures" section for additional discussion regarding the Company's capital expenditures.

     The equity in net loss of unconsolidated wireless systems decreased primarily due to stronger operating results of CMT Partners and reduced net losses from PrimeCo. Stronger operating results at CMT Partners were driven by growth in subscribers, increased roaming-in revenues, and increased margins from lowering average cost per customer faster than average revenue per customer decreased. Decreased losses at PrimeCo were due to improving economies of scale, driven by growth in subscribers. The Company's equity investees are impacted by similar industry trends and competitive forces as the Company's consolidated markets.

U.S. PAGING OPERATIONS

     All U.S. paging markets are wholly owned by the Company. U.S. paging operations include operations in Canada, which are not material to the information presented.

  U.S. Paging Operating Results (GAAP-Basis)

                                      For the Year
                                          Ended
                                       December 31
                                      -------------
                                      1998    1997
                                      -----   -----
(Dollars in millions)
Service and other revenues..........  $371    $330
Equipment sales.....................    48      39
                                      -----   -----
Operating revenues..................   419     369
                                      -----   -----
Operating expenses before
  depreciation and amortization
  expenses..........................   296     261
Depreciation and amortization
  expenses..........................    80      74
                                      -----   -----
Operating income....................  $ 43    $ 34
                                      =====   =====
Operating cash flow (a).............  $123    $108
Operating cash flow margin (b)......    29%     29%
                                      -----   -----

(a) Operating cash flow is operating income plus depreciation and amortization and is not the same as cash flow from operating activities.

(b) Operating cash flow margins in the GAAP presentation above differ from the same margins presented in "Selected Proportionate Financial Data" because costs of equipment sales are included in operating expenses in this presentation in accordance with GAAP, rather than being presented as a reduction to service and other revenues as is done in the proportionate presentation for U.S. paging.

     Operating revenues increased 14% due primarily to a 10% annual growth in paging units in service and a 4% increase in the average revenue per unit in service. The Company's strategy is to shift its growth to the higher revenue retail and direct channels from the reseller channel. Operating margins increased slightly from 9% to 10% and operating cash flow margins (operating margins excluding the effect of

MANAGEMENT'S DISCUSSION & ANALYSIS

depreciation and amortization) remained stable at 29%.

     The Company acquired one nationwide and three regional licenses for narrowband PCS in 1994. The Company's narrowband spectrum will allow it to offer its own value-added services such as acknowledgment paging, remote monitoring, and customized information services. The Federal Communications Commission ("FCC") requires licensees to build-out and achieve certain coverage of the licensed areas by September 1999. The Company expects to meet this requirement. When commercial services begin, estimated to be in the second half of 1999, the costs of the license and build-out will be depreciated. Accordingly, depreciation and amortization expenses are expected to increase from 1998 levels.

INTERNATIONAL OPERATIONS

International Operating Results (GAAP-Basis)

                                                               For the Year
                                                                   Ended
                                                                December 31
                                                               ------------
(Dollars in millions)                                          1998     1997
                                                              ------   ------
Service and other revenues..................................  $  935   $  685
Equipment sales.............................................      89       66
                                                              ------   ------
Operating revenues..........................................   1,024      751
                                                              ------   ------
Operating expenses before depreciation and amortization
  expenses..................................................     674      551
Depreciation and amortization expenses......................     112       85
                                                              ------   ------
Operating income............................................  $  238   $  115
                                                              ======   ======
Equity in net income (loss) of unconsolidated wireless
  systems...................................................  $  434   $  199
                                                              ------   ------

     Telecel and Europolitan, the Company's consolidated international wireless operations, experienced substantially higher growth rates than the Company's U.S. cellular operations. For the year ended December 31, 1998, the consolidated international wireless operations were 18% of the Company's operating revenues, as compared to 15% for 1997 and 24% of the Company's operating income, as compared to 14% for 1997.

     Operating revenues for the Company's international wireless operations increased 36% for the year ended December 31, 1998. The increase was primarily due to a 70% annual growth in subscribers. Prepaid customers represented 81% of the annual growth and 53% of total combined subscribers as of December 31, 1998. Prepaid pricing plans have created a convenient and inexpensive way for customers to obtain wireless service by eliminating monthly access or service charges. In addition to revenues generated directly from subscribers, international ventures generate revenue from non-subscribers since all incoming calls to subscribers are billed to the person originating the call. This billing practice is commonly referred to as calling party pays. The increase in operating revenues resulting from the subscriber growth was partially offset by a 30% decrease in average revenue per customer for the year ended December 31, 1998.

     Operating margins increased almost 8% in 1998 due to a decrease in average cash cost per customer of 38%, which exceeded the decrease in average revenue per customer. The decrease in average cash cost per customer was due to increased economies of scale and lower selling costs of prepaid plans. Although revenues from prepaid plans were generally lower than from non-prepaid plans, the lower overall selling costs of these plans and the growth generated by these plans enabled this segment of the subscriber base to be profitable.

     Depreciation and amortization expenses increased 31% for the year ended December 31, 1998. The increase was due to depreciation of larger property, plant, and equipment balances associated with the continued build-out of Europolitan and Telecel's cellular networks. The Company will continue to spend significant capital during 1999 to increase capacity in line with the increased usage driven by higher subscribers. Consequently, depreciation and amortization expenses will continue to increase.

     Equity in net income of international unconsolidated wireless systems increased 119%. This significant increase was primarily due to strong subscriber growth and increased profitability as more ventures benefited from economies of scale. The increase would have been 111% without the favorable impacts of foreign currency exchange rates for the year ended December 31, 1998, as compared to 1997. The most significant contributor to this increase was Mannesmann Mobilfunk GmbH ("MMO"), the German wireless system operated by Mannesmann AG. MMO subscribers increased by approximately 70% over 1997, as new competition drove prices lower and stimulated demand. Operating margins remained stable at 38%. Increasing competition will continue to drive prices lower in the foreseeable future, and there is no guarantee that MMO will be able to maintain margins. The Company received gross distributions of profits from MMO of $258 million in 1998, slightly less than 1997's amount of $279 million.

     The Company's international operations, including those operated by its joint venture partners face increasing competition, especially in Europe, as competitors launch new service. New competition has driven prices down and stimulated demand. The Company's international ventures achieved increased margins from reduced average cash cost per customer as the ventures reaped greater benefits from economies of scale. The improved economies of scale, record low churn, and lower selling costs per customer have resulted in average cash cost per customer decreasing at a greater rate than average revenue per customer decreased. However, there can be no assurances that the Company's

MANAGEMENT'S DISCUSSION & ANALYSIS

international ventures will be able to continue this trend.

Other Matters Affecting International Operations

     Foreign Currencies Exchange Rate Fluctuations. Foreign currency exchange rates may be material to the Company's results of operations. A significant weakening against the dollar of the currency of a country where the Company generates revenues and earnings may adversely impact the Company's results, although foreign exchange rate fluctuations in 1998 favorably impacted 1998's results. A similar weakening against the dollar of the currency of a country from where the Company receives a distribution can also adversely impact cash flows, since the Company does not control the timing of its distributions from its foreign equity investees. Conversely, any weakening of the dollar against such currency could have an adverse impact on cash flows if the Company is obligated to make significant foreign currency denominated capital investments in such a country. The Company attempts to mitigate the effect of certain foreign currency fluctuations through the use of foreign currency contracts and foreign currency denominated credit arrangements.

     The Company engages in risk management activities to hedge foreign currency denominated investments and firm capital commitments. The Company does not engage in speculative foreign exchange activities. See "Market Risk" for additional information.

     The Company's equity investments in foreign wireless systems are viewed as long-term assets valued in the local currency, translated into U.S. dollars, and reported in the Company's financial statements. The Company hedges a portion of these investments with forward foreign currency exchange contracts and foreign currency denominated loans. These hedges are in accordance with the Company's objective to offset the U.S. dollar values of foreign currency denominated assets with foreign currency denominated liabilities. The accounting treatment is described in Note A, "Summary of Significant Accounting Policies," to the Consolidated Financial Statements.

     Almost all of the Company's economic hedges qualify as hedges under accounting rules. Non-qualifying hedges relate to cost method investments that do not qualify for hedge accounting or mismatches between the hedge instruments and the hedged investments due to equity losses of foreign wireless systems during start-up. All gains and losses pertaining to hedges that do not qualify for hedge accounting are included in net income.

     Deferred Taxes. International equity in net income of unconsolidated wireless systems includes tax benefits of $30 million in both 1998 and 1997. These tax benefits are recorded in "Equity in net income (loss) of unconsolidated wireless systems" in the Consolidated Statements of Income. The tax benefits represent future benefits that the international unconsolidated wireless systems will receive by deducting net operating losses from future taxable income. At December 31, 1998, the Company's proportionate share of deferred tax assets of its international equity investees was $138 million, which was offset by a valuation allowance of $73 million. While the Company believes it is more likely than not that the net deferred tax assets will be fully realized, there can be no assurance this will happen. Certain factors beyond the control of the equity investees and the Company, such as deteriorating local economic conditions, increasing competition, and changes in tax laws, may affect the future timing and amounts of taxable income.

MANAGEMENT'S DISCUSSION & ANALYSIS

1997 VS. 1996

CONSOLIDATED RESULTS OF OPERATIONS

     Net income increased 120% for the year ended December 31, 1998, as compared to 1997 primarily due to the increased ownership of the Great Lakes market during 1997, and the equity earnings from the Company's unconsolidated equity wireless systems.

     Improvements in consolidated operating income resulted primarily from increases in the operating income of U.S. cellular and international operations. As indicated in the individual discussions of U.S. cellular and international operations, the increase in consolidated operating income resulted from consolidation during 1997 of the Great Lakes market and Telecel, as well as substantial subscriber growth in both U.S. and international cellular markets.

     The decrease in U.S. equity in net income of unconsolidated wireless systems was attributable to consolidation of the Great Lakes market in August 1996, (see "Cellular Communications, Inc. Merger") and increased operating losses of PrimeCo associated with the start-up phase of the PCS business. Decreases due to consolidation of the Great Lakes market and increased losses of PrimeCo were partially offset by improved operating results of CMT Partners, AirTouch's cellular joint venture operating primarily in the San Francisco Bay Area. The improvements in international equity in net income (loss) of unconsolidated wireless systems were due primarily to improved profitability resulting from substantial growth in the subscriber base and, secondarily, to favorable adjustments resulting from changes in estimates based on the Company's assessment of various tax positions recorded in 1997.

     The Company's unconsolidated ventures distributed $383 million of cash dividends for the year ended December 31, 1997, up significantly from 1996's amount of $140 million.

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

     As mentioned previously, the effective tax rate calculated by dividing "Income taxes" by "Income before income taxes and preferred dividends" is not a meaningful measure of the Company's income tax trends. The most significant reason for this was that the Company's "Income before income taxes and preferred dividends" included equity earnings from its unconsolidated international wireless systems, which were recorded net of applicable local taxes. No U.S. taxes were provided for on these earnings, as the Company believes these earnings will be indefinitely invested overseas. See Note L, "Income Taxes" for a reconciliation of the federal statutory tax rate to the Company's effective tax rate.

U.S. CELLULAR OPERATIONS

     Discussions of results of operations for U.S. cellular include equity earnings in PrimeCo.

  U.S. Cellular Operating Results (GAAP-Basis)

                                                                  For the Year Ended
                                                                      December 31
                                                              ---------------------------
                                                                  Actual           Pro
                                                              ---------------   Forma (b)
                                                               1997     1996      1996
                                                              ------   ------   ---------
(Dollars in millions)
Service and other revenues..................................  $2,351   $1,634    $2,092
Equipment sales.............................................     125       60        81
                                                              ------   ------   ---------
Operating revenues..........................................   2,476    1,694     2,173
                                                              ------   ------   ---------
Operating expenses before depreciation and amortization
  expenses..................................................   1,452    1,055     1,301
Depreciation and amortization expenses......................     381      240       350
                                                              ------   ------   ---------
Operating income............................................  $  643   $  399    $  522
                                                              ======   ======   =========
Equity in net income (loss) of unconsolidated wireless
  systems (a)...............................................  $    1   $  151    $   57
                                                              ------   ------   ---------

(a) U.S. Cellular Operations include equity earnings in PrimeCo.

(b) Adjusted to present results as if the Great Lakes market had been wholly owned and consolidated during the year ended December 31, 1996.

     Cellular Communications, Inc. Merger. In August 1996, AirTouch acquired the remaining 63% of CCI's capital stock that it did not already hold. As a result of the acquisition, AirTouch owns 100% of CCI and New Par, the equally owned partnership between the Company and CCI that operated cellular properties in Michigan and Ohio prior to the merger. Accordingly, the operating results of CCI and New Par (referred to elsewhere in Management's Discussion and Analysis as the "Great Lakes" market) are reflected in equity earnings at the Company's ownership interest prior to the merger and in consolidated results at 100% thereafter. Since the actual results of operations for the years ended December 31, 1997 and 1996, are not comparable, pro forma results for the year ended December 31, 1996, are included in the preceding table to reflect results as if the Great Lakes market had been wholly owned and consolidated during all of 1996.

     U.S. Cellular Operations -- 1997 vs. Pro Forma 1996. The improvement in U.S. cellular consolidated operating revenues during the year ended December 31, 1997, was due to an approximate 30% increase in total minutes of use attributable primarily to a 26% increase in subscribers, partially offset by an

MANAGEMENT'S DISCUSSION & ANALYSIS

approximate 14% decline in average revenue per minute of use. The average revenue per customer declined approximately 13% comparing the year ended December 31, 1997, to the year ended December 31, 1996.

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

     U.S. cellular operating margins increased from 24% during 1996 to 26% during 1997. Operating cash flow margins (operating margins excluding the effect of depreciation and amortization expenses) increased from 40% during 1996 to 41% during 1997. Improvements in operating margins despite a 14% decline in average revenue per minute of use resulted from a greater decline of 16% in the average cash cost per minute of use (including the loss on equipment sales).

     The average revenue per customer declined 13%, while the average cash cost per customer (including the loss on equipment sales) declined 15%. Declining cash cost per customer and per minute of use reflect the Company's continuing efforts to reduce cash cost more rapidly than the related declines in average revenue per customer and average revenue per minute of use. Decreases in average cash cost resulted from several factors, including increased economies of scale, reductions in roaming fraud, a reduction in interconnection rates, declines in handset costs and reductions in handset subsidies offered to customers, and a shift in customer acquisitions to lower-cost direct sales channels.

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

     The decrease in U.S. cellular and PCS equity in net income of unconsolidated wireless systems resulted from larger losses from PrimeCo for its first full year of operations. PrimeCo launched service in November 1996. Partially offsetting these losses were the improved operating results of CMT Partners. Consistent with the Company's consolidated U.S. markets, CMT Partners achieved increased earnings through substantial customer growth and significant reductions in the average cash cost per customer, partially offset by declines in average revenue per customer.

U.S. PAGING OPERATIONS

     All U.S. paging markets are wholly owned by the Company. U.S. paging operations include operations in Canada, which are not material to the information presented.

  U.S. Paging Operating Results (GAAP-Basis)

                                                              For the Year
                                                                  Ended
                                                               December 31
                                                              -------------
                                                              1997    1996
                                                              -----   -----
(Dollars in millions)
Service and other revenues..................................  $330    $293
Equipment sales.............................................    39      50
                                                              -----   -----
Operating revenues..........................................   369     343
                                                              -----   -----
Operating expenses before depreciation and amortization
  expenses..................................................   261     255
Depreciation and amortization expenses......................    74      64
                                                              -----   -----
Operating income............................................  $ 34    $ 24
                                                              =====   =====
Operating cash flow (a).....................................  $108    $ 88
Operating cash flow margin (b)..............................    29%     26%
                                                              -----   -----

(a) Operating cash flow is operating income plus depreciation and amortization and is not the same as cash flow from operating activities.

(b) Operating cash flow margins in the GAAP presentation above differ from the same margins presented in "Selected Proportionate Financial Data" because costs of equipment sales are included in operating expenses in this presentation in accordance with GAAP, rather than being presented as a reduction to service and other revenues as is done in the proportionate presentation for U.S. paging.

MANAGEMENT'S DISCUSSION & ANALYSIS

     Operating revenues increased approximately 8%, due primarily to a 9% increase in paging units in service, partially offset by an approximate 3% decline in the average revenue per unit in service. Increased revenues associated with subscriber growth were also offset by declines in pager sales attributable to decreases in the number of units in service added. Operating cash flow margins (operating margins excluding the effect of depreciation and amortization) increased from 26% to 29%, due to increased service and other revenues and lower costs of paging equipment sales attributable to declines in units in service added, partially offset by moderate increases in network operating costs necessary to serve the expanded customer base. Increased service and other revenues resulted from growth in paging units in service, a shift from paging service sold at wholesale rates through resellers to service sold directly by the Company or through retail sales channels, and retail service price increases in selected markets. Increased depreciation and amortization resulted from expansion of paging networks and higher depreciation of more expensive leased alphanumeric pagers, which comprised a larger percentage of leased pagers during 1997.

INTERNATIONAL OPERATIONS

  International Operating Results (GAAP-Basis)

                                                                For the Year Ended
                                                                    December 31
                                                              -----------------------
                                                                Actual         Pro
                                                              -----------   Forma (a)
                                                              1997   1996     1996
                                                              ----   ----   ---------
(Dollars in millions)
Service and other revenues..................................  $685   $190     $521
Equipment sales.............................................    66     22       62
                                                              ----   ----   ---------
Operating revenues..........................................   751    212      583
                                                              ----   ----   ---------
Operating expenses before depreciation and amortization
  expenses..................................................   551    239      479
Depreciation and amortization expenses......................    85     34       68
                                                              ----   ----   ---------
Operating income (loss).....................................  $115   $(61)    $ 36
                                                              ====   ====   =========
Equity in net income (loss) of unconsolidated wireless
  systems...................................................  $199   $(18)    $(42)
                                                              ----   ----   ---------

(a) Adjusted to present results for the year ended December 31, 1996, as if Telecel had been consolidated and the Company's ownership interest in Telecel had been 51 percent and the Company's 1997 ownership interests in its unconsolidated wireless systems had been the ownership interests during the corresponding periods of 1996.

  International Investment Ownership Increases.

     Actual consolidated international operating results presented in the preceding table for the year ended December 31, 1996, reflect the operations of Europolitan, the Company's 51 percent-owned cellular system in Sweden. On December 31, 1996, the Company consolidated Telecel, its cellular system in Portugal, subsequent to acquiring a 51 percent controlling interest. Accordingly, consolidated international operating results presented in the preceding table for the year ended December 31, 1997, reflect the operations of both Telecel and Europolitan. Operating results for other international markets are reflected in equity in net income (loss) of unconsolidated wireless systems during all periods presented. Since the actual results of operations for each period are not comparable, pro forma results for the year ended December 31, 1996, are included in the preceding table to reflect results as described in footnote (a) to the preceding table.

     International Operations -- 1997 vs. Pro Forma 1996. The increase in operating revenues resulted primarily from an 80% increase in Europolitan and Telecel's combined average subscribers, partially offset by a 25% decrease in Europolitan and Telecel's combined average revenue per customer and unfavorable changes in foreign exchange rates compared to the U.S. Dollar. If foreign exchange rates had remained constant, operating revenues would have increased 46%. Operating margins improved from 6% during 1996 to 15% during 1997, due primarily to substantial subscriber growth and rapidly declining cash cost per customer as Europolitan and Telecel's operations continued to gain operating scale. If foreign exchange rates had remained constant, operating income would have increased 344%.

     Improvement in equity in net income (loss) of unconsolidated wireless systems was due to improved operating results in Europe and Japan. Improved results in these wireless systems resulted primarily from increasing economies of scale and continued subscriber growth, partially offset by overall declines in the average revenue per customer. The most significant contributor to the increase was MMO, where subscribers increased by approximately 53% over 1996. Operating margins improved from 31% to 38% in 1997 due to average cost per customer decreasing faster than average revenue per customer decreased. In addition, the Company recognized certain favorable adjustments resulting from changes in estimates based on the Company's assessment of various tax positions. Improvements were also partially offset by unfavorable movements in all foreign currency exchange rates.

MANAGEMENT'S DISCUSSION & ANALYSIS

CONTINGENCIES

     The Company is party to various legal proceedings, including antitrust litigation. See Note N, "Commitments and Contingencies," to the Consolidated Financial Statements for a detailed discussion.

CONVERSION TO THE EURO

     A new common currency, the "Euro," was introduced on January 1, 1999. The eleven participating European Union ("EU") member countries established fixed conversion rates between their existing currencies and the Euro. The Company has consolidated and equity investments in a number of the participating EU countries: Portugal, Germany, Italy, Spain, and Belgium. The Company also has a consolidated interest in Sweden, which has not yet adopted the Euro. The Euro became available for non-cash transactions as of January 1, 1999. The Euro will be phased in over a transition period culminating on January 1, 2002. The amounts expended by the Company's majority-owned European operations to date for the conversion to the Euro have not been material to the Company's financial position or results of operations. Estimated costs of conversion prior to January 1, 2002, are not available.

     The conversion to the Euro is a critical element in the EU's plan to create one integrated market encompassing the economies of its member states. This could have longer-term competitive implications for the Company's European operations. The Company is currently unable to predict the ultimate financial impact of the conversion on its operations.

YEAR 2000 READINESS

  Issues for AirTouch

     Many of the Company's systems are affected by the year 2000 issue, which refers to the inability of computerized systems and embedded technology to process dates or operate beyond December 31, 1999. The Company has implemented a comprehensive plan to address the year 2000 issue in the mission critical systems of its consolidated markets. Mission critical systems are those whose failure poses a risk of disruption to the Company's ability to provide wireless services, to collect revenues, to meet safety standards, or to comply with legal requirements. These include, among others, systems that constitute the Company's wireless networks, billing systems, and customer care systems.

  State of Readiness

     The Company's plan to address the year 2000 issue consists of five phases:
(1) the complete inventory of all mission critical systems employed in the Company's consolidated markets and the identification of hardware, software, and embedded technology that are affected by the year 2000 issue; (2) analysis and design of (or interaction with third party suppliers regarding) modifications for each affected component; (3) creation and testing of the modifications; (4) implementation of the modifications on a company-wide basis; and (5) testing of the interface between systems. The Company's plan addresses both information technology ("IT") and technology embedded in equipment and other infrastructure.

     The plan is being implemented under the oversight of an executive steering committee that includes the Company's President and Chief Operating Officer and Executive Vice President and Chief Financial Officer. The Company currently employs over 200 full-time contractors and employees implementing the plan. The Company's executive steering committee is regularly updated by an independent consultant who reviews the adequacy of the Company's processes and methodologies for assessing the costs and risks associated with the year 2000 issue and by the Company's internal audit group that independently verifies the project status.

     The Company has completed phases one and two of its plan. It has completed approximately three-quarters of phases three and four and is on target to have them substantially completed by mid-1999. The Company is also conducting phase five work and is on target for substantial completion by mid-1999. If the Company discovers that certain components have not been sufficiently modified, then it will have to repeat phases two through five with respect to such components.

     Based on the current progress of the Company's year 2000 efforts and on the assumption that third parties will meet their commitments, the Company believes that it can prevent serious disruption to the mission critical systems of its consolidated markets.

     The Company is also monitoring the progress of its significant unconsolidated ventures in addressing their mission critical systems through its positions on the governing boards of such entities and, in some cases, through review of the subsidiary's remediation plans.

MANAGEMENT'S DISCUSSION & ANALYSIS

  Dependence on Third Parties

     Much of the technology employed in the Company's mission critical systems was purchased from third parties. The Company is dependent on those third parties to assess the impact of the year 2000 on their technology and to take any necessary corrective action. The Company is monitoring the progress of these third parties and, in selected cases, has reviewed their modification and test plans. The Company has received information for all of its supplied products regarding the impact of the year 2000 issue and the vendors' plans to correct them. The Company is selectively conducting tests to determine whether certain suppliers have accurately assessed and addressed the impact of the year 2000 on their products.

     The ability of the Company to complete its remediation plan and avoid disruption of its service is dependent on its suppliers delivering the necessary modifications to their products by the projected delivery dates.

     Management believes that the original manufacturers of handsets and pagers are primarily liable for failures of such products. Based on representations made by such manufacturers, the Company does not expect significant disruption to its customers as a result of handset or pager failure. However, in the event of such product failures, the Company could experience service revenue loss and incur additional costs to furnish customers with temporary or permanent replacement equipment to prevent further service revenue loss.

     The Company's systems are interconnected with numerous networks and systems operated by third parties, including landline telecommunications networks, long-distance networks, the networks of other wireless service providers, and networks operated by utilities. The operators of these networks are responsible for addressing the year 2000 issue in their own systems. The ability of the Company's systems to operate, including the ability of the Company to provide wireless service, is dependent upon these third party networks and systems being year 2000 compliant. Of this, there can be no assurance.

     The Company has taken an active role with industry groups to develop procedures to test the interconnection among different wireless networks and between certain wireless networks and landline telecommunications networks. A set of successful tests led by the Cellular Telecommunications Industry Association took place at the end of 1998. Additional testing is being conducted during the first half of 1999.

  Costs

     The Company incurred approximately $30 million in incremental consolidated pre-tax expenses through the end of 1998 for the year 2000 program. Prior to 1999, the Company did not comprehensively track non-incremental costs, which consist primarily of time spent on year 2000 efforts by employees not dedicated to the year 2000 project. The Company plans to incur approximately $50 million in total pre-tax expenses in 1999, including incremental and non-incremental, for its remediation and testing of its consolidated mission critical systems. The majority of the remaining expenses will be incurred in the first half of 1999. Additionally, the Company will incur capitalized costs that represent ongoing investments in new systems and system upgrades, the timing of which is being accelerated in order to facilitate year 2000 compliance. These capitalized costs are not expected to have a material impact on the Company's financial position or results of operations. The Company's cost estimate assumes that the Company and its third party suppliers have accurately assessed the compliance of the components and systems for which they are responsible and that they will successfully remediate non-compliant components and systems. Because of the complexity of year 2000 remediation, actual costs may vary from this estimate.

     The Company redeployed employees to address the year 2000 issue resulting in delays of other non-critical IT projects. The costs expected to be incurred in 1999 for these employees are included in the estimated costs. The Company does not expect the delay in these non-critical IT projects to have an adverse effect on its results of operations or financial condition.

  Business Continuity Plans

     The Company's business continuity plan is currently under development for year 2000 issues. The first phase is to analyze mission critical business functions, such as billing and customer care systems, and determine the risks of failure based on the number and complexity of the year 2000 modifications to the systems supporting those functions. The second phase is to prepare and implement alternatives for those business functions that are most susceptible to disruption and the final phase will be to test these alternatives. The Company is currently completing phases one and two and will be in a better position to assess the most reasonably likely worst case scenario and the

MANAGEMENT'S DISCUSSION & ANALYSIS

potential cost of the Company's business continuity plan at the end of these phases, targeted for mid-1999. The Company is also developing processes intended to quickly identify the cause of any disruptions to its mission critical systems in the year 2000. There can be no assurance that these plans will successfully avoid service disruption.

  Risks

     If the Company or its suppliers are unsuccessful in their efforts to correct the Company's mission critical systems or if third parties with whom the Company's systems interconnect do not correct their systems, the Company may experience significant disruption to its operations. This could include the disruption of the Company's ability to provide wireless service and to correctly bill customers, resulting in potential revenue loss and increased costs. Such an outcome could have a material adverse impact on the Company's financial condition or results of operations.

MARKET RISK

  Interest and Foreign Exchange Rate Risks

     The Company is exposed to interest and foreign currency exchange rate risks. In certain cases, the Company enters into derivative financial instrument contracts to manage its exposure to such risks. With respect to foreign currency exchange rate risk, the Company enters into foreign currency forward contracts ("forward contracts") to hedge its net investment in its international wireless systems and to manage risks associated with firm capital commitments denominated in foreign currencies. The Company has used interest rate swaps to convert variable-rate debt to fixed-rate debt or to reduce interest rate risk associated with anticipated future borrowings. At December 31, 1998, the Company did not have any interest rate swaps. The Company does not enter any such arrangements for purposes of trading or speculation. The nature of the Company's market risk exposures and management's objectives and strategies with respect to managing such exposures did not change in 1997 or 1998 and it does not anticipate any changes in the near term.

     The Company uses a statistical modeling technique known as "value-at-risk" ("VAR") to compute required disclosures of the maximum probable loss, within a certain confidence level, in the fair value of its financial instruments subject to interest and foreign currency exchange rate risks. VAR amounts are statistical estimates representing the maximum probable loss in fair value that the Company could incur given a certain confidence level (i.e., with 95% certainty, the value of the instruments included in the VAR model is not likely to decrease more than the VAR amounts in the following table due to movements in the relevant market rates). VAR amounts do not represent actual losses that may be incurred by the Company. Although changes in market rates may adversely impact the fair value of the Company's debt instruments, its risk is reduced since the majority of the Company's existing debt bears interest at fixed rates. Further, potential changes in the fair value of forward contracts, in most cases, will be offset by changes in the fair value of the underlying asset hedged by the forward contract.

     VAR may be calculated using several types of models. The Company uses the "variance/co-variance" model, which calculates VAR based on the actual historical volatility of the related interest and foreign exchange rates and the actual historical correlation of such rates with one another. The Company's calculations were based on the actual correlation of such rates observed during the preceding twelve months, a 95% confidence level, and a one-year holding period for each financial instrument (except for those instruments maturing prior to the end of the one-year holding period). The model was applied to all of the Company's debt instruments, redeemable preferred stock, and forward contracts outstanding at December 31, 1998 and 1997. For VAR calculation purposes, the Company's redeemable preferred stock was considered a debt instrument.

     At December 31, 1997, the Company's financial instruments that were subject to interest or foreign currency exchange rate risks included debt and forward contracts. In 1998 it also included redeemable preferred stock. The fair market value and the related VARs are presented in the following table:

                                                                December 31
                                                              ---------------
                                                               1998     1997
                                                              ------   ------
(Dollars in millions)
FAIR MARKET VALUE
Debt and redeemable preferred stock (a).....................  $4,611   $1,436
Foreign forward contracts...................................  $    2   $   60
FOREIGN EXCHANGE RATE VAR
Debt and redeemable preferred stock (a).....................  $   13   $   18
Foreign forward contracts...................................  $   55   $   49
INTEREST RATE VAR
Debt and redeemable preferred stock (a).....................  $  431   $   58
Foreign forward contracts...................................  $   25   $   53

(a) Includes redeemable preferred stock only as of December 31, 1998.

MANAGEMENT'S DISCUSSION & ANALYSIS

     The increase in debt and redeemable preferred stock was primarily due to the MediaOne Group merger. The debt was denominated in U.S. Dollars, Swedish Krona, German Deutsche Marks, and Portuguese Escudos. The forward contracts were denominated in German Deutsche Marks, Belgian Francs, Spanish Pesetas, Italian Lira, and Portuguese Escudos (the "Euro" currencies, effective January 1, 1999), Swedish Krona, and Korean Won. The Company liquidated its Japanese Yen denominated debt and forward contracts in 1998. See Note E, "Financial Instruments" for further information on the Company's forward contracts and Note I, "Debt and Credit Facilities," to the Consolidated Financial Statements for further detailed information concerning the Company's debt instruments and credit facilities.

     The average, high, and low VAR values with respect to foreign exchange rate risk and interest rate risk for the Company's debt and redeemable preferred stock and forward contracts held during the past year were:

                                                               For the Year Ended
                                                               December 31, 1998
                                                              --------------------
                                                              Low     Avg    High
                                                              ----   -----   -----
FOREIGN EXCHANGE RATE VAR...................................  $67    $ 72    $ 79
INTEREST RATE VAR...........................................  $50    $198    $456

  Equity Price Risk

     At December 31, 1998, the Company held common stock in QUALCOMM, Inc. and Leap Wireless International, Inc. ("Lwi"). Both companies' common stock is publicly traded in U.S. equity markets and subject to equity price risks. In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," the investments are reported at market value in the Company's financial statements. At December 31, 1998, the investments were valued at $56 million. The same investments at December 31, 1997, would have been valued at $52 million. A 10% decrease in the price of QUALCOMM, Inc. and Lwi stocks would result in a $5.6 million decrease in the fair value of the Company's investment. During the first quarter of 1999, the Company sold all of the Lwi common stock and all of the QUALCOMM, Inc. common stock.

     The Company also holds certain cost-based investments in Mannesmann Arcor, (a German landline telephone company), Globalstar L.P. (a satellite-based wireless communications partnership), a Japanese long distance company, Japanese cellular properties, smaller U.S. cellular properties, and other small investments. At December 31, 1998 and 1997, investments in these entities totaled $147 million and $110 million, respectively, and were reported in "Investments in unconsolidated wireless systems," in the Company's Consolidated Balance Sheets. These investments also expose the Company to risk of loss; however, it is not practical to estimate the fair value of these investments as quoted market prices are not available and alternative information for estimating such fair value is not readily available to the Company. Accordingly, the Company has not provided information concerning sensitivity to relevant market rates for these investments.

LIQUIDITY AND CAPITAL RESOURCES

     The Company defines liquidity as its ability to generate resources to finance business expansion, construct capital assets, and meet its current obligations. The Company requires substantial capital to operate and expand its existing wireless systems, to construct new wireless systems, and to acquire interests in existing wireless systems.

1998 CAPITAL SPENDING, DEBT SERVICE, NET DISTRIBUTION, AND PREFERRED DIVIDEND REQUIREMENTS

     In 1998, the Company made capital expenditures of $1,030 million for additions to property, plant, and equipment, primarily to support customer growth. The Company invested an additional $673 million in its unconsolidated wireless systems to fund the expansion and build-out of cellular and PCS networks and to increase its interest in certain systems. Cash payments for debt service in 1998 were $153 million. The Company also paid $95 million in dividends to holders of its preferred stock and $94 million in net distributions to holders of minority interests of its consolidated wireless systems.

FUNDING OF 1998 CAPITAL SPENDING, DEBT SERVICE, NET DISTRIBUTION, AND PREFERRED DIVIDEND REQUIREMENTS

     Cash flows from operations of $1.9 billion, combined with proceeds from the issuance of common stock pursuant to stock option exercises and net proceeds from other investing and financing activities, were sufficient to fund capital requirements, preferred dividend obligations, and net distributions to minority partners. Cash flow from operations includes distributions of $391 million received from unconsolidated equity investees.

MANAGEMENT'S DISCUSSION & ANALYSIS

FUTURE FUNDING REQUIREMENTS

     The Company will continue to make substantial expenditures to expand its existing wireless business and, potentially, to expand into new markets. Planned 1999 capital expenditures for existing operations are approximately $1.8 billion. This amount does not include expenditures for new investment opportunities.

CONSOLIDATED EXPENDITURES

     The Company plans to incur significant capital expenditures in its consolidated markets to expand its digital wireless networks and maintain its analog networks. Both of the Company's consolidated international cellular operations, Telecel and Europolitan, operate on a digital standard known as GSM. GSM is the prevailing digital standard in Europe. The Company's U.S. cellular consolidated markets operate on the Code Division Multiple Access ("CDMA") digital standard. The Company believes that digital cellular technology offers certain advantages over analog technology, including increased capacity, greater call privacy, superior voice quality, enhanced services, reduced susceptibility to fraud, longer battery life for handsets, and opportunity to provide improved data transmissions. By the end of 1998, a significant portion of U.S. customers' peak time usage was on digital networks, as customers took advantage of its enhanced capabilities.

     Although the Company will invest the majority of its future capital in digital technology, the Company believes that in the United States both analog and digital technologies will coexist until such time that technologies to bridge the different digital standards become widely available. The Company will maintain its analog networks to meet the continued demand for analog service and to allow roaming on its analog networks. Analog networks provide the only common roaming platform currently available throughout the United States.

     At December 31, 1998, the Company was committed to spend $223 million for the acquisition of property, plant, and equipment for its consolidated operations. In addition to these commitments, the Company plans to make additional capital expenditures in 1999 of approximately $1.1 billion to increase the capacity of its consolidated wireless networks. At December 31, 1998, the Company had also committed to spend approximately $100 million for the purchase of cellular handsets, pagers, and other items.

     In February 1999, the Company signed a multi-year $500 million contract with Nortel Networks to expand and upgrade its digital cellular networks. The previously mentioned $1.1 billion plan for consolidated wireless networks includes the anticipated 1999 portion of this contract.

     In addition, the FCC has adopted rules requiring carriers such as the Company to provide customers in the United States with local number portability by November 24, 2002. Local number portability is the ability for customers to retain their telephone numbers should they choose to switch landline or wireless carriers. Providing this functionality will result in additional capital requirements and operating expenses in future years. The Company does not expect these costs to have a material impact on its results of operations or liquidity.

     The Company will also be required to upgrade its wireless networks in the U.S. to provide certain functionality to authorized law enforcement agencies. The FCC has adopted rules requiring wireless carriers to electronically provide "Emergency 911" authorities with the physical location of wireless callers requesting emergency assistance. In addition, the Communications Assistance Law Enforcement Act ("CALEA") will require the Company to provide law enforcement agencies with certain network functionality and other assistance in criminal investigations, including digital wiretapping capabilities. The FCC rules concerning "Emergency 911" services and CALEA both require the responsible government agencies to reimburse the Company for costs incurred to upgrade its networks and to provide ongoing assistance to law enforcement agencies; however, the Company can provide no assurance that all such costs will be recoverable.

UNCONSOLIDATED WIRELESS SYSTEMS

     In 1999, the Company plans to make additional capital contributions of approximately $250 million to certain of its existing U.S. and international unconsolidated wireless systems and to fund the continuing network build-out and operating losses of wireless systems that have not achieved sufficient scale.

     In January 1999, the Company exercised an option to increase its indirect ownership in Omnitel Pronto Italia, S.p.A., from 15.5 percent to 17.8 percent. The Company continually evaluates opportunities to increase its ownership interests in its existing international wireless systems and to acquire interests in new international wireless licenses, either of which could result in incremental capital commitments.

MANAGEMENT'S DISCUSSION & ANALYSIS

OTHER REQUIREMENTS

     In October 1997, the Company's Board of Directors authorized the repurchase of up to $1 billion of AirTouch common and preferred stock. As of December 31, 1998, the Company had repurchased $170 million of its common stock under this program. The Company may continue to buy shares on the open market based on market conditions.

FINANCING SOURCES

     The Company's commercial paper program consists of the sale of discounted notes that are exempt from registration under the Securities Act of 1933. In 1996, the Company's Board of Directors authorized the issuance of commercial paper in amounts necessary to finance the Company's working capital requirements. The amount outstanding under the commercial paper program, together with all indebtedness incurred under the Company's $2 billion long-term revolving credit facility (the "Facility"), may not exceed $2 billion. At December 31, 1998, the amount available for borrowing under the Facility was $1.25 billion.

     The planned merger with Vodafone triggered a "change of control" violation of the Facility's covenants. The agreement has been amended so that "change in control" occurs at the closing of the planned merger. During the first quarter of 1999, the Company and Vodafone were in the process of securing a credit line from a banking syndicate for funding up to $13 billion. Such funding will be used to satisfy the cash portion of the planned merger as well as refinance existing indebtedness, support commercial paper issuance, and provide the combined company with working capital and funding for continued investment and general corporate purposes. Should the planned merger be completed, it is likely that the Facility will be refinanced under this new credit line.

     Other financing sources available to the Company include various forms of debt and equity securities that may be registered with the SEC on Form S-3. At December 31, 1998, the Company had an effective registration statement permitting the issuance of $800 million of securities.

     In addition to these sources, the Company also has access to international capital markets, as evidenced by the Company's issuance of 400 million Deutsche Mark Eurobonds in July 1998. See Note I, "Debt and Credit Facilities" for additional information.

FUNDING OF FUTURE REQUIREMENTS

     The Company anticipates cash flows from operations to be its primary source of funding for capital requirements of its existing operations, debt service, net distributions to minority partners, preferred dividends, and a certain level of share buy-backs through the end of 1999. Cash flow from operations include distributions from unconsolidated equity investees, the timing of which the Company does not always control. Should additional funding be required due to the award of one or more new international cellular licenses, new investment opportunities, higher levels of AirTouch share buy-backs, or other unanticipated events, the Company may raise the required funds through borrowings or public or private sales of debt or equity securities. Such funding may be obtained through borrowings under the Facility; through the Company's commercial paper program; from additional securities; through the issuance of securities in a transaction exempt from registration under the Securities Act of 1933; or a combination of one or more of the foregoing. The Company believes that, in the event of such requirements, it will be able to access the capital markets on terms and in amounts adequate to meet its objectives. However, given the possibility of changes in market conditions or other occurrences, there can be no certainty that such funding will be available in quantities or on terms favorable to the Company.

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

     The Company's Consolidated Financial Statements have been audited by PricewaterhouseCoopers LLP, independent accountants. Management has made available to PricewaterhouseCoopers LLP all of the Company's financial records and related data, as well as the minutes of meetings of the Board of Directors. Furthermore, management believes that all of the representations made to PricewaterhouseCoopers LLP during their audits were valid and appropriate.

INTERNAL CONTROL SYSTEM

     AirTouch Communications, Inc. and its subsidiaries maintain a system of internal controls over financial reporting, one of the purposes of which is to provide reasonable assurance to the Company's management and Board of Directors regarding the preparation of reliable published financial statements. The Audit and Investment Committee of the Board of Directors is responsible for overseeing the Company's financial reporting process on behalf of the Board. During 1998, the Audit and Investment Committee met regularly with management, internal audit, and the independent accountants to review internal controls, accounting, auditing, and financial reporting matters.

     The system of internal controls contains self-monitoring mechanisms and actions are taken to correct deficiencies as they are identified. Even an effective internal control system, no matter how well designed, has inherent limitations - including the possibility of the circumvention or overriding of controls and therefore can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, internal control system effectiveness may vary over time.

     The Company assessed its internal control system in its consolidated operations throughout the year ended December 31, 1998. Criteria for effective internal control over financial reporting described in Internal
Control -- Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") were considered in management's control process assessments. To assess the internal control systems in its unconsolidated partnerships and corporations, management relied on reports issued by the Company's internal audit group and various external public accountants who performed audits of those entities, where such reports were available. Management believes that its overall system of internal control over financial reporting was operating effectively at December 31, 1998.

                                          /s/ Sam Ginn
                                          Chairman and Chief Executive Officer

                                          /s/ Mohan Gyani
                                          Executive Vice President and Chief
                                          Financial Officer

                                          March 1, 1999

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of AirTouch Communications, Inc.:

     In our opinion, the accompanying Consolidated Balance Sheets and the related Consolidated Statements of Income, of Stockholders' Equity, and of Cash Flows present fairly, in all material respects, the financial position of AirTouch Communications, Inc. and subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     Our audits were made for the purpose of forming an opinion on the Consolidated Financial Statements taken as a whole. The Selected Proportionate Financial Data (Proportionate Financial Data) for each of the three years in the period ended December 31, 1998, appearing on page 63 is presented for additional analysis and is not a required part of the basic financial statements. As discussed on page 62, this Proportionate Financial Data has been prepared by the Company to present financial information that, in the opinion of management, is not provided by financial statements prepared in conformity with generally accepted accounting principles. The Proportionate Financial Data reflects selected operating data of the Company's consolidated and unconsolidated investments using the proportionate method of accounting and is not a presentation in accordance with generally accepted accounting principles. Such Proportionate Financial Data for each of the three years in the period ended December 31, 1998, determined on the basis of presentation described on page 62, has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the Consolidated Financial Statements taken as a whole.

/s/ PRICEWATERHOUSECOOPERS LLP

San Francisco, California
March 1, 1999

CONSOLIDATED STATEMENTS OF INCOME

  AirTouch Communications, Inc. and Subsidiaries

                                                              For the Year Ended December 31
                                                              ------------------------------
                                                                1998       1997       1996
                                                              --------   --------   --------
(Dollars in millions, except per share information)
Operating revenues..........................................  $  5,181   $  3,594   $  2,252
                                                              --------   --------   --------
Operating expenses:
Cost of revenues............................................     1,126        846        521
Selling and customer operations expenses....................     1,512        990        705
General, administrative, and other expenses.................       647        503        394
Depreciation and amortization expenses......................       950        549        351
                                                              --------   --------   --------
          Total operating expenses..........................     4,235      2,888      1,971
                                                              --------   --------   --------
Operating income............................................       946        706        281
Equity in net income (loss) of unconsolidated wireless
  systems:
U. S........................................................       (41)         1        151
International...............................................       434        199        (18)
Minority interests in net (income) loss of consolidated
  wireless systems..........................................      (179)      (119)       (95)
Interest:
Expense.....................................................      (145)       (90)       (52)
Income......................................................        23         18         14
Miscellaneous income (expense)..............................         3         (1)        67
                                                              --------   --------   --------
Income before income taxes and preferred dividends..........     1,041        714        348
Income taxes................................................       316        266        149
                                                              --------   --------   --------
Income before preferred dividends...........................       725        448        199
Preferred dividends.........................................       117         54         20
                                                              --------   --------   --------
Net income applicable to common stockholders................  $    608   $    394   $    179
                                                              ========   ========   ========
Net income applicable to common stockholders - per share
  Basic.....................................................  $   1.09   $   0.78   $   0.36
  Diluted...................................................  $   1.07   $   0.78   $   0.36
                                                              --------   --------   --------
Weighted average shares outstanding (in thousands)..........   555,995    503,883    500,051
                                                              --------   --------   --------

   The accompanying Notes are an integral part of the Consolidated Financial
                                  Statements.

CONSOLIDATED BALANCE SHEETS

  AirTouch Communications, Inc. and Subsidiaries

                                                                December 31
                                                              ----------------
(Dollars in millions)                                           1998      1997
                                                              -------   ------
ASSETS
Current assets:
Cash and cash equivalents...................................  $    44   $    1
Accounts receivable (net of allowance for uncollectibles of
  $65 and $44, respectively)................................      724      472
Inventories.................................................      143      106
Other receivables...........................................      225       44
Due from related parties....................................       59       48
Other current assets........................................      120       51
                                                              -------   ------
          Total current assets..............................    1,315      722
Property, plant, and equipment, net.........................    4,049    2,539
Investments in unconsolidated wireless systems..............    3,491    2,068
Intangible assets, net......................................    8,513    3,297
Deferred charges and other noncurrent assets................      185      344
                                                              -------   ------
          Total assets......................................  $17,553   $8,970
                                                              =======   ======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade.....................................  $   493   $  244
Short-term borrowings.......................................       72       --
Current portion of long-term debt...........................       45       57
Other current liabilities...................................      925      675
                                                              -------   ------
          Total current liabilities.........................    1,535      976
Long-term debt..............................................    2,701    1,362
Deferred income taxes.......................................    1,839      711
Deferred credits............................................      152       86
                                                              -------   ------
          Total liabilities.................................    6,227    3,135
                                                              -------   ------
Commitments and contingencies
Minority interests in consolidated wireless systems.........      427      306
Class D and E redeemable preferred stock ($.01 par value;
  1.65 million shares authorized; 1.65 million shares issued
  and outstanding; redemption value $1.65 billion)..........    1,574       --
                                                              -------   ------
Stockholders' equity:
Preferred stock and additional paid-in capital ($.01 par
  value; 48.35 million shares authorized):
Series A (7 million shares authorized, no shares issued or         --       --
  outstanding)..............................................
6.00% Class B Mandatorily Convertible (19 million shares
  authorized; 17.2 million shares issued and outstanding;
  liquidation value of $499)................................      500      500
4.25% Class C Convertible (13 million shares authorized,
  11.0 million shares issued and outstanding; liquidation
  value of $552)............................................      541      541
Common stock and additional paid in-capital ($.01 par value;
  1.1 billion shares authorized, 576.8 million shares issued and 572.4 million shares outstanding [net of 4.3 million
  treasury shares at cost of $207] at December 31, 1998;
  506.1 million shares issued and 505.5 million shares
  outstanding [net of 0.5 million treasury shares at cost of
  $11] at December 31, 1997)................................    7,255    4,079
Retained earnings...........................................    1,023      415
Accumulated other comprehensive income......................        8        1
Deferred compensation.......................................       (2)      (7)
                                                              -------   ------
          Total stockholders' equity........................    9,325    5,529
                                                              -------   ------
          Total liabilities and stockholders' equity........  $17,553   $8,970
                                                              =======   ======

   The accompanying Notes are an integral part of the Consolidated Financial
                                  Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

  AirTouch Communications, Inc. and Subsidiaries

                                             Class B     Class C
                                            Preferred   Preferred                           Accum.
                                              Stock       Stock      Common                  Other
                                               (a)         (a)      Stock (a)   Retained    Compre-   Compre-
                                               and         and         and      Earnings    hensive   hensive   Deferred
(Dollars in millions)                         APIC        APIC        APIC      (Deficit)   Income    Income     Comp.     Total
                                            ---------   ---------   ---------   ---------   -------   -------   --------   ------

December 31, 1995, balances...............    $ --        $ --       $3,882      $ (158)      $44                 $(17)    $3,751
Comprehensive income:
Income before preferred dividends.........                                          199                $199                   199
Other comprehensive income, net of tax:
Foreign currency translation loss.........                                                    (14)      (14)                  (14)
Unrealized holding loss on noncurrent
  available-for-sale securities, net......                                                     (3)       (3)                   (3)
                                                                                                       ----
Other comprehensive income, net of tax:...                                                              (17)
                                                                                                       ----
Comprehensive income (b)..................                                                             $182
                                                                                                       ====
Preferred stock issued....................     500         541                                                              1,041
Preferred stock dividends (a).............                                          (20)                                      (20)
Stock options issued for CCI merger.......                               17                                                    17
Shares issued (c).........................                               90                                                    90
Treasury shares (d).......................                               (2)                                                   (2)
Unearned compensation.....................                                                                         (13)       (13)
Compensation expense......................                                                                          16         16
                                              ---------------------------------------------------                 ---------------
December 31, 1996, balances...............     500         541        3,987          21        27                  (14)     5,062
Comprehensive income:
Income before preferred dividends.........                                          448                $448                   448
Other comprehensive income, net of tax:
Foreign currency translation loss.........                                                    (35)      (35)                  (35)
Unrealized holding gain on noncurrent
  available-for-sale securities, net......                                                      9         9                     9
                                                                                                       ----
Other comprehensive income, net of tax:...                                                              (26)
                                                                                                       ----
Comprehensive income (b)..................                                                             $422
                                                                                                       ====
Preferred stock dividends (a).............                                          (54)                                      (54)
Shares issued (c).........................                               99                                                    99
Treasury shares (d).......................                               (7)                                                   (7)
Unearned compensation.....................                                                                         (14)       (14)
Compensation expense......................                                                                          21         21
                                              ---------------------------------------------------                 ---------------
December 31, 1997, balances...............     500         541        4,079         415         1                   (7)     5,529
Comprehensive income:
Income before preferred dividends.........                                          725                $725                   725
Other comprehensive income, net of tax:
Foreign currency translation gain.........                                                      8         8                     8
Unrealized holding loss on noncurrent
  available-for-sale securities, net......                                                     (1)       (1)                   (1)
                                                                                                       ----
Other comprehensive income, net of tax:...                                                                7
                                                                                                       ----
Comprehensive income (b)..................                                                             $732
                                                                                                       ====
Preferred stock dividends (a).............                                         (117)                                     (117)
Shares issued for acquisitions............                            3,116                                                 3,116
Shares issued (c).........................                              256                                                   256
Treasury shares (d).......................                             (196)                                                 (196)
Unearned compensation.....................                                                                         (34)       (34)
Compensation expense......................                                                                          39         39
                                              ----        ----       ------      ------       ---                 ----     ------
December 31, 1998, balances...............    $500        $541       $7,255      $1,023       $ 8                 $ (2)    $9,325
                                              ====        ====       ======      ======       ===                 ====     ======

(a) See Note J, "Capital Stock" to the Consolidated Financial Statements for additional information.

(b) See Note C, "Comprehensive Income" to the Consolidated Financial Statements for additional information.

(c) Shares issued under incentive and employee benefit programs, including related tax benefits of $38 million, $3 million, and $8 million in 1998, 1997, and 1996, respectively. The 1998 amount includes proceeds from the sale of put options. See Note J, "Capital Stock" and Note L, "Income Taxes" to the Consolidated Financial Statements for additional information.

(d) Treasury share additions from the stock repurchase program and incentive plan forfeitures, net of shares reissued under incentive programs.

   The accompanying Notes are an integral part of the Consolidated Financial
                                  Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

  AirTouch Communications, Inc. and Subsidiaries

                                                              For the Year Ended December 31
                                                              ------------------------------
(Dollars in millions)                                            1998       1997       1996
                                                               --------   --------   --------
Cash flows from operating activities:
Income before preferred dividends...........................  $   725    $   448    $   199
Adjustments to reconcile income before preferred dividends
  for items currently not affecting operating cash flows:
Depreciation, amortization, and other noncash charges.......      985        561        358
Equity in net (income) loss of unconsolidated wireless
  systems...................................................     (393)      (200)      (133)
Distributions received from equity investees................      391        383        140
Minority interests in net income (loss) of consolidated
  wireless systems..........................................      179        119         95
Deferred income tax (benefit) expense.......................       21         75         33
Loss (gain) on sale of assets and telecommunications
  interests.................................................       (1)         2        (60)
Changes in assets and liabilities:
Accounts receivable, net....................................      (82)       (69)        (7)
Other current assets and receivables........................     (190)       (87)        24
Deferred charges and other noncurrent assets................      (51)         9         61
Accounts payable and other current liabilities..............      250         91         26
Deferred credits and other liabilities......................       22          3         39
                                                              -------    -------    -------
Cash flows from operating activities........................    1,856      1,335        775
                                                              -------    -------    -------
Cash flows from investing activities:
Investments in unconsolidated wireless systems..............     (673)      (445)      (857)
Proceeds from sale of wireless systems......................       --         --        131
Additions to property, plant, and equipment.................   (1,030)      (683)      (480)
Proceeds from sale of property, plant, and equipment........       22         16         25
Maturity of available-for-sale securities...................       --          7         11
Other investing activities..................................       25          8         (5)
                                                              -------    -------    -------
Cash flows from investing activities........................   (1,656)    (1,097)    (1,175)
                                                              -------    -------    -------
Cash flows from financing activities:
Proceeds from issuing long-term debt and commercial paper...    2,671        406      2,323
Retirement of long-term debt and commercial paper...........   (2,703)      (627)    (1,991)
Distributions to minority interests of consolidated wireless
  systems...................................................      (97)       (71)       (56)
Contributions from minority interests of consolidated
  wireless systems..........................................        3          5          1
Proceeds from common shares issued..........................      161         90         82
Purchases of common stock...................................     (182)        (7)        (2)
Increase (decrease) in short-term borrowings................       68         --         --
Payment of preferred stock dividends........................      (95)       (54)        (7)
Other financing activities..................................       15         (2)        (4)
                                                              -------    -------    -------
Cash flows from financing activities........................     (159)      (260)       346
                                                              -------    -------    -------
Effect of exchange rate changes on cash and cash
  equivalents...............................................        2         (5)        (1)
Net change in cash and cash equivalents.....................       43        (27)       (55)
Beginning cash and cash equivalents.........................        1         28         83
                                                              -------    -------    -------
Ending cash and cash equivalents............................  $    44    $     1    $    28
                                                              =======    =======    =======
Supplemental information:
Cash payments for:
Interest....................................................  $   153    $   107    $    53
Income taxes................................................  $   232    $   154    $    54
Noncash financing activities:
Preferred stock and options issued for CCI Merger (a).......  $    --    $    --    $ 1,057
Preferred stock and common stock issued for MediaOne Group
  merger(a).................................................  $ 4,478    $    --    $    --
                                                              =======    =======    =======

(a) See Note G, "Partnerships and Acquisitions" for additional information.

   The accompanying Notes are an integral part of the Consolidated Financial
                                  Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

     AirTouch Communications, Inc., along with its subsidiaries, unconsolidated partnerships, and corporations (collectively referred to herein as the "Company"), provide wireless telecommunications services in the United States, Europe, Asia, and North Africa. The Company's business units are AirTouch Cellular, AirTouch Paging, and AirTouch International. These business units provide cellular and paging services. The majority of the Company's revenues are provided by its U.S. cellular operations, AirTouch Cellular.

     The Consolidated Financial Statements include the accounts of the Company, its subsidiaries, and partnerships in which the Company has a direct controlling interest. All significant intercompany balances and transactions have been eliminated.

     In April 1998, the Company completed its acquisition of the U.S. cellular properties of MediaOne Group, Inc. (formerly U S WEST Media Group). Accordingly, the Company began consolidating the results of operations of the U.S. cellular properties acquired. See Note G, "Partnerships and Acquisitions -- MediaOne Group Merger," for further information. The Company also acquired the 25% interest in PrimeCo Personal Communications, Inc. ("PrimeCo") of MediaOne Group, Inc. bringing its interest in PrimeCo to 50%.

     In January 1997, the Company began consolidating the results of operations of Telecel Communicacoes Pessoias, S.A. ("Telecel"), its cellular system in Portugal, after obtaining a controlling interest.

     In August 1996, the Company completed its acquisition of Cellular Communications, Inc. ("CCI"). Prior to the acquisition, the Company used the equity method of accounting to report the results of both CCI and New Par, an equally owned partnership with CCI. Since the merger, CCI and New Par have been consolidated in the Company's Consolidated Financial Statements. See Note G, "Partnerships and Acquisitions -- CCI Merger," for further information.

     In January 1996, the Company sold its vehicle location and fleet tracking services business, AirTouch Teletrac.

     The Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") applicable in the United States. Conformity with GAAP requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash Equivalents

     Cash equivalents are short-term, highly liquid, held-to-maturity investments with original maturities of 90 days or less from the date of purchase.

Inventories

     Inventories are stated at cost or the lower of cost or market. Cost is determined using either the first-in first-out or average method. Market is determined using replacement cost in accordance with industry standards.

Foreign Currency Translation and Transactions

     Results of operations for international investments are translated using average exchange rates during the period, while assets and liabilities are translated using end-of-period rates. The resulting foreign exchange gains or losses are accumulated in the "Cumulative translation adjustment" ("CTA") account, a component of "Accumulated other comprehensive income" in Stockholders' Equity. All gains and losses resulting from foreign currency transactions are included in operations.

Financial Instruments

     Foreign currency and interest rate fluctuations expose the Company to market risks. The Company enters into foreign currency hedging activities to reduce currency exposures to its long-term investments in international wireless systems. The Company hedges a portion of these investments with long-dated forward foreign currency exchange contracts ("forward contracts"). In addition, the Company enters into forward contracts to reduce exposures of firm capital commitments denominated in foreign currencies. The Company also enters into interest rate swap agreements to manage its exposure to fluctuations in interest rates in an effort to minimize its cost of funds. The Company uses swap agreements to effectively convert existing variable rate debt to fixed rate and to reduce the interest rate risk for future borrowings. The Company does not hold or issue financial instruments for trading or speculative purposes.

     Foreign currency hedges. Under a forward contract, the Company exchanges foreign currency for equivalent U.S. Dollars at a specified rate and amount at a stated future date. Gains or losses associated with forward contracts that are considered economic

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

hedges ("qualifying hedges") of net foreign investments are recorded in the CTA account, with a corresponding adjustment to a deferred asset or liability account. Cash flows resulting from such hedges are reported in the Statements of Cash Flows in investing activities. Gains and losses upon termination of net investment hedges are recorded in the CTA account. Gains and losses related to qualifying hedges of firm commitments are deferred and are recognized as adjustments of carrying amounts when the hedged transactions occur. Cash flows resulting from these hedges are reported in the Statements of Cash Flows in the same category as the cash flows from the items being hedged. Gains or losses on forward contracts that do not qualify as hedges are recorded in "Miscellaneous income (expense)" in the Consolidated Statements of Income.

     Interest rate hedges. Under an interest rate swap, the Company exchanges interest payments at specified intervals over a defined term. Interest payments are calculated by reference to the notional amount of the instrument based on the fixed and variable terms of the swap agreement. The Company adjusts interest expense for the net interest received or paid as part of the interest rate swap. The Company amortizes the fair value of forward interest rate swaps used to hedge future borrowings over the term of the related debt when incurred. Cash flows resulting from such hedges are reported in the Statements of Cash Flows in operating activities. Also, gains or losses on termination of interest rate swaps are deferred and amortized over the remaining term of the related debt.

Property, Plant, and Equipment

     The Company records assets of businesses purchased at their fair values on the date of acquisition. All other property, plant, and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful life of the asset. Land is not depreciated. Gains and losses on disposals are included in income at amounts equal to the difference between the net book value of the disposed assets and the proceeds received upon disposal. Expenditures for replacements and betterments are capitalized, while expenditures for maintenance and repairs are charged against earnings as incurred. Assets under construction are not depreciated until placed in service. Interest cost incurred during the construction period is capitalized, as discussed below in "Capitalized Interest."

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

     FCC licenses. The Federal Communications Commission ("FCC") issues cellular licenses that enable U.S. cellular carriers to provide service in specific Cellular Geographic Service Areas. A cellular license is issued conditionally for ten years. Historically, the FCC has routinely granted license renewals to licensees that have complied with applicable rules, policies, and the Communications Act of 1934, as amended. The Company believes it has complied and intends to continue to comply with these standards.

     The Company amortizes FCC licenses for U.S. cellular and paging operations and those acquired through business combinations using the straight-line method over 40 years.

     Other intangible assets. Other intangible assets primarily include international cellular and paging licenses, subscriber lists, and favorable lease agreements. These intangible assets are amortized on a straight-line basis over the lives which the Company expects to be benefited, which range from two to 30 years.

Valuation of Long-Lived Assets

     The Company periodically evaluates the carrying value of long-lived assets and certain identifiable intangibles for impairment, when events and circumstances indicate that the book value of an asset may not be recoverable. An impairment loss is recognized whenever the review demonstrates that the book value of a long-lived asset is not recoverable.

Investments in Unconsolidated Wireless Systems

     The Company uses the equity method to account for investments in all U.S. cellular markets and international markets in which it has significant influence but does not have a direct controlling interest, including those investments in which the Company's ownership percentage may be less than 20%. The Company uses the cost method to account for limited partnership interests and other unconsolidated wireless system investments in which it has a minor interest and does not exercise significant influence.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Earnings Per Share

     Basic earnings per share ("EPS") is calculated as net income applicable to common stockholders divided by the weighted average common shares outstanding. Diluted EPS is calculated as net income applicable to common stockholders divided by the sum of the weighted average common shares outstanding and any common stock equivalents ("CSEs"). CSEs related to stock options, determined using the treasury stock method, had a dilutive impact on EPS for 1998 and no impact on EPS for 1997 or 1996. CSEs related to convertible debt, determined using the "if converted" method, had no impact on EPS for 1998, 1997, or 1996. CSEs related to convertible Class B and Class C preferred stock, also determined using the "if converted" method, had an anti-dilutive impact on earnings per share for 1998, 1997, and 1996, and therefore, were not included in the calculation of diluted earnings per share.


                                                                   December 31, 1998
                                                              ---------------------------
(In millions, except per share amounts)                       Income   Shares   Per Share
---------------------------------------                       ------   ------   ---------
Basic EPS:
Net income applicable to common stockholders................   $608    556.0      $1.09
Effect of Dilutive CSEs:
Stock options...............................................             9.8
                                                               ----    -----      -----
Dilutive EPS:
Net income applicable to common stockholders................   $608    565.8      $1.07
                                                               ====    =====      =====

                                                                   December 31, 1997
                                                              ---------------------------
(In millions, except per share amounts)                       Income   Shares   Per Share
---------------------------------------                       ------   ------   ---------
Basic EPS:
Net income applicable to common stockholders................   $394    503.9      $0.78
Effect of Dilutive CSEs:
Stock options...............................................             3.6
Convertible debt............................................             0.3
                                                               ----    -----      -----
Dilutive EPS:
Net income applicable to common stockholders................   $394    507.8      $0.78
                                                               ====    =====      =====

                                                                   December 31, 1996
                                                              ---------------------------
(In millions, except per share amounts)                       Income   Shares   Per Share
---------------------------------------                       ------   ------   ---------
Basic EPS:
Net income applicable to common stockholders................   $179    500.1      $0.36
Effect of Dilutive CSEs:
Stock options...............................................             1.7
Convertible debt............................................             1.5
                                                               ----    -----      -----
Dilutive EPS:
Net income applicable to common stockholders................   $179    503.3      $0.36
                                                               ====    =====      =====

Capitalized Interest

     The Company capitalizes interest related to the construction of significant additions to property, plant, and equipment and on start-up investments in unconsolidated wireless systems accounted for under the equity method of accounting until their principal operations commence. The Company amortizes these costs over the related assets' estimated useful lives. Total interest incurred was $169 million, $103 million, and $83 million for 1998, 1997, and 1996, respectively, of which $24 million, $13 million, and $31 million was capitalized in 1998, 1997, and 1996, respectively.

Advertising Expense

     The Company primarily expenses advertising costs as incurred. Advertising expense was $270 million in 1998, $178 million in 1997, and $107 million in 1996.

B. ACCOUNTING CHANGES

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires the recognition of all derivatives as either assets or liabilities and the measurement of those instruments at fair value. Consistent with the requirements of the Statement, the Company will adopt SFAS No. 133 effective January 1, 2000. Based on the Company's derivative instruments at December 31, 1998, the implementation of SFAS No. 133 will not have a material impact on the Company's financial position or results of operations.

     In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." SFAS No. 132 requires certain disclosures by employers that sponsor defined benefit pension plans and defined benefit postretirement plans. Effective with the issuance of the 1998 Consolidated Financial Statements, the Company implemented the provisions of SFAS No. 132. The implementation of SFAS No. 132 did not have an impact on the Company's financial position or results of operations. See Note M, "Employee Benefits" for further information.

     Effective with the issuance of its 1998 Consolidated Financial Statements, the Company also implemented the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 establishes standards for reporting information about operating segments in annual

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

financial statements and requires reporting of selected information in interim reports. The implementation of SFAS No. 131 did not have an impact on the Company's financial position or results of operations. See Note Q, "Segment Information" for further information.

     Effective with the issuance of its first quarter 1998 financial statements, the Company implemented the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of financial statements. The implementation of SFAS No. 130 did not have an impact on the Company's financial position or results of operations. See Note C, "Comprehensive Income" and the Company's Consolidated Statements of Stockholders' Equity for further information.

     Effective with the issuance of the 1997 Consolidated Financial Statements, the Company implemented the provisions of SFAS No. 128, "Earnings Per Share." SFAS No. 128 requires the Company to replace the traditional EPS disclosures with a dual presentation of "Basic" and "Diluted" EPS. Implementation of SFAS No. 128 did not have an impact on the Company's financial position or results of operations or on previously reported EPS.

C. COMPREHENSIVE INCOME

     With the issuance of its first quarter 1998 financial statements, the Company implemented the provisions of SFAS No. 130, "Reporting Comprehensive Income." For the Company, comprehensive income includes: income before preferred dividends; unrealized gains (losses) on available-for-sale securities; cumulative translation adjustments; and minimum pension liability adjustments. The Company reported "Comprehensive Income" and "Accumulated other comprehensive income" in its Consolidated Statements of Stockholders' Equity.

     The taxes allocated to each component of "Accumulated other comprehensive income" were:

                                                                          Tax
                                                              Before    Benefit    Net of
(Dollars in millions)                                          Tax     (Expense)    Tax
---------------------                                         ------   ---------   ------
1996
Foreign currency translation loss...........................   $(31)     $ 17       $(14)
Unrealized holding loss on securities.......................     (5)        2         (3)
                                                               ----      ----       ----
Other comprehensive income (a)..............................   $(36)     $ 19       $(17)
                                                               ====      ====       ====
1997
Foreign currency translation loss...........................   $(62)     $ 27       $(35)
Unrealized holding gain on securities.......................     14        (5)         9
                                                               ----      ----       ----
Other comprehensive income (a)..............................   $(48)     $ 22       $(26)
                                                               ====      ====       ====
1998
Foreign currency translation gain...........................   $ 27      $(19)      $  8
Unrealized holding loss on securities.......................     (2)        1         (1)
                                                               ----      ----       ----
Other comprehensive income (a)..............................   $ 25      $(18)      $  7
                                                               ====      ====       ====

---------------
(a) The Company had no significant reclassification adjustments.

     The components of "Accumulated other comprehensive income" were:

                                                        Unrealized
                                                           Gains
                                                        (Losses) on                   Minimum     Accum.
                                                        Available-    Cumulative      Pension     Other
                                                         For-Sale     Translation    Liability    Comp.
(Dollars in millions)                                   Securities    Adjustments   Adjustments   Income
---------------------                                   -----------   -----------   -----------   ------
December 31, 1995, balances...........................      $28          $ 17           $(1)       $44
Foreign currency translation loss.....................                    (14)                     (14)
Unrealized holding loss on securities.................       (3)                                    (3)
                                                            ---          ----           ---        ---
December 31, 1996, balances...........................       25             3            (1)        27
Foreign currency translation loss.....................                    (35)                     (35)
Unrealized holding gain on securities.................        9                                      9
                                                            ---          ----           ---        ---
December 31, 1997, balances...........................       34           (32)           (1)         1
Foreign currency translation gain.....................                      8                        8
Unrealized holding loss on securities.................       (1)                                    (1)
                                                            ---          ----           ---        ---
DECEMBER 31, 1998, BALANCES............................     $33          $(24)          $(1)       $ 8
                                                            ===          ====           ===        ===

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

D. PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment consisted of:

                                                                               December 31
                                                               Lives(Years)  ---------------
(Dollars in millions)                                          Depreciable    1998     1997
---------------------                                          -----------   ------   ------
Land........................................................        --       $   37   $   29
Buildings and leasehold improvements........................      5-50          495      214
Cellular plant and equipment................................      5-15        4,999    2,878
Pagers, paging terminals, and other paging equipment........      3-15          315      303
Other equipment and furniture...............................      2-10          689      542
Construction in progress....................................        --          390      194
                                                                             ------   ------
                                                                              6,925    4,160
Less: accumulated depreciation..............................                  2,876    1,621
                                                                             ------   ------
Property, plant, and equipment, net.........................                 $4,049   $2,539
                                                                             ======   ======

     Related depreciation expense was $653 million, $429 million, and $295 million in 1998, 1997, and 1996, respectively.

E. FINANCIAL INSTRUMENTS

Market Risk Management

     At December 31, 1998 and 1997, the Company held outstanding forward contracts denominated in German Deutsche Marks ("DEM"), Belgian Francs, Spanish Pesetas, Italian Lira, Portuguese Escudos, (the "Euro" currencies, effective January 1, 1999), Swedish Krona, and Korean Won. The Company also held contracts in Japanese Yen at December 31, 1997. These contracts had face amounts totaling $649 million and $814 million at December 31, 1998 and 1997, respectively, with maturities through 2004.

     The Company also enters into interest rate swap agreements to manage its exposure to fluctuations in interest rates in an effort to minimize its cost of funds. The Company uses swap agreements to effectively convert existing variable rate debt to fixed rate and to reduce the interest rate risk for future borrowings. At December 31, 1998 and 1997, the Company was not a party to any interest rate or other swaps.

     In connection with the share repurchase program, the Company sold put options, which give the purchaser the right to sell shares of the Company's common stock to the Company at specified prices. The put option contracts allow the Company to determine the method of settlement. In 1998, the Company received $22.6 million in net proceeds from the sale of put options. At December 31, 1998, there were 3.6 million shares outstanding under put options, with strike prices ranging from $51.39 to $55.86. The contracts mature from May 1999 through February 2000.

Concentration of Credit Risk

     The off-balance-sheet risks in outstanding forward contracts involve the risk of a counterparty not performing under the terms of the contract and the risk associated with changes in market value. The Company monitors its positions, the credit ratings of counterparties, and the level of contracts the Company enters into with any one party. The counterparties to these contracts are major financial institutions. The Company has a policy of entering into contracts with parties that have at least an "AA-" (or equivalent) credit rating as well as other stringent qualifications. Given the high level of credit quality of its derivative counterparties, the Company does not require collateral arrangements. The Company believes the probability of losses from counterparty nonperformance is remote. Any such nonperformance would not have any material adverse impact on the Company's financial position or results of operations. The Company does not have any significant exposure to any individual counterparty.


     Financial instruments that potentially subject the Company to concentrations of credit risk are trade receivables and interest-bearing investments. Due to the large volume and diversity of the Company's customer base, concentrations of credit risk with respect to trade receivables are limited. The Company avoids concentrations of credit risk in its interest-bearing investment portfolio by investing in U.S. government securities. The Company also avoids concentrations of credit risk by limiting other investments in interest-bearing securities to instruments that are highly rated by nationally recognized rating agencies.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Fair Value

                                                                            December 31
                                                           ---------------------------------------------
                                                                   1998                    1997
                                                           ---------------------   ---------------------
                                                           Carrying   Estimated    Carrying   Estimated
(Dollars in millions)                                        Value    Fair Value    Value     Fair Value
---------------------                                      --------   ----------   --------   ----------
Financial assets:
Current assets...........................................   $  109      $  109      $    1      $    1
Noncurrent assets........................................   $   62      $   62      $   61      $   61
Investments at cost......................................   $  147         N/A      $  110         N/A
Forward foreign currency exchange contracts..............   $   20      $    2      $   86      $   60
Financial liabilities:
Current obligations......................................   $  182      $  182      $   57      $   57
Long.term debt, including leases.........................   $2,701      $2,818      $1,362      $1,393
Off-balance-sheet financial instruments..................   $   --      $    4      $   --      $    5
Redeemable preferred stock...............................   $1,574      $1,687      $   --      $   --

N/A -- Not available

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

  Current assets

     Current assets include cash and cash equivalents as well as funds held in escrow. Carrying amounts are a reasonable approximation of fair value due to the short-term character of the items.

  Noncurrent assets

     Investments in shares and warrants of common stock are recorded at quoted market prices.

  Investments at cost

     The fair value of investments at cost are not estimable because quoted market prices are not available. Also, some of these ventures are in the start-up phase; therefore, other valuation techniques are not appropriate. Further, alternative information, which might be pertinent to estimating the fair value of such investments, is not readily available to the Company.

  Forward foreign currency exchange contracts

     Fair value is based on the current market value for similar transactions and is adjusted for the holding period.

  Current obligations

     Carrying amounts are a reasonable approximation of fair value due to the short-term character of the securities and obligations.

  Long-term debt, including leases

     Fair value (for debt issues that are not quoted on an exchange) is estimated using interest rates that are currently available to the Company for issuance of similar debt.

  Off-balance-sheet financial instruments

     Off-balance-sheet financial instruments are guarantees issued by the Company. Fair value is based on estimated fees to enter into similar arrangements. Such guarantees issued by the Company include letters of responsibility and letters of support for various credit facilities and financing activities of certain of its subsidiaries and affiliates. See Note N, "Commitments and Contingencies" for further information.

  Redeemable preferred stock

     Fair value is estimated using interest rates that are currently available to the Company for similar instruments.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

F. INVESTMENTS IN UNCONSOLIDATED WIRELESS SYSTEMS

     The Company's investments in unconsolidated wireless systems consisted of:

                                                                December 31
                                                              ---------------
(Dollars in millions)                                          1998     1997
---------------------                                         ------   ------
Investments at equity.......................................  $3,344   $1,958
Investments at cost.........................................     147      110
                                                              ------   ------
                                                              $3,491   $2,068
                                                              ======   ======


                                                              Percentage
                                                                  of
                                                               Ownership
                                                              December 31
                                                              -----------
                                                              1998   1997
                                                              ----   ----
EQUITY INVESTMENTS
U.S.:
  CMT Partners (California, Texas, Missouri, and Kansas)....  50.0%  50.0%
  Nevada RSA2 Ltd. Partnership (Lander, Nevada).............  50.0%  50.0%
  PrimeCo Personal Communications, L.P. (a).................  50.0%  25.0%
  TOMCOM, L.P. (a)..........................................  35.0%  35.0%
  Centel Cellular Company of Nevada Limited Partnership (Las
     Vegas, Nevada).........................................  27.8%  27.8%
International:
  Cellular Communications India Ltd. (India)................  49.0%  49.0%
  Northstar Paging Holdings Ltd. (Canada)...................  48.5%  48.5%
  Mannesmann Mobilfunk GmbH (Germany).......................  34.8%  34.8%
  Misrfone (Egypt)..........................................  30.0%    --
  Belgacom Mobile (Belgium).................................  25.0%  25.0%
  Globalstar de Mexico, S. de R. L. de C.V. (Mexico) (a)....  24.6%  24.6%
  Globalstar Canada Company (Canada) (a)....................  23.4%  23.4%
  Airtel Movil, S.A. (Spain)................................  21.7%  21.7%
  RPG Cellular Services Limited (India).....................  20.6%  20.0%
  Polkomtel S.A. (Poland)...................................  19.3%  19.3%
  Sistelcom-Telemensaje, S.A. (Spain) (a)...................  17.5%  17.5%
  Omnitel-Pronto Italia, S.p.A. (Italy) (a).................  15.5%  15.5%
  Tokyo Digital Phone Co. (Japan)...........................  15.0%  15.0%
  Kansai Digital Phone Co. (Japan)..........................  13.0%  13.0%
  Central Japan Digital Phone Co. (Japan)...................  13.0%  13.0%
  Shinsegi Mobile Telecommunication Co., Ltd. (South
     Korea).................................................  10.7%  10.7%
  MobiFon SA (Romania)......................................  10.0%  10.0%
COST INVESTMENTS
U.S.:
  GTE Mobilnet of Santa Barbara Limited Partnership.........  10.0%  10.0%
  Globalstar, L.P...........................................   5.2%   5.7%
  Cal-One Cellular Limited Partnership......................   5.6%   5.6%
  Fresno MSA Limited Partnership............................   1.1%   1.1%
International:
  Japan:
     International Digital Communications, Inc..............  10.0%  10.0%
     Digital TU-KA (b)......................................   4.5%   4.5%
  Germany:
     Mannesmann Arcor (a)...................................   3.4%   2.2%

(a) Indirect ownership through a partially owned venture.

(b) Includes the Chugoku, Kyushu, Tohoku, Hokkaido, Hokuriku, and Shikoku regions.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Company had options to purchase additional interests, ranging from 6% to 10%, in several of its international cellular consortia at December 31, 1998. Options to increase its indirect ownership in Omnitel Pronto Italia, S.p.A. from 15.5% to 17.8% were exercised in January 1999. The Company expects to exercise the remaining options in 1999.

     Condensed combined financial information for unconsolidated wireless systems accounted for under the equity method:

                                                           For the Year Ended December 31 (a)
                                                ---------------------------------------------------------
                                                      1998                1997                1996
                                                -----------------   -----------------   -----------------
                                                United    Inter-    United    Inter-    United    Inter-
(Dollars in millions)                           States   national   States   national   States   national
---------------------                           ------   --------   ------   --------   ------   --------
Operating revenues or equity in net income of
  partnership.................................  $1,211   $13,471    $ 899     $8,886    $1,168    $7,419
Operating income (loss).......................  $ (125)  $ 2,638    $(232)    $1,225    $  190    $ (251)
                                                ======   =======    =====     ======    ======    ======
Net income (loss).............................  $ (130)  $ 1,364    $(238)    $  330    $  205    $ (760)
Other partners' and stockholders' share of net
  income (loss)...............................     (99)      900     (243)       107        59      (764)
                                                ------   -------    -----     ------    ------    ------
Company's share of net income (loss)..........     (31)      464        5        223       146         4
Amortization of intangibles and other
  adjustments.................................     (10)      (30)      (4)       (24)        5       (22)
                                                ------   -------    -----     ------    ------    ------
Equity in net income (loss) of unconsolidated
  wireless systems............................  $  (41)  $   434    $   1     $  199    $  151    $  (18)
                                                ======   =======    =====     ======    ======    ======

(a) The results reflect a 50% interest in PrimeCo beginning in April 1998, due to the MediaOne Group acquisition and a 25% interest for results prior to that date. Telecel results are included in 1996 only as the Company began consolidating Telecel's results of operations in January 1997. The results also include operations of CCI and New Par through August 15, 1996.

                                                                           December 31
                                                         -----------------------------------------------
                                                                  1998                     1997
                                                         ----------------------   ----------------------
                                                         United                   United
(Dollars in millions)                                    States   International   States   International
---------------------                                    ------   -------------   ------   -------------
Current assets.........................................  $  294      $3,708       $  249      $1,863
Noncurrent assets......................................   3,368      11,059        3,093       8,271
Current liabilities....................................    (496)     (5,684)        (466)     (4,006)
Noncurrent liabilities and minority interest...........    (418)     (5,827)        (345)     (4,139)
                                                         ------      ------       ------      ------
          Total partners' and stockholders' capital....   2,748       3,256        2,531       1,989
Other partners' and stockholders' share of capital.....   1,449       2,240        1,785       1,349
                                                         ------      ------       ------      ------
Company's share of capital.............................   1,299       1,016          746         640
Goodwill and other intangible items....................     513         516           72         500
                                                         ------      ------       ------      ------
Equity investments in unconsolidated wireless
  systems..............................................  $1,812      $1,532       $  818      $1,140
                                                         ======      ======       ======      ======

     International equity in net income (loss) of unconsolidated wireless systems includes tax benefits of $30 million, $30 million, and $10 million in 1998, 1997, and 1996, respectively. The related tax asset represents future benefits that the entities will receive by deducting the net operating losses from future taxable income. At December 31, 1998 and 1997, the Company's proportionate share of deferred tax assets of its international equity subsidiaries was $138 million and $161 million, respectively. These amounts were offset by related proportionate valuation allowances of $73 million and $84 million, respectively.

     While the Company believes it is more likely than not that the net deferred tax assets will be fully realized, there can be no assurance that this will happen. Certain factors beyond the control of the entities and the Company, such as deteriorating local economic conditions, increasing competition, and changes in tax laws, may affect future timing and amounts of taxable income.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

G. PARTNERSHIPS AND ACQUISITIONS

  MediaOne Group Merger

     In April 1998, the Company completed the acquisition of the U.S. cellular business and the 25% PrimeCo interest of MediaOne Group, Inc. (the "Merger"). The Company issued approximately 59.4 million shares of common stock having a fair market value of $2.9 billion on the date of issuance, approximately $1.6 billion of dividend-bearing preferred stock with a 5.143% coupon, assumed approximately $1.4 billion of debt associated with the acquired businesses, and granted MediaOne Group registration rights with respect to the common stock and preferred stock issued. No cash was acquired or paid in the Merger. In September 1998, MediaOne Group returned approximately 0.1 million shares of common stock as a purchase price adjustment.

     The Merger was accounted for using the purchase method of accounting. There were approximately $2.5 billion of identifiable intangible assets, which primarily included FCC licenses of approximately $2.0 billion and customer lists of approximately $0.4 billion. A deferred income tax liability of approximately $1.0 billion was also recorded. The excess of the aggregate purchase price over the final appraised fair value of the net assets acquired, plus the deferred income tax liability, resulted in total goodwill of approximately $2.5 billion. The identifiable intangible assets are amortized on a straight-line basis over their estimated useful lives. Goodwill is amortized over 40 years.

     The following unaudited pro forma summary presents the Company's consolidated results of operations as if the Merger occurred at the beginning of the respective periods, after giving effect to certain adjustments including amortization of goodwill and identifiable intangible assets, additional equity losses of PrimeCo, increased interest expense for debt assumed in the Merger, deductions for preferred stock dividends, and related income tax effects.

     The unaudited pro forma results were:

                                                               For the Year
                                                                   Ended
                                                                December 31
(Dollars in millions, except per share amounts)                1998     1997
-----------------------------------------------               ------   ------
Operating revenues..........................................  $5,542   $5,034
Net income applicable to common stockholders................  $  570   $  226
Net income applicable to common stockholders - per share
  Basic.....................................................  $ 1.00   $ 0.40
  Diluted...................................................  $ 0.98   $ 0.40

     The pro forma results are not necessarily indicative of those that would have actually occurred had the Merger taken place at the beginning of the periods presented.

CCI MERGER

     In August 1996, the Company acquired the approximately 63% of CCI's outstanding stock that it did not already own for approximately $1.6 billion. The merger consideration consisted of $1.04 billion in AirTouch preferred securities, $393 million in cash, AirTouch stock options valued at approximately $17 million, and the assumption of $217 million of Zero Coupon Convertible Subordinated Notes Due 1999.

     The Company accounted for the merger using the purchase method of accounting and, accordingly, allocated the purchase price to the net assets acquired based on their appraised fair values. The excess of the purchase price over the final appraised fair values of net assets acquired was $1.1 billion. The Company recorded the excess as goodwill and is amortizing it on a straight-line basis over 40 years.

     Had the transaction occurred at the beginning of 1996, the operating revenues, net income applicable to common stockholders, and basic and diluted net income applicable to common stockholders per share would have been $2.7 billion, $125 million, and $0.25 per share, respectively.

H. INTANGIBLE ASSETS

     Intangible assets consisted of:

                                                                December 31
                                                              ---------------
(Dollars in millions)                                          1998     1997
---------------------                                         ------   ------
Goodwill....................................................  $4,705   $1,926
FCC licenses................................................   3,798    1,546
Other.......................................................     663      175
                                                              ------   ------
                                                               9,166    3,647
Less: accumulated amortization..............................     653      350
                                                              ------   ------
Intangible assets, net......................................  $8,513   $3,297
                                                              ======   ======

     Related amortization expense was $297 million, $120 million, and $56 million in 1998, 1997, and 1996, respectively. The $5.5 billion increase in gross intangible assets from 1997 to 1998 resulted from the Merger. See Note G, "Partnerships and Acquisitions" for additional information.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

I. DEBT AND CREDIT FACILITIES

Short-Term Borrowings

     At December 31, 1998, Telecel held short-term borrowings of 7.3 billion Escudos ($43 million) under its revolving credit facilities and commercial paper of 5.0 billion Escudos ($29 million). Borrowings under the credit facilities and commercial paper borrowings bear interest at the Lisbon Interbank Offered Rate ("LISBOR") plus a margin. The effective interest rate of these borrowings was 3.5%. Telecel maintains various revolving credit facilities, which provide for borrowings of up to 10.3 billion Escudos ($60 million). At December 31, 1998, the amount available for borrowing under these revolving credit facilities was
2.9 billion Escudos ($17 million).

Long-Term Debt

     Long-term debt consisted of:

                                                                December 31
                                                              ---------------
(Dollars in millions)                                          1998     1997
---------------------                                         ------   ------
Corporate borrowings:
Revolving credit facility...................................  $  108   $  180
Commercial paper............................................     640       70
Notes, 6.65% due 2008 (a)...................................     499       --
Notes, 7.5% due 2006 (a)....................................     398      398
Notes, 7.125% due 2001......................................     250      250
Notes, 7.0% due 2003........................................     250      250
Notes, 6.35% due 2005.......................................     200       --
Eurobonds, 5.5% due 2008 (a) (b)............................     240       --
Other.......................................................      11       30
Europolitan borrowings......................................     101      148
Telecel borrowings..........................................      15       55
Other foreign currency borrowings...........................      23       23
Capital leases..............................................      11       15
                                                              ------   ------
          Total long-term debt..............................   2,746    1,419
Less: current portion.......................................      45       57
                                                              ------   ------
          Total long-term debt, net.........................  $2,701   $1,362
                                                              ======   ======

(a) Net of discount.

(b) The Company issued 400 million DEM of 5.5% Eurobonds and received net proceeds of 397 million DEM ($223 million).

     At December 31, 1998, annual maturities of long-term debt were:

(Dollars in millions)
1999........................................................  $   45
2000........................................................     856
2001........................................................     253
2002........................................................       2
2003........................................................     250
Thereafter..................................................   1,340
                                                              ------
          Total long-term debt............................... $2,746
                                                              ======

  Corporate Borrowings

     Revolving credit facility. The Company holds a $2 billion multi-currency revolving credit facility (the "Facility") with a syndicate of banks. The Facility expires in July 2000. Borrowings under the Facility are unsecured, bear interest at the London Interbank Offered Rate ("LIBOR") plus a margin, which is based on the Company's debt rating, and are available in U.S. Dollars or selected foreign currencies. However, foreign borrowings may not exceed $300 million under the Facility. The Company pays a commitment fee, based on its credit rating, on the unused portion of the Facility. Borrowings under the Facility in 1998 were denominated in Deutsche Marks and the average balance outstanding was $157 million. At December 31, 1998, the amount outstanding was DEM 179 million ($108 million) and the weighted average Deutsche Mark interest rate was 3.78%. At December 31, 1998, the amount available for borrowing under the Facility was $1.25 billion. Commercial paper borrowings are supported by the Facility and are deducted from the Facility in determining the amount available for borrowing.

     The Facility contains covenants, which, among other restrictions, prohibit the Company with respect to mergers and acquisitions. The planned merger with Vodafone Group Plc ("Vodafone"), see Note P, "Subsequent Event," triggered a "change of control" violation of the Facility's covenants. The agreement has been amended so that "change in control" occurs at the closing of the planned merger. During the first quarter of 1999, the Company and Vodafone were in the process of securing a credit line from a banking syndicate for funding up to $13 billion. Such funding will be used to satisfy the cash portion of the planned merger as well as refinance existing indebtedness, support commercial paper issuance, and provide the combined company with working capital and funding for continued investment and general corporate purposes. Should the planned merger be completed, it is likely that the Facility will be refinanced under this new credit line.

     At December 31, 1998, the Company was in compliance with all of its other debt covenants.

     Commercial paper. The Company's commercial paper program consists of discounted notes that are exempt from registration under the Securities Act of 1933. Under the terms of the program, the total amount outstanding, including all indebtedness incurred under the Facility, may not exceed $2 billion. The Company holds A-2 and P-2 prime commercial paper ratings from Standard and Poor's Corporation and Moody's Investor

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Service, respectively. The agencies may revise or withdraw these ratings at any time. The Company classifies commercial paper borrowings as long-term debt because the Facility supports these borrowings. The 1998 weighted average interest rate of commercial paper borrowings was 5.75% and the average amount outstanding in 1998 was $697 million.

Europolitan Borrowings

     The Company's cellular subsidiary in Sweden, Europolitan Holdings AB, holds borrowings outstanding under two long-term revolving credit facilities. One credit agreement is a 200 million Krona ($25 million) revolving credit facility due in December 1999 ("1999 Revolver"). Borrowings under the 1999 Revolver are collateralized by Europolitan Holdings AB's equity shares in its wholly-owned operating subsidiary. Borrowings under the 1999 Revolver bear interest at the Stockholm Interbank Offered Rate plus a margin. At December 31, 1998, the effective interest rate of the 1999 Revolver was 3.85% and the amount outstanding was 132 million Krona ($16 million).

     The second credit facility is a 1.4 billion Krona ($174 million) multi-currency revolving credit facility (the "Europolitan Revolver") with a syndicate of financial institutions. The Company guarantees the Europolitan Revolver. Borrowings under the Europolitan Revolver bear interest at LIBOR plus a margin and are due in November 2000. At December 31, 1998, the effective interest rate of the Europolitan Revolver was 3.675% and the amount outstanding was 680 million Krona ($85 million). The Company pays a commitment fee on the unused portion of the Europolitan Revolver.

     The planned merger with Vodafone also triggered a "change of control" violation of the Europolitan Revolver because the Company is the guarantor. The agreement has been amended so that "change in control" occurs at the closing of the planned merger.

Telecel Borrowings

     At December 31, 1998, Telecel held bonds due in 1999. The bonds bear interest at LISBOR plus a margin. The interest rate of these bonds was 4.6% and the amount outstanding was 2.5 billion Escudos ($15 million).

J. CAPITAL STOCK

     Changes in equity security shares outstanding were:

                                                               Class B     Class C
                                                              Preferred   Preferred   Common
(In millions)                                                   Stock       Stock     Stock
-------------                                                 ---------   ---------   ------
Shares outstanding at December 31, 1995 (a).................      --          --      498.6
Acquisition of CCI..........................................    17.2        11.1         --
Incentive programs and employee benefits plans..............      --          --        3.8
Treasury stock activity (b).................................      --          --       (0.1)
                                                                ----        ----      -----
Shares outstanding at December 31, 1996 (a).................    17.2        11.1      502.3
Incentive programs and employee benefits plans..............      --          --        3.5
Treasury stock activity (b).................................      --          --       (0.3)
                                                                ----        ----      -----
Shares outstanding at December 31, 1997 (a).................    17.2        11.1      505.5
Acquisition of MediaOne.....................................      --          --       59.4
Acquisitions, other.........................................      --          --        5.2
Incentive programs and employee benefits plans..............      --          --        5.9
Preferred stock conversion..................................      --        (0.1)       0.1
Treasury stock activity (b).................................      --          --       (3.7)
                                                                ----        ----      -----
SHARES OUTSTANDING AT
DECEMBER 31, 1998 (a).......................................    17.2        11.0      572.4
                                                                ====        ====      =====

(a) In addition to the common shares outstanding, a subsidiary of the Company owns 122,960 shares of its common stock; because the accounting treatment for subsidiary-held shares is similar to that for treasury stock, the subsidiary-held shares are not considered outstanding.

(b) Treasury share additions from the stock repurchase program and incentive plan forfeitures, net of shares reissued under incentive programs.

Preferred Stock

Preferred Stock Dividends were:

(Dollars in millions)                                         1998   1997   1996
---------------------                                         ----   ----   ----
Preferred stock:
Class B.....................................................  $ 30   $30    $11
Class C.....................................................    23    24      9
Class D.....................................................    32    --     --
Class E.....................................................    32    --     --
                                                              ----   ---    ---
          Total preferred dividends.........................  $117   $54    $20
                                                              ====   ===    ===

     In connection with the acquisition of CCI described in Note G, the Company's Board of Directors authorized 19 million shares of 6.00% Class B Mandatorily Convertible Preferred Stock, Series 1996 ("Class B Preferred") and 13 million shares of 4.25% Class C Convertible Preferred Stock, Series 1996 ("Class C Preferred"). Holders of Classes B and C Preferred receive cumulative annual dividends of $1.74 and $2.125 per share, respectively, payable quarterly in arrears.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Each share of the Class B Preferred mandatorily converts into Company common stock on August 16, 1999 (or earlier in the case of certain mergers, reorganizations, or asset sales). Each share of Class B Preferred mandatorily converts into between 0.806 and one share of Company common stock, depending on the common stock trading price at the time of conversion. Each Class B Preferred share is also convertible at the option of the holder, at any time, into 0.806 of a share of Company common stock. Class B Preferred shares are not redeemable by the Company.

     In the event of liquidation, whether voluntary or involuntary, the holders of Class B Preferred will receive $29.00 per share and all accrued and unpaid dividends. The holders of Class B Preferred vote together with the common stockholders, on the basis of four-fifths of a vote for each share held.

     The Class C Preferred will mature on August 16, 2016, and the holders will receive $50.00 per share and all accrued and unpaid dividends. Class C Preferred shares are convertible, at the option of the holder, into 1.379 shares of the Company's common stock. After August 16, 1999, the Company may convert the Class C Preferred into shares of its common stock, if the common stock meets certain minimum closing price requirements. After August 16, 2006, the Company may redeem the Class C Preferred for cash or common stock. Therefore, for financial reporting purposes, these shares are not considered to be mandatorily redeemable.

     In the event of liquidation, whether voluntary or involuntary, the holders of Class C Preferred are entitled to receive $50.00 per share and all accrued and unpaid dividends. The holders of Class C Preferred are not entitled to vote unless their dividends are in arrears and unpaid for six quarterly dividend periods, in which case holders may vote for the election of two directors.

Redeemable Preferred Stock

     In connection with the acquisition of the U.S. cellular properties and the additional 25% interest in PrimeCo of MediaOne Group, the Company issued 825,000 shares of 5.143% Class D Cumulative Preferred Stock, Series 1998 ("Class D Preferred") and 825,000 shares of 5.143% Class E Cumulative Preferred Stock, Series 1998 ("Class E Preferred"). These shares do not have any conversion rights.

     Holders of the Classes D and E Preferred receive cumulative annual dividends of $51.43 per share, payable quarterly in arrears. The holders of Classes D and E Preferred have similar voting rights as the holders of Class C Preferred in the event that the Company fails to pay dividends.

     The aggregate redemption value of the Classes D and E Preferred was $1.65 billion. The maturity date of the Class D Preferred is April 6, 2020, and the Company may redeem it, in whole or in part, after April 7, 2018. The maturity date of the Class E Preferred is April 7, 2018, with no early redemption. The redemption price for the Classes D and E Preferred was $1,000 per share and all accrued and unpaid dividends. In the event of the liquidation or dissolution of the Company, holders of the Classes D and E Preferred would receive $1,000 per share and all accrued and unpaid dividends.

     The Classes D and E Preferred were reported on the Consolidated Balance Sheet at their fair values on April 6, 1998, the closing date of the Merger. The difference between the fair value at that date and the redemption value is approximately $77 million. This difference is being amortized and is reported as incremental preferred dividends, using the interest method, over the maturity periods of the Classes D and E Preferred.

Stock Repurchase and Put Options

     In October 1997, the Company's Board of Directors authorized the repurchase of up to $1 billion of Company common and preferred stock. Accordingly, based on market conditions, the Company buys its shares on the open market. As of December 31, 1998, the Company had repurchased 3.2 million common shares under this program for $170 million.

     In connection with the share repurchase program, the Company sold put options, which give the purchaser the right to sell shares of the Company's common stock to the Company at specified prices. The put option contracts allow the Company to determine the method of settlement. In 1998, the Company received $22.6 million in net proceeds from the sale of put options. At December 31, 1998, there were 3.6 million shares outstanding under put options, with strike prices ranging from $51.39 to $55.86. The contracts mature from May 1999 through February 2000.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stockholder Rights Plan

     The Company's stockholder rights plan provides for the distribution to common stockholders of rights to purchase Series A Participating Preferred Stock. These rights are only exercisable in certain circumstances where a party acquires or attempts to acquire 10% or more of the Company's common stock. The rights are not currently exercisable.

K. STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The Company has reserved 56 million shares of common stock for its Long-Term Stock Incentive Plan (the "Plan"). Awards to eligible employees under the Plan may take the form of incentive ("ISOs") or non-qualified ("NSOs") stock options, stock appreciation rights ("SARs"), restricted stock, stock units, or a combination of these forms. The options granted to date have a term of up to ten years and generally vest over three to four years of continuous employment. Some of the options require that certain stock performance conditions be met before vesting.

     The Plan requires that the exercise price equals the fair market value of the stock at the grant date for ISOs and allows the discretion of the Company for NSOs. The exercise price may be paid in cash or stock. The Company may settle SARs in cash or stock at its discretion. The settlement of SARs issued in conjunction with NSOs requires the related unexercised NSOs to be canceled. Restricted stock is held in escrow until the vesting provisions are satisfied, although such shares have full voting and other rights. Stock units represent shares of common stock. Holders of stock units are not required to pay for such units and have no voting or other rights as a stockholder. Although the Company does not currently pay dividends on its common stock, stock units may have dividend rights at the Company's discretion. Settlement of stock unit awards may be in cash, shares, or a combination at the Company's discretion.

     In February 1998, the Company's Board of Directors approved a new restricted stock incentive program for employees not eligible to receive stock options. The program provided for vesting at the earlier of certain targets related to the Company's common stock price or proportionate operating cash flow or March 2, 2005. The Company issued approximately 702,250 shares under this award in March and May of 1998. Shares under this program became vested on January 14, 1999, when the target related to the Company's common stock price was met.

     For the following pro forma disclosures required by SFAS No. 123, "Accounting for Stock Based Compensation," the estimated fair value of options is amortized to expense over the option's vesting period. The Company uses the Black-Scholes option valuation model to estimate the fair value of each option grant on the date of grant. The Black-Scholes model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. The model requires the input of highly subjective assumptions including expected stock price volatility, which is subject to change. For this reason, and because the fair value-based method of accounting established by SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation costs are not necessarily indicative of future costs.

     The following pro forma information has been prepared as if the Company had accounted for its employee stock options using the fair value-based method of accounting established by SFAS No. 123:

                                                               For the Year Ended
                                                                   December 31
(Dollars in millions, except per share amounts)               1998    1997    1996
-----------------------------------------------               -----   -----   -----
Net income applicable to common stockholders:
  As reported...............................................  $ 608   $ 394   $ 179
  Pro forma (a).............................................  $ 536   $ 357   $ 154
Net income applicable to common stockholders - per share
  Basic:
  As reported...............................................  $1.09   $0.78   $0.36
  Pro forma (a).............................................  $0.96   $0.71   $0.31
  Diluted:
  As reported...............................................  $1.07   $0.78   $0.36
  Pro forma (a).............................................  $0.96   $0.71   $0.31

(a) Based on the following assumptions for grants in 1998, 1997, and 1996, respectively: risk-free weighted average interest rates of 5.5%, 6.2%, and 6.0%; volatility factors of the expected market price of the Company's common stock of 30.3%, 29.8%, and 29.0%; and weighted average expected option lives of 4.2 years, 4.9 years, and 4.3 years.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     Total compensation recognized under APB No. 25, "Accounting for Stock Issued to Employees," was $38 million, $21 million, and $11 million for 1998, 1997, and 1996, respectively.

     There were 9 million shares available for future employee awards at December 31, 1998. Summary employee award activity was:

                                           1998                    1997                    1996
                                   ---------------------   ---------------------   ---------------------
                                                Weighted                Weighted                Weighted
                                                Average                 Average                 Average
                                                Exercise                Exercise                Exercise
                                     Shares      Price       Shares      Price       Shares      Price
                                   ----------   --------   ----------   --------   ----------   --------
Outstanding, beginning of year...  21,035,283    $27.07    21,377,935    $27.62    12,618,329    $25.63
Stock options granted............  21,580,104    $50.23     2,746,983    $26.29    10,176,998    $29.48
Restricted stock granted.........     734,718        --        79,237        --       813,210        --
Stock units granted..............       3,965        --       418,333        --        59,532        --
Options exercised................  (3,674,175)   $25.38    (2,018,949)   $22.07      (585,251)   $16.26
Awards forfeited.................  (1,208,026)   $39.74    (1,458,410)   $32.52      (645,387)   $28.61
Restricted stock issued..........    (734,529)       --       (79,397)       --    (1,012,346)       --
Stock units issued...............     (21,043)       --       (30,449)       --       (47,150)       --
                                   --------------------------------------------------------------------
Outstanding, end of year.........  37,716,297    $40.11    21,035,283    $27.07    21,377,935    $27.62
                                   ====================================================================
Options exercisable..............  10,788,871    $26.90     9,053,724    $25.75     5,822,319    $23.27

     Summary information concerning outstanding and exercisable employee stock awards at December 31, 1998, was:

                                    Weighted
                                    Average     Weighted                 Weighted
                                   Remaining    Average                  Average
    Range of          Number      Contractual   Exercise     Number      Exercise
Exercise Prices    Outstanding       Life        Price    Exercisable     Price
---------------    -----------   -----------   --------   -----------   --------
$00.00 - $ 00.00(a)    427,615      8.07 yrs      $00.00            --     $00.00
$17.47 - $ 30.25    13,658,901      4.45 yrs      $25.83     9,622,125     $26.01
$30.50 - $ 48.19     2,543,338      6.57 yrs      $38.50     1,105,497     $33.36
$49.31 - $ 59.85    21,086,443      6.36 yrs      $50.36        61,249     $49.88
                    ----------                              ----------
                    37,716,297                              10,788,871
                    ==========                              ==========

(a) Relates to stock units granted under a fixed plan, which does not require the holders to pay for such units.

     Exercise prices of some options differ from the market price of the stock on the grant date. The following table summarizes options on the grant date using the Black-Scholes model:

                                                    Exercise Price     Exercise Price     Exercise Price
                                                       Equal to         Greater Than        Less Than
                                                   Market Price (a)   Market Price (a)   Market Price (a)
                                                   ----------------   ----------------   ----------------
1998
Options granted..................................     21,580,104                 --            --
Weighted average exercise price..................    $     50.23                 --            --
Weighted average fair value......................    $     16.52                 --            --
1997
Options granted..................................      2,746,983                 --            --
Weighted average exercise price..................    $     26.29                 --            --
Weighted average fair value......................    $      9.59                 --            --
1996
Options granted..................................      8,503,618          1,673,380            --
Weighted average exercise price..................    $     26.13         $    46.52            --
Weighted average fair value......................    $      7.79         $     8.62            --

(a) Represents the closing market price of the Company's common stock as quoted on the grant date.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     In connection with the Company's acquisition of CCI described in Note G, "Partnerships and Acquisition," options to purchase CCI stock were converted into options to purchase 1,924,001 shares of Company common stock (the "CCI Options"). At the time of conversion, the CCI Options had a weighted average exercise price of $20.24 per share and a weighted average fair value of $8.59 per share. There were 197,751 CCI Options outstanding and exercisable at December 31, 1998.

     The Company also has reserved 2.4 million shares of common stock for its Employee Stock Purchase Plan ("ESPP"). The ESPP provides employees with the opportunity to share in the success of the Company by purchasing stock on favorable terms and paying for such purchases through payroll deductions. Stock purchases under the ESPP were 434,522 shares, 580,953 shares, and 429,981 shares for 1998, 1997, and 1996, respectively. The estimated weighted average fair value of the ESPP purchases was $11.94 per share in 1998, $5.88 per share in 1997, and $5.78 per share in 1996. The Company based its estimates on the Black-Scholes model using the following assumptions for 1998, 1997, and 1996, respectively: risk-free weighted average interest rates of 4.8%, 5.5%, and 5.1%, volatility factors of the expected market price of the Company's common stock of 35.7%, 33.9%, and 29.7%, and an expected life of 90 days for each of the three years.

L. INCOME TAXES

     The components of income tax expense for each of the three years ended December 31 were:

(Dollars in millions)                                         1998   1997   1996
---------------------                                         ----   ----   ----
Current:
  Federal...................................................  $178   $ 80   $ 90
  State and other taxes.....................................    64     57     26
  Foreign...................................................    53     54     --
                                                              ------------------
          Total current.....................................   295    191    116
                                                              ------------------
Deferred:
  Federal...................................................   (13)    78     49
  State and other taxes.....................................     4     (8)    --
  Foreign...................................................    30      5    (16)
                                                              ------------------
          Total deferred....................................    21     75     33
                                                              ------------------
          Total income taxes................................  $316   $266   $149
                                                              ==================

     The domestic and foreign components of income (loss) before income taxes and preferred dividends presented below for each of the three years ended December 31, are on a legal entity basis and are not the same as the reporting segments presented in Note Q, "Segment Information".

(Dollars in millions)                                          1998    1997   1996
---------------------                                         ------   ----   ----
U.S. operations.............................................  $  441   $423   $405
International operations....................................     600    291    (57)
                                                              --------------------
Income before income taxes and preferred dividends..........  $1,041   $714   $348
                                                              ====================

     Significant components of the Company's deferred tax liabilities and assets were:

                                                               December 31
                                                              -------------
(Dollars in millions)                                          1998    1997
---------------------                                         ------   ----
Deferred tax liabilities:
  Amortization..............................................  $1,495   $474
  Depreciation..............................................     264    192
  Investments in U.S. partnerships..........................      92     79
  Capitalized interest......................................      25     21
  Unrealized gains..........................................      15     28
  Foreign tax liabilities in consolidated subsidiaries......      13     --
  Other.....................................................       5      7
                                                              ------   ----
          Total.............................................   1,909    801
                                                              ------   ----
Deferred tax assets:
  Accruals deductible when paid.............................      54     22
  Accounts receivable.......................................      19     19
  Currency translation adjustment...........................      15     34
  Other.....................................................       3     33
  Foreign tax benefits in consolidated subsidiaries.........      --     20
                                                              ------   ----
          Total.............................................      91    128
Less: valuation allowance...................................       3      7
                                                              ------   ----
          Total, net........................................      88    121
                                                              ------   ----
          Total deferred taxes recorded in Consolidated
          Balance Sheets....................................  $1,821   $680
                                                              ------   ----
Current.....................................................  $  (18)  $(17)
Noncurrent..................................................   1,839    697
                                                              ------   ----
Net deferred tax liabilities................................  $1,821   $680
                                                              ======   ====

     The Company believes it is more likely than not that it will generate future taxable income sufficient to fully realize future benefits from the net deferred tax assets of $88 million.

     At December 31, 1998, the Company had $7 million in net operating loss carryforwards for foreign tax

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

reporting purposes, substantially all of which may be carried forward indefinitely.

     The differences each year between the statutory federal income tax rate and the effective income tax rate were:

                                                              1998    1997   1996
                                                              -----   ----   ----
Statutory federal income tax rate...........................   35.0%  35.0%  35.0%
Increase (decrease) in taxes resulting from:
     Equity in net income (loss) of certain unconsolidated
      wireless systems......................................  (14.7)  (9.8)  (0.2)
     State income taxes, net of federal tax benefit.........    4.3    4.3    4.3
     Nondeductible amortization.............................    3.7    2.1    3.2
     Tax impact of foreign income...........................    2.3    3.8   (0.9)
     Other..................................................   (0.2)   1.9    1.5
                                                              -----   ----   ----
Effective income tax rate...................................   30.4%  37.3%  42.9%
                                                              =====   ====   ====

     At December 31, 1998, $93 million of deferred tax liabilities, related to $780 million of cumulative unrepatriated earnings from the Company's international interests, were excluded from recognition under SFAS No. 109, "Accounting for Income Taxes," because such earnings are intended to be reinvested indefinitely.

     For the years ended December 31, 1998 and 1997, consolidated net deferred tax liabilities increased $19 million, and decreased $27 million, respectively, due to amounts recorded directly to the CTA account. For the years ended December 31, 1998 and 1997, consolidated net deferred tax liabilities decreased $1 million and increased $5 million, respectively, due to amounts recorded directly to other components of stockholders' equity.

M. EMPLOYEE BENEFITS

Defined Contribution Plan

     The Company sponsors a defined contribution plan (the "Retirement Plan"), which covers substantially all full-time employees. The Company bases its contributions to the Retirement Plan on a percentage of pay and on matching a portion of employee contributions. The related expense was $39 million, $30 million, and $24 million in 1998, 1997, and 1996, respectively.

Defined Benefit Pension Plan and Other Post Retirement Benefits

     The Company maintains defined benefit plans (the "Pension Plans"). Individuals who were employees at December 31, 1986, and transferees from Pacific Telesis Group, receive pension, death, and survivor benefits based on a percentage of their final five-year average pay and years of service. In 1986, the Company discontinued the accrual of service credit for Pension Plan participants. Thus, pension benefits only increase as a participant's compensation increases. The Pension Plans' assets are primarily composed of mutual and index funds.

     The Company provides medical and dental benefits for eligible retired employees and their eligible dependents and also provides life insurance benefits to eligible retired employees (the "Postretirement Plan"). The Company retains the right, subject to existing agreements and applicable legal requirements, to amend or eliminate these postretirement benefits. The accrued postretirement benefit obligation, which is principally unfunded, was recorded in the Company's Consolidated Balance Sheets.

     In 1998, the Merger included the assumption of MediaOne Group's pension and postretirement benefit plans' obligations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The plans' assets and obligations were:

                                                           Defined Benefit     Other Postretirement
                                                            Pension Plans            Benefits
                                                         -------------------   ---------------------
(Dollars in millions)                                    1998    1997   1996   1998    1997    1996
---------------------                                    -----   ----   ----   -----   -----   -----
CHANGES IN BENEFIT OBLIGATION:
Benefit obligation at January 1........................  $  54   $ 52   $ 52   $ 20    $ 13    $ 15
Service cost...........................................     --     --     --      3       2       1
Interest cost..........................................      5      4      4      1       1       1
Amendments.............................................     --     --      1     --       2      --
Actuarial (gain) loss..................................     17      6     --      2       2      (4)
MediaOne Group merger..................................     36     --     --      7      --      --
Benefits paid..........................................     (4)    (8)    (5)    --      --      --
                                                         -----   ----   ----   ----    ----    ----
Benefit obligation at December 31......................  $ 108   $ 54   $ 52   $ 33    $ 20    $ 13
                                                         =====   ====   ====   ====    ====    ====
CHANGES IN PLANS' ASSETS:
Fair value of assets at January 1......................  $ 117   $ 99   $ 90   $ --    $ --    $ --
Actual return on plans' assets.........................     24     22     13     --      --      --
MediaOne Group merger..................................     19     --     --     --      --      --
Employer contributions.................................     --      4      1     --      --      --
                                                         -----   ----   ----   ----    ----    ----
Benefits paid..........................................     (4)    (8)    (5)    --      --      --
                                                         -----   ----   ----   ----    ----    ----
Fair value of assets at December 31....................  $ 156   $117   $ 99   $ --    $ --    $ --
                                                         =====   ====   ====   ====    ====    ====
FUNDED STATUS
Benefit obligation.....................................  $(108)  $(54)  $(52)  $(33)   $(20)   $(13)
Fair value of plans' assets............................    156    117     99     --      --      --
Unrecognized transition obligation (asset).............     (2)    (3)    (4)    --      --      --
Unamortized prior service cost.........................     (1)    (1)    (1)     2       2      --
Unrecognized net actuarial (gain) loss.................    (19)   (23)   (13)    (1)     (3)     (5)
                                                         -----   ----   ----   ----    ----    ----
Prepaid (accrued) benefit cost.........................  $  26   $ 36   $ 29   $(32)   $(21)   $(18)
                                                         =====   ====   ====   ====    ====    ====
WEIGHTED-AVERAGE ACTUARIAL ASSUMPTIONS:
Discount rate:
Net periodic cost......................................    7.0%   7.8%   7.3%   7.0%    7.8%    7.3%
Benefit obligation.....................................    6.5%   7.0%   7.8%   6.5%    7.0%    7.8%
Rate of compensation increase..........................    5.5%   5.5%   5.5%   5.5%    5.5%    5.5%
Expected long-term return on plan assets...............    8.5%   8.5%   8.5%   8.5%    8.5%    8.5%

COMPONENTS OF NET PERIODIC BENEFIT COST:
Service cost...........................................  $   1   $ --   $ --   $  3    $  2    $  1
Interest cost..........................................      5      4      4      2       1       1
Expected return on plans' assets.......................    (10)    (8)    (7)    --      --      --
Amortization of transition obligation (asset)..........     (1)    --     (1)    --      --      --
Amortization of unrecognized prior service cost........     17     --     --      7      --      --
Amortization of unrecognized net (gains) losses........     (1)    --      1     --      --      --
Recognized settlement (gain) loss......................     --      1     --     --      --      --
                                                         -----   ----   ----   ----    ----    ----
Net periodic benefit cost (income).....................  $  11   $ (3)  $ (3)  $ 12    $  3    $  2
                                                         =====   ====   ====   ====    ====    ====

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The estimates of the other postretirement benefits also include an escalation factor for anticipated increases in health care costs. The escalation rate was 7.0% in 1998 and decreases to 5.0% by 2002; it remains at that level thereafter. A one-percentage-point change in health care cost trend rates would have the following effects:

                                                                 1%         1%
(Dollars in millions)                                         Increase   Decrease
---------------------                                         --------   --------
Effect on total service and interest cost components........   $  969    $  (742)
Effect on postretirement benefit obligation.................   $6,372    $(4,938)

N. COMMITMENTS AND CONTINGENCIES

CONTINGENCIES

     The Company is a defendant in various antitrust lawsuits filed in both state and federal courts. In 1993, a class action complaint was filed in Orange County Superior Court. The plaintiffs are alleging price fixing in the Los Angeles cellular market. In 1994, a parallel class action complaint, filed in Orange County Superior Court, was stayed pending the resolution of the 1993 case. In 1997, the Court approved a settlement of the 1993 case. Three plaintiffs have filed an appeal challenging the adequacy of the settlement.

     In 1994, two class action complaints also alleging price fixing were filed against the Company, one in San Diego County Superior Court and one in the U.S. District Court. The state case was dismissed. A settlement of the federal court case was approved on November 28, 1998. Also, in 1994, a class action complaint was filed against the Company in San Francisco County Superior Court alleging price fixing. In 1996, an almost identical class action complaint was filed against the Company in Alameda County Superior Court. The two cases were consolidated and the court approved a settlement of the case in 1998. One plaintiff has filed an appeal. The Company believes that the ultimate outcome of these matters, in the aggregate, will not have a material adverse impact on its financial position or results of operations.

     In July 1998, customers filed a complaint in Sacramento County Superior Court against the Company and other cellular and PCS carriers challenging the legality of certain billing practices and claiming that the practices are not adequately disclosed in the California markets. This case was subsequently dismissed with prejudice. The plaintiffs have filed a notice of appeal. In August 1998, a complaint was filed against PrimeCo, an unconsolidated subsidiary of the Company, in the Cook County Chancery Court. The plaintiffs are challenging the legality of certain billing practices and claiming that the practices are not adequately disclosed. The plaintiffs are seeking an unspecified amount of monetary damages and revisions of PrimeCo's billing practices. Also, in August 1998, a second complaint was filed against PrimeCo in the Cook County Chancery Court alleging certain deficiencies in PrimeCo's network performance. The plaintiffs are seeking an unspecified amount of monetary damages. These cases are in the preliminary phase. The Company is not currently able to assess the impact, if any, of these cases on its financial position or results of operations.

     In December 1998, a complaint was filed against the Company and other cellular service providers in the Sacramento County Superior Court on behalf of all individuals subscribing to service in the Sacramento area. The plaintiffs claim that the defendants conspired to fix prices for cellular services. The plaintiffs are seeking injunctive relief and damages in excess of $100 million. This case is in the preliminary phase and the Company is not currently able to assess the impact, if any, of this case on its financial position or results of operations.

     On January 6, 1999, a class action was filed against the Company in Federal Court for the Central District of California alleging claims under Section 10(b) and 20(a) of the Securities Exchange Act, 15 U.S.C. 78j and 78t and Rule 10b-5. The action was filed on behalf of individuals who sold AirTouch common stock or call options or purchased put options on January 4, 1999. The plaintiffs claim the Company's press release of January 3, 1999, was false and misleading because it confirmed the Company was in merger discussions with Bell Atlantic but did not disclose that it was in discussions with Vodafone. This case is in the preliminary phase and the Company is not currently able to assess the impact, if any, on its financial position or results of operations.

     Bell Atlantic filed an action against the Company on January 15, 1999, in the Federal District Court for the Northern District of California seeking an injunction to void clauses of the TOMCOM, L.P. and PrimeCo partnership agreements which restrict the partners' ability to compete against the partnerships. The Company has filed a counterclaim against Bell Atlantic for violations of the partnership agreements. The case is in the preliminary phase and the Company is not currently able to assess the impact, if any, on its financial position or results of operations.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     The Company is party to various other legal proceedings in the ordinary course of business. The Company believes that the ultimate outcome of these matters will not have a material adverse impact on its financial position or results of operations.

Lease Commitments

     The Company leases various facilities and equipment under noncancelable lease arrangements. Most leases contain renewal options for varying periods. Related rent expense was $107 million, $83 million, and $76 million in 1998, 1997, and 1996, respectively.

     At December 31, 1998, future minimum lease payments under noncancelable operating leases with an initial term of one year or more were:

(Dollars in millions)
---------------------
1999........................................................  $109
2000........................................................    92
2001........................................................    66
2002........................................................    48
2003........................................................    34
Thereafter..................................................   160
                                                              ----
          Total minimum lease payments......................  $509
                                                              ====

Other Commitments

     In the ordinary course of business, the Company has issued letters of responsibility and letters of support for performance guarantees, refundable security deposits, and credit facilities of certain subsidiaries and affiliates providing varying degrees of recourse to the Company. At December 31, 1998, the Company's proportionate share under such arrangements was $223 million. The Company believes it is remote that it will be required to pay under these various arrangements.

     At December 31, 1998, the Company was committed to spend $323 million for the acquisition of property, plant, and equipment and purchases of cellular equipment and other items. In February 1999, the Company signed a multi-year $500 million contract with Nortel Networks to expand and upgrade its digital cellular networks.

O. OTHER CURRENT LIABILITIES

     Other current liabilities consisted of:

                                                              December 31
                                                              -----------
(Dollars in millions)                                         1998   1997
---------------------                                         ----   ----
Accrued liabilities.........................................  $199   $110
Taxes payable...............................................   198     78
Accrued compensation and benefits...........................   154    138
Advanced billing and customer deposits......................   142     77
Interest and dividends payable..............................    86     48
Accrued expenses............................................    64    161
Other accounts payable......................................    48     28
Other.......................................................    34     35
                                                              ----   ----
          Total current liabilities.........................  $925   $675
                                                              ====   ====

P. SUBSEQUENT EVENT

VODAFONE MERGER

     On January 15, 1999, AirTouch Communications and Vodafone announced a definitive agreement to merge. Under the terms of the definitive agreement, which has been unanimously approved by each company's Board of Directors, owners of AirTouch common stock will be entitled to receive five Vodafone ordinary shares in the form of 0.5 of a Vodafone American Depository share and $9.00 in cash, without interest, for each share of AirTouch common stock held at closing, subject to rebalancing between stock and cash under certain circumstances.

     The merger is subject to the approval of the stockholders of Vodafone and AirTouch, customary government and regulatory authority approvals, and the receipt of opinions from tax counsel that the stock portion of the merger consideration will be tax-free to the U.S. holders of AirTouch common stock. The merger is expected to close in the third quarter of 1999.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Q. SEGMENT INFORMATION

     The Company is organized on the basis of geography, products, and services. The Company's segments are strategic business units that offer different products and services in the same geographic location or similar products and services in different geographic locations. Based on management's perspective, the Company's reportable segments are U.S. Cellular Operations, U.S. Paging Operations, and International Operations. U.S. Cellular and U.S. Paging Operations provide wireless telecommunication services in the United States. International Operations provide wireless telecommunication services in Europe, Asia, and North Africa.

     The Company's business segment information was:

                                                  U.S. (a)                     U.S. (b)   Corporate
                                                  Cellular    International     Paging      and           Total
(Dollars in millions)                            Operations    Operations     Operations   Other (c)     Company
---------------------                            ----------   -------------   ----------  ----------     -------
1998
Operating revenues.............................   $ 3,736        $1,024          $419      $   2         $ 5,181
Operating expenses before depreciation and
  amortization.................................     2,185           674           296        130           3,285
Depreciation and amortization expenses.........       748           112            80         10             950
                                                  --------------------------------------------------------------
Operating income (loss)........................       803           238            43       (138)            946
Equity in net income (loss) of unconsolidated
  wireless systems.............................       (41)          434            --         --             393
Minority interests in net income of
  consolidated wireless systems................       (81)          (98)           --         --            (179)
Interest expense...............................       (74)          (19)           (1)       (51)           (145)
Interest income................................        21             2            --         --              23
Other..........................................        (7)            4            --          6               3
                                                  --------------------------------------------------------------
Income before income taxes and preferred
  dividends....................................       621           561            42       (183)          1,041
Income taxes...................................       295            78            19        (76)            316
                                                  --------------------------------------------------------------
Income before preferred dividends..............       326           483            23       (107)            725
Preferred dividends............................        --            --            --        117             117
                                                  --------------------------------------------------------------
Net Income applicable to common stockholders...   $   326        $  483          $ 23      $(224)        $   608
                                                  ==============================================================
Capital expenditures for property, plant, and
  equipment....................................   $   727        $  234          $ 82      $  41         $ 1,084
Investments in unconsolidated wireless
  systems......................................   $ 1,814        $1,636          $ --      $  41         $ 3,491
          Total assets at year end.............   $13,949        $3,104          $477      $  23         $17,553
                                                  --------------------------------------------------------------
1997
Operating revenues (d).........................   $ 2,476        $  751          $369      $  (2)        $ 3,594
Operating expenses before depreciation and
  amortization.................................     1,452           551           261         75           2,339
Depreciation and amortization expenses.........       381            85            74          9             549
                                                  --------------------------------------------------------------
Operating income (loss)........................       643           115            34        (86)            706
Equity in net income (loss) of unconsolidated
  wireless systems.............................         1           199            --         --             200
Minority interests in net income of
  consolidated wireless systems................       (70)          (49)           --         --            (119)
Interest expense...............................       (54)          (24)           (2)       (10)            (90)
Interest income................................        16             2            --         --              18
Other..........................................        (9)            9            --         (1)             (1)
                                                  --------------------------------------------------------------
Income before income taxes and preferred
  dividends....................................       527           252            32        (97)            714
Income taxes...................................       227            42            13        (16)            266
                                                  --------------------------------------------------------------
Income before preferred dividends..............       300           210            19        (81)            448
Preferred dividends............................        --            --            --         54              54
Net Income applicable to common stockholders...   $   300        $  210          $ 19      $(135)        $   394
Capital expenditures for property, plant, and
  equipment....................................   $   466        $  182          $ 67      $  14         $   729
                                                  ==============================================================
Investments in unconsolidated wireless
  systems......................................   $   819        $1,248          $  1      $  --         $ 2,068
          Total assets at year end.............   $ 6,084        $2,489          $470      $ (73)        $ 8,970
                                                  --------------------------------------------------------------


(Table continues on page 50.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                  U.S. (a)                     U.S. (b)   Corporate
                                                  Cellular    International     Paging      and           Total
(Dollars in millions)                            Operations    Operations     Operations   Other (c)     Company
---------------------                            ----------   -------------   ----------  ----------     -------
1996
Operating revenues.............................   $ 1,694        $  212          $343      $   3         $ 2,252
Operating expenses before depreciation and
  amortization.................................     1,055           239           255         71           1,620
Depreciation and amortization expenses.........       240            34            64         13             351
                                                  --------------------------------------------------------------
Operating income (loss)........................       399           (61)           24        (81)            281
Equity in net income (loss) of unconsolidated
  wireless systems.............................       151           (18)           --         --             133
Minority interests in net income of
  consolidated wireless systems................       (71)          (24)           --         --             (95)
Interest expense...............................       (49)          (25)           (2)        24             (52)
Interest income................................         9             3            --          2              14
Other..........................................        (2)           69            (1)         1              67
                                                  --------------------------------------------------------------
Income before income taxes and preferred
  dividends....................................       437           (56)           21        (54)            348
Income taxes...................................       179           (26)            9        (13)            149
                                                  --------------------------------------------------------------
Income before preferred dividends..............       258           (30)           12        (41)            199
Preferred dividends............................        --            --            --         20              20
                                                  --------------------------------------------------------------
Net Income applicable to common stockholders...   $   258        $  (30)         $ 12      $ (61)        $   179
                                                  ==============================================================
Capital expenditures for property, plant, and
  equipment....................................   $   340        $   89          $ 98      $  21         $   548
Investments in unconsolidated wireless
  systems......................................   $   711        $1,281          $ --      $  --         $ 1,992
          Total assets at year end.............   $ 5,636        $2,320          $498      $  70         $ 8,524
                                                  --------------------------------------------------------------


(a) U.S. Cellular Operations include the Company's equity earnings of and investment in PrimeCo.

(b) U.S. Paging Operations, which are wholly owned by the Company, include operations in Canada.

(c) Includes intercompany eliminations, primarily for interest and intercompany accounts receivable and payable.

(d) U.S. Paging Operations' revenues include intercompany sales of $1 million.

     Selected consolidated financial data for the Company's domestic and foreign operations is presented below. Operating revenues represent sales to unaffiliated customers; there were no sales or transfers between domestic and foreign operations. Assets maintained for general corporate purposes are included with U.S. operations.


                                                                 International Operations
                                                            -----------------------------------
                                                  U.S.        Telecel      Europolitan
(Dollars in millions)                          Operations   Portugal (a)     Sweden      Other     Total
---------------------                          ----------   ------------   -----------   ------   -------
1998
Operating revenues...........................   $ 4,157         $641          $383       $   --   $ 5,181
Investments in unconsolidated wireless
  systems....................................   $ 1,855         $ --          $ --       $1,636   $ 3,491
Property, plant, and equipment, net and
  intangible assets, net.....................   $11,714         $450          $396       $    2   $12,562
                                                ---------------------------------------------------------
1997
Operating revenues...........................   $ 2,843         $478          $273       $   --   $ 3,594
Investments in unconsolidated wireless
  systems....................................   $   820         $ (2)         $ --       $1,250   $ 2,068
Property, plant, and equipment, net and
  intangible assets, net.....................   $ 5,134         $321          $374       $    7   $ 5,836
                                                ---------------------------------------------------------
1996
Operating revenues...........................   $ 2,040         $ --          $200       $   12   $ 2,252
Investments in unconsolidated wireless
  systems....................................   $   711         $  4          $ --       $1,277   $ 1,992
Property, plant, and equipment, net and
  intangible assets, net.....................   $ 5,035         $307          $385       $    4   $ 5,731
                                                ---------------------------------------------------------


(a) In December 1996, the Company consolidated Telecel's balance sheet, subsequent to acquiring a controlling interest. Telecel's operating results and cash flows were included beginning in 1997.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

R. QUARTERLY FINANCIAL DATA (UNAUDITED)

(Dollars in millions, except per share amounts)               First   Second (a)   Third    Fourth
-----------------------------------------------               -----   ----------   ------   ------
1998
Operating revenues..........................................  $ 958     $1,348     $1,421   $1,454
Operating income............................................  $ 234     $  286     $  316   $  110
Income before preferred dividends...........................  $ 167     $  180     $  213   $  165
Preferred dividends.........................................  $  14     $   33     $   35   $   35
Net income applicable to common stockholders................  $ 153     $  147     $  178   $  130
Net income applicable to common stockholders - per share:
Basic.......................................................  $0.30     $ 0.26     $ 0.31   $ 0.23
Diluted.....................................................  $0.30     $ 0.25     $ 0.30   $ 0.22

                                                              First   Second   Third   Fourth
                                                              -----   ------   -----   ------
1997
Operating revenues..........................................  $ 836   $ 901    $ 916   $ 941
Operating income............................................  $ 208   $ 199    $ 215   $  84
Income before preferred dividends...........................  $  77   $ 119    $ 141   $ 111
Preferred dividends.........................................  $  13   $  13    $  14   $  14
Net income applicable to common stockholders................  $  64   $ 106    $ 127   $  97
Net income applicable to common stockholders - per share:
Basic.......................................................  $0.13   $0.21    $0.25   $0.19
Diluted.....................................................  $0.13   $0.21    $0.25   $0.19

(a) Operating revenues, operating income, and preferred dividends increased in the second quarter due to the MediaOne Group merger. See Note G, "Partnerships and Acquisitions" for additional information.

SELECTED PROPORTIONATE FINANCIAL DATA

NON GAAP SUPPLEMENTAL PROPORTIONATE FINANCIAL DATA

     The following table is presented on a proportionate basis. Proportionate presentation is not permitted by generally accepted accounting principles ("GAAP") and is not intended to replace the consolidated operating results prepared and presented in accordance with GAAP. However, since significant wireless systems in which the Company has an interest are not consolidated, proportionate information is provided as supplemental data to facilitate a more detailed understanding and assessment of consolidated operating results prepared and presented in accordance with GAAP.

     GAAP requires consolidation of wireless systems controlled by the Company and the equity method of accounting for wireless systems in which the Company has significant influence but not a controlling interest. Proportionate presentation is a pro rata consolidation, which reflects the Company's share of revenues and expenses in both its consolidated and unconsolidated wireless systems. Proportionate results are calculated by multiplying the Company's ownership interest in each wireless system by each system's total operating results, and accordingly should not be compared with GAAP consolidated results of any company.

     Net income under either GAAP or proportionate presentation is the same.

     Proportionately reported amounts include results from the Company's equity investees, which the Company does not control. The Company does not have control over the revenues, expenses or cash flows of its equity investees that are reported in proportionate results and is only entitled to cash from dividends received from these entities. The Company does not own the underlying assets of its equity investees.

     A list of the Company's equity investments and its ownership interests is set forth in Note F, "Investments in Unconsolidated Wireless Systems," to the Company's Consolidated Financial Statements for the year ended December 31, 1998. In the United States, the Company is a joint and equal owner with AT&T in CMT Partners and with Bell Atlantic in PrimeCo, the Company's most significant U.S. equity investments. Internationally, the degree of control of the Company's equity investees varies from venture to venture. Although the Company generally has significant contractual governance rights over these entities, it does not control them. No person owns a majority of any of the Company's international equity investees, with the exception of its investment in Germany, where Mannesmann AG is the majority owner; Italy, where Omnitel Sistemi Radiocellulari Italiani is the indirect majority owner; Belgium, where Belgacom is the majority owner; Romania, where Telesystem International Wireless is the majority owner; and India, where RPG Enterprises is the majority owner. In each of those investees, the Company, or in the case of Italy, the Company's majority-owned venture, has significant contractual rights regarding approval of the business plan, which governs capital investments and use of cash flows.


                                                                 For the Year Ended
                                                                    December 31
                                                              ------------------------
(Dollars in millions)                                          1998     1997     1996
---------------------                                         ------   ------   ------
TOTAL COMPANY (a)
Service and other revenues..................................  $7,204   $4,907   $3,925
Operating expenses before depreciation and amortization
  expenses (b)..............................................   4,506    3,171    2,801
                                                              ------   ------   ------
Operating cash flow (c).....................................   2,698    1,736    1,124
Depreciation and amortization expenses......................   1,319      789      603
                                                              ------   ------   ------
Operating income............................................   1,379      947      521
Interest and other income (expenses)........................    (139)    (106)     (21)
Income taxes................................................    (515)    (393)    (301)
                                                              ------   ------   ------
Income before preferred dividends...........................     725      448      199
Preferred dividends.........................................     117       54       20
                                                              ------   ------   ------
Net income applicable to common stockholders................  $  608   $  394   $  179
                                                              ======   ======   ======
Operating cash flow margin (d)..............................    37.5%    35.4%    28.6%
                                                              ------   ------   ------

See footnotes on page 55.

SELECTED PROPORTIONATE FINANCIAL DATA
(Dollars in millions)

U.S. CELLULAR OPERATIONS
Service and other revenues..................................  $3,524   $2,363   $1,984
                                                              ------   ------   ------
Cost of revenues............................................     364      236      222
Selling and customer operations expenses (b)................   1,341      902      781
General, administrative, and other expenses.................     238      169      160
                                                              ------   ------   ------
Operating cash flow (c).....................................   1,581    1,056      821
Depreciation and amortization expenses......................     747      388      292
Operating income............................................  $  834   $  668   $  529
                                                              ======   ======   ======
Operating cash flow margin (d)..............................    44.9%    44.7%    41.4%
                                                              ------   ------   ------
U.S. PCS OPERATIONS (e)
Service and other revenues..................................  $  177   $   34   $    1
Operating expenses before depreciation and amortization
  expenses (b)..............................................     259      114       41
                                                              ------   ------   ------
Operating cash flow (c).....................................     (82)     (80)     (40)
Depreciation and amortization expenses......................      94       35        6
                                                              ------   ------   ------
Operating income (loss).....................................  $ (176)  $ (115)  $  (46)
                                                              ======   ======   ======
Operating cash flow margin (d)..............................   (46.3)% (235.3)%    N.M.
                                                              ------   ------   ------

INTERNATIONAL OPERATIONS
Service and other revenues..................................  $3,128   $2,181   $1,640
Operating expenses before depreciation and amortization
  expenses (b)..............................................   1,926    1,452    1,319
                                                              ------   ------   ------
Operating cash flow (c).....................................   1,202      729      321
Depreciation and amortization expenses......................     386      283      226
Operating income............................................  $  816   $  446   $   95
                                                              ======   ======   ======
Operating cash flow margin (d)..............................    38.4%    33.4%    19.6%
                                                              ------   ------   ------
U.S. PAGING OPERATIONS (f)
Service and other revenues (g)..............................  $  373   $  330   $  297
Operating expenses before depreciation and amortization
  expenses..................................................     250      222      209
                                                              ------   ------   ------
Operating cash flow (c).....................................     123      108       88
Depreciation and amortization expenses......................      80       74       64
                                                              ------   ------   ------
Operating income............................................  $   43   $   34   $   24
                                                              ======   ======   ======
Operating cash flow margin (d)..............................    33.0%    32.7%    29.6%
                                                              ------   ------   ------

Footnotes:

N.M. Information not meaningful.

(a) Reflects results of systems in which the Company owns an interest, multiplied by the Company's ownership interest, exclusive of cost-based investments and certain equity-based investments that are not material to the information presented.

(b)  Includes net losses on handsets sold.

(c) Operating cash flow is operating income plus depreciation and amortization and is not the same as cash flow from operating activities in the Company's Consolidated Statements of Cash Flows. Proportionate operating cash flow represents the Company's ownership interests in the respective entities' operating cash flows. As such, proportionate operating cash flow does not represent cash available to the Company.

(d) Operating cash flow margin is calculated by dividing "Operating cash flow" by "Service and other revenues."

(e) PCS data relates to PrimeCo Personal Communications, L.P. ("PrimeCo"), a U.S. personal communications services ("PCS") business in which the Company had a 50% interest at December 31, 1998 and a 25% interest at December 31, 1997 and 1996. Operations began in the fourth quarter of 1996.

(f) U.S. Paging Operations are wholly owned by the Company and include operations in Canada, which are not material to the information presented.

(g)  Includes gains and losses on equipment sales.